Form 10KSB40, Exhibit 13
period 1998-12-31
GLB BANCORP INC
filed 1999-03-30
CIK 1054538

                                                                      Exhibit 13


                                      1998
                                  Annual Report

                            [GLB BANCORP, INC. LOGO]

Contents

                      We Believe       |       2
                                       |
                      Who We Are       |       3
                                       |
         Message to Shareholders       |       4
                                       |
                         Lending       |       5
                                       |
                        Deposits       |       7
                                       |
           Selected Consolidated       |
          Financial & Other Data       |       9
                                       |
           Management Discussion       |
                      & Analysis       |       10
                                       |
                      Financials       |       20
                                       |
     Independent Auditors Report       |       46
                                       |
         Shareholder Information       |       47
                                       |
 Board of Directors and Officers       |       26

                                     [PHOTO]


WE BELIEVE IN

SATISFIED CUSTOMERS,  LOCAL DECISION MAKING,
QUALITY SERVICE,   VALUE-ORIENTED PRODUCTS  & TRUST


From $19 Million dollars in assets and 22 employees as Great Lakes Commerce Bank, to over $100 million in assets and nine branches with 56 employees, Great Lakes Bank conducts business with our founding philosophy and principles as our guide. Hometown banking, convenient hours and personal service is what keeps our customers coming back.

Part of what makes Great Lakes Bank so appealing to so many is our local ties. We are one of the few institutions left that are still locally-headquartered. What does this mean to our customers? Quick decision making on loans. This advantage also benefits our small business customers. We are committed to helping the communities we serve.

Trust is one of the most important aspects in choosing a bank. Great Lakes Bank always puts the customer first. Each and every customer is treated like our best customer. Our expert staff takes the time to help them make wise financial choices. They rely on Great Lakes Bank to offer financial services and products they can really use.

WHO WE ARE

GLB Bancorp, Inc. is a bank holding company organized in 1997 with its sole subsidiary being Great Lakes Bank. Through Great Lakes Bank, GLB Bancorp, Inc. provides a focused core of banking services. Great Lakes Bank's lending services focus primarily on secured lending for residential and commercial real estate. With its nine offices in Lake County and one additional branch planned in the fourth quarter of 1999, Great Lakes Bank offers a broad array of deposit products, including checking and savings accounts and certificates of deposits.

On July 18, 1994, Great Lakes Bank became the successor to Great Lakes Commerce Bank, which was chartered as an Ohio banking corporation in April 1957. In July 1994, Great Lakes Commerce Bank had total assets of approximately $19 million and four offices.

By December 1998, Great Lakes Bank had grown to approximately $104 million. Great Lakes Bank is the only commercial bank headquartered in Lake County, Ohio.

GLB Bancorp, Inc. has emphasized growth as can be seen from the above. Future plans call for the acquisition of Geauga Savings Bank which is to be completed by the end of the second quarter of 1999 as well as branch growth in both Lake and Geauga Counties. In addition, greater emphasis will be placed on commercial as well as consumer lending.

With the increase in branches, as well as increased lending, we feel that the communities where our branches are located will be better served. Each branch has or will have its own ATM as well as a drive up facility which adds to customer convenience.

It is the goal of the Bank to have branches across Lake County as well as Geauga County. With this network in place the Bank will have a strong foundation in place to grow, provide profit to its shareholders, and serve the local communities in both counties.

DEAR SHAREHOLDER


[PHOTO]

[GRAPH 1]

[GRAPH 2]

[GRAPH 3]

Fiscal 1998 turned out to be the most gratifying year we have had since Great Lakes Bank was formed in 1994. The Bank became a public company in May of 1998 and raised approximately $17.9 million in additional capital. A new branch office was opened in Mentor on Lakeshore Boulevard by Mentor on the Lake. In addition, we signed a definitive agreement to purchase Geauga Savings Bank which will give us approximately $200 million in total assets and a presence in Geauga County. The merger's regulatory approval is anticipated by midsummer.

Geauga Savings has assets of approximately $115 million and two branch offices, one located in Newbury and the other located in Middlefield. Both will complement our present branch system and we welcome them to our team.

Net income for the year was $672,264 which exceeded last year's net income by approximately 95%. The $17.9 million net of expenses from the public offering helped in obtaining this significant increase in profit. Assets for the year ended at $104 million, up from $67 million at the end of 1997.

It is planned that 1999 will be a continuation of 1998. Our goal is to complete the merger transaction of Geauga Savings Bank by the end of June,1999. Our Main Office, which is located on Center Street in Mentor, will be expanded to accommodate the increased staff required to operate a $200 million Bank. Nine offices, including two which were recently opened, comprise our present bank system. In addition, we are planning a new office in downtown Willoughby by November 1999. By the end of the year, the Bank will have approximately I 00 employees and a total of twelve branch offices.

Most importantly, I attribute the Bank's success to the dedication and accomplishments of our staff and Board of Directors. None of the above would have happened without their help, input and hard work. We have a Great Team.

LENDING

As a community bank, Great Lakes Bank is an active lender in Lake and Geauga Counties. The Bank's overall investment philosophy is to lend as much money as possible in the community within appropriate capital and risk limits.

Great Lakes Bank offers customers a variety of loans. While providing residential, commercial and consumer loans the Bank specializes in real estate lending with a total of 86.9% of total loans being secured by real estate.

The Bank has been an aggressive residential mortgage lender and continues to assist customers who wish to purchase, construct or refinance a home. A total of 46.5% of the Bank's loan portfolio is comprised of 1-4 family mortgages. The past year represented the largest mortgage lending year ever for Great Lakes Bank as customers took advantage of lower interest rates to build, purchase and refinance homes. A total of $29,087,080 in mortgage loans were originated during 1998.

In order to control interest rate risk the Bank is an active seller in the secondary mortgage market. A total of $16,988,949 of mortgage loans were sold during 1998. Although mortgage servicing is usually retained by the Bank to ensure better customer service, fixed rate mortgage loans are generally sold.

As a community bank, Great Lakes Bank also makes "non conforming" mortgage loans that cannot be sold in the secondary market because the loan amount is too large or it doesn't qualify for other reasons such as property type, credit history or documentation requirements.

The Bank, utilizing prudent underwriting criteria will generally make these loans on an adjustable rate basis and keep them in the Bank's portfolio. By following this strategy, the Bank is able to control interest rate risk while still providing customers with mortgage money that may not be available elsewhere.

Construction lending continues to make up a significant portion of the Bank's lending efforts. Great Lakes Bank offers a variety of construction loan products including "construction/permanent" loans to homeowners, residential construction loans to builders, and commercial construction loans to contractors and business owners. The Bank's commitment to construction lending means increased, growth and vitality in the communities the Bank serves as well as profitable, short-term loans that can be converted to mortgages available-for-sale in the secondary market or kept in the Bank's portfolio.

Commercial loans make up 38.3% of the Bank's loan portfolio. The Bank makes loans for the purchase, construction, and refinance of commercial and industrial properties in Lake and Geauga Counties. As noted above, construction loans represent a significant portion of the Bank's overall business. Loans to builders for residential properties and commercial construction loans are both included in the commercial loan category.

During 1998 the Bank's commercial loan portfolio increased by $7,320,661 or 46.4%. In 1998 the Bank made an increased commitment to providing commercial loans by adding two "Business Bankers" who work specifically with existing and prospective commercial customers. The increased emphasis on commercial lending as well as the favorable interest rate environment led to the positive growth in this segment of the loan portfolio.

Great Lakes Bank is also an active consumer lender offering a variety of installment loan products including auto loans, boat financing, savings secured loans, credit cards and second mortgages.

In the area of consumer loans, the Bank has been particularly successful with its "Great Line" product, a home equity line of credit that gives the borrower flexibility and a lower interest rate and provides the Bank with a secure loan that adjusts with market interest rates. During 1998 the Bank began a "teaser rate" promotion for this product to try and increase the use of the Great Line by customers.

With Great Lakes Bank's emphasis on real estate secured lending, delinquencies and charge offs are below industry norms. At December 31, 1998 the Bank had .1% loans delinquent 90 days or more and during 1998 the total amount of net charge offs represented .07% of the Bank's average total loan portfolio. Great Lakes Bank is committed to a conservative, secured approach to lending that will result in continued low charge off rates.

Great Lakes Bank believes that there are significant market opportunities for increased lending within its market area. The Bank will continue to emphasize personal service and flexibility in lending while looking for high quality loans that are properly priced and secured.

                                 [LENDING GRAPH]

DEPOSITS

                                [DEPOSITS GRAPH]

Great Lakes Bank continued to see significant increases in all deposit categories during 1998. Total deposits increased from $52,011,916 to $68,655,126, an increase of 32%.

The "Golden Passbook" account represents the Bank's largest deposit account category comprising 42.8% of total deposits. The "Golden Passbook" offers depositors an attractive rate of interest for a relatively low required minimum balance. The account was immediately successful when it was introduced in 1994 and it remains popular with a wide variety of customers who are looking for a higher rate of interest combined with easy accessibility and liquidity.

The Bank has also had great success in developing commercial checking account business. Great Lakes Bank's commercial checking account offers a simple, inexpensive flat rate service fee for most small businesses instead of the complicated "per transaction" methods used by many financial institutions. Businesses find the account pricing attractive and the flat fee simple to understand and account for. Most importantly, small business customers appreciate the personal service that Great Lakes Bank provides them. During 1998 commercial checking account deposits grew by 42.4%. The Bank sees this account as a source of continuing deposit growth in the future as it continues to build full service relationships with its business customers.

Certificates of deposit also increased during the year, growing by 22.5% in 1998. The Bank offered competitive rates to customers while attempting to ensure that interest rate margins remained in line. Customers responded to the competitive rates and personalized service while the Bank successfully offered additional products such as certificates of deposit to new and existing customers.

Deposit growth at Great Lakes Bank was also generated by the Bank's increased branch network. Newer branches such as Willoughby Hills and Mentor Lakeshore continued to grow while relocated or remodeled offices saw increased deposit activity as customers responded to better locations and more inviting surroundings. The Bank's strategy of a larger branch network also paid off as customers took advantage of the convenience of additional business locations. The provision of drive through lanes and ATMs at all Great Lakes Bank branches added to customer convenience and helped to draw additional deposits as customers sought ways of banking that are no longer available at many other financial institutions.

Despite increased competition for deposit dollars, Great Lakes Bank believes deposits will continue to see growth as customers become more aware of the Bank's commitment to personalized customer service and convenience.

                  SELECTED CONSOLIDATED FINANCIAL & OTHER DATA

The following table summarizes selected consolidated financial information concerning GLB Bancorp at the dates and for the periods indicated. Incorporated in 1997, the GLB Bancorp became the holding company for the Bank in September 1997. The selected financial information for each of the years ended December 31, is derived from audited consolidated financial statements or the accounting records of GLB Bancorp. The information should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

AT OR FOR THE YEARS ENDED DECEMBER 31,                 1998     1997     1996    1995    1994(1)
(Dollars in thousands, except share and per share data)
OPERATING DATA

Interest income                                       $5,844   $4,382   $3,234  $2,498    $757
Interest expense                                       2,439    1,938    1,325   1,014     276
                                                    --------  -------  ------- ------- -------
Net interest income                                    3,405    2,444    1,909   1,484     481
Provision for loan losses                                120       97       77      51       0
                                                    --------  -------  ------- ------- -------
Net interest income after provision for loan losses    3,285    2,347    1,832   1,433     481
Non-interest income                                      707      552      294     250      86
Non-interest expense                                   2,947    2,345    1,904   1,642     896
                                                    --------  -------  ------- ------- -------
Income (loss) before Income taxes                      1,045      554      222      41    (329)
Income tax expense (benefit)
   Federal current                                       233      214       16       4     (20)
   Federal deferred                                      110       (4)      (6)      0      19
   State tax                                              30        0        0       0       0
                                                    --------  -------  ------- ------- -------
Net income (loss)                                       $672     $344     $212     $37  $ (328)
                                                    ========  =======  ======= ======= =======
FINANCIAL CONDITION
Total assets                                        $103,868  $66,631  $54,037 $40,915 $32,550
Cash and cash equivalents                             34,142    7,827   10,329   7,190   9,498
Securities                                             4,810    1,619    1,142   4,305   4,670
Loans receivable - net                                60,330   53,097   38,634  26,045  14,818
Deposits                                              68,655   52,012   42,253  35,678  27,840
Federal Home Loan Bank advances                        9,000    7,500    5,000     -       -
Shareholders' equity                                  25,432    6,428    6,039   4,809   4,222

SHARE INFORMATION (2)
Earnings (loss) per share - basic and diluted           $.44     $.58     $.39    $.07   $(.72)
Book value per share                                   11.92  $ 10.77   $10.18  $ 9.43   $9.28
Weighted average shares outstanding
   Basic                                           1,536,821  595,942  548,089 496,250 455,000
   Diluted                                         1,536,835  595,942  548,089 496,250 455,000
OTHER DATA (3)
Return on average assets                                0.79%    0.58%    0.46%   0.10%      -
Return on average equity                                3.76%    5.52%    3.88%   0.79%      -
Net interest margin                                     4.37%    4.62%    4.72%   4.68%      -
Net interest spread                                     3.06%    3.92%    4.07%   4.02%      -
Allowance for loan losses to total loans                0.80%    0.75%    0.81%   0.91%      -
Nonperforming assets to total assets                    0.05%    0.17%    0.13%   0.00%      -
Shareholders' equity to total average assets           29.95%   10.87%   13.12%  13.13%      -

(1) From July 15, 1994 (inception) to December 31, 1994.

(2) Per share information gives effect for each period to the 2-for-I stock split that occurred on March 17, 1998.

(3) Other Data for the partial year ended December 31, 1994 are not meaningful.

                                                           MANAGEMENT DISCUSSION
                                                                      & ANALYSIS

GLB BANCORP, INC.'S MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GLB Bancorp's principal asset is Great Lakes Bank common stock. Accordingly, GLB Bancorp's results of operations are primarily dependent upon the results of operations of Great Lakes Bank. Great Lakes Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, consumer, and residential purposes.

GLB Bancorp's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its' "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

To a lesser extent, GLB Bancorp's profitability is also affected by such factors as the level of non-interest income and expense, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of service charges, other fees, loan fees, and income from the sale of loans. Non-interest expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

GLB Bancorp's management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of GLB Bancorp for the fiscal years ended December 31, 1998, 1997, and 1996. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented in this annual report.

FORWARD-LOOKING STATEMENTS

This report may contain certain "forward-looking statements". GLB Bancorp desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to all forward-looking statements. The words "believe", "expect", "anticipate", "estimate", "project", and similar expressions are intended to identify forward-looking statements. GLB Bancorp's ability to predict the results or effect of future plans is inherently uncertain. Factors which could affect actual results include interest rate trends, the economic climate in GLB Bancorp's market area and the country, loan delinquency rates, and changes in federal and state regulations. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

ACQUISITION

On November 24, 1998, GLB Bancorp, Inc. and Maple Leaf Financial, Inc. (Maple
Leaf) signed an Agreement of Affiliation and Plan of Merger, which was later amended on December 29, 1998. The Agreement states that GLB Bancorp is to be the acquirer with the anticipated effective date to be sometime in the second quarter of 1999. As of December 31, 1998, Maple Leaf had total assets of $115,145,964. The total consideration to be given for the acquisition is $18,000,000 and 375,000 shares of GLB Bancorp, Inc. common stock. Upon completion of the acquisition, GLB Bancorp, Inc. will account for the transaction as a purchase, in accordance with generally accepted accounting principles.

RESULTS OF OPERATIONS

From the time of Great Lakes Bank's succession to the business of Great Lakes Commerce Bank in July 1994, management has laid the foundation for continued growth in earnings and assets, doing so on a conservative basis intended to improve financial performance over time. During the process of building Great Lakes Bank into a profitable institution, Great Lakes Bank has incurred considerable short-term expense. All but one of Great Lakes Bank's original four offices have been relocated since July 1994, and Great Lakes Bank expects to have nine banking offices in Lake County by the end of the first quarter of 1999, with one additional branch planned in the fourth quarter of 1999. Although branch relocation and expansion has promoted asset and earnings growth, it has also represented substantial near-term costs, most notably facilities and equipment expense and compensation expense. These near-term costs will, in management's opinion, have a long-term benefit for GLB Bancorp and Great Lakes Bank. Branch reconfiguration and de novo branch expansion have been and will be part of Great Lakes Bank's strategy to solidify its position as a leading community bank, capitalizing upon Great Lakes Bank's status as the only commercial bank headquartered in Lake County.

Management's efforts have produced a positive earnings trend with $211,943 for 1996 ($.39 per share, basic and diluted), $343,957 for 1997 ($.58 per share, basic and diluted), and $672,264 for 1998 ($.44 per share, basic and diluted). The improvement each year was primarily the result of growth in the volume of loans, and the corresponding net interest income associated with increased volumes.Also affecting net income was an effective tax rate of 35.7% in 1998, 37.9% in 1997, and 4.51% in 1996.

Basic earnings per share was computed in accordance with Statements of Financial Accounting Standards SFAS No. 128. This calculation was based on 1,536,821, 595,942, and 548,089 weighted average shares outstanding for the periods ended December 31, 1998, 1997, and 1996, respectively. Diluted earnings per share was based on 1,536,835, 595,942, and 548,089 weighted average shares outstanding for the periods ended December 31, 1998, 1997, and 1996, respectively.

                                     [PHOTO]

NET INTEREST INCOME

1998 COMPARED TO 1997. Net interest income was $3,405,182 in 1998, compared to $2,443,766 in 1997, an increase of $961,416, or 39.3%. This increase was caused primarily by an increase in average earning assets of $25.0 million between the years while average interest-bearing liabilities grew by $10.6 million. A significant factor in the increase in net income through the average earning assets in- crease was the investment of the public offering funds in federal funds. These in- vested funds yielded approximately $519,000 in additional interest income for the year. At the same time, Great Lakes Bank's interest rate spread decreased to 3.06% in 1998 from 3.92% in 1997. Great Lakes Bank's net interest margin also decreased in 1998 to 4.37% from 4.62% in 1997.

During the last half of 1998, the Federal Reserve Bank Board reduced the prime lending rate. This reduction caused the banking industry to reduce new loan rates being offered to prospective customers and produced a flurry of refinance activity as the customer saw an opportunity to reduce their monthly mortgage expense. This in turn, caused all interest sensitive monetary instruments to carry lower interest rates. The lowering of rates narrowed the net interest rate spread, since during this rate change, interest-bearing liabilities (savings instruments) naturally moved at a slower pace than interest-earning assets ( loans, federal funds, and securities). Great Lakes Bank was no different than any other bank and saw a decrease in their spread and margin.

1997 COMPARED TO 1996. Net interest income was $2,443,766 in 1997, compared to $1,909,305 in 1996, an increase of $534,461, or 28.0%. This increase was caused primarily by an increase in average earning assets of $12.4 million between the years while average interest-bearing liabilities grew by $10.8 million. At the same time, Great Lakes Bank's interest rate spread decreased to 3.92% in 1997 from 4.07% in 1996. Great Lakes Bank's net interest margin also decreased in 1997 to 4.62% from 4.72% in 1996. However, the decrease in net interest spread and net interest margin was offset by an increase in the volume of net earning assets. Great Lakes Bank's decrease in interest rate spread and net interest margin was primarily a result of an increase in long-term borrowings needed to support increased loan volumes, which borrowings carry a higher interest cost than deposits.

The following table sets forth certain information relating to GLB Bancorp's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans, if any, are included in the net loan category. The yields and costs include fees, premiums, and discounts which are considered adjustments to yields.

AVERAGE BALANCES AND                                1998                            1997                              1996
INTEREST RATES FOR THE
YEARS ENDED DECEMBER 31                           INTEREST                        INTEREST                          INTEREST
                                      AVERAGE      INCOME/    YIELD/   AVERAGE     INCOME/    YIELD/    AVERAGE      INCOME/  YIELD/
                                      BALANCE      EXPENSE    COST     BALANCE     EXPENSE    COST      BALANCE      EXPENSE  COST
INTEREST-EARNING ASSETS:
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed Securities                   $0          $0   0.00%      $24,339       ($619) -2.54%     $41,225      $2,954  7.16%

Loans Receivable:
 Real Estate Mortgage                31,091,390   2,358,880   7.59%   27,004,160   2,087,781   7.73%   18,588,442  1,420,956  7.64%
 Commercial and other                20,830,653   2,015,503   9.68%   16,212,406   1,631,713  10.06%   11,169,811  1,069,009  9.57%
 Consumer                             3,727,614     329,488   8.83%    3,534,530     316,106   8.94%    2,982,556    266,723  8.94%
                                   ------------  ----------  -----  ------------  ----------  -----  ------------ ----------  ----
   Total Loans Receivable            55,649,657   4,703,871   8.45%   46,751,096   4,035,600   8.63%   32,740,809  2,756,688  8.42%

Cash Interest-earning                    23,089       1,302   5.64%       18,294       1,473   8.05%        9,778        512  5.23%
Securities:
   FHLB Stock                           439,386      31,570   7.19%      409,205      29,421   7.19%      106,701      8,738  8.19%
 Securities Held to maturity          1,319,574      74,085   5.61%    1,112,064      69,087   6.21%    2,373,653    185,174  7.80%
 Securities Available-for-sale          817,873      26,625   3.26%            0           0   0.00%            0         0   0.00%
                                   ------------  ----------  -----  ------------  ----------  -----  ------------ ----------  ----
   Total Securities                   2,576,833     132,280   5.13%    1,521,269      98,508   6.48%    2,480,354    193,912  7.82%

Federal Funds                        19,728,901   1,006,676   5.10%    4,576,840     247,079   5.40%    5,170,828    279,733  5.41%
                                   ------------  ----------  -----  ------------  ----------  -----  ------------ ----------  ----
Total Interest-Earning Assets:       77,978,480   5,844,129   7.49%   52,891,838   4,382,041   8.28%   40,442,994  3,233,799  8.00%
                                   ------------  ----------  -----                ----------  -----               ----------  ----
Non-Interest Earning Assets           6,946,846                        6,248,155                        5,595,085
                                   ------------                     ------------                     ------------
   Total  Assets:                   $84,925,326                      $59,139,993                      $46,038,079
                                   ============                     ============                     ============

INTEREST-BEARING LIABILITIES:
-----------------------------------------------------------------------------------------------------------------------------------

Deposits:
   DDA Interest-Bearing              $5,246,101    $117,190   2.23%   $4,372,338     $90,704   2.07%   $3,648,864    $80,312  2.20%
Savings Accounts                     30,261,219   1,137,749   3.76%   24,447,474     898,299   3.67%   21,587,952    771,858  3.58%
Certificates of Deposit              12,011,136     674,832   5.62%    9,229,811     512,833   5.56%    7,085,051    387,788  5.47%
                                   ------------  ----------  -----  ------------  ----------  -----  ------------ ----------  ----
   Total Deposits                    47,518,456   1,929,771   4.06%   38,049,623   1,501,836   3.95%   32,321,867  1,239,958  3.84%
Borrowings                            7,512,097     509,176   6.78%    6,410,417     436,439   6.81%    1,363,636     84,536  6.20%
                                   ------------  ----------  -----  ------------  ----------  -----  ------------ ----------  ----
Total Interest-Bearing Liabilities   55,030,553   2,438,947   4.43%   44,460,040   1,938,275   4.36%   33,685,503  1,324,494  3.93%
                                   ------------  ----------  -----  ------------  ----------  -----  ------------ ----------  ----
Non-Interest Bearing Liabilities     12,001,073                        8,444,677                        6,886,879

Shareholders' Equity                 17,893,700                        6,235,276                        5,465,697
                                   ------------                     ------------                     ------------
Total Liabilities and
Shareholders' Equity                $84,925,326                      $59,139,993                      $46,038,079
                                   ============                     ============                     ============
Net Interest Income and
 Net Interest Rate Spread (1)                    $3,405,182   3.06%               $2,443,766   3.92%              $1,909,305  4.07%
                                                 ==========  =====                ==========  =====               ==========  ====
Net Interest Margin  (2)                                      4.37%                            4.62%                          4.72%
                                                             =====                            =====                           ====
Ratio of Average Interest-Earning Assets
 to Interest-Bearing Liabilities                             91.82%                          118.96%                        120.06%
                                                             =====                           ======                          ======

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

The following table analyzes net interest income in terms of changes in volume and interest rates of interest-earning assets and interest-bearing liabilities during the periods indicated. The table reflects the extent to which changes in interest income and changes in interest expense are attributable to changes in volume (changes in volume multiplied by the prior year rate) and changes in rate (changes in rate multiplied by the prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

RATE/VOLUME ANALYSIS FOR THE YEARS
ENDED DECEMBER 31,                                    1998  VS. 1997                          1997  VS. 1996
                                                 INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO

                                               VOLUME       RATE         TOTAL        VOLUME       RATE       TOTAL

Interest Income attributable to:

   Loans Receivable                          $  750,206    ($81,935)   $  668,271    $1,208,477   $70,435   $1,278,912

   Securities                                    48,154     (14,382)       33,772       (66,108)  (29,296)     (95,404)

   Mortgage-Backed Securities                       619           0           619          (829)   (2,744)      (3,573)

   Federal Funds                                772,386     (12,789)      759,597       (32,137)     (517)     (32,654)

   Cash Interest-earning                          1,194      (1,365)         (171)          594       367          961
                                             ----------   ---------      --------      --------    ------     --------
      Total Interest Income                   1,572,559    (110,471)    1,462,088     1,109,997    38,245    1,148,242

Interest Expense attributable to:

   Deposits                                     383,415      44,520       427,935       225,436    36,442      261,878

   Borrowings                                    74,664      (1,927)       72,737       342,790     9,113      351,903
                                             ----------   ---------      --------      --------    ------     --------
      Total Interest Expense                    458,079      42,593       500,672       568,226    45,555      613,781

Increase (decrease) in Net Interest Income   $1,114,480   ($153,064)   $  961,416    $  541,771   ($7,310)  $  534,461
                                             ==========   =========    ==========    ==========   =======   ==========


PROVISION FOR LOAN LOSSES

1998 COMPARED TO 1997. The provision for loan losses was $120,000 in 1998, compared to $97,000 in 1997, an increase of $23,000, or 23.7%. The increase in the provision for loan losses was principally a result of increased loan volume. Refer to Note 4 of Notes to Consolidated Financial Statements for additional information.

1997 COMPARED TO 1996. The provision for loan losses was $97,000 in 1997, compared to $77,000 in 1996, an increase of $20,000, or 26.0%. The increase in the provision for loan losses was principally a result of increased loan volume. Refer to Note 4 of Notes to Consolidated Financial Statements for additional information.

NON-INTEREST INCOME

1998 COMPARED TO 1997. Total non-interest income was $707,327 in 1998, compared to $551,852 in 1997, an increase of $155,475, or 28.2%. The largest increases were in service charges on demand deposits increasing $25,349, or 17.5% from 1997 to 1998 and increases in gains on sale of loans of $145,817, or 190.4% from 1997 to 1998.

Great Lakes Bank generally does not impose service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks which might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, Great Lakes Bank has not adopted an aggressive fee structure. Deposit growth was generated by developing strong customer relationships, cross-selling relationships to loan customers and obtaining increased growth from branch offices in recent years. The increase in service charges on demand deposits was primarily due to demand deposit growth. Management intends to continue promoting Great Lakes Bank's demand deposit products, particularly non-interest bearing deposit products in order to obtain additional interest-free, lendable funds.

Great Lakes Bank realized a total gain on sale of loans during 1998 of $222,417 and in 1997 of $76,600, representing sale of loans to the Federal Home Loan Mortgage Corporation (FHLMC). In the past, the Bank selectively retained fixed-rate loans in order to increase its loan-to-deposit ratio. Although Great Lakes Bank has retained fixed-rate mortgage loans in its portfolio, fixed-rate loans may be sold in the secondary market to the FHLMC, with 0.25% servicing retained, or on a servicing-released basis to other financial institutions. The proceeds of such sales can be reinvested in additional lending. Management believes that the sale of fixed-rate loans enhance asset/liability management. That is, retention of long-term, fixed-rate mortgage loans in Great Lakes Bank's portfolio during periods of rising interest rates would adversely affect net interest margins, because the cost of liabilities would increase while earnings on assets remained stable.

1997 COMPARED TO 1996. Total non-interest income was $551,852 in 1997, compared to $293,879 in 1996, an increase of $257,973, or 87.8%. The $80,889 increase in loan fee income, an increase of 78.0% for the year, accounted for the largest portion of the increase in other income. The increase in loan fee income was largely attributable to interest points charged by Great Lakes Bank on an increased volume of construction lending during 1997, which amortizes typically within a six- to nine- month period. Other service charges and fees increased $68,156 in the year ended December 31, 1997, an 87.6% increase, principally as a result of new transaction fees imposed by Great Lakes Bank for use of bank ATMs by customers of other financial institutions. Service charges on demand accounts increased $33,959, or 30.7%, due to the growth in Great Lakes Bank's demand deposit accounts ("DDA," or checking) during 1997 and the accompanying growth in account-related fees, such as returned item fees.

NON-INTEREST EXPENSE

1998 COMPARED TO 1997. Total non-interest expense was $2,947,045 in 1998, compared to $2,344,744 in 1997, an increase of $602,301, or 25.7%. The largest component of non-interest expense was professional fees, which increased $156,783, or 216.2%. One of the largest items of professional fees was the auditing and accounting fees incurred in changing from a private to a public company. Amortization of intangibles increased $17,926, or 20.6% as the mortgage servicing rights intangible asset was amortized, largely for the first time this year, as the bank sold numerous fixed rate loans to the Federal Home Loan Mortgage Corporation. Almost all other categories increased from 15% to 39% as a normal progression during a period of continued growth.

1997 COMPARED TO 1996. Total non-interest expense was $2,344,744 in 1997, compared to $1,904,241, an increase of $440,503, or 23.1%. The larger components of non-interest expenses included compensation and related benefits, which increased $219,749, or 23.1%. The increase in compensation and related benefits expense was due principally to increases in staff, higher pension and insurance benefit costs and normal merit raises. The $69,743 increase during 1997 in office occupancy and equipment expense, an 18.7% increase, was attributable in significant part to the remodeling of the Willoughby branch office and the relocation of the Wickliffe branch office in 1997 with office occupancy and equipment expense being shown as net of rental income.

The $56,046, or 93.5%, increase in data processing expense during 1997 reflects normal costs under the agreement entered into in 1995 with Great Lakes Bank's new electronic data processing provider. Great Lakes Bank benefited in 1996 from a one-time, new-customer credit from the current electronic data processing provider.

Franchise taxes payable to the State of Ohio are calculated to the amount of shareholders' equity, and accordingly have increased each year as shareholders' equity has grown. Professional fees increased with additional legal expense incurred in connection with establishment of GLB as the holding company for Great Lakes Bank in 1997. Other operating expenses increased due primarily to asset growth year-to-year. The " deposit base intangible" and goodwill assets that arose out of the July 1994 succession of Great Lakes Bank to the business of Great Lakes Commerce Bank are being amortized over a period of ten years. Refer to Note 6 of Notes to Consolidated Financial Statements for additional information.

FEDERAL INCOME TAXES

1998 COMPARED TO 1997. Federal income tax expense was $373,200 in 1998, compared to $209,917 in 1997. This change was due to the increase in net income as the bank continues to grow. Refer to Note 13 of Notes to Consolidated Financial Statements for additional information.

1997 COMPARED TO 1996. Federal income tax expense was $209,917 in 1997, compared to $10,000 in 1996. During 1996 the Bank recognizing a $76,418 tax benefit from the elimination of a valuation allowance against a deferred tax asset related to net operating loss carry forwards that were used in the 1996 tax return. Refer to Note 13 of Notes to Consolidated Financial Statements for additional information.

FINANCIAL CONDITION

GLB Bancorp's total assets were $103,868,013 at December 31, 1998, compared to $66,631,007 at December 31, 1997, an increase of $37,237,006, or 55.9%. This increase was primarily the result of an infusion of capital of $17.9 million due to the public offering completed in May 1998. In addition, Great Lakes Bank experienced a $16,643,210, or 32.0% increase in deposits with continuing customer interest in the passbook savings and business checking products. These new deposits funds were used to fund a net increase of $7,233,010, or 13.6% in loan growth. The majority of the public funds were invested in federal funds sold and available-for-sale securities. Great Lakes Bank also sold it's Willoughby Hills branch building in 1998 at a gain of $118,804 in a sale/leaseback option transaction with the gain recognized ratably over the life of the lease increasing other liabilities with this deferred gain recognition.

CAPITAL

Shareholders' equity was $25,431,652 at December 31, 1998 and $6,428,213 at December 31, 1997, an increase of $19,003,439, or 295.6%. This increase is due primarily to GLB Bancorp's initial public offering completed in May 1998. This capital raised increased common stock and paid-in capital, as well as increasing net income with the earnings generated from the investment of those funds in federal funds and available-for-sale securities.

As of December 31, 1998, Great Lakes Bank was in compliance with applicable regulatory capital requirements, as shown in the following table:

                                      MINIMUM
(DOLLARS IN THOUSANDS AT YEAR-END)    REQUIRED      1998      1997

Tier 1 capital (1)                                 $8,097    $5,937

Total capital (2)                                   8,580     6,340

Tier 1 capital ratio                    4.00%       14.70%    12.96%

Total capital ratio (2)                 8.00%       15.58%    13.84%

Leverage ratio (3)                      3.00+       11.10%    10.12%


(1) As set forth in guidelines issued by the U.S. federal bank regulators.

(2) Total capital includes Tier 1 and Tier 2.

(3) Tier capital divided by adjusted average assets.

Based on capital levels at December 31, 1998, Great Lakes Bank qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions. It is GLB's intention to operate Great Lakes Bank as a well-capitalized institution within the meaning of applicable regulatory definitions. However, Great Lakes Bank could from time to time fall below the highest level.

LIQUIDITY

Like other financial institutions, Great Lakes Bank must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Control of cash flow requires that Great Lakes Bank anticipate deposit flows and loan payments. The primary source of funds are deposits, principal and interest payments on loans, proceeds of loan sales, federal funds and FHLB borrowings. These funds are used principally to originate loans.

At December 31, 1998, certificates of deposit represented 19.6% of total deposits, while DDA (checking accounts) represented 29.2% and savings accounts 51.2%. Of the total $13.5 million certificates of deposits at December 31, 1998, certificates totaling $8.2 million will mature in 1999, and certificates totaling $4.5 million will mature in 2000. Together, these figures represent 93.9% of the total certificates of deposit at December 31, 1998. Management believes that, consistent with experience, the majority of maturing certificates of deposits will be renewed at market rates of interest. Golden Passbook accounts, which provide for a higher return than a regular passbook account, accounted for $29.4 million, or approximately 42.8%, of deposits at December 31, 1998.

Great Lakes Bank has used advances from the FHLB of Cincinnati as a source of funds for its lending activity. The amount that may be obtained in the form of advances from the FHLB is determined by a formula on a quarterly basis. The formula is based upon the total amount of single-family mortgages in Great Lakes Bank's portfolio, as reported in Great Lakes Bank's quarterly call report, the percentage of Great Lakes Bank's total loan portfolio represented by single-family mortgages and the amount of FHLB stock held by Great Lakes Bank. At December 31, 1998, Great Lakes Bank had $9.0 million of outstanding FHLB advances.

FHLB advances are secured by a portion of the mortgage portfolio and certain other assets. Likewise, most of Great Lakes Bank's short-term investments are subject to pledge and therefore provide limited liquidity. In addition to advances, Great Lakes Bank may obtain funds from the FHLB of Cincinnati through a $1.5 million overnight line of credit. Great Lakes Bank also has an agreement with a major regional bank for $400,000 of short-term borrowings and relationships with other institutions for the purpose of obtaining funds, or federal funds.

Great Lakes Bank had fixed and variable rate commitments of $4,385,130 and $8,650,984, respectively, at December 31, 1998 and $1,786,352 and $6,917,693,
respectively, at December 31, 1997. Included within these commitments are standby letters of credit of $300,000 and $621,124 for the periods ended December 31, 1998 and 1997, respectively. Management believes Great Lakes Bank has adequate resources to meet its normal funding requirements.

ASSET/LIABILITY MANAGEMENT

Like other financial institutions, Great Lakes Bank is subject to interest rate risk. Great Lakes Bank's interest-earning assets could mature or reprice more rapidly than, or on a different basis from, it's interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates.

Great Lakes Bank monitors its interest rate sensitivity position and attempts to limit exposure to interest rate risk. The Bank's policy is that the one-year cumulative interest rate sensitivity gap should generally be within a range of negative 13% to positive 8%. As the following table illustrates, the one-year gap was outside of this range as of December 31, 1998, with a positive one-year gap of 45.07%. This is due largely to higher than normal amounts of fed funds (short-term loans by Great Lakes Bank to other financial institutions) as of December 31, 1998, which is in turn a result of sales of loans into the secondary market and the investment of net proceeds raised in GLB Bancorp's initial public offering into fed funds and available-for-sale securities. Great Lakes Bank is in the process of reducing its one-year gap to a figure within the range set forth in the funds management policy.

The following table illustrates the maturities or repricing of GLB Bancorp's consolidated assets and liabilities at

MATURITY OR REPRICING PERIODS AT              WITHIN          4-12              1-5           OVER 5
DECEMBER 31, 1998                            3 MONTHS        MONTHS            YEARS           YEARS          TOTAL


INTEREST-EARNING ASSETS:

    Real Estate Mortgage loans (1)(2)      $  1,321,254    $  4,330,374    $ 16,125,431    $  8,861,942  $ 30,639,001
    Commercial loans (1)(2)                   9,181,389       5,528,795      10,877,724       1,074,947    26,662,855
    Consumer loans (1)(2)                     1,846,149         481,997       1,003,423         293,918     3,625,487
    Securities available for sale             2,797,711               0               0           5,000     2,802,711
    Securities held to maturity, at par (2)           0         500,000       1,507,742         459,000     2,466,742
    Cash Interest-earning                        53,757               0               0               0        53,757
    Federal Funds                            30,534,573               0               0               0    30,534,573
                                           ------------    ------------    ------------    ------------  ------------
        Total Interest-Earning Assets      $ 45,734,833    $ 10,841,166    $ 29,514,320    $ 10,694,807  $ 96,785,126
                                           ============    ============    ============    ============  ============
INTEREST-BEARING LIABILITIES:

    Certificates of deposit                $  2,161,456    $  6,021,505    $  5,287,527    $          0  $ 13,470,488
    Money market                                  7,725          69,526          77,252               0       154,503
    DDA Interest-bearing                              0               0       5,599,909       1,399,977     6,999,886
    Savings accounts                                  0               0      28,115,337       7,028,834    35,144,171
    Borrowings                                1,500,000               0       7,500,000               0     9,000,000
                                           ------------    ------------    ------------    ------------  ------------
Total Interest-Bearing Liabilities         $  3,669,181    $  6,091,031    $ 46,580,024    $  8,428,811  $ 64,769,048
                                           ============    ============    ============    ============  ============
Interest Rate Sensitivity Gap              $ 42,065,652    $  4,750,135    ($17,065,704)   $  2,265,996  $ 32,016,078

Cumulative Interest Rate Sensitivity Gap   $ 42,065,652    $ 46,815,787    $ 29,750,082    $ 32,016,078

Cumulative Interest Rate Sensitivity
Gap as a Percent of Total Assets                  40.50%          45.07%          28.64%          30.82%

(1) For purposes of the GAP analysis, mortgage and other loans are not reduced by the allowance for loan losses and non-performing loans.

(2) For purposes of the GAP analysis, premiunm, unearned discounts, and deferred loan fees are excluded.


December 31, 1998, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, a proposed policy statement issued previously by the FFIEC in a joint regulatory release.

This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based on assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate envi-ronment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals experienced by Great Lakes Bank in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table.

Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the inter-est rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish in the event of an interest rate increase. Therefore, the "gap" table above does not and can not necessarily indicate the actual future impact of general interest movements on net interest income.

YEAR 2000

The Corporation is aware of the current concerns throughout the business community of reliance upon computer software programs that do not properly recognize the year 2000 in date formats, commonly referred to as the "Year 2000 Problem". The Corporation utilizes and is dependent upon data processing systems and software to conduct its business. As with any business, the Corporation also depends upon other businesses to provide products and services, both in the area of information technology and other areas such as security, environmental systems, power and communications. Any failure to properly prepare for the Year 2000 could create service disruptions to customers with resulting adverse impacts to the Corporation's financial condition or results of operations.

STATE OF READINESS: The Corporation has established a Year 2000 planning and implementation process. This process is overseen by a Year 2000 Committee which includes senior management representation and reports monthly to the Board of Directors.

An assessment of the Corporation's software, hardware, environmental and other computer controlled systems has been completed. Mission critical systems, both information and non information technology related, have been identified and prioritized and a written testing plan has been completed providing for the testing of all mission critical systems.

The Corporation initiated the testing of internal mission critical systems and this testing was substantially completed by December 31, 1998.

The Corporation has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant. Testing of external mission critical systems provided by third parties has also commenced and it is anticipated that this testing will be substantially completed by June 30, 1999.

The Corporation's primary data processing function is undertaken pursuant to a contract with an electronic data processing firm that services banking institutions nationwide. The electronic data processing firm has substantially completed Year 2000 testing and based upon the results of the testing and ongoing discussions, the Corporation currently expects that Year 2000 computer compliance will be achieved principally pursuant to that contract.

The Federal Reserve Bank provides certain services for the Corporation including electronic funds transfers and check processing. The Corporation understands that the Federal Reserve expects its systems to be Year 2000 compliant by the end of 1998 and testing of various services provided by the Federal Reserve is underway.

The Corporation has also surveyed its largest dollar deposit and loan customers to assess the risk posed by these parties and to determine their readiness for Year 2000.

Costs: The Corporation does not expect costs associated with prevention or remediation of the Year 2000 Problem to be material. The Corporation's current estimate of cost related to this issue is $37,000. This figure is subject to change as we continue the Year 2000 process. In general, the Corporation does not expect the Year 2000 Problem to materially affect the Corporation's financial condition or results of operation.

YEAR 2000 RISKS: The largest general risk to the Corporation concerning
Year 2000 is the malfunction of its data processing system. In the event the data processing system does not function properly, the Corporation is prepared to perform functions manually. The Corporation expects that there may be additional risks in the form of temporary and periodic failures in utilities and communications and liquidity problems caused by large cash withdrawals or by reductions in balances on deposit. The Corporation is developing contingency plans to address each of these risks.

CONTINGENCY PLANS: The Corporation has identified critical business processes that may be affected by the Year 2000 problem and is in the process of developing contingency plans for each identified critical business process. Contingency plans for all critical business processes are scheduled to be completed by March 31, 1999.

The Corporation is prepared to perform functions manually in the event of temporary or short term failures in the primary data processing system, utilities or communications. The Corporation is actively seeking alternative sources of cash and funds to replace possible withdrawals as well as taking steps to insure customer confidence in the Corporation's ability to meet the Year 2000 challenge.

ACCOUNTING AND REPORTING DEVELOPMENTS

See caption "New Accounting Pronouncements" in Note 1 of the Notes to Consolidated Financial Statements for a discussion of accounting and reporting developments which may affect GLB Bancorp.

                                                                      FINANCIALS

                        GLB BANCORP, INC. AND SUBSIDIARY

                              Financial Statements

                           December 31, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                        GLB BANCORP, INC. AND SUBSIDIARY

                                TABLE OF CONTENTS

                                                                            PAGE

Independent Auditors' Report                                                  1

Consolidated Statements of Financial Condition                                2

Consolidated Statements of Income                                             3

Consolidated Statements of Changes in Shareholders' Equity                    4

Consolidated Statements of Cash Flows                                         5

Notes to Consolidated Financial Statements                                    6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GLB Bancorp Inc.:

We have audited the accompanying consolidated statements of financial condition of GLB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

February 5, 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1998 and 1997


                                  ASSETS                               1998           1997
                                                               ------------   ------------
Cash and due from banks                                        $  3,606,939      2,562,597
Federal funds sold                                               30,534,573      5,264,000
                                                               ------------   ------------

             Total cash and cash equivalents                     34,141,512      7,826,597

Securities available for sale, at fair value (note 3)             2,802,711             --
Securities held to maturity (fair value of
   $2,015,313 and $1,619,438) (note 3)                            2,007,742      1,619,300
Loans, net (note 4)                                              60,330,461     53,097,451
Stock in Federal Home Loan Bank of Cincinnati, at cost              459,000        427,700
Premises and equipment, net (note 5)                              2,704,255      2,645,930
Intangibles, net (note 6)                                           692,024        531,923
Other assets                                                        730,308        482,106
                                                               ------------   ------------

             Total assets                                      $103,868,013     66,631,007
                                                               ============   ============

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Deposits (note 7):

      Noninterest bearing demand deposits                      $ 12,886,078      8,288,832
      Interest bearing demand deposits                            7,154,389      4,800,162
      Savings accounts                                           35,144,171     27,926,967
      Certificate accounts                                       13,470,488     10,995,955
                                                               ------------   ------------

             Total deposits                                      68,655,126     52,011,916

   Advances from the Federal Home Loan Bank (note 8)              9,000,000      7,500,000
   Accrued expenses and other liabilities                           781,235        690,878
                                                               ------------   ------------

             Total liabilities                                   78,436,361     60,202,794
                                                               ------------   ------------

Commitments and contingencies (note 11)

Shareholders' equity (notes 10 and 16):

   Common stock, no par value; 10,000,000 shares authorized;
      2,133,906 and 596,742 shares issued and outstanding,
        at stated value of $2.50                                  5,334,765      1,491,855
   Additional paid-in capital                                    19,152,715      4,671,642
   Accumulated other comprehensive income                             7,192             --
   Accumulated earnings                                             936,980        264,716
                                                               ------------   ------------

             Total shareholders' equity                          25,431,652      6,428,213
                                                               ------------   ------------

             Total liabilities and shareholders' equity        $103,868,013     66,631,007
                                                               ============   ============


See accompanying notes to consolidated financial statements.

                        GLB BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                  Years ended December 31, 1998, 1997 and 1996


                                                                      1998         1997          1996
                                                                   ----------   ----------    ----------
Interest income:
   Loans                                                           $4,703,869    4,035,600     2,756,688
   Federal funds sold                                               1,006,677      247,079       279,733
   Securities                                                         133,583       99,362       197,378
                                                                   ----------   ----------    ----------

             Total interest income                                  5,844,129    4,382,041     3,233,799
                                                                   ----------   ----------    ----------
Interest expense:
   Deposits                                                         1,929,771    1,501,836     1,239,958
   FHLB advances                                                      509,176      436,439        84,536
                                                                   ----------   ----------    ----------

             Total interest expense                                 2,438,947    1,938,275     1,324,494
                                                                   ----------   ----------    ----------

             Net interest income                                    3,405,182    2,443,766     1,909,305

Provision for loan losses (note 4)                                    120,000       97,000        77,000
                                                                   ----------   ----------    ----------

             Net interest income after provision for loan losses    3,285,182    2,346,766     1,832,305
                                                                   ----------   ----------    ----------
Other income:
   Service charges on demand deposits                                 170,040      144,691       110,732
   Loan fees                                                          161,934      184,605       103,716
   Other service charges and fees                                     152,936      145,956        77,800
   Gain on sale of loans held for sale                                222,417       76,600         1,631
                                                                   ----------   ----------    ----------

             Total other income                                       707,327      551,852       293,879
                                                                   ----------   ----------    ----------

Other expenses:
   Compensation and related benefits (note 9)                       1,406,672    1,171,529       951,780
   Office occupancy and equipment, net                                517,090      442,478       372,735
   Professional fees                                                  229,299       72,516        53,540
   Advertising                                                         75,368       65,438        49,833
   Amortization of intangibles                                        105,023       87,097        96,074
   Ohio franchise tax                                                  93,070       85,630        66,512
   Data processing                                                    142,902      116,003        59,957
   Office supplies and printing                                        98,145       71,036        70,907
   FDIC deposit insurance                                               6,349        4,597         2,000
   Credit card processing                                              48,892       55,311        30,267
   Other operating expense                                            224,235      173,109       150,636
                                                                   ----------   ----------    ----------

             Total other expenses                                   2,947,045    2,344,744     1,904,241
                                                                   ----------   ----------    ----------

Income before income taxes                                          1,045,464      553,874       221,943

Income tax expense (benefit) (note 13):
   Federal - Current                                                  232,974      214,305        15,619
   Federal - Deferred                                                 110,226       (4,388)       (5,619)
   State                                                               30,000           --            --
                                                                   ----------   ----------    ----------

             Total income tax expense                                 373,200      209,917        10,000
                                                                   ----------   ----------    ----------

             Net income                                            $  672,264      343,957       211,943
                                                                   ==========   ==========    ==========

             Earnings per share basic and diluted                  $     0.44         0.58          0.39
                                                                   ==========   ==========    ==========


See accompanying notes to consolidated financial statements.

                        GLB BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                  Years ended December 31, 1998, 1997 and 1996

                                                                                               ACCUMULATED
                                                                      ADDITIONAL  ACCUMULATED    OTHER
                                                          COMMON       PAID-IN      EARNINGS  COMPREHENSIVE
                                                           STOCK       CAPITAL     (DEFICIT)      INCOME        TOTAL
                                                        ----------   ----------   ----------    ----------   ----------
Balance at December 31, 1995                            $1,275,000    3,825,000     (291,184)           --    4,808,816

Issuance of 83,142 shares of common stock                  207,855      810,642           --            --    1,018,497

Net income                                                      --           --      211,943            --      211,943
                                                        ----------   ----------   ----------    ----------   ----------

Balance at December 31, 1996                             1,482,855    4,635,642      (79,241)           --    6,039,256

Issuance of 3,600 shares of common stock                     9,000       36,000           --            --       45,000

Net income                                                      --           --      343,957            --      343,957
                                                        ----------   ----------   ----------    ----------   ----------

Balance at December 31, 1997                             1,491,855    4,671,642      264,716            --    6,428,213

Comprehensive income:
    Change in unrealized gain on securities available           --           --           --         7,192        7,192
      for sale, net of tax

    Net income                                                  --           --      672,264            --      672,264
                                                                                                             ----------

Total comprehensive income                                                                                      679,456
                                                                                                             ----------

Proceeds from issuance of 1,495,000 shares
    of common stock in connection with the
    initial public offering, net of issuance costs of
    $1,591,017 (note 2)                                  3,737,500   14,106,483           --            --   17,843,983

Issuance of 42,164 shares of common stock                  105,410      374,590           --            --      480,000
                                                        ----------   ----------   ----------    ----------   ----------

Balance at December 31, 1998                            $5,334,765   19,152,715      936,980         7,192   25,431,652
                                                        ==========   ==========   ==========    ==========   ==========

                                                          YEAR ENDED
                                                         DECEMBER 31,
DISCLOSURE OF RECLASSIFICATION AMOUNT:                       1998
--------------------------------------               ------------------
    Unrealized holding gains arising during the
      period, net of tax effect of $3,705 for the
      year ended December 31, 1998                   $            7,192

    Less reclassification adjustment for gains and
      losses included in net income                                  --

                                                     ------------------

                                                     $            7,192
                                                     ==================


See accompanying notes to consolidated financial statements.

                        GLB BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1998, 1997 and 1996

                                                                        1998            1997            1996
                                                                    ------------    ------------    ------------
Cash flows from operating activities:
   Net income                                                       $    672,264         343,957         211,943
   Adjustments required to reconcile net income to net cash
      provided by operating activities:
        Amortization of intangibles                                      105,023          87,097          96,074
        Depreciation                                                     198,747         170,350         139,010
        Premium amortization and discount accretion, net                   5,665             986         (42,166)
        Net deferred loan origination fees                                64,694         (81,765)        (19,678)
        Origination of loans held for sale                           (16,988,949)             --              --
        Proceeds from sale of loans held for sale                     16,956,314       2,388,347              --
        Gain on sale of loans held for sale                             (222,417)        (76,600)             --
        Provision for loans losses                                       120,000          97,000          77,000
        Origination of mortgage servicing rights                        (265,124)        (40,046)           --
        Increase in other assets                                        (248,202)       (109,373)        (36,460)
        Increase (decrease) in accrued expenses
          and other liabilities                                          (23,574)        (50,289)        323,600
        Deferred federal income taxes                                    110,226          (4,388)         (5,619)
                                                                    ------------    ------------    ------------

             Net cash provided by operating activities                   484,667       2,725,276         743,704
                                                                    ------------    ------------    ------------

Cash flows from investing activities:
   Purchases of securities held to maturity                           (2,999,107)     (1,515,234)       (102,235)
   Purchases of securities available for sale                         (2,786,814)             --              --
   Maturities and payments of securities held to maturity              2,600,000       1,037,433       3,307,158
   Purchase of FHLB stock                                                (31,300)        (29,200)       (398,500)
   Origination of loans, net of principal collected                   (7,281,456)    (16,790,762)    (12,645,598)
   Purchases of premises and equipment                                  (380,810)       (241,255)       (815,771)
   Disposals of premises and equipment                                   492,542           6,670         457,957
                                                                    ------------    ------------    ------------

             Net cash used in investing activities                   (10,386,945)    (17,532,348)    (10,196,989)
                                                                    ------------    ------------    ------------

Cash flows from financing activities:
   Net proceeds from issuance of common stock                         18,073,983          45,000       1,018,497
   Net increase in deposits                                           16,643,210       9,759,387       6,574,181
   Cash proceeds from FHLB advances                                    1,500,000       2,500,000       5,000,000
                                                                    ------------    ------------    ------------

             Net cash provided by financing activities                36,217,193      12,304,387      12,592,678
                                                                    ------------    ------------    ------------

             Net increase (decrease) in cash and cash equivalents     26,314,915      (2,502,685)      3,139,393

Cash and cash equivalents at beginning of year                         7,826,597      10,329,282       7,189,889
                                                                    ------------    ------------    ------------

Cash and cash equivalents at end of year                            $ 34,141,512       7,826,597      10,329,282
                                                                    ============    ============    ============

Supplemental disclosure of cash flow information -
   Interest paid                                                    $  2,428,220       1,913,732       1,310,396
   Income taxes paid                                                     380,604          25,000              --
                                                                    ============    ============    ============

Supplemental disclosure of non-cash financing activities:
   Issuance of common stock in exchange for property                     250,000              --              --
                                                                    ============    ============    ============


See accompanying notes to consolidated financial statements.

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(1)     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements include the accounts of GLB Bancorp, Inc. (the "Corporation") and its wholly-owned subsidiary, Great Lakes Bank, an Ohio-chartered bank (the "Bank"). All significant intercompany transactions and balances have been eliminated in consolidation.

        On September 12, 1997, the Bank consummated its reorganization into the holding company form of organization and thereby became a wholly-owned subsidiary of the Corporation, which had previously been formed as a wholly-owned subsidiary of the Bank. The reorganization was effected by means of a merger of GLB Interim Bank ("Interim"), formerly an Ohio-chartered bank which was wholly-owned by the Corporation, with and into the Bank pursuant to an Agreement and Plan of Reorganization and Merger, dated March 18, 1997. The accompanying consolidated financial statements present the financial position and results of operations of the Corporation as if this transaction had occurred at the beginning of the earliest period presented.

        As a result of the merger, all of the previously issued and outstanding shares of the Bank's common stock were automatically converted on a one-for-one basis, into an equal number of issued and outstanding shares of Corporation common stock. As a result of the foregoing, the stockholders of the Bank became stockholders of the Corporation and the Bank became a wholly-owned subsidiary of the Corporation.

        The Bank is the successor by merger to Great Lakes Commerce Bank, which was chartered as an Ohio banking corporation on April 27, 1957. Great Lakes Bank was formed pursuant to an amended Agreement and Plan of Merger agreement executed on January 11, 1994. Regulatory approval was obtained on July 15, 1994, and at such time, the Bank commenced operations under new ownership. The acquisition was accounted for by the purchase method. Accordingly, the cost of acquisition was allocated to the assets acquired and liabilities assumed based upon their respective fair values.

        The Bank is engaged primarily in providing deposit and lending services to individuals and small to medium-sized businesses within Lake County, Ohio. The Bank offers its banking services through its main office and branches located in Mentor, Painesville, Wickliffe, Willoughby and Willoughby Hills, Ohio. The deposit products offered by the Bank include checking and savings accounts and certificates of deposit. The Bank's lending services focus primarily on secured lending both for commercial real estate and single-family lending. The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

        (a)   BASIS OF PRESENTATION

              The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

                                        6                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        (b)   SECURITIES

              The Corporation classifies its securities as either held to maturity or available for sale as the Corporation does not hold any securities considered to be trading. Securities which are classified as being held to maturity are carried at amortized cost, as adjusted for the amortization of premiums and accretion of discounts using a level yield method. The Corporation has the ability and positive intent to hold these securities to maturity. Securities available for sale are carried at fair value with unrealized gains and losses included as a component of accumulated other comprehensive income.

        (c)   LOANS

              Loans receivable are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is credited to income as earned. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

              Impaired loans include all nonaccrual and restructured commercial real estate and other commercial loans. Residential real estate and consumer loans are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial interest rate, the fair value of the collateral of an impaired collateral dependent loan or an observable market price. Interest income on impaired loans is recognized on a cash-basis method.

              Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield using the effective yield method over the contractual life of the related loans.

              The Corporation originates some mortgage loans with the intent to sell. These loans are carried at the lower of aggregate cost or fair value. Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in intangibles assets in the statement of financial condition. The servicing rights capitalized are amortized over the life of the individual loan. Management measures impairment of servicing rights based on prepayment trends and external market factors. Any impairment is recorded as a valuation allowance. The Corporation accounts for mortgage servicing rights under Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

        (d)   ALLOWANCE FOR LOAN LOSSES

              The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon the review of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

                                       7                             (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        (e)   FHLB STOCK

              Federal law requires a member institution of the Federal Home Loan Bank system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

        (f)   PREMISES AND EQUIPMENT

              Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets.

        (g)   INTANGIBLE ASSETS

              Intangible assets arose from the business combination discussed in note 1 and includes goodwill and deposit based intangibles. Goodwill is the excess of the purchase price over the fair value of net assets. Goodwill is amortized using the straight-line method over ten years, the estimated period to be benefited. The deposit base intangible is being amortized over 10 years, the estimated period to be benefited, based on the present value of cash flows. On a periodic basis, the Corporation reviews its intangible assets and estimated useful lifes for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

        (h)   FEDERAL INCOME TAXES

              The Corporation and the Bank file consolidated tax returns.

              The Corporation accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

        (i)   CASH AND CASH EQUIVALENTS

              The Corporation considers all highly liquid debt instruments with purchased maturities of three months or less to be cash equivalents. For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition captions "Cash and due from banks" and "Federal funds sold."

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        (j)   EARNINGS PER SHARE

              The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------------------
                                                                                1998            1997            1996
                                                                            -------------  ---------------  --------------
              Weighted average number of common shares
                   outstanding used in basic earnings per common
                   share calculation                                      $   1,536,821         595,942          548,089
              Dilutive effect of stock options                                       14              --               --
                                                                          -------------  ---------------  --------------

              Weighted average number of shares outstanding
                   adjusted for effect of dilutive securities used in
                   diluted EPS calculation                                $   1,536,835         595,942          548,089
                                                                          =============  ===============  ==============

              Net income                                                  $     672,264         343,957          211,943
                                                                          =============  ===============  ==============

              Basic earnings per common share                             $         .44            .58               .39
                                                                          =============  ===============  ==============

              Diluted earnings per common share                           $         .44            .58               .39
                                                                          =============  ===============  ==============

        (k)   COMPREHENSIVE INCOME

              Effective January 1, 1998, the Corporation adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components. Accumulated other comprehensive income consists of net income and the change in the net unrealized holding gain on securities available for sale, net of the related tax effect. The adoption of SFAS No. 130 required the reclassification of prior years financial statements.

        (l)   NEW ACCOUNTING PRONOUNCEMENTS

              The FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information with an effective date for years beginning after December 15, 1997. It redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a corporation's operating segments. It also requires that comparative information from earlier periods be restated to conform to the requirements of this standard. The Corporation has determined that the adoption of SFAS No. 131 has no effect on its consolidated financial statements as the Corporation's activities are considered to be a single operating segment.

              The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities with an effective date for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize derivatives as either assets or liabilities at

                                       9                             (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

              fair value, with gains or losses determined depending on the intended use of the derivative and its resulting designation. SFAS No. 133 will not be applied retroactively to prior period financial statements. At the present time, the Corporation has not fully analyzed the effect or timing of the adoption of this statement on the Corporation's consolidated statements.

              In October 1998 the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. This statement amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. After the securitization of a mortgage loan held for sale, any retained mortgage-backed securities must be classified in accordance with the provisions of SFAS No. 115. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or after the securitization process. The Corporation does not currently securitize mortgage loans and retain any mortgage-backed securities, therefore management does not believe that the adoption of SFAS No. 134 will have an impact on the Corporation's consolidated financial statements.

        (m)   RECLASSIFICATIONS

              Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

(2)     INITIAL PUBLIC OFFERING

        On May 18, 1998, GLB Bancorp, Inc. completed its initial public offering of 1,300,000 shares of common stock with an over-allotment option of an additional 195,000 shares, no par value, at $13 per share generating net proceeds of approximately $17.9 million net of expenses.

                                       10                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(3)     SECURITIES

        A summary of securities at December 31, 1998 and 1997, follows:

                                                     GROSS        GROSS
                                      AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                        COST         GAINS       LOSSES        VALUE
                                     ----------   ----------   ----------   ----------
1998:
    Securities held to maturity:
       United States government
         and agency obligations      $2,007,742        7,571           --    2,015,313
                                     ==========   ==========   ==========   ==========

    Securities available for sale:
       Equity securities             $2,791,814       10,897           --    2,802,711
                                     ==========   ==========   ==========   ==========

1997:
    Securities held to maturity:
       United States government
         and agency obligations      $1,614,300          138           --    1,614,438
       Equity securities                  5,000           --           --        5,000
                                     ----------   ----------   ----------   ----------

                                     $1,619,300          138           --    1,619,438
                                     ==========   ==========   ==========   ==========

        There were no sales of securities for the years ended December 31, 1998, 1997 and 1996. Also, there were no securities available for sale at December 31, 1997.

        The scheduled maturities of debt securities at December 31, 1998 are as follows:

                                   AMORTIZED       FAIR
                                      COST        VALUE
                                  ----------   ----------

Due in one year or less           $  500,000      500,625
Due from one year to five years    1,507,742    1,514,688
                                  ----------   ----------

                                  $2,007,742    2,015,313
                                  ==========   ==========

        The carrying value of securities pledged to secure public deposits and for other purposes required by law amounted to approximately $850,000 and $700,000 at December 31, 1998 and 1997, respectively.

                                       11                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(4)    LOANS AND ALLOWANCE FOR LOAN LOSSES

                                             1998             1997
                                         ------------    ------------

Residential real estate                  $ 28,059,900      27,705,745
Commercial real estate and other           23,083,967      15,763,306
Consumer                                    3,625,487       3,995,899
Construction, primarily residential        10,647,521       9,837,670
                                         ------------    ------------

                                           65,416,875      57,302,620

Undisbursed loans in progress              (4,489,532)     (3,752,865)
Unamortized loan origination fees, net       (114,464)        (49,770)
Allowance for loan losses                    (482,418)       (402,534)
                                         ------------    ------------

      Loans, net                         $ 60,330,461      53,097,451
                                         ============    ============

       An analysis of the change in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996, follows:

                                    1998         1997         1996
                               ---------    ---------    ---------

Balance at beginning of year   $ 402,534      314,893      238,853
Provision for loan losses        120,000       97,000       77,000
Charge-offs                      (42,884)     (11,998)     (12,318)
Recoveries                         2,768        2,639       11,358
                               ---------    ---------    ---------

Balance at end of year         $ 482,418      402,534      314,893
                               =========    =========    =========

       There were no loans on nonaccrual status at December 31, 1998 and two loans totaling $82,012 on nonaccrual status at December 31, 1997.

       Impaired loans totaled $43,881 at December 31, 1997. The total allowance for credit losses related to these impaired loans was $6,582 as of December 31, 1997. There were no impaired loans at December 31, 1998.

       No loans were held for sale at December 31, 1998 or 1997.

                                       12                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(5)     PREMISES AND EQUIPMENT

        A summary of premises and equipment, less accumulated depreciation and amortization, at December 31, 1998 and 1997, follows:

                                                     1998           1997
                                                 -----------    -----------

Land                                             $   824,000        780,900
Buildings                                          1,232,875      1,344,391
Leasehold improvements                                24,831         19,403
Furniture, fixtures, and equipment                 1,179,660        878,771
                                                 -----------    -----------

                                                   3,261,366      3,023,465

Less accumulated depreciation and amortization      (557,111)      (377,535)
                                                 -----------    -----------

                                                 $ 2,704,255      2,645,930
                                                 ===========    ===========

(6)     INTANGIBLES

        Intangible assets at December 31, 1998 and 1997, consist of the following:

                                     1998         1997
                                ---------    ---------

Goodwill                        $ 440,801      440,801
Deposit base intangible           395,416      395,416
Mortgage servicing rights         305,170       40,046
Less accumulated amortization    (449,363)    (344,340)
                                ---------    ---------

                                $ 692,024      531,923
                                =========    =========

        Amortization expense for goodwill amounted to $44,080 for each of the years ended December 31, 1998, 1997 and 1996. Amortization expense for deposit base intangibles amounted to $35,394, $42,888 and $51,994 for the years ended December 31, 1998, 1997 and 1996, respectively. Amortization for mortgage servicing rights amounted to $25,549 and $129 for the years ended December 31, 1998 and 1997, respectively. Mortgage servicing rights for loans sold during the year amounted to $265,124 and $40,046 for the years ended December 31, 1998 and 1997, respectively.

                                       13                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(7)     DEPOSITS

        The following table summarizes types of deposit accounts by interest rate.

                                                  1998                                     1997
                                 -------------------------------------     --------------------------------------
      TYPE OF ACCOUNT                             AVERAGE                                  AVERAGE
 AND STATED DEPOSIT RATES            AMOUNT        YIELD         %            AMOUNT        YIELD         %
-------------------------------- -------------- -----------  ---------     -------------- ----------- -----------
Noninterest bearing
    Demand deposit                $12,886,078        0.00%       18.8%     $ 8,288,832       0.00%       16.0%
Interest bearing demand
    Deposit                         7,154,389        2.23%       10.4%       4,800,162       2.07%        9.2%
Savings                            35,144,171        3.76%       51.2%      27,926,967       3.67%       53.7%
                                  -----------                   ------     -----------                  ------

    Total transaction
      accounts                     55,184,638                    80.4%      41,015,961                   78.9%

Certificates of deposit:
    4.00% and less                     74,665                     0.1%          93,493                    0.2%
    4.01% to 5.00%                  3,556,146                     5.2%       2,222,724                    4.3%
    5.01% to 6.00%                  6,652,027                     9.7%       5,403,988                   10.3%
    6.01% to 7.00%                  2,170,829                     3.1%       2,304,459                    4.4%
    7.01% to 8.00%                  1,016,821                     1.5%         971,291                    1.9%
                                  -----------                   ------     -----------                  ------

    Total certificates of
      deposit                      13,470,488        5.62%       19.6%      10,995,955       5.56%       21.1%
                                  -----------                   ------     -----------                  ------

    Total deposits                $68,655,126        4.06%      100.0%     $52,011,916       3.95%      100.0%
                                  ===========                   ======     ===========                  ======

        The remaining term to maturity of certificates of deposits are as follows:

                             1998                     1997
                    ---------------------    ---------------------
                       AMOUNT         %         AMOUNT         %
                    -----------    ------    -----------    ------
12 months or less   $ 8,182,964     60.7%    $ 6,544,896     59.5%
13 to 24 months       4,469,503     33.2%        591,343      5.4%
25 to 36 months         779,588      5.8%      3,426,860     31.2%
over 36 months           38,433      0.3%        432,856      3.9%
                    -----------    ------    -----------    ------

                    $13,470,488    100.0%    $10,995,955    100.0%
                    ===========    ======    ===========    ======



                                       14                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        The following table discloses the time deposits that are $100,000 or more, by time remaining until maturity at December 31, 1998:

3 months or less      $  327,902
4 through 6 months       458,991
7 through 12 months    1,803,248
over 12 months         1,738,985
                      ----------

      Total           $4,329,126
                      ==========

(8)     ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

        A summary of FHLB advances at December 31, 1998 and 1997, follows:

                                                                                        AMOUNT
                                                                          --------------------------------
                MATURITY                       INTEREST RATE                    1998            1997
        ------------------------    ---------------------------------     ---------------  ---------------
        2001                        6.8%                                  $    5,000,000        5,000,000
        2002                        6.75%                                      2,500,000        2,500,000
        Variable                    Variable (5.77% at
                                       December 31, 1998)                      1,500,000               --
                                                                          ---------------  ---------------

                                                                          $    9,000,000        7,500,000
                                                                          ===============  ===============

        FHLB advances are secured by a blanket lien on first mortgage loans with balances totaling 150 percent of such advances. The FHLB stock also serves as collateral for the advances.

(9)     EMPLOYEE BENEFIT PLANS

        The Corporation sponsors a 401(k) defined contribution plan covering substantially all of its employees. Employees can contribute up to 15 % of their annual salaries. The Bank has the option of making matching contributions of up to 6 % of the participants' total annual compensation, but has not yet elected to do this.

        The Corporation has a noncontributory defined benefit pension plan that covers all employees who have reached age 21 and completed 1,000 hours of service during their anniversary year. The Corporation's funding policy is to make contributions to the plan equal to the minimum contribution required by the Employee Retirement Income Security Act of 1974. The Corporation adopted SFAS No. 132 Employers' Disclosures about Pensions and Other Postretirement Benefits on January 1, 1998.

                                       15                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        The actuarially determined net periodic pension cost for the years ended December 31, 1998, 1997 and 1996, includes the following components:

                                                       1998         1997         1996
                                                  ---------    ---------    ---------
Service cost - benefit earned during the period   $  85,760       53,990       25,135
Interest cost on projected benefit obligation        31,715       22,444       15,175
Actual return on plan assets                        (11,173)      13,908      (15,595)
Amortization of unrecognized (gain) loss              5,762      (24,442)       6,445
Recognized deferred gain                             (4,572)          --           --
                                                  ---------    ---------    ---------

       Net periodic pension cost                  $ 107,492       65,900       31,160
                                                  =========    =========    =========

        Assumptions used in determining the net periodic pension cost for 1998, 1997 and 1996 are as follows:

                                                   1998       1997       1996
                                                 -------    -------    -------
Discount rate                                      5.50%      6.75%      7.25%
Weighted average rate of compensation increase     4.00%      4.00%      5.16%
Long-term rate of return                           7.75%      7.75%      7.75%
                                                 =======    =======    =======

        The following table sets forth the plan's change in projected benefit obligations and change in plan assets and funded status including accrued liability for the years ended December 31, 1998, 1997 and 1996:

                                                                  1998         1997         1996
                                                               ---------    ---------    ---------
        Change in projected benefit obligations:
           Projected benefit obligation at beginning of year   $(469,851)    (309,579)    (243,558)
             Service cost                                        (85,760)     (53,990)     (25,135)
             Interest cost                                       (31,715)     (22,444)     (15,175)
             Actuarial gain                                     (116,901)     (84,022)     (31,389)
             Benefits paid                                            --          184        5,678
                                                               ---------    ---------    ---------
           Projected benefit obligation at end of year          (704,227)    (469,851)    (309,579)
                                                               ---------    ---------    ---------

        Change in plan assets:
           Fair value of plan assets at beginning of year        184,414      145,729      110,138
             Actual return on plan assets                         11,173      (13,908)      15,595
             Employer contributions                              193,537       52,777       25,674
             Benefits paid                                          --           (184)      (5,678)
                                                               ---------    ---------    ---------
           Fair value of plan assets at end of year              389,124      184,414      145,729
                                                               ---------    ---------    ---------
        Funded status                                            315,103      285,437      163,850
        Unrecognized net gain                                   (276,374)    (160,663)     (47,049)
                                                               ---------    ---------    ---------
                 Accrued pension liability                     $  38,729      124,774      116,801
                                                               =========    =========    =========

                                       16                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(10)    STOCK OPTION AND INCENTIVE PLAN

        On February 17, 1998, the shareholders adopted a Stock Option and Incentive Plan (the "Plan") for officers, employees and non-employee directors. Twenty-eight thousand shares of common stock have been reserved for issuance under the Plan. The options vest and become exercisable in five equal annual installments from date of grant.

                                                                1998
                                                          ---------------
     Options outstanding, beginning of year                         --
     Exercised                                                      --
     Forfeited                                                      --
     Granted                                                    12,300
                                                          ---------------

     Options outstanding, end of year                           12,300

                                                          ===============

     Exercisable at 13.00 per share                              2,000
     Exercisable at 13.50 per share                             10,300
     Options available for grant, end of
       year                                                     15,700

        The expiration dates of the stock options outstanding at December 31, 1998 are February 17, 2008 for the 2,000 options and November 17, 2008 for 10,300 options.

        SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation. Accordingly, no compensation cost has been recognized. Had compensation cost for the Corporation's plan been determined consistent with SFAS 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                               1998
                                                          ---------------
     Net income
         As reported                                      $    672,264
         Pro forma                                             662,465

     Earnings per common share
         Basic
         As reported                                               .44
         Pro forma                                                 .43

         Diluted
         As reported                                               .44
         Pro forma                                                 .43

                                       17                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        The fair value for each option grant used in the foregoing pro forma amounts is estimated on the date of grant using an option pricing model. The model incorporates the following weighted-average assumptions used for grants in 1998, 0% dividend growth; 52% expected volatility; risk-free interest rates of 4.57% and 5.41%; and expected lives ranging from five to ten years.

(11)    COMMITMENTS AND CONTINGENCIES

        The Corporation has entered into five lease agreements which expire between 2003 and 2009, covering the rental of buildings and equipment. For four of the leases, the lessors are directors or significant shareholders of the Corporation. The following is a schedule by years of approximate future minimum rental payments, exclusive of any maintenance, utilities, or real estate taxes, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year.

     YEAR ENDING DECEMBER 31:
     ------------------------
     1999                                                $    155,844
     2000                                                     158,544
     2001                                                     158,544
     2002                                                     158,544
     2003                                                     158,544
     Thereafter                                               649,210
                                                         ---------------

     Total minimum lease payments                        $  1,439,230
                                                         ===============

        Rental expense for all operating leases was approximately $76,300, $76,500 and $76,300 for the years ended December 31, 1998, 1997 and 1996, respectively.

        The Corporation may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, any liabilities that may result would not be expected to have a material adverse effect on the consolidated financial statements of the Corporation.

                                       18                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(12)    RELATED PARTIES

        The Bank has entered into transactions with its directors, significant shareholders, and executive officers of the Corporation and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those which have been made or would be made for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The following is a schedule of the aggregate amount of loans to such related parties at December 31, 1998:

        Aggregate amount of loans at beginning of year                     $        1,417,395
        Loans originated during the year                                            1,155,248
        Repayments made during the year                                            (1,131,814)
                                                                              ------------------

        Aggregate amount of loans at end of year                           $        1,440,829
                                                                              ==================

        The Bank had $6,740,809 and $6,217,020 in deposits of such related parties at December 31, 1998 and 1997, respectively.

(13)    INCOME TAXES

        The accompanying financial statements reflect income taxes at amounts different from those computed by applying the U.S. federal income tax statutory rates to income before income taxes. The reasons for these differences are as follows:

                                                 1998                        1997                       1996
                                       ------------------------- ---------------------------- --------------------------
                                                      PERCENT                     PERCENT                     PERCENT
                                                     OF PRETAX                   OF PRETAX                   OF PRETAX
                                         AMOUNT       INCOME        AMOUNT        INCOME         AMOUNT       INCOME
                                       ------------ ------------ ------------- -------------- ------------- ------------
        Computed expected tax
              expense                  $  365,912      35.00%    $   193,856        35.00%    $  77,680      35.00%
        Increase (decrease) in
              taxes resulting from:
              Benefit of lower tax
                 bracket rate             (10,455)     (1.00)         (5,538)       (1.00)         (8,402)     (3.78)
              State income tax, net
                 of federal benefit        19,800       1.89              --           --              --         --
              Goodwill amortization        14,987       1.43          14,987         2.71          14,987       6.75
              Change in valuation
                 allowance                     --      --                 --           --         (76,418)    (34.43)
              Other                       (17,044)     (1.62)          6,612         1.19           2,153        .97
                                       ------------ ------------ ------------- -------------- ------------- ------------
                 Actual tax expense    $  373,200      35.70%    $   209,917        37.90%    $    10,000       4.51%
                                       ============ ============ ============= ============== ============= ============

                                       19                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997, are:

                                                                                            1998             1997
                                                                                       ---------------  ---------------
        Deferred tax assets
             Deferred loan fees                                                     $        28,659           17,444
             Pension expense                                                                     --           46,337
             Noncompete agreement                                                            23,800           26,067
             Excess book over tax bad debt reserve                                          146,317          117,925
             Other                                                                           51,765            2,237
                                                                                       ---------------  ---------------

              Total gross deferred tax assets                                               250,541          210,010

        Deferred tax liabilities
             Deposit base intangible                                                         57,831           69,865
             Depreciation                                                                   100,732           80,923
             Unrealized gains on securities                                                   3,705               --
             Deferred loan costs                                                             67,521           22,792
             FHLB stock dividend                                                             23,494           12,852
             Mortgage servicing rights                                                       95,027           13,571
             Other                                                                            6,155               --
                                                                                       ---------------  ---------------

              Total gross deferred tax liabilities                                          354,465          200,003
                                                                                       ---------------  ---------------

        Net deferred tax asset (liability)                                          $      (103,924)          10,007
                                                                                       ===============  ===============

        A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefit will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of December 31, 1998 or 1997.

        As of December 31, 1995, the Corporation had net operating loss carryforwards of approximately $408,000 for income tax purposes, all of which were utilized in the 1996 tax year. For financial reporting purposes, the Corporation had a valuation allowance of $76,418 as of December 31, 1995 which was eliminated during 1996.

(14)    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

                                       20                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 to 120 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.

        The Bank's lending is concentrated in Northeastern Ohio, and as a result, the economic conditions and market for real estate in Northeastern Ohio could have a significant impact on the Bank.

        The Bank's maximum potential obligation to extend credit at December 31, 1998 and 1997, was:

                                   1998          1997
                               -----------   -----------

Commitments to extend credit   $12,736,114     8,082,921
Standby letters of credit          300,000       621,124
                               -----------   -----------

                               $13,036,114     8,704,045
                               ===========   ===========


        The above commitments are at fixed and variable rates totaling $4,385,130 and $8,650,984, respectively, at December 31, 1998 and
        $1,786,352 and $6,917,693, respectively, at December 31, 1997. In management's opinion these commitments will be funded through normal operations.

(15)    CONCENTRATIONS OF CREDIT

        Most of the Bank's business activity is with customers located within the Northeast Ohio market area and, as such, is impacted by economic conditions in the region. As a result of its loan underwriting and collateral requirements, the Bank believes it has no significant concentrations of credit risk in its loan portfolio as of December 31, 1998 and 1997. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

(16)    REGULATORY CAPITAL

        The Bank, as a state chartered bank, is subject to the dividend restrictions set forth by the State Division of Banks. Under such restrictions, the Bank may not, without the prior approval of the State Division of Banks, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

        The Bank is subject to risk-based capital and leverage guidelines issued by the Federal Deposit Insurance Corporation (FDIC). These guidelines are used to evaluate capital adequacy and include the required minimums shown below. Insured institutions are categorized as (in declining order) well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically

                                       21                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        undercapitalized. To be "well capitalized" under federal bank regulatory agency definitions, a depository institution must have a Tier 1 ratio of at least 6%, a combined Tier 1 and Tier 2 ratio of at least 10%, and a leverage ratio of at least 5% and not be subject to a directive, order, or written agreement to meet and maintain specific capital levels.

        The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements could cause regulators to initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                            MINIMUM
        (DOLLARS IN THOUSANDS AT YEAR-END)                                 REQUIRED           1998           1997
        ----------------------------------                               --------------   -------------  --------------
        Tier I capital (1)                                                               $    8,097          5,937
        Total capital (2)                                                                     8,580          6,340

        Tier 1 capital ratio                                                   4.00%          14.70%         12.96%
        Total capital ratio (2)                                                8.00           15.58          13.84
        Leverage ratio (3)                                                     3.00+          11.10          10.12
                                                                         ==============   =============  ==============

        (1) As set forth in guidelines issued by the U.S. federal bank regulators.
        (2)  Total capital includes Tier 1 and Tier 2.
        (3)  Tier 1 capital divided by adjusted average assets.

(17)    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies; however, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Certain financial instruments and all nonfinancial instruments are excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.

                                       22                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

        As of December 31, 1998 and 1997, the carrying amount and estimated fair values of the Corporation's financial instruments were as follows:

                                                       1998                       1997
                                           -------------------------- --------------------------
                                             CARRYING        FAIR         CARRYING        FAIR
                                              AMOUNT         VALUE         AMOUNT         VALUE
                                           ------------ ------------- -------------- -----------

Financial assets:
    Cash and due from banks                $ 3,606,939     3,606,939     2,562,597     2,562,597
    Federal funds sold                      30,534,573    30,534,573     5,264,000     5,264,000
    Securities                               4,810,453     4,818,024     1,619,300     1,619,438
    Loans                                   60,330,461    60,234,425    53,097,451    53,183,294
    Accrued interest receivable                362,487       362,487       363,499       363,499

Financial liabilities:

    Demand deposits and savings accounts    55,184,638    55,184,638    41,015,961    41,015,961
    Certificates of deposit                 13,470,488    13,620,181    10,995,955    11,081,988
    Advances from the Federal
      Home Loan Bank                         9,000,000     9,000,000     7,500,000     7,500,000
    Accrued interest payable                    90,383        90,383        79,663        79,663

        Cash and due from banks; Federal funds sold. The carrying amount is a reasonable approximation of fair value because of the short maturity of these instruments.

        Securities. Estimated fair value for securities is based on quoted market prices.

        Loans. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Demand deposits, savings accounts, and certificates of deposit. The fair values disclosed for demand deposits and savings accounts is the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates of similar remaining maturities.

        Advances from the Federal Home Loan Bank. The carrying amount is a reasonable approximation of fair value.

        Accrued interest receivable and payable. The carrying amount of accrued interest receivable and payable approximates its fair value.

        Off-balance sheet instruments. The fair value of commitments to extend credit approximates the fees charged to make these commitments since rates and fees of the contracts approximates those currently charged to originate similar commitments. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 1998 and 1997.

                                       23                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(18)    PARENT COMPANY FINANCIAL INFORMATION

        Following is condensed parent company financial information of the Corporation as of December 31, 1998 and 1997, and for the year and four months ended December 31, 1998 and 1997, respectively:

                     CONDENSED STATEMENT OF FINANCIAL CONDITION                       1998                   1997
                     ------------------------------------------                 ------------------     -----------------
        Assets:
            Cash                                                             $       14,207,177                 20,401
            Investment in bank                                                        8,537,220              6,403,971
            Securities available for sale                                             2,797,711                     --
            Other assets                                                                 33,899                  3,841
                                                                                ------------------     -----------------

                Total assets                                                 $       25,576,007              6,428,213
                                                                                ==================     =================

        Liabilities:
            Accrued expenses and other liabilities                                      144,355                     --

        Shareholders' equity:
            Common stock                                                              5,334,765              1,491,855
            Additional paid-in capital                                               19,152,715              4,671,642
            Accumulated other comprehensive income                                        7,192                     --
            Accumulated earnings                                                        936,980                264,716
                                                                                ------------------     -----------------

                Total shareholders' equity                                           25,431,652              6,428,213
                                                                                ------------------     -----------------

                Total liabilities and shareholders' equity                   $       25,576,007              6,428,213
                                                                                ==================     =================


                           CONDENSED STATEMENT OF EARNINGS
                           -------------------------------

        Dividend from bank                                                   $               --                 50,000
        Investment income                                                                27,072                     --
        Interest income                                                                 518,752                     --
        Interest expense                                                                     --                 (2,124)
        Operating expenses                                                             (107,922)               (32,475)
                                                                                ------------------     -----------------

                                                                                        437,902                 15,401
        Income tax (expense) benefit                                                   (148,887)                 3,841
                                                                                ------------------     -----------------

                Income before equity in undistributed
                  earnings of bank                                                      289,015                 19,242

        Equity in undistributed earnings of bank                                        383,249                324,715
                                                                                ------------------     -----------------

                Net income                                                   $          672,264                343,957
                                                                                ==================     =================

                                       24                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

                          CONDENSED STATEMENT OF CASH FLOWS                           1998                   1997
                          ---------------------------------                     ------------------     -----------------
        Net cash flows from operating activities:
            Net earnings                                                     $          672,264                343,957
            Adjustments to reconcile net cash provided
              by operating activities:
                Equity in undistributed earnings of Bank                               (383,249)              (324,715)
                Increase in other assets                                                (30,058)                (3,841)
                Increase in accrued expenses
                  and other liabilities                                                 140,650                     --
                                                                                ------------------     -----------------

                  Net cash provided by operating activities                             399,607                 15,401
                                                                                ------------------     -----------------

        Cash flows from investing activities:
            Purchases of securities available for sale                               (2,786,814)                    --
            Cash transferred to bank                                                 (1,500,000)                    --
                                                                                ------------------     -----------------

                  Net cash used in operating activities                              (4,286,814)                    --
                                                                                ------------------     -----------------

        Cash flows from financing activities:
            Net proceeds from issuance of common stock                               18,073,983                  5,000
                                                                                ------------------     -----------------

                  Net increase in cash                                               14,186,776                 20,401

        Cash and cash equivalents at beginning of period                                 20,401                     --
                                                                                ------------------     -----------------

        Cash and cash equivalents at end of period                           $       14,207,177                 20,401
                                                                                ==================     =================


(19)    ACQUISITION

        On November 24, 1998, GLB Bancorp, Inc. and Maple Leaf Financial, Inc. (Maple Leaf) signed an Agreement of Affiliation and Plan of Merger, which was later amended December 29, 1998. The Agreement states that GLB Bancorp is to be the acquirer with the anticipated effective date to be sometime in the second quarter of 1999. As of December 31, 1998, Maple Leaf had total assets of $115,145,964. The total consideration to be given for the acquisition is $18,000,000 and 375,000 shares of GLB Bancorp, Inc. common stock. Upon completion of the acquisition, the Corporation will account for the transaction as a purchase, in accordance with generally accepted accounting principles.

                                       25                            (Continued)

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(20)    SUBSEQUENT EVENT

        On January 1, 1999, the Bank froze the noncontributory defined benefit pension plan. The termination date is set for March 31, 1999. As of December 31, 1998, Management has not fully determined how they will settle their obligation under the Plan, and therefore has not assessed the impact of the termination on their consolidated financial statements, however, Management does not expect the impact to have a material effect.

COMPANY HEADQUARTERS

GLB Bancorp, Inc.
7001 Center Street,  Mentor, Ohio 44060
Telephone (440) 974-0000
Facsimile (440) 974-3012
Web Site www.GREAT-LAKES-BANK.com

ANNUAL MEETING

The Annual Meeting of GLB Bancorp, Inc's shareholders is scheduled for May 1999.

STOCK  LISTING

The common shares of GLB Bancorp trade on the Nasdaq Small Cap Market under the symbol "GLBK".

At December 31, 1998, there were 2,133,906 shares of common stock issued and outstanding which were held of record by approximately 197 shareholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers. Additionally, cash dividends have not been paid in the past nor is it anticipated that cash dividends will be paid to the shareholders in the near future.

INVESTOR RELATIONS AND FORM 10KSB

GLB Bancorp, Inc.'s form 10KSB (to be filed with the Securities and Exchange Commission before March 31, 1999) will be provided without charge to shareholders upon request. Shareholders , analysts or potential investors desiring additional information may make their requests in writing to Christine Hartog, Assistant Secretary, 7001 Center St., Mentor, OH 44060.

TRANSFER AGENT AND REGISTRAR

National City Bank
Dept. 5352  Corp Trust Operations
PO Box 92301,  Cleveland, Ohio 44193-0900
1-800-622-6757

KPMG
1500 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3495

MARKET MAKERS

Everen Securities
Knight Securities
Roney & Company
Stifel Nicolaus

                            COMMON STOCK PRICE

                              HIGH      LOW
Second Quarter from 1998     $17.50   $13.25
3rd Quarter                  $14.06   $11.00
4th Quarter                  $14.75   $10.25

                                    [PHOTO]

GREAT LAKES BANK BOARD OF DIRECTORS & EXECUTIVE OFFICERS

Back row, from left:Edward R. Pike, Jr.
(elected 1994) - President of Ed Pike Lincoln-Mercury

Richard T. Flenner, Jr.
(elected 1994) -
President and Chief Executive
Officer of Great Lakes Bank.

Jerome T. Osborne
(elected 1994) -
Chairman of the Board of
Great Lakes Bank.President of Osborne, Inc.

Richard M. Osborne
(elected 1994) -
Vice Chairman of the Board of Directors
of Great Lakes Bank. President of OsAir, Inc.

Thomas E. Wheeler
(elected 1994) - President of Component
Repair Technologies, Inc.

Andrew L. Meinhold
(Officer) - Executive Vice President and
Secretary of Great Lakes Bank.

George C. Lott
(elected 1994) - Retired former Executive
Vice President of Great Lakes Commerce Bank.

Joseph T. Svete
(elected 1994) - Attorney in private practice and principal of the law firm Svete, McGee and Carrabine Co., LPA

Front row, from left:
Thomas J. Smith
(elected 1994) - Chief Operations Manager of Liberty Self-Stor, Ltd.

Cheryl J. Mihitsch
(Officer) - Treasurer of Great Lakes Bank.

James V. Fryan (elected 1995) - Owner and operator of the "Goodtime III" dinner and special occasion cruise ship.

Marian Rose Nathan (elected 1994) - Attorney since 1970 and is in private practice.

George X. Mechir (elected 1994) - Attorney and retired President and Chief Executive Officer of Great Lakes Commerce Bank.


OFFICERS
Jerome T. Osborne - Chairman of the Board
Richard M. Osborne  - Vice Chairman of the Board
Richard T. Flenner, Jr. - President and Chief Executive Officer
Andrew L. Meinhold -  Executive Vice President and Secretary
Cheryl J. Mihitsch - Treasurer
Donna Lexa -Vice President
Barbara Bennett - Assistant Vice President
Patricia DeLaney - Assistant Secretary
Cora Fatica - Assistant Vice President
Christine Hartog - Assistant Secretary
John Katronick - Assistant Vice President
Charles D. Seymour - Commercial Loan Officer
Randy Shandle - Assistant Vice President

                                       49