Form 10KSB40, Exhibit 13
period 1999-12-31
GLB BANCORP INC
filed 2000-03-29
CIK 1054538

                                                                      Exhibit 13



                         GLB BANCORP, INC. ANNUAL REPORT



                                   [GLB LOGO]
                                 Bancorp, Inc.
                                      1999

                                                               MISSION STATEMENT


            As a community bank in Lake County, Great Lakes Bank is committed to providing financial services that benefit our customers and improve the quality of the communities we serve.


CONTENTS


2    Company Profile
3    Message To Shareholders
4    Deposit Activity & Discussion
5    Lending Activity & Discussion
6    Shareholder Information
7    Board of Directors & Officers
8    Financials
9    Selected Consolidated Financial & Other Data
10   Management's Discussion & Analysis
19   Independent Auditors' Report
20   Consolidated Financial Statements
24   Notes to Consolidated Financial Statements




GLB Bancorp, Inc. 1999

                                Company Profile

GLB Bancorp. Inc. "the Corporation", is a one-bank holding company that owns all of the outstanding common stock of Great Lakes Bank "the Bank". The Bank is the successor by merger to Great Lakes Commerce Bank, which was chartered as an Ohio banking corporation in April of 1957. On July 18, 1994, an investment group led by Jerome T. Osborne, Sr. and his son, Richard M. Osborne acquired the Bank.

The Corporation was incorporated on March 5, 1997 for the purpose of becoming the holding company for the Bank. In May 1998, the Corporation became a public company raising $17.9 million of additional capital.

For 43 years, Great Lakes Bank has taken pride in the service it offers its customers, meeting their financial needs, from checking and savings accounts to home loans and investments for their future. With assets of $19 million in 1994 to over $119 million today, we are continuing toward a successful future for our customers, company and shareholders.

You'll see Great Lakes Bank growing with the communities it serves. Ten branches are available and can be relied upon for the face-to-face service that is so often forgotten today. Whether it's convenient business checking, automatic deposits or unique solutions to managing finances, Great Lakes Bank is there with consistent performance and extraordinary results.

The Corporation's commitment to growth and service has positioned it for continued success as a community-based financial institution.


[PHOTO]  From right: Jerome T. Osborne, Sr. Chairman of The Board
Richard M. Osborne, Vice Chairman of The Board


[CHARTS HERE]

ASSETS (in millions of dollars)

 95     96      97        98        99

40.9   54.0    66.6     103.8    119.0

NET INCOME (in thousands of dollars)

 95      96      97        98        99

 37     212     344       672       711

                                                          GLB Bancorp, Inc. 1999

                            MESSAGE TO SHAREHOLDERS


[PHOTO]

Fiscal 1999 was the most profitable year the Corporation has experienced since its inception, with net income increasing 6% over the prior year. This increase was the result of additional investable funds as well as continued growth in the Bank's core business markets.

Notable events in the past year included:

- The installation of an automated customer information system that allows customers around the clock access to information about their account. In addition to providing a valued customer service, this system has also allowed Bank employees to engage in more profitable tasks while routine information requests are handled by up to date technology.

- The Bank continued its strategy of blanketing Lake County with conveniently located offices that improve customer service and accessibility. Three new offices with convenient ATM and drive-up facilities were opened during the year. We completed a new office on the square in Painesville, Lake County's county seat. The second office was opened in the residential shoreline area of Eastlake while the third branch opened last fall in the business district of Downtown Willoughby. While these facilities carry an initial cost to the Bank, the improved service and visibility mean long term increased market share as evident in the opening of 4,793 new accounts in 1999.

- In a time of rapidly changing technology, we attempted to make prudent investments where appropriate to improve customer service and reduce operating costs. The Bank successfully transitioned into the Year 2000 and, in the process installed a more powerful network environment to improve efficiencies, implemented automated underwriting for residential loans being sold in the secondary market, and established a Web page (www.Great-Lakes-Bank.com).

- In the third quarter, GLB Bancorp and Maple Leaf Financial agreed to terminate their plan of merger for the best interests of both companies and their shareholders.

As the end of the year and the end of the twentieth century washed over the banking industry, many financial stock prices showed a decline including GLB Bancorp stock. The concern about potential Y2K problems, rising interest rates, merger activity, and the market's fascination with technology stocks have impacted the prices of financial industry stocks. For investors who are looking for a long term growth opportunity, the financial details presented in this annual report will show a company that is poised for future growth and profitability through a commitment to community banking, branch expansion and the execution of sound business decisions.

Plans for the year 2000 call for increased earnings along with continued growth. This is to be accomplished by continuing to increase our commercial loan portfolio and expanding our branch system. We have increased our commercial loan staff to accommodate higher loan volume and we anticipate opening a new branch in the coming year. These activities, plus our continued focus on providing true community banking service to our customers, will help us meet our goals.

Thanks to the support of our new and existing customers, Great Lakes Bank continues to reach new heights. With our dedicated staff, strong shareholder base and a committed Board of Directors we are certain to prosper in the twenty-first century.


/s/ Richard T. Flenner Jr.

Richard T. Flenner Jr.
President, CEO




3

GLB Bancorp, Inc. 1999

                        GROWING TO SERVE OUR COMMUNITIES

Great Lakes Bank has pursued an aggressive branching philosophy during the past five years. We have opened six branches over that period and have plans to open a new branch in 2000.

We have pursued this strategy to help achieve our vision of being Lake County's community bank. Our branches have created a physical presence in the markets we serve and, in the process, increased our visibility and enhanced our image. Our branches give customers an opportunity to be waited on by real people who can answer their questions and take care of their problems. Our employees are the best in the industry and deliver quality service that exceeds the customer's expectations.

Personal service does not mean that convenience must be sacrificed. All of our branches have ATM's as well as drive through windows with extended hours of operation. Whether a customer wants to make a quick deposit or spend an hour discussing the mortgage options available to them as they build their new home, Great Lakes Bank is close by and ready to help.

Our customers view us as a convenient, friendly place to bank and potential customers become aware of us through our marketing efforts and the physical presence of our branches. The more convenient we are, the more attractive we become to people and businesses that are looking for a new place to bank. As our branch network has grown, so has our account base. Since the beginning of 1997 we have shown a net increase of 89.5% in the number of deposit accounts at the Bank and the pace of new accounts continues to grow, demonstrating the success of our strategy. This expanding market share translates to additional customers in need of new financial services that they can receive from Great Lakes Bank.

The growing branch network also means that we are attracting retail deposits that can be used to fund our loans and investments. Deposits that are generated through the branch system offer the Bank a less expensive source of funds than wholesale deposits or borrowed funds and our retail deposit base provides a stable, secure funding base. Because of the retail nature of our deposits our cost of funds during 1999 was a low 4.17%. In a market that is increasingly driven by rate and short term promotions, we continue to believe that offering customers a basic checking and savings account with good value is the best way to attract low cost funds.

[CHART]

DEPOSITS (in millions of dollars)


      Interest Bearing DDA        Non-interest Bearing DDA   Certificates of Deposit     Savings
      --------------------        ------------------------   -----------------------     -------
1997        4.8                             8.3                     11.0                   28.0
1998        7.1                            12.9                     13.5                   35.1
1999        9.1                            16.5                     14.6                   41.9


                                                          GLB Bancorp, Inc. 1999

                          HELPING OUR COMMUNITIES GROW

Our focus on branch banking means that we make loans that help our communities grow. The Bank's philosophy to be a community institution is clearly seen in its portfolio mix of 48.5% gross residential mortgage loans, 51.5% gross commercial loans and 6.5% gross consumer loans and the fact that 74.3% of our loans have been made in our primary lending area.

In 1999 we made a strong effort to increase our commercial lending. This commitment led to the hiring of two Business Bankers to help serve our existing commercial customers and develop new business. The addition of these two new staff members plus the dedicated work of our existing commercial loan employees led to the largest amount of commercial loan originations the Bank has accomplished with over $31.8 million of gross new loans being originated. The increased amount of commercial loan originations led to an increase in the percentage of the overall loan portfolio that is comprised of commercial loans. This percentage increased from 47.0% to 5 1.5% from the end of 1998 to the end of 1999.

Our emphasis on commercial lending reflects our desire to help our expanding business customer base while also improving portfolio yields. We have not, however, ignored the risks involved in this type of lending and have maintained our high standards of underwriting.

For Great Lakes Bank, being a community bank means lending to our local markets. Our loans are made in the communities we serve so we are lending to customers we know and securing loans with collateral that we are familiar with. Our loan portfolio continues to be well secured and consists primarily of loans with real estate collateral. At the end of 1999, 87.0% of the loan portfolio was real estate secured.

Because of our knowledge of our customers and the collateral they offer, the Bank has maintained low delinquency and charge off rates as shown in the accompanying chart with peers on the average typically closer to 1.0%. Great Lakes Bank is committed to maintaining high loan standards to insure that our loan portfolio will protect long term profitability and capital appreciation.

[CHARTS INSERTED HERE]

Non-Performing Loans To Total Loans

 97          98             99

0.22%      0.08%          0.07%


LENDING (in millions of dollars)


                            1997          1998         1999
                            ----          ----         ----
Commercial Loans            19.2          28.3         45.1
--------------
  Construction
  Real Estate

Residential loans           34.1          33.4         42.3
----------------
  Construction
  Real Estate


Consumer Loans               4.0           3.6          5.7
--------------





5

GLB Bancorp, Inc. 1999

                            SHAREHOLDER INFORMATION

COMPANY HEADQUARTERS

GLB Bancorp, Inc.
7001 Center Street, Mentor, Ohio 44060
Telephone (440) 974-0000
Facsimile (440) 974-3012
www.Great-Lakes-Bank.com

ANNUAL MEETING

GLB Bancorp's Annual Meeting of Shareholders is scheduled for 10:30 am (Eastern
Time) on Tuesday, April 18, 2000 at La Malfa.


STOCK LISTING

The common shares of GLB Bancorp, Inc. trade on the Nasdaq Small Cap Market under the symbol "GLBK".


At December 31, 1999 there were 2,133,906 shares of common stock issued and outstanding which were held of record by approximately 186 shareholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers. Additionally, cash dividends have not been paid in the past nor is it anticipated that cash dividends will be paid to the shareholders in the near future.

GLB COMMON STOCK PRICE
                                             High      Low

1998
Second Quarter (from May 19, 1998)          $17.50   $13.25
Third Quarter                               $14.06   $11.00
Fourth Quarter                              $14.75   $10.25

1999
First Quarter                               $12.25   $10.00
Second Quarter                              $11.38   $ 9.50
Third Quarter                               $10.50   $ 8.13
Fourth Quarter                              $10.00   $ 8.06

INVESTOR RELATIONS AND FORM 10KSB

GLB Bancorp, Inc.'s form 10KSB (to be filed with the Securities and Exchange Commission before March 31, 2000) will be provided without charge to shareholders upon request. Shareholders, analysts or potential investors desiring additional information may make their request in writing to Great Lakes Bank, Christine Hartog, Assistant Vice President, 7001 Center Street, Mentor, Ohio 44060.

TRANSFER AGENT AND REGISTRAR

National City Bank
Dept. 5352 Corp Trust Operations
P.O. Box 92301, Cleveland, Ohio 44193-0900
1-800-622-6757

MARKET MAKERS                       INDEPENDENT AUDITORS

First Union Securities              KPMG LLP
Knight Securities                   1500 National City Center
Raymond James                       1900 East Ninth Street
                                    Cleveland, Ohio 44114-3495



[CHART INSERTED HERE]

BOOK VALUE PER SHARE
(in dollars)



95       96       97         98         99

9.43    10.18    10.77     11.92      12.01

                                                          GLB Bancorp, Inc. 1999

BOARD OF DIRECTORS

Jerome T. Osborne (1994)
Chairman of the Board of Great Lakes Bank,
President of Osborne, Inc.

Richard M. Osborne (1994)
Vice Chairman of the Board of Great Lakes Bank,
President of OsAir, Inc.

Richard T. Flenner, Jr. (1994)
President and CEO of Great Lakes Bank

James A. Brown (1999)
President Classic Auto Campus

James V. Fryan (1995)
Owner and Operator of Goodtime III cruise ship

George C. Lott (1994)
Retired former Executive Vice President
of Great Lakes Bank

George X. Mechir (1994)
Attorney and Retired President and CEO
of Great Lakes Commerce Bank

Edward R. Pike, Jr. (1994)
President of Ed Pike Lincoln-Mercury

Thomas J. Smith (1994)
Chief Operations Manager of Liberty Self-Stor, LTD.

Joseph T. Svete (1994)
Attorney in private practice and principal of the law firm Svete, McGee and Carrabine Co. LPA

Thomas E. Wheeler (1994)
President of Component Repair
Technologies, Inc.

Marian Rose Nathan (Emeritus)
Attorney in private practice


OFFICERS

Jerome T. Osborne, Chairman
Richard M. Osborne, Vice Chairman
Richard T. Flenner, Jr., President and CEO
Andrew L. Meinhold, Executive Vice President
Cheryl Jean Mihitsch, Treasurer
Charles D. Seymour, Senior Commercial Loan Officer
Donna Lexa, Vice President
James Stevens, Vice President

Barbara Bennett, Assistant Vice President
Patricia DeLaney, Assistant Vice President
Cora Fatica, Assistant Vice President
Christine Hartog, Assistant Vice President
John Katronick, Assistant Vice President
Debra Noble, Assistant Secretary
Deline Rohrbaugh, Assistant Vice President
Randy Shandle, Assistant Vice President

GLB Bancorp, Inc. 1999

FlNANCIALS


Selected Consolidated Financial & Other Data         9
Management's Discussion & Analysis                   10
Independent Auditors' Report                         19
Consolidated Statements of Financial Condition       20
Consolidated Statements of Income                    21
Consolidated Statements of Changes
      in Shareholders' Equity                        22
Consolidated Statements of Cash Flows                23
Notes to Consolidated Financial Statements           24

                                                          GLB Bancorp, Inc. 1999

SELECTED CONSOLIDATED FINANCIAL & OTHER DATA

The following table summarizes consolidated financial information concerning GLB Bancorp at the dates and for the periods indicated. Incorporated in 1997, GLB Bancorp became the holding company for the Bank in September 1997. The selected financial information for each of the years ended December 31, is derived from audited consolidated financial statements or the accounting records of GLB Bancorp. The information should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

At or for the years ended December 31,                   1999          1998         1997           1996         1995        1994(1)
(dollars in thousands, except share & per share data)

OPERATING DATA
Interest income                                       $    7,560    $    5,844    $   4,382     $   3,234     $  2,498    $     757
Interest expense                                           2,939         2,439        1,938         1,325        1,014          276
                                                      ----------    ----------    ---------     ---------     --------    ---------

Net interest income                                        4,621         3,405        2,444         1,909        1,484          481
Provision for loan losses                                    151           120           97            77           51            0
                                                      ----------    ----------    ---------     ---------     --------    ---------

Net interest income after provision
     for loan losses                                       4,470         3,285        2,347         1,832        1,433          481
Non-interest income                                          681           707          552           294          250           86
Non-interest expense                                       3,994         2,947        2,345         1.904        1,642          896
                                                      ----------    ----------    ---------     ---------     --------    ---------

Income (loss) before income taxes                          1,157         1,045          554           222           41         (329)
Income tax expense (benefit)
     Federal current                                         395           233          214            16            4          (20)
     Federal deferred                                         15           110           (4)           (6)           0           19
     State tax                                                36            30            0             0            0            0
                                                      ----------    ----------    ---------     ---------     --------    ---------

Net income (loss)                                     $      711    $      672    $     344     $     212     $     37    $    (328)
                                                      ==========    ==========    =========     =========     ========    =========

FINANCIAL CONDITION
Total assets                                          $  119,074    $  103,868    $  66,631     $  54,037     $ 40,915    $  32,550
Cash and cash equivalents                                 20,479        34,142        7,827        10,329        7,190        9,498
Securities                                                 5,732         4,810        1,619         1,142        4,305        4,670
Loans receivable - net                                    87,413        60,330       53,097        38,634       26,045       14,818
Deposits                                                  82,145        68,655       52,012        42,253       35.678       27,840
Federal Home Loan Bank advances                           10,500         9,000        7,500         5,000         --           --
Shareholders' equity                                      25,629        25,432        6,428         6,039        4,809        4,222

SHARE INFORMATION (2)
Earnings (loss) per share basic & diluted             $      .33    $      .44    $     .58     $     .39     $    .07    $    (.72)
Book value per share                                  $    12.01    $    11.92    $   10.77     $   10.18     $   9.43    $    9.28
Weighted average shares outstanding
     Basic                                             2,133,906     1,536,821      595,942       548,089      496,250      455,000
     Diluted                                           2,133,906     1,536,835      595,942       548,089      496,250      455,000

OTHER DATA (3)
Return on average assets                                    0.65%         0.79%        0.58%         0.46%        0.10%          --
Return on average equity                                    2.78%         3.76%        5.52%         3.88%        0.79%          --
Net interest margin                                         3.89%         4.37%        4.62%         4.72%        4.68%          --
Net interest spread                                         3.25%         3.06%        3.92%         4.07%        4.02%          --
Allowance for loan losses to total loans                    0.72%         0.80%        0.75%         0.81%        0.91%          --
Nonperforming assets to total assets                        0.05%         0.05%        0.17%         0.13%        0.00%          --
Shareholders' equity to total average assets               23.24%        29.95%       10.87%        13.12%       13.13%          --

1)   From July 15, 1994 (inception) to December 31, 1994.
2)   Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998
3)   Other Data for the partial year ended December 31, 1994 are not meaningful




9

GLB Bancorp, Inc. 1999

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

GLB Bancorp's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its' "net yield on interest-earning assets" or "net interest margin", which is net interest income divided by average interest-earning assets.

To a lesser extent, GLB Bancorp's profitability is also affected by such factors as the level of non-interest income and expense, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of service charges, other fees, loan fees and income from the sale of loans. Non-interest expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

GLB Bancorp's management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of GLB Bancorp for the fiscal years ended December 31, 1999, 1998, and 1997. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented in this annual report.

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

MERGER TERMINATION

On November 24, 1998, GLB Bancorp, Inc. and Maple Leaf Financial, Inc. signed an Agreement of Affiliation and Plan of Merger, which was later amended on December 29, 1998. In the third quarter of 1999, GLB Bancorp, Inc. and Maple Leaf Financial, Inc. terminated the agreement agreeing that it was in the best interests of both companies and their shareholders. GLB Bancorp, Inc. incurred $168,354 in pre-tax expenses in 1999 related to the proposed merger and its termination.

RESULTS OF OPERATIONS

From the time of Great Lakes Bank's succession to the business of Great Lakes Commerce Bank in July 1994, management has laid the foundation for continued growth in earnings and assets, doing so on a conservative basis intended to improve financial performance over time. During the process of building Great Lakes Bank into a profitable institution, Great Lakes Bank has incurred considerable short-term expense. All but one of Great Lakes Bank's original four offices have been relocated since July 1994 with the three offices opened this year bringing the total to ten offices including the main office. Although branch relocation and expansion has promoted asset and earnings growth, it has also represented substantial near-term costs, most notably facilities and equipment expense and compensation expense. These near-term costs will, in management's opinion, have a long-term benefit for GLB Bancorp and

                                                          GLB Bancorp, Inc. 1999

Great Lakes Bank. Branch reconfiguration and de novo branch expansion have been and will be part of Great Lakes Bank's strategy to solidify its position as a leading community bank, capitalizing upon Great Lakes Bank's status as the only commercial bank headquartered in Lake County.

Management's efforts have produced a positive earnings trend with $711,241 for 1999 ($.33 per share, basic and diluted), $672,264 for 1998 ($.44 per share, basic and diluted), and $343,957 for 1997 ($.58 per share, basic and diluted). The improvement each year in net income was primarily the result of growth in the volume of loans and the corresponding net interest income associated with increased volumes.

Fiscal 1999 and 1998 earnings per share were lower in comparison to 1997 due to the increase in the weighted average number of shares outstanding in May 1998 from the Initial Public Offering. Also 1999 earnings were affected by the merger related expenses of $168,354, pretax. Also affecting net income was an effective tax rate of 38.6% in 1999, 35.7% in 1998 and 37.9% in 1997.

Earnings per share was computed in accordance with Statements of Financial Accounting Standards SFAS No. 128. This calculation was based on 2,133,906, 1,536,821 and 595,942 weighted average shares outstanding for the periods ended December 31, 1999, 1998 and 1997 respectively. Diluted earnings per share was based on 2,133,906, 1,536,835 and 595,942 weighted average shares outstanding for the periods ended December 31, 1999, 1998 and 1997, respectively.

NET INTEREST INCOME

1999 Compared to 1998. Net interest income was $4,621,039 in 1999, compared to $3,405,182 in 1998, an increase of $1,215,857, or 35.7%. This increase was caused primarily by an increase in average earning assets of $24.0 million during the year, while average interest bearing liabilities grew by $15.0 million. The Bank's spread has increased to 3.25% in 1999 from 3.06% in 1998 while the net interest margin decreased to 3.89% in 1999 from 4.37% in 1998.

During 1999, the Federal Reserve Bank Board did the opposite scenario of 1998 by increasing the fed fund rate twice in the fall of 1999. This allowed banks to raise their rates on those loans that were tied to prime; in turn increasing loan interest income at the end of the fourth quarter. According to some analysts, the fed rate will see two more upward adjustments in the spring of 2000. Hopefully, at that point interest rate stability would appear, leaving the Bank in a good position; as it is asset sensitive.

1998 Compared to 1997. Net interest income was $3,405,182 in 1998, compared to $2,443,766 in 1997, an increase of $961,416, or 39.3%. This increase was caused primarily by an increase in average earning assets of $25.0 million between the years while average interest-bearing liabilities grew by $10.6 million. A significant factor in the increase in net income thru the average earning assets increase was the investment of the public offering finds in federal funds. These invested funds yielded approximately $519,000 in additional interest income for the year. At the same time, Great Lakes Bank's interest rate spread decreased to 3.06% in 1998 from 3.92% in 1997. Great Lakes Bank's net interest margin also decreased in 1998 to 4.37% from 4.62% in 1997.

During the last half of 1998, the Federal Reserve Bank Board reduced the fed fund rate. This reduction caused the banking industry to reduce new loan rates being offered to prospective customers and produced a flurry of refinance activity as the customer saw an opportunity to reduce their monthly mortgage expense. This in turn, caused all interest sensitive monetary instruments to carry lower interest rates. The lowering of rates narrowed the net interest rate spread, since during this rate change, the repricing of interest-bearing liabilities (savings instruments) naturally moved at a slower pace than interest-earning assets (loans, federal funds, and securities). Great Lakes Bank was no different than any other bank and saw a decrease in their spread and margin.

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

GLB Bancorp, Inc. 1999

AVERAGE BALANCES AND INTEREST RATES
FOR THE YEARS ENDED DECEMBER 31,

                                                   1999                            1998                             1997
                                                Interest                         Interest                         Interest
                                     Average     Income/  Yield/      Average     Income/  Yield/     Average      Income/   Yield/
                                     Balance     Expense    Cost      Balance     Expense    Cost     Balance      Expense     Cost


INTEREST-EARNING ASSETS:

Mortgage-backed Securities                $0          $0   0.00%           $0          $0   0.00%      $24,339        $(619)  -2.54%

Loan Receivable:
  Real Estate Mortgage            36,196,671   2,680,822   7.41%   31,091,390   2,358,880   7.59%   27,004,160    2,087,781    7.73%
  Commercial and other            34,713,688   3,232,917   9.31%   20,830,653   2,015,503   9.68%   16,212,406    1,631,713   10.06%
  Consumer                         4,589,098     388,808   8.47%    3,727,614     329,488   8.83%    3,534,530      316,106    8.94%
                                --------------------------------  -------------------------------  ---------------------------------
    Total Loans Receivable        75,499,457   6,302,547   8.35%   55,649,657   4,703,871   8.45%   46,751,096    4,035,600    8.63%

Cash interest earning                 58,266       2,622   4.50%       23,089       1,302   5.64%       18,294        1,473    8.05%

Securities:
  FHLB Stock                         506,214      35,784   7.07%      439,386      31,570   7.19%      409,205       29,421    7.19%
  Securities Held to maturity      2,009,772     108,066   5.38%    1,319,574      74,085   5.61%    1,112,064       69,087    6.21%
  Securities Available for sale    3,438,081     108,820   3.17%      817,873      26,625   3.26%            0            0    0.00%
                                --------------------------------  -------------------------------  ---------------------------------
    Total Securities               5,954,067     252,670   4.24%    2,576,833     132,280   5.13%    1,521,269       98,508    6.48%

Federal Funds                     20,378,769   1,002,537   4.92%   19,728,901   1,006,676   5.10%    4,576,840      247,079    5.40%
                                --------------------------------  -------------------------------  ---------------------------------
Total Interest-Earning Assets    101,890,559   7,560,376   7.42%   77,978,480   5,844,129   7.49%   52,891,838    4,382,041    8.28%
                                --------------------------------  -------------------------------  ---------------------------------
Non-Interest Earning Assets        8,372,665                        6,946,846                        6,248,155
                                ------------                      -----------                      -----------
    Total Assets                $110,263,224                      $84,925,326                      $59,139,993
                                ============                      ===========                      ===========

INTEREST-BEARING LIABILITIES:

Deposits:
  DDA Interest-Bearing            $7,570,619    $109,160   1.44%   $5,246,101    $117,190   2.23%   $4,372,338      $90,704    2.07%
  Savings Accounts                38,928,240   1,436,035   3.69%   30,261,219   1,137,749   3.76%   24,447,474      898,299    3.67%
  Certificates of Deposit         14,669,888     780,507   5.32%   12,011,136     674,832   5.62%    9,229,811      512,833    5.56%
                                --------------------------------  -------------------------------  ---------------------------------
    Total Deposits                61,168,747   2,325,702   3.80%   47,518,456   1,929,771   4.06%   38,049,623    1,501,836    3.95%
Borrowings                         9,294,355     613,635   6.60%    7,512,097     509,176   6.78%    6,410,417      436,439    6.81%
                                --------------------------------  -------------------------------  ---------------------------------
    Total Interest-Bearing
      Liabilities                 70,463,102   2,939,337   4.17%   55,030,553   2,438,947   4.43%   44,460,040    1,938,275    4.36%
                                --------------------------------  -------------------------------  ---------------------------------
Non-Interest Bearing
  Liabilities                     14,205,583                       12,001,073                        8,444,677
Shareholders' Equity              25,594,539                       17,893,700                        6,235,276
                                ------------                      -----------                      -----------
Total Liabilities &
  Shareholders' Equity          $110,263,224                      $84,925,326                      $59,139,993
                                ============                      ===========                      ===========

Net Interest Income and
  Net Interest Rate Spread (1)                $4,621,039   3.25%               $3,405,182   3.06%                $2,443,766    3.92%
                                              ==================               ==================                ===================
Net Interest Margin (2)                                    3.89%                            4.37%                              4.62%
                                                          ======                           ======                            =======
Ratio of Average Interest-
  Earning Assets to
  Interest-Bearing Liabilities                            92.41%                           91.82%                            118.96%
                                                          ======                           ======                            =======

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

The following table analyzes net interest income in terms of changes in volume, and interest rates of interest-earning assets and interest-bearing liabilities during the periods indicated. The table reflects the extent to which changes in interest income and changes in interest expense are attributable to changes in volume (changes in volume multiplied by the prior year rate) and changes in rate (changes in rate multiplied by the prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

Rate/Volume Analysis
For the Years Ended December 31,

                                                               1999 vs. 1998                             1998 vs. 1997
                                                --------------------------------------     ---------------------------------------
                                                   Volume        Rate           Total         Volume         Rate           Total

Interest Income attributable to:
 Loans Receivable                               $1,656,273    $ (57,597)    $ 1,598,676     $  750,206    $ (81,935)    $   668,271

 Securities                                        138,738      (18,348)        120,390         48,154      (14,382)         33,772

 Mortgage-Backed Securities                              0            0               0            619            0             619

 Federal Funds                                      46,532      (50,671)         (4,139)       772,386      (12,789)        759,597

 Cash Interest earning                               1,522         (202)          1,320          1,194       (1,365)           (171)
                                                ----------    ---------     -----------     ----------    ---------     -----------

   Total Interest Income                         1,843,065     (126,818)      1,716,247      1,572,559     (110,471)      1,462,088

Interest Expense attributable to:

 Deposits                                          508,911     (112,980)        395,931        383,415       44,520         427,935

 Borrowings                                        117,284      (12,825)        104,459         74,664       (1,927)         72,737
                                                ----------    ---------     -----------     ----------    ---------     -----------

   Total Interest Expense                          626,195     (125,805)        500,390        458,079       42,593         500,672
                                                ----------    ---------     -----------     ----------    ---------     -----------
Increase (decrease) in
  Net Interest Income                           $1,216,870    $  (1,013)    $ 1,215,857     $1,114,480    $(153,064)    $   961,416
                                                ==========    =========     ===========     ==========    =========     ===========


GLB Bancorp, Inc. 1999

PROVISION FOR LOAN LOSSES

1999 Compared to 1998. The provision for loan losses was $151,000 in 1999, compared to $120,000 in 1998, an increase of 331,000, or 25.8%. The increase in the provision for loan losses was principally a result of increased loan volume. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

1998 Compared to 1997. The provision for loan losses was 3120,000 in 1998, compared to $97,000 in 1997, an increase of $23,000, or 23.7%. The increase in the provision for loan losses was principally a result of increased loan volume. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

NON-INTEREST INCOME

1999 Compared to 1998. Total non-interest income was $680,988 in 1999, compared to $707,327 in 1998, a decrease of ($26,339), or (3.7%). The gain on the sale of loans was significantly lower than the prior year, decreasing (8 1.2%) from 1998 to 1999. The steady increase in fed fund rates by the Federal Reserve Bank Board during the fall of 1999 decreased the borrowing desires of prospective loan customers; particularly since the prior year had shown a reduction of rates and most customers desiring a rate change had refinanced by the end of 1998.

Conversely, the remaining non-interest income categories had increased overall 3 1.8%. Service charges on demand deposits increased 32.3% from 1998 to 1999 with loan fees increasing 47.0% between years. Most naturally, as the Bank continues to grow in size increasing its lending and deposit base, its collected fees would increase.

1998 Compared to 1997. Total non-interest income was $707,327 in 1998, compared to $551,852 in 1997, an increase of $155,475, or 28.2%. The largest increases were in service charges on demand deposits increasing $25,349, or 17.5% from 1997 to 1998 and increases in gain on sale of loans of $145,817, or 190.4% from 1997 to 1998.

Great Lakes Bank generally does not impose service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks which might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, Great Lakes Bank has not adopted an aggressive fee structure. Deposit growth has steadily increased as the Bank has developed strong customer relationships, cross-selling relationships to loan customers and obtaining increased growth from branch offices in recent years. The increase in service charges on demand deposits during both years was primarily due to demand deposit growth. Management intends to continue promoting Great Lakes Bank's demand deposit products, particularly non-interest bearing deposit products in order to obtain additional interest-free, lendable funds.

Great Lakes Bank realized a total gain on sale of loans during 1999 of $41,851 and in 1998 of $222,417, representing the sale of loans to the Federal Home Loan Mortgage Corporation (FHLMC). In the past, the Bank selectively retained fixed-rate loans in order to increase its loan-to-deposit ratio. Although Great Lakes Bank has retained fixed-rate mortgage loans in its portfolio, current production of fixed-rate loans may be sold in the secondary market to the FHLMC, with 0.25% servicing retained, or on a servicing-released basis to other financial institutions. The proceeds of such sales can be reinvested in additional lending.

NON-INTEREST EXPENSE

1999 Compared to 1998. Total non-interest expense was $3,993,492 in 1999, compared to $2,947,045 in 1998, an increase of $1,046,447, or 35.5%. The largest components of non-interest expenses were compensation and related benefits which increased $416,295, or 29.6% and office occupancy and equipment expense which increased $290,920, or 56.3%. The increase in both areas is directly related to the Bank opening three new offices in 1999, with additional staff and furniture, equipment, drive-thru's, and ATM equipment related to new premises. Additionally the Corporation spent $168,354 in pre-tax expenses relating to the terminated merger.

1998 Compared to 1997. Total non-interest expense was $2,947,045 in 1998, compared to $2,344,744 in 1997, an increase of $602,301, or 25.7%. The largest component of non-interest expense was professional fees, which increased $156,783, or 216.2%. One of the largest items of professional fees was the auditing and accounting fees incurred in changing from a private to a public company. Also amortization of intangibles increased $17,926. or 20.6% largely due to the mortgage servicing rights intangible asset being amortized for a full year in 1998, as

                                                          GLB Bancorp, Inc. 1999
the bank sold numerous fixed rate loans to the Federal Home Loan Mortgage Corporation. Almost all other categories increased from 15% to 39% as a normal progression during a period of continued growth.

In both years and prior years are the "deposit base intangible" and goodwill assets that arose out of the July 1994 succession of Great Lakes Bank to the business of Great Lakes Commerce Bank which are being amortized over a period often years. Refer to Note 5 of Notes to Consolidated Financial Statements for additional information.

FEDERAL INCOME TAXES

1999 Compared to 1998. Federal income tax expense was $446,294 in 1999, compared to $373,200 in 1998. This change was due to the increase in net income as the bank continues to grow. Refer to Note 12 of Notes to Consolidated Financial Statements for additional information.

1998 Compared to 1997. Federal income tax expense was $373,200 in 1998, compared to $209,917 in 1997. This change was due to the increase in net income as the bank continues to grow. Refer to Note 12 of Notes to Consolidated Financial Statements for additional information.

FINANCIAL CONDITION

GLB Bancorp's total assets were $119,073,676 at December 31, 1999, compared to $103,868,013 at December 31, 1998, an increase of $15,205,663, or 14.6%. The
Corporation began the year with an abundance of fed find money in anticipation of completing the merger with Maple Leaf Financial. After the termination of the merger in the third quarter of 1999, the Corporation began to utilize those moneys to fund new loan volume. Federal funds sold decreased ($16,027,678) or (52.5%) with net loans increasing $27,082,041 or 44.9% from December 31, 1998 to December 31, 1999. Deposits also helped find new loans and operations, increasing $13,489,537 or 19.6% from 1998 to 1999. With the opening of three new offices and land purchased in anticipation of merger related relocating, premises and equipment increased approximately $780,000. Additionally during the year, the Corporation increased its securities available for sale by making purchases totaling $1.7 million.

CAPITAL

Shareholders' equity was $25,628,805 at December 31, 1999 and $25,431,652 at December 31, 1998, an increase of $197,153, or 0.8%. Shareholders' equity is impacted not only by year to date income of $711,241, but also by unrealized losses in applying fair market values to securities available for sale which netted to ($506,896) at December 31, 1999. GLB Bancorp has, since becoming public, purchased shares of stock in other banking entities. Unfortunately at December 31, 1999, Bank stocks in general have fallen out of favor with investors and the fair value of the stocks owned by GLB Bancorp are below net book value. Under applicable accounting guidance, the unrealized loss on securities available for sale, net of tax, is recorded as a separate component of shareholders' equity.

As of December 31, 1999, Great Lakes Bank was in compliance with applicable regulatory capital requirements, as shown in Note 15 of Notes to Consolidated Financial Statements. Based on capital levels at December 31, 1999, Great
Lakes Bank qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions. It is GLB Bancorp's intention to operate Great Lakes Bank as a well-capitalized institution within the meaning of applicable regulatory definitions.

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

At December 31, 1999, certificates of deposit represented 17.7% of total deposits, while DDA (checking accounts) represented 31.2% and savings accounts 51.1%. Of the total $14.6 million certificates of deposits at December 31, 1999, certificates totaling $12.5 million will mature in 2000, approximately 85.9% of the certificate portfolio. Management believes that, consistent with experience, the majority of maturing certificates of deposits will be renewed at market rates of interest. Golden Passbook accounts, which provide for a higher return than a regular passbook account, accounted for $36.2 million, or approximately 44.1%, of deposits at December 31, 1999.

Great Lakes Bank has used advances from the FHLB of Cincinnati as a source of funds for its



15

GLB Bancorp, Inc. 1999


Gap Analysis
Maturity or Repricing Periods at December 31, 1999
                                                        Within           4-12              1-5             Over 5
                                                        3 Months        Months            Years             Years          Total
                                                      -----------    ------------     ------------     ------------    ------------


Interest-Earning Assets:
                                                      $ 1,567,700    $  4,559,974     $ 18,213,908     $ 14,819,417    $ 39,160,999
 Real Estate Mortgage Loans (1)(2)                     16,139,355       8,852,199       17,720,251          555,129      43,266,934
 Commercial loans (1)(2)                                3,582,527         543,449        1,081,643          402,321       5,609,940
 Consumer loans (1)(2)                                  3,727,250               0                0            5,000       3,732,250
 Securities available for sale                            500,000       1,000,000          500,000          552,700       2,552,700
 Securities held to maturity, at par (2)                   55,022               0                0                0          55,022
 Cash Interest-earning                                 14,506,895               0                0                0      14.506,895
                                                      -----------    ------------     ------------     ------------    ------------
 Federal Funds
                                                      $40,078,749    $ 14,955,622     $ 37,515,802     $ 16,334,567    $108,884,740
                                                      ===========    ============     ============     ============    ============
      Total Interest-Earning Assets
Interest-Bearing Liabilities:                         $ 3,045,583    $  9,456,004     $  2,059,864     $          0    $ 14,561,451
 Certificates of deposit                                    6,722          60,497           67,218                0         134,437
 Money market                                                   0               0        7,185,785        1,796,446       8,982,231
 DDA Interest-bearing                                           0               0       33,552,214        8,388,054      41,940,268
 Savings accounts                                               0               0       10,500,000                0      10,500,000
                                                      -----------    ------------     ------------     ------------    ------------
 Borrowings
                                                      $ 3,052,305    $  9,516,501     $ 53,365,081     $ 10,184,500    $ 76,118,387
                                                      ===========    ============     ============     ============    ============
       Total Interest-Bearing Liabilities
                                                      $37,026,444    $  5,439,121     ($15,849,279)    $  6,150,067    $ 32,766,353
Interest Rate Sensitivity Gap
                                                     $ 37,026,444     $ 42,465,565     $ 26,616,286    $ 32,766,353
Cumulative Interest Rate Sensitivity

Cumulative Interest Rate Sensitivity                        31.10%           35.66%           22.35%          27.52%
  Gap as a Percent of Total Assets



(1) For purposes of the GAP analysis, mortgage and other loans are not reduced by the allowance for loan losses and non-performing loans.
(2) For purposes of the GAP analysis, premiums, unearned discounts, and deferred loan fees are excluded.

This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based on assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals experienced by Great Lakes Bank in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish in the event of an interest rate increase. Therefore, the gap table above does not and can not necessarily indicate the actual future impact of general interest movements on net interest income.

GLB Bancorp, Inc. 1999

YEAR 2000

During the period 1997 through 1999, the Corporation completed the process of preparing for the Year 2000 date change. This process included the assessment of the Corporation's software, hardware, and other computer controlled systems, the identification and remediation of potential Year 2000 problems, the testing of all mission critical systems and the development of contingency plans to respond to risks associated with the century date change.

To date, the Corporation has successfully dealt with the Year 2000 date change. Although the greatest risk occurred during the rollover from 1999 to 2000, there is an unlikely but continued possibility of disruptions to the Corporation's core business processes. These disruptions could come as a result of problems associated with future specific dates, noncompliant third parties, and impacts on customers and the economy in general.

The Corporation will continue to monitor all core business processes and mission critical systems in order to identify and address any future problems.

Through 1999, the Corporation spent a total of $25,486 on the Year 2000 project. Project costs in the year 2000 are expected to be insignificant.

SELECTED QUARTERLY FINANCIAL DATA

The following is a summary of actual unaudited quarterly results:

                                                            First          Second           Third           Fourth         Year to
                                                           Quarter         Quarter         Quarter          Quarter          Date
                                                           ------------------------------------------------------------------------
1999
Interest income                                           $1,678,956      $1,814,296      $1,974,617      $2,092,507      $7,560,376
Interest expense                                             671,044         715,750         764,109         788,434       2,939,337
Net interest income                                        1,007,912       1,098,546       1,210,508       1,304,073       4,621,039
Provision for loan losses                                     30,000          39,000          39,000          43,000         151,000
Non-interest income                                          136,074         173,416         178,472         193,026         680,988
Non-interest expense net of merger costs                     869,017         948,633         987,506       1,019,982       3,825,138
Merger costs                                                       0         158,894           9,460               0         168,354
Net income                                                   149,626          71,425         219,084         271,106         711,241
Earnings per share (basic and diluted)                          0.07            0.03            0.10            0.13            0.33

------------------------------------------------------------------------------------------------------------------------------------
1998
Interest income                                           $1,244,897      $1,411,430      $1,586,965      $1,600,837      $5,844,129
Interest expense                                             577,969         588,058         614,295         658,625       2,438,947
Net interest income                                          666,928         823,372         972,670         942,212       3,405,182
Provision for loan losses                                     30,000          30,000          30,000          30,000         120,000
Non-interest income                                          155,619         153,495         182,488         215,725         707,327
Non-interest expense                                         623,725         736,499         759,413         827,408       2,947,045
Net income                                                   102,982         127,956         225,843         215,483         672,264
Earnings per share (basic and diluted)(1)                       0.17            0.10            0.11            0.10            0.44

(1) The sum of the quarters does not equal the year to date figure due to the change in weighted shares with the occurrence of the IPO in May 1998.

ACCOUNTING AND REPORTING DEVELOPMENTS

See caption "New Accounting Pronouncements" in Note 1 of the Notes to Consolidated Financial Statements for a discussion of accounting and reporting developments which may affect GLB Bancorp.

                                                          GLB Bancorp, Inc. 1999

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors

GLB Bancorp, Inc.:




We have audited the accompanying consolidated statements of financial condition of GLB Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLB Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                  /s/ KPMG LLP


January 28, 2000

GLB Bancorp, Inc. 1999



                                                  GLB BANCORP, INC. AND SUBSIDIARY

                                           Consolidated Statements of Financial Condition

                                                     December 31, 1999 and 1998

                                      ASSETS                                                1999                   1998
                                                                                       -------------           -----------

Cash and due from banks                                                                $   5,972,557             3,606,939
Federal funds sold                                                                        14,506,895            30,534,573
                                                                                       -------------           -----------
       Total cash and cash equivalents                                                    20,479,452            34,141,512

Securities available for sale, at fair value (note 2)                                      3,732,250             2,802,711
Securities held to maturity (fair value of
 $1,984,688 and $2,015,313) (note 2)                                                       2,000,233             2,007,742
Loans, net (note 3)                                                                       87,412,502            60,330,461
Stock in Federal Home Loan Bank of Cincinnati, at cost                                       552,700               459,000
Premises and equipment, net (note 4)                                                       3,233,718             2,704,255
Intangibles, net (note 5)                                                                    699,565               692,024
Other assets                                                                                 963,256               730,308
                                                                                       -------------           -----------
       Total assets                                                                    $ 119,073,676           103,868,013
                                                                                       =============           ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
 Deposits (note 6):
   Noninterest bearing demand deposits                                                 $  16,526,276            12,886,078
   Interest bearing demand deposits                                                        9,116,668             7,154,389
   Savings accounts                                                                       41,940,268            35,144,171
   Certificate of deposit accounts                                                        14,561,451            13,470,488
                                                                                       -------------           -----------
       Total deposits                                                                     82,144,663            68,655,126

 Advances from the Federal Home Loan Bank (note 7)                                        10,500,000             9,000,000
 Accrued expenses and other liabilities                                                      800,208               781,235
                                                                                       -------------           -----------
       Total liabilities                                                                  93,444,871            78,436,361
                                                                                       -------------           -----------

Commitments and contingencies (note 10)

Shareholders' equity (note 15):
 Common stock, no par value; 10,000,000 shares authorized:
   2,133,906 shares issued and outstanding, at stated value of $2.50                       5,334,765             5,334,765
 Additional paid-in capital                                                               19,152,715            19,152,715
 Retained earnings                                                                         1,648,221               936,980
 Accumulated other comprehensive income (loss)                                              (506,896)                7,192
                                                                                       -------------           -----------
       Total shareholders' equity                                                         25,628,805            25,431,652
                                                                                       -------------           -----------
       Total liabilities and shareholders' equity                                      $ 119,073,676           103,868,013
                                                                                       =============           ===========

See accompanying notes to consolidated financial statements.

                                                          GLB Bancorp, Inc. 1999



                                                  GLB BANCORP, INC. AND SUBSIDIARY

                                                 Consolidated Statements of Income

                                            Years ended December 31, 1999, 1998 and 1997

                                                                                       1999               1998              1997
                                                                                    ----------         ---------         ----------

Interest income:
    Loans                                                                           $6,302,547         4,703,869          4,035,600
    Federal funds sold                                                               1,002,537         1,006,677            247,079
    Securities                                                                         255,292           133,583             99,362
                                                                                    ----------         ---------         ----------
         Total interest income                                                       7,560,376         5,844,129          4,382,041
                                                                                    ----------         ---------         ----------

Interest expense:
    Deposits                                                                         2,325,702         1,929,771          1,501,836
    FHLB advances                                                                      613,635           509,176            436,439
                                                                                    ----------         ---------         ----------
         Total interest expense                                                      2,939,337         2,438,947          1,938,275
                                                                                    ----------         ---------         ----------
         Net interest income                                                         4,621,039         3,405,182          2,443,766

    Provision for loan losses (note 3)                                                 151,000           120,000             97,000
                                                                                    ----------         ---------         ----------

         Net interest income after provision for loan losses                         4,470,039         3,285,182          2,346,766
                                                                                    ----------         ---------         ----------

Other income:
    Service charges on demand deposits                                                 225,001           170,040            144,691
    Loan fees                                                                          238,075           161,934            184,605
    Other service charges and fees                                                     176,061           152,936            145,956
    Gain on sale of loans held for sale                                                 41,851           222,417             76,600
                                                                                    ----------         ---------         ----------

         Total other income                                                            680,988           707,327            551,852
                                                                                    ----------         ---------         ----------

Other expenses:
    Compensation and related benefits (note 8)                                       1,823,597         1,406,672          1,171,529
    Office occupancy and equipment, net                                                808,010           517,090            442,478
    Professional fees                                                                  148,377           229,299             72,516
    Advertising                                                                        102,267            75,368             65,438
    Amortization of intangibles                                                        105,478           105,023             87,097
    Ohio franchise tax                                                                 117,454            93,070             85,630
    Data processing                                                                    190,411           142,902            116,003
    Office supplies and printing                                                       130,801            98,145             71,036
    FDIC deposit insurance                                                               7,854             6,349              4,597
    Credit card processing                                                              77,627            48,892             55,311
    Year 2000 expense                                                                   25,486              --                 --
    Merger expense                                                                     168,354              --                 --
    Other operating expense                                                            287,776           224,235            173,109
                                                                                    ----------         ---------         ----------

         Total other expenses                                                        3,993,492         2,947,045          2,344,744
                                                                                    ----------         ---------         ----------

Income before income taxes                                                           1,157,535         1,045,464            553,874

Income tax expense (note 12):
    Federal - Current                                                                  395,218           232,974            214,305
    Federal - Deferred                                                                  15,076           110,226             (4,388)
    State                                                                               36,000            30,000               --
                                                                                    ----------         ---------         ----------
         Total income tax expense                                                      446,294           373,200            209,917
                                                                                    ----------         ---------         ----------

         Net income                                                                 $  711,241           672,264            343,957
                                                                                    ==========         =========         ==========

         Earnings per share basic and diluted                                       $     0.33              0.44               0.58
                                                                                    ==========         =========         ==========

See accompanying notes to consolidated financial statements.

GLB Bancorp, Inc. 1999




                                                  GLB BANCORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Changes in Shareholders' Equity

                                            Years ended December 31, 1999, 1998 and 1997

                                                                                                        ACCUMULATED
                                                                              ADDITIONAL    RETAINED        OTHER
                                                                   COMMON      PAID-IN      EARNINGS    COMPREHENSIVE
                                                                   STOCK       CAPITAL      (DEFICIT)   INCOME (LOSS)       TOTAL
                                                                 ----------   ----------   ----------   -------------    -----------

Balance at December 31, 1996                                     $1,482,855    4,635,642      (79,241)          --        6,039,256
Issuance of 3,600 shares of common stock                              9,000       36,000         --             --           45,000
Net income                                                             --           --        343,957           --          343,957
                                                                 ----------   ----------   ----------    -----------    -----------

Balance at December 31, 1997                                      1,491,855    4,671,642      264,716           --        6,428,213
Comprehensive income:
         Change in unrealized gain on securities
          available for sale, net of tax                               --           --           --            7,192          7,192

         Net income                                                    --           --        672,264           --          672,264
                                                                                                                        -----------

Total comprehensive income                                                                                                  679,456
                                                                                                                        -----------
Proceeds from issuance of 1,495,000 shares
  of common stock in connection with
  the initial public offering, net of issuance costs of
  $1,591,017 (note 1)                                             3,737,500   14,106,483         --             --       17,843,983
Issuance of 42,164 shares of common stock                           105,410      374,590         --             --          480,000
                                                                 ----------   ----------   ----------    -----------    -----------
Balance at December 31, 1998                                      5,334,765   19,152,715      936,980          7,192     25,431,652

Comprehensive income:
         Change in unrealized loss on securities available             --           --           --         (514,088)      (514,088)
          for sale, net of tax
         Net income                                                    --           --        711,241           --          711,241
                                                                                                                        -----------
Total comprehensive income                                                                                                  197,153
                                                                 ----------   ----------   ----------    -----------    -----------

Balance at December 31, 1999                                     $5,334,765   19,152,715    1,648,221       (506,896)    25,628,805
                                                                 ==========   ==========   ==========    ===========    ===========


                                                                                YEARS ENDED DECEMBER 31,
                                                                              ----------------------------
DISCLOSURE OF RECLASSIFICATION AMOUNT:                                          1999                 1998
                                                                              ------                 -----

Unrealized holding gains (losses) arising during the period, net of tax effect of ($272,944) and $3,705 for the
         years ended December 31, 1999 and 1998, respectively                 $(514,088)             7,192

Less reclassification adjustment for gains and
         losses included in net income                                             --                 --
                                                                              ---------              -----
                                                                              $(514,088)             7,192
                                                                              =========              =====

See accompanying notes to consolidated financial statements.

                                                          GLB Bancorp, Inc. 1999



                                                  GLB BANCORP, INC. AND SUBSIDIARY

                                                Consolidated Statements of Cash Flows

                                            Years ended December 31, 1999, 1998 and 1997
                                                                                             1999            1998           1997
                                                                                         ------------    -----------    -----------

Cash flows from operating activities:
     Net income                                                                          $    711,241        672,264        343,957
     Adjustments required to reconcile net income to net cash
       provided by operating activities:
         Amortization of intangibles                                                          105,478        105,023         87,097
         Depreciation                                                                         272,029        198,747        170,350
         Premium amortization and discount accretion, net                                       6,572          5,665            986
         Net deferred loan origination fees                                                    10,433         64,694        (81,765)
         Origination of loans held for sale                                                (6,334,068)   (16,988,949)          --
         Proceeds from sale of loans held for sale                                          6,304,064     16,956,314      2,388,347
         Gain on sale of loans held for sale                                                  (41,851)      (222,417)       (76,600)
         Provision for loans losses                                                           151,000        120,000         97,000
         Origination of mortgage servicing rights                                            (113,019)      (265,124)       (40,046)
         Increase (decrease) in other assets                                                   32,090       (248,202)      (109,373)
         Increase (decrease) in accrued expenses
          and other liabilities                                                                15,509        (23,574)       (50,289)
         Deferred federal income taxes                                                         15,076        110,226         (4,388)
                                                                                         ------------    -----------    -----------
              Net cash provided by operating activities                                     1,134,554        484,667      2,725,276
                                                                                         ------------    -----------    -----------

Cash flows from investing activities:
     Purchases of securities held to maturity                                                (499,063)    (2,999,107)    (1,515,234)
     Purchases of securities available for sale                                            (1,720,277)    (2,786,814)          --
     Maturities and payments of securities held to maturity                                   500,000      2,600,000      1,037,433
     Purchase of FHLB stock                                                                   (93,700)       (31,300)       (29,200)
     Origination of loans, net of principal collected                                     (27,171,619)    (7,281,456)   (16,790,762)
     Purchases of premises and equipment                                                     (808,690)      (380,810)      (241,255)
     Disposals of premises and equipment                                                        7,198        492,542          6,670
                                                                                         ------------    -----------    -----------
              Net cash used in investing activities                                       (29,786,151)   (10,386,945)   (17,532,348)
                                                                                         ------------    -----------    -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                                                  --       18,073,983         45,000
     Net increase in deposits                                                              13,489,537     16,643,210      9,759,387
     Cash proceeds from FHLB advances                                                       1,500,000      1,500,000      2,500,000
                                                                                         ------------    -----------    -----------

              Net cash provided by financing activities                                    14,989,537     36,217,193     12,304,387
                                                                                         ------------    -----------    -----------
              Net increase (decrease) in cash and cash equivalents                        (13,662,060)    26,314,915     (2,502,685)

Cash and cash equivalents at beginning of year                                             34,141,512      7,826,597     10,329,282
                                                                                         ------------    -----------    -----------
Cash and cash equivalents at end of year                                                 $ 20,479,452     34,141,512      7,826,597
                                                                                         ============    ===========    ===========
Supplemental disclosure of cash flow information -
     Interest paid                                                                       $  2,933,050      2,428,220      1,913,732
     Income taxes paid                                                                        346,000        380,604         25,000
                                                                                         ============    ===========    ===========

Supplemental disclosure of non-cash financing activities:
     Issuance of common stock in exchange for property                                           --          250,000           --
                                                                                         ============    ===========    ===========

See accompanying notes to consolidated financial statements

GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



(1)  Nature of Operations and Summary of Significant Accounting Policies

     The consolidated financial statements include the accounts of GLB Bancorp, Inc. (the "Corporation") and its wholly-owned subsidiary, Great Lakes Bank, an Ohio-chartered bank (the "Bank"). All significant intercompany transactions and balances have been eliminated in consolidation.

     On May 18, 1998, GLB Bancorp, Inc. became a publicly traded corporation on the NASDAQ Small Cap Market under the symbol "GLBK". Its initial public offering of 1,300,000 shares of common stock with an over-allotment option of an additional 195,000 shares, no par value, at $13 per share generated proceeds of approximately $17.9 million, net of expenses.

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

     The Corporation's activities are considered to be a single industry segment for financial reporting purposes. GLB Bancorp, Inc. is a one-bank holding company engaged primarily in providing deposit and lending services to individuals and small to medium-sized businesses within Lake County, Ohio. The Bank offers its banking services through its main office and branches located in Mentor, Mentor on the Lake, Painesville, Wickliffe, Eastlake, Willoughby and Willoughby Hills, Ohio. The deposit products offered by the Bank include checking and savings accounts and certificates of deposit. The Bank's lending services focus primarily on secured lending both for commercial real estate and single-family lending. The majority of the Bank's income is derived from commercial, mortgage, and retail lending activities. The Bank is subject to competition from other financial institutions and is regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

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

     The Corporation originates some mortgage loans with the intent to sell. These loans are sold as soon as the application is taken. Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in intangibles assets in the statement of financial condition. The servicing rights capitalized are amortized over the life of the individual loan. Management measures impairment of servicing rights based on predominant risk characteristics of the underlying serviced loans such as type, fixed and adjustable rate loans, original terms, and interest rates. Any impairment is recorded as a valuation allowance.

(d)  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon the review of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various

GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

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

(g)  INTANGIBLE ASSETS

     Intangible assets arose from the business combination discussed in note 1 and includes goodwill and deposit based intangibles. Goodwill is the excess of the purchase price over the fair value of net assets. Goodwill is amortized using the straight-line method over ten years, the estimated period to be benefited. The deposit base intangible is being amortized over 10 years, the estimated period to be benefited, based on the present value of cash flows. On a periodic basis, the Corporation reviews its intangible assets and estimated useful lives for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

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

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

(j)  EARNINGS PER SHARE

     The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                                                    Year ended December 31,
                                                                            -----------------------------------------
                                                                               1999            1998           1997
                                                                            ----------     -----------     ----------

      Weighted average number of common shares
        outstanding used in basic earnings per common
        share calculation                                                    2,133,906       1,536,821       595,942
      Dilutive effect of stock options                                            --                14          --
                                                                            ----------       ---------       -------

      Weighted average number of shares outstanding
        adjusted for effect of dilutive securities used in
        diluted EPS calculation                                              2,133,906       1,536,835       595,942
                                                                            ==========       =========       =======
      Net income                                                            $  711,241         672,264       343,957
                                                                            ==========       =========       =======
      Basic earnings per common share                                       $      .33             .44           .58
                                                                            ==========       =========       =======
      Diluted earnings per common share                                     $      .33             .44           .58
                                                                            ==========       =========       =======




(k)  NEW ACCOUNTING PRONOUNCEMENTS

     The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities with an effective date for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize derivatives as either assets or liabilities at fair value, with gains or losses determined depending on the intended use of the derivative and its resulting designation. SFAS No. 137, Deferral of Effective Date of FASB 133, Accounting for Derivative Instruments and Hedging Activities, amended the effective date of SFAS 133 to June 15, 2000. At the present time, the Corporation has not fully analyzed the effect or timing of the adoption of this statement on the Corporation's consolidated statements.

GLB Bancorp, Inc. 1999

                       GLB BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       December 31, 1999, 1998 and 1997



(2)  SECURITIES

     A summary of securities at December 31, 1999 and 1998, follows:

                                                                                  GROSS             GROSS
                                                                 AMORTIZED      UNREALIZED       UNREALIZED            FAIR
                                                                    COST          GAINS             LOSSES             VALUE
                                                                    ----          -----             ------             -----

     1999
       Securities held to maturity:
         United States government
          and agency obligations                                 $2,000,233           --            (15,545)         1,984,688
                                                                 ==========      =========         ========          =========

      Securities available for sale:
         Equity securities                                       $4,512,090          1,245         (781,085)         3,732,250
                                                                 ==========      =========         ========          =========

     1998
       Securities held to maturity:
         United States government
          and agency obligations                                 $2,007,742          7,571             --            2,015,313
                                                                 ==========      =========       ==========          =========

      Securities available for sale:
         Equity securities                                       $2,791,814         10,897             --            2,802,711
                                                                 ==========      =========       ==========          =========


There were no sales of securities for the years ended December 31, 1999, 1998 and 1997.

The scheduled maturities of debt securities at December 31, 1999 are as follows:

                                                                                          AMORTIZED                    FAIR
                                                                                             COST                      VALUE
                                                                                         -----------                -----------
      Due in one year or less                                                             $1,500,928                 1,488,750
      Due from one year to five years                                                        499,305                   495,938
                                                                                         ----------                 ---------
                                                                                          $2,000,233                 1,984,688
                                                                                          ==========                 =========

The carrying value of securities pledged to secure public deposits and for other purposes required by law amounted to approximately $900,000 and $850,000 at December 31, 1999 and 1998, respectively.

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



(3)   LOANS AND ALLOWANCE FOR LOAN LOSSES
                                                                                            1999                       1998
                                                                                       ------------               -----------
      Residential real estate                                                          $ 37,053,118                28,059,900
      Residential construction                                                            5,250,015                 5,398,818
      Commercial real estate and other                                                   34,904,601                23,083,967
      Commercial construction                                                            10,182,301                 5,248,703
      Consumer                                                                            5,658,611                 3,625,487
                                                                                       ------------               -----------
                                                                                         93,048,646                65,416,875
      Undisbursed loans in progress                                                      (4,885,876)               (4,489,532)
      Unamortized loan origination fees, net                                               (124,897)                 (114,464)
      Allowance for loan losses                                                            (625,371)                 (482,418)
                                                                                       ------------               -----------
      Loans, net                                                                       $ 87,412,502                60,330,461
                                                                                       ============               ===========

     An analysis of the change in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997, follows:

                                                                            1999                  1998                 1997
                                                                          ---------             --------             --------

      Balance at beginning of year                                        $ 482,418              402,534              314,893
      Provision for loan losses                                             151,000              120,000               97,000
      Charge-offs                                                           (26,469)             (42,884)             (11,998)
      Recoveries                                                             18,422                2,768                2,639
                                                                          ---------             --------             --------
      Balance at end of year                                              $ 625,371              482,418              402,534
                                                                          =========             ========             ========

     There were no loans on nonaccrual status at December 31, 1999 and two loans totaling $82,0l2 on nonaccrual status at December 31, 1998.

     There were no impaired loans at December 31, 1999 and 1998.

     No loans were held for sale at December 31, 1999 and 1998.

GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



(4)       PREMISES AND EQUIPMENT

          A summary of premises and equipment, less accumulated depreciation and amortization, at December 31, 1999 and 1998, follows:

                                                                                                 1999             1998
                                                                                             -----------       ----------

          Land                                                                              $ 1,090,346          824,000
          Buildings                                                                           1,244,542        1,232,875
          Leasehold improvements                                                                 91,288           24,831
          Furniture, fixtures, and equipment                                                  1,628,153        1,179,660
                                                                                            -----------       ----------
                                                                                              4,054,329        3,261,366
          Less accumulated depreciation and amortization                                       (820,611)        (557,111)
                                                                                            -----------       ----------
                                                                                            $ 3,233,718        2,704,255
                                                                                            ===========       ==========

(5)      INTANGIBLES

         Intangible assets at December 31, 1999 and 1998, consist of the following:

                                                                                                1999             1998
                                                                                           -----------       ----------
         Goodwill                                                                          $   440,801          440,801
         Deposit base intangible                                                               395,416          395,416
         Mortgage servicing rights                                                             418,189          305,170
                                                                                           -----------       ----------
                                                                                             1,254,406        1,141,387
         Less accumulated amortization                                                        (554,841)        (449,363)
                                                                                           -----------       ----------
                                                                                           $   699,565          692,024
                                                                                           ===========       ==========

         Amortization expense for goodwill amounted to $44,080 for each of the years ended December 31, 1999, 1998 and 1997. Amortization expense for deposit base intangibles amounted to $30,719, $35,394 and $42,888 for the years ended December 31, 1999, 1998 and 1997, respectively. Amortization for mortgage servicing rights amounted to $30,679, $25,549 and $129 for the years ended December 31, 1999, 1998 and 1997, respectively. Capitalized mortgage servicing rights for loans sold during the year amounted to $113,019, $265,124 and $40,046 for the years ended December 31, 1999, 1998 and 1997, respectively.

                                                          GLB Bancorp, Inc. 1999

                       GLB BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       December 31, 1999, 1998 and 1997

(6)      DEPOSITS

         The following table summarizes types of deposit accounts by interest rate.

                                                                  1999                                         1998
                                                -------------------------------------      --------------------------------------
             TYPE OF ACCOUNT                                     AVERAGE                                       AVERAGE
         AND STATED DEPOSIT RATES                 AMOUNT          YIELD         %              AMOUNT           YIELD        %
        ----------------------------            -----------     ---------  ----------      -------------     ---------  --------

         Non-interest bearing
           demand deposits                      $16,526,276         0.00%        20.1%     $  12,886,078         0.00%     18.8%
         Interest bearing demand
           deposits                               9,116,668         1.44%        11.1%         7,154,389         2.23%     10.4%
         Savings accounts                        41,940,268         3.69%        51.1%        35,144,171         3.76%     51.2%
                                                -----------                ----------      -------------                --------

            Total transaction
               accounts                          67,583,212                      82.3%        55,184,638                   80.4%

         Certificates of deposit:
               4.00% and less                        92,061                       0.1%            74,665                    0.1%
               4.01% to 5.00%                     6,957,454                       8.5%         3,556,146                    5.2%
               5.01% to 6.00%                     4,275,620                       5.2%         6,652,027                    9.7%
               6.01% to 7.00%                     2,243,348                       2.7%         2,170,829                    3.1%
               7.01% to 8.00%                       992,968                       1.2%         1,016,821                    1.5%
                                                -----------                -----------     -------------                --------

               Total certificates of
                  deposit                        14,561,451         5.32%        17.7%        13,470,488         5.62%     19.6%
                                                -----------                ----------      -------------                --------
               Total deposits                   $82,144,663         3.80%       100.0%     $  68,655,126         4.06%    100.0%
                                                ===========                ==========      =============                ========

         The remaining term to maturity of certificates of deposits are as follows:

                                                                          1999                                   1998
                                                           -------------------------------      ---------------------------------
                                                             AMOUNT                 %              AMOUNT                  %
                                                           -----------           ---------        -----------           ---------
      12 months or less                                    $12,501,584              85.9%         $ 8,182,964              60.7%
      13 to 24 months                                        1,309,248               9.0%           4,469,503              33.2%
      25 to 36 months                                          340,209               2.3%             779,588               5.8%
      over 36 months                                           410,410               2.8%              38,433               0.3%
                                                           -----------           ---------        -----------           ---------
               Total                                       $14,561,451             100.0%         $13,470,488             100.0%
                                                           ===========           =========        ===========           =========

         Interest expense on deposits is summarized as follows:

                                                                             1999                 1998                  1997
                                                                          ----------            ---------            ---------

      Interest bearing demand deposits                                    $  109,161              117,189               90,704
      Savings accounts                                                     1,436,033            1,137,749              898,299
      Certificates of deposit                                                780,508              674,833              512,833
                                                                          ----------            ---------            ---------
               Total                                                      $2,325,702            1,929,771            1,501,836
                                                                          ==========            =========            =========

GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997




         The following table discloses the time deposits that are $100,000 or more, by time remaining until maturity at December 31, 1999:

                                 3 months or less                 $1,119,512
                                 4 through 6 months                1,579,046
                                 7 through 12 months               1,704,403
                                 over 12 months                      771,906
                                                                  ----------

                                      Total                       $5,174,867
                                                                  ==========


(7)      ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

         A summary of FHLB advances at December 31, 1999 and 1998, follows:

                                                                               AMOUNT
                                                                ------------------------------
             MATURITY                    INTEREST RATE             1999                1998
    ---------------------------     -----------------------     ----------           ---------
           2001                          5.8%                   $ 3,000,000               --
           2001                          6.8%                     5,000,000          5,000,000
           2002                          6.75%                    2,500,000          2,500,000
           Variable                      Variable (5.77% at
                                         December 31, 1998)           --             1,500,000
                                                                -----------          ---------
                                                                $10,500,000          9,000,000
                                                                ===========          =========

         FHLB advances are secured by a blanket lien on first mortgage loans with balances totaling 150 percent of such advances. The FHLB stock also serves as collateral for the advances.

(8)      EMPLOYEE BENEFIT PLANS

         The Corporation had a noncontributory defined benefit pension plan that covered all employees who had reached age 21 and completed 1,000 hours of service during their anniversary year. The Corporation's funding policy was to make contributions to the plan equal to the minimum contribution required by the Employee Retirement Income Security Act of 1974. On January 1, 1999, the Bank froze the plan with an expected termination date of March 31, 1999. On December 29, 1999, funds were disbursed to plan participants as rollovers or cash distributions. Additional funding was deposited at that time to fulfill the Bank's obligation in the termination. The Bank recognized a loss in its financial statements of $29,306 for 1999.

         The Corporation sponsors a 401(k) defined contribution plan covering substantially all of its employees. Employees can contribute up to 15 % of their annual salaries. The Bank has the option of making matching contributions of up to 6 % of the participants' total annual compensation, but has not elected to do this since the plan's inception in 1997.

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

         The actuarially determined net periodic pension cost for the years ended December 31, 1998 and 1997, includes the following components:

                                                                                              1998                  1997
                                                                                            ---------             -------

         Service cost - benefit earned during the period                                    $  85,760              53,990
         Interest cost on projected benefit obligation                                         31,715              22,444
         Actual return on plan assets                                                         (11,173)             13,908
         Amortization of unrecognized (gain) loss                                               5,762             (24,442)
         Recognized deferred gain                                                              (4,572)               --
                                                                                            ---------             -------
                  Net periodic pension cost                                                 $ 107,492              65,900
                                                                                            =========             =======

         Assumptions used in determining the net periodic pension cost for 1998 and 1997 are as follows:

                                                                                               1998                 1997
                                                                                            ---------              -------

         Discount rate                                                                           5.50%               6.75%
         Weighted average rate of compensation increase                                          4.00%               4.00%
         Long-term rate of return                                                                7.75%               7.75%
                                                                                            ==========            ========

         The following table sets forth the plan's change in projected benefit obligations and change in plan assets and funded status including accrued liability for the years ended December 31, 1998 and 1997:

                                                                                            1998               1997
                                                                                          ---------          --------

         Change in projected benefit obligations:
             Projected benefit obligation at beginning of year                            $(469,851)         (309,579)
              Service cost                                                                  (85,760)          (53,990)
              Interest cost                                                                 (31,715)          (22,444)
              Actuarial gain                                                               (116,901)          (84,022)
              Benefits paid                                                                    --                 184
                                                                                          ---------          --------
             Projected benefit obligation at end of year                                   (704,227)         (469,851)
                                                                                          ---------          --------

         Change in plan assets:
             Fair value of plan assets at beginning of year                                 184,414           145,729
              Actual return on plan assets                                                   11,173           (13,908)
              Employer contributions                                                        193,537            52,777
              Benefits paid                                                                    --                (184)
                                                                                          ---------          --------
             Fair value of plan assets at end of year                                       389,124           184,414
                                                                                          ---------          --------
         Funded status                                                                      315,103           285,437
         Unrecognized net gain                                                             (276,374)         (160,663)
                                                                                          ---------          --------
             Accrued pension liability                                                    $  38,729           124,774
                                                                                          =========          ========

GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



(9)      STOCK OPTION AND INCENTIVE PLAN

         On February 17, 1998, the shareholders adopted a Stock Option and Incentive Plan (the "Plan") for officers, employees and non-employee directors. Twenty-eight thousand shares of common stock have been reserved for issuance under the Plan. The options vest and become exercisable in five equal annual installments from date of grant.

                                                                                                     1999             1998
                                                                                                    ------           ------

         Options outstanding, beginning of year                                                     12,300             --
         Exercised                                                                                    --               --
         Forfeited                                                                                    --               --
         Granted                                                                                    10,475           12,300
                                                                                                    ------           ------
         Options outstanding, end of year                                                           22,775           12,300
                                                                                                    ======           ======
         Exercisable at $13.00 per share: expiring February 17, 2008                                 2,000            2,000
         Exercisable at $13.50 per share: expiring November 17, 2008                                10,300           10,300
         Exercisable at $ 8.625 per share: expiring December 18, 2009                               10,475             --
         Options available for grant, end of year                                                    5,225           15,700


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

                                                                                          1999                        1998
                                                                                         ------                      -----
         Net income
                  As reported                                                         $   711,241                   672,264
                  Pro forma                                                               693,632                   661,281

         Earnings per common share
                  Basic
                  As reported                                                                 .33                       .44
                  Pro forma                                                                   .33                       .43

                  Diluted
                  As reported                                                                 .33                       .44
                  Pro forma                                                                   .33                       .43

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP. INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



         The fair value for each option grant used in the foregoing pro forma amounts is estimated on the date of grant using an option pricing model. The model incorporates the following weighted-average assumptions; for grants in 1999, 0% dividend growth; 57% expected volatility; risk-free interest of 6.23%; for grants in 1998, 0% dividend growth; 52% expected volatility; risk-free interest rates of 4.57% and 5.41%; and expected lives ranging from five to ten years for all options granted.

(10)     COMMITMENTS AND CONTINGENCIES

         The Corporation has entered into six lease agreements which expire between 2003 and 2009, covering the rental of buildings and equipment. For two of the leases, the lessors are directors or significant shareholders of the Corporation. The following is a schedule by years of approximate future minimum rental payments, exclusive of any maintenance, utilities, or real estate taxes, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year.


                         YEAR ENDING DECEMBER 31:
                           2000                               $     188,544
                           2001                                     188,544
                           2002                                     188,544
                           2003                                     186,344
                           2004                                     152,144
                           Thereafter                               362,922
                                                              -------------

                           Total minimum lease payments       $   1,267,042
                                                              =============

         Rental expense for all operating leases was approximately $161,822, $75,800 and $76,500 for the years ended December 31, 1999, 1998 and 1997, respectively.

         The Corporation may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, any liabilities that may result would not be expected to have a material adverse effect on the consolidated financial statements of the Corporation.

GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



(11)     RELATED PARTIES

         The Bank has entered into transactions with its directors, significant shareholders, and executive officers of the Corporation and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those which have been made or would be made for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The following is a schedule of the aggregate amount of outstanding loans to such related parties at December 31, 1999 and 1998:

                                                                             1999                 1998
                                                                          ---------            ----------

         Aggregate amount of loans at beginning of year                   $ 641,063             1,063,624
         Loans originated during the year                                   481,208               697,634
         Repayments made during the year                                   (464,108)           (1,120,195)
                                                                          ---------            ----------
         Aggregate amount of loans at end of year                         $ 658,163               641,063
                                                                          =========            ==========

         The Bank had $8,254,803 and $6,740,809 in deposits of such related parties at December 31, 1999 and 1998, respectively.

(12)     INCOME TAXES

         The accompanying financial statements reflect income taxes at amounts different from those computed by applying the U.S. federal income tax statutory rates to income before income taxes. The reasons for these differences are as follows:

                                                               1999                    1998                    1997
                                                      ----------------------   ---------------------   ---------------------
                                                                    PERCENT                 PERCENT                  PERCENT
                                                                   OF PRETAX               OF PRETAX                OF PRETAX
                                                       AMOUNT        INCOME     AMOUNT       INCOME     AMOUNT       INCOME
                                                      ---------     --------   --------     --------   --------     --------

         Computed expected tax
            Expense                                   $ 405,137        35.00%   365,912        35.00%   193,856        35.00%
         Increase (decrease) in
            taxes resulting from:
            Benefit of lower tax
               bracket rate                             (11,575)       (1.00)   (10,455)       (1.00)    (5,538)       (1.00)
            State income tax, net
               of federal benefit                        23,760         2.05     19,800         1.89       --            --
            Goodwill amortization                        14,987         1.30     14,987         1.43     14,987         2.71
            Other                                        13,985         1.21    (17,044)       (1.62)     6,612         1.19
                                                      ---------     --------   --------     --------   --------     --------
            Actual tax expense                        $ 446,294        38.56%   373,200        35.70%   209,917        37.90%
                                                      =========     ========   ========     ========   ========     ========


                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997




         The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are:

                                                                                               1999                 1998
                                                                                             --------             --------

      Deferred tax assets
            Deferred loan fees                                                               $ 23,058               28,659
            Noncompete agreement                                                               21,533               23,800
            Excess book over tax bad debt reserve                                             194,921              146,317
            Unrealized losses on securities                                                   272,944                 --
            Other                                                                              49,591               51,765
                                                                                             --------             --------
               Total gross deferred tax assets                                                562,047              250,541

         Deferred tax liabilities
            Deposit base intangible                                                            47,386               57,831
            Depreciation                                                                      119,388              100,732
            Unrealized gains on securities                                                       --                  3,705
            Deferred loan costs                                                                65,977               67,521
            FHLB stock dividend                                                                35,598               23,494
            Mortgage servicing rights                                                         123,023               95,027
            Other                                                                              13,026                6,155
                                                                                             --------             --------
               Total gross deferred tax liabilities                                           404,398              354,465
                                                                                             --------             --------
         Net deferred tax asset (liability)                                                  $157,649             (103,924)
                                                                                             ========             ========

         A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefit will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of December 31, 1999 or 1998.

(13)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

GLB Bancorp, Inc. 1999

                        GLB BANCORP. INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

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

         The Bank's maximum potential obligation to extend credit at December 31, 1999 and 1998, was:

                                                        1999                     1998
                                                    -----------               ----------

         Commitments to extend credit               $16,440,745               12,736,114
         Standby letters of credit                      340,000                  300,000
                                                    -----------               ----------
                                                    $16,780,745               13,036,114
                                                    ===========               ==========

         The above commitments are at fixed and variable rates totaling $3,189,707 and $13,591,038, respectively, at December 31, 1999 and
         $4,385,130 and $8,650,984, respectively, at December 31, 1998. In management's opinion these commitments will be funded through normal operations.

(14)     CONCENTRATIONS OF CREDIT

         Most of the Bank's business activity is with customers located within the Northeast Ohio market area and, as such, is impacted by economic conditions in the region. As a result of its loan underwriting and collateral requirements, the Bank believes it has no significant concentrations of credit risk in its loan portfolio as of December 31, 1999 and 1998. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

(15)     REGULATORY CAPITAL

         The Bank, as a state chartered bank, is subject to the dividend restrictions set forth by the State Division of Banks. Under such restrictions, the Bank may not, without the prior approval of the State Division of Banks, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the following table in thousands.

GLB Bancorp, Inc. 1999



                                                  GLB BANCORP, INC. AND SUBSIDIARY

                                             Notes to Consolidated Financial Statements

                                                  December 31, 1999, 1998 and 1997

                                                                                                             MINIMUM TO BE WELL
                                                                                           MINIMUM            CAPITALIZED UNDER
                                                                                           CAPITAL             PROMPT CORRECTIVE
                                                                     ACTUAL              REQUIREMENT          ACTION PROVISIONS
                                                             ----------------------    -----------------    ---------------------
                                                              AMOUNT        RATIO      AMOUNT     RATIO     AMOUNT          RATIO
                                                             -------       --------    ------     ------    ------          -----
         DECEMBER 31, 1999
         -------------------------------------------------------------------------------------------------------------------------
         Total Capital to Risk Weighted Assets:
         Consolidated                                         $26,387        31.86%     $6,626     8.00%        N/A           N/A
         Great Lakes Bank                                      10,217        13.36%      6,118     8.00%     $7,647        10.00%

         Tier 1 Capital to Risk Weighted Assets:
         Consolidated                                          25,762        31.11%      3,312     4.00%        N/A           N/A
         Great Lakes Bank                                       9,592        12.55%      3,057     4.00%      4,586         6.00%

         Tier 1 Capital to Average Assets:
         Consolidated                                          25,762        23.44%      4,396     4.00%        N/A           N/A
         Great Lakes Bank                                       9,592        10.21%      3,758     4.00%      4,697         5.00%


         DECEMBER 31, 1998
         -------------------------------------------------------------------------------------------------------------------------
         Total Capital to Risk Weighted Assets:
         Consolidated                                         $25,466        41.93%     $4,859     8.00%        N/A           N/A
         Great Lakes Bank                                       8,579        15.58%      4,405     8.00%     $5,506        10.00%

         Tier 1 Capital to Risk Weighted Assets:
         Consolidated                                          24,984        41.14%      2,429     4.00%        N/A           N/A
         Great Lakes Bank                                       8,097        14.70%      2,203     4.00%      3,305         6.00%

         Tier 1 Capital to Average Assets:
         Consolidated                                          24,984        29.57%      3,380     4.00%        N/A           N/A
         Great Lakes Bank                                       8,097        11.10%      2,918     4.00%      3,647         5.00%

                                                                              40

                                                          GLB Bancorp, Inc. 1999

                        GLB BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997



(16)     FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         As of December 31, 1999 and 1998, the carrying amount and estimated fair values of the Corporation's financial instruments were as follows:

                                                                         1999                          1998
                                                             --------------------------     -------------------------
                                                               CARRYING         FAIR         CARRYING         FAIR
                                                                AMOUNT          VALUE         AMOUNT          VALUE
                                                             -----------      ---------      ---------      ---------
         Financial assets:
            Cash and due from banks                          $ 5,972,557      5,972,557      3,606,939      3,606,939
            Federal funds sold                                14,506,895     14,506,895     30,534,573     30,534,573
            Securities                                         5,732,483      5,716,938      4,810,453      4,818,024
            Loans                                             87,412,502     86,091,980     60,330,461     60,234,425
            Accrued interest receivable                          575,992        575,992        362,487        362,487

         Financial liabilities:
            Demand deposits and savings accounts              67,583,212     67,583,212     55,184,638     55,184,638
            Certificates of deposit                           14,561,451     14,623,162     13,470,488     13,620,181
         Advances from the Federal
            Home Loan Bank                                    10,500,000     10,500,000      9,000,000      9,000,000
            Accrued interest payable                              96,724         96,724         90,383         90,383

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

GLB Bancorp, Inc. 1999

                        GLB BANCORP. INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998 and 1997


         Advances from the Federal Home Loan Bank. The carrying amount is a reasonable approximation of fair value.

         Accrued interest receivable and payable. The carrying amount of accrued interest receivable and payable approximates its fair value.

         Off-balance sheet instruments. The fair value of commitments to extend credit approximates the fees charged to make these commitments since rates and fees of the contracts approximates those currently charged to originate similar commitments. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 1999 and 1998.





(17)     PARENT COMPANY FINANCIAL INFORMATION

         The following are condensed parent company financial information of the Corporation as of December 31, 1999 and 1998.

                CONDENSED STATEMENT OF FINANCIAL CONDITION                                1999                  1998
                ------------------------------------------                            ------------          ----------
         Assets:
             Cash and cash equivalents                                                $ 11,699,361          14,207,177
             Investment in bank                                                          9,965,428           8,537,220
             Securities available for sale                                               3,727,250           2,797,711
             Other assets                                                                  311,570              33,899
                                                                                      ------------          ----------
                  Total assets                                                        $ 25,703,609          25,576,007
                                                                                      ============          ==========

         Liabilities:
             Accrued expenses and other liabilities                                   $     74,804             144,355


         Shareholders' equity:
             Common stock                                                                5,334,765           5,334,765
             Additional paid-in capital                                                 19,152,715          19,152,715
             Retained earnings                                                           1,648,221             936,980
             Accumulated other comprehensive income (loss)                                (506,896)              7,192
                                                                                      ------------          ----------
                  Total shareholders' equity                                            25,628,805          25,431,652
                                                                                      ------------          ----------
                  Total liabilities and shareholders' equity                          $ 25,703,609          25,576,007
                                                                                      ============          ==========

                                                          GLB Bancorp, Inc. 1999


                                                  GLB BANCORP, INC. AND SUBSIDIARY

                                             Notes to Consolidated Financial Statements

                                                  December 31, 1999, 1998 and 1997

         CONDENSED STATEMENT OF EARNINGS                                 1999            1998         1997
         -------------------------------                             ------------    -----------    --------
     Dividend from Bank                                              $       --             --        50,000
     Investment income                                                    110,006         27,072        --
     Interest income                                                      616,016        518,752        --
     Interest expense                                                        --             --        (2,124)
     Operating expenses                                                  (291,435)      (107,922)    (32,475)
                                                                     ------------    -----------    --------
                                                                          434,587        437,902      15,401
     Income tax expense (benefit)                                        (151,554)       148,887       3,841
                                                                     ------------    -----------    --------

           Income before equity in undistributed
              earnings of Bank                                            283,033        289,015      19,242

     Equity in undistributed earnings of Bank                             428,208        383,249     324,715
                                                                     ------------    -----------    --------
                    Net income                                       $    711,241        672,264     343,957
                                                                     ============    ===========    ========

              CONDENSED STATEMENT OF CASH FLOWS                          1999            1998         1997
              ---------------------------------                      ------------    -----------    --------

     Net cash flows from operating activities:
              Net earnings                                           $    711,241        672,264     343,957
              Adjustments to reconcile net cash provided (used)
                by operating activities:
                  Equity in undistributed earnings of Bank                428,208)      (383,249)   (324,715)
                  Increase in other assets                               (277,671)       (30,058)     (3,841)
                  Increase (decrease) in accrued expenses
                      and other liabilities                               (69,551)       140,650        --
                                                                     ------------    -----------    --------
              Net cash provided (used) by operating activities            (64,189)       399,607      15,401
                                                                     ------------    -----------    --------

     Cash flows from investing activities:
              Purchases of securities available for sale               (1,443,627)    (2,786,814)       --
              Cash transferred to Bank                                 (1,000,000)    (1,500,000)       --
                                                                     ------------    -----------    --------
              Net cash used in operating activities                    (2,443,627)    (4,286,814)       --
                                                                     ------------    -----------    --------

     Cash flows from financing activities:
              Net proceeds from issuance of common stock                     --       18,073,983       5,000
                                                                     ------------    -----------    --------
              Net increase (decrease) in cash and cash equivalents     (2,507,816)    14,186,776      20,401

     Cash and cash equivalents at beginning of year                    14,207,177         20,401        --
                                                                     ------------    -----------    --------
     Cash and cash equivalents at end of year                        $ 11,699,361     14,207,177      20,401
                                                                     ============    ===========    ========

GLB Bancorp, Inc. 1999

LOCATIONS


Headquarters          7001 Center Street (440) 974-0000
Eastlake              34580 Lakeshore Blvd. (440) 602-5100
Mentor                9365 Mentor Avenue (440) 974-3000
Mentor Lakeshore      7742 Lakeshore Blvd. (440) 209-2012
Painesville Township  1522 Mentor Avenue (440) 354-2175
Painesville Park      58 South Park Place (440) 354-7599
Wickliffe             29933 Euclid Avenue (440) 585-1840
Willoughby            38600 Lakeshore Blvd. (440) 269-2100
Willoughby Downtown   4012 Erie Street (440) 602-3414
Willoughby Hills      28500 Chardon Road (440) 516-1700







                                                       Stock Listing Symbol GLBK
                                                        www.Great-Lakes-Bank.com

                                  [GLBK LOGO]
                              Stock Listing Symbol

                               GLB Bancorp, Inc.
                      7001 Center Street, Mentor, OH 44060