Form 10KSB40, Exhibit 13
period 2000-12-31
GLB BANCORP INC
filed 2001-03-27
CIK 1054538

Corporate Profile

GLB Bancorp, Inc. "the Corporation", is a one bank holding company that owns all of the outstanding common stock of Great Lakes Bank, "the Bank". The Bank is the successor by merger to Great Lakes Commerce Bank, which was chartered as an Ohio banking corporation in April 1957. On July 18, 1994, an investment group led by Jerome T. Osborne, Sr. and his son, Richard M. Osborne acquired the Bank.

The Corporation was incorporated on March 5, 1997 for the purpose of becoming the holding company for the Bank. In May 1998, the Corporation became a public company.

For 44 years, Great Lakes Bank has taken pride in the service it offers customers, meeting the financial needs of individuals and businesses. With assets of $19 million in 1994 to over $130 million today, our growth is a testament to the support of our customers, employees and shareholders.

Great Lakes Bank now serves Lake County with eleven branches. Each branch, and every employee is dedicated to providing the kind of personal, face to face service that is so often forgotten today. Whether it's convenient business checking, automatic deposits or competitive loan rates, Great Lakes Bank is there with consistent performance and extraordinary results.

As a community-based financial institution, the Corporation is positioned for continued growth and success.

[PICTURE]
From right: Jerome T. Osborne, Sr. Chairman of The Board
            Richard M. Osborne, Vice Chairman of The Board

                             GLB Bancorp, Inc. 2000

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)            December 31,

                                                 2000       1999        1998
For the Years Ended
Net interest income                         $    5,768      4,621       3,405
Provision for loan losses                          367        151         120
Non-interest expenses                            4,507      3,994       2,947
Net income                                       1,139        711         672

At Year End
Total assets                                $  130,516    119,074     103,868
Loans                                          105,955     87,413      60,330
Deposits                                        90,304     82,145      68,655
Borrowings                                      12,544     10,500       9,000
Shareholders' equity                            26,791     25,629      25,432

Selected Ratios
Return on average assets                         0.93%      0.65%       0.79%
Return on average equity                         4.34%      2.78%       3.76%

Asset Quality
Allowance for loan losses to total loans         0.84%      0.72%       0.80%
Nonperforming assets to total assets             0.29%      0.05%       0.05%

Per Share Data (1)
Earnings per share basic & diluted          $     0.53       0.33        0.44
Book value per share                             12.55      12.01       11.92

(1) Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998

[GRAPH]

Total Assets (In thousands)

1996 54,037
1997 66,631
1998 103,868
1999 119,074
2000 130,516

                             GLB Bancorp, Inc. 2000

Shareholders Information

Corporate Headquarters
GLB Bancorp, Inc.
7001 Center Street
Mentor, Ohio 44060
Telephone (440) 974-0000
Facsimile (440) 974-3012
www.Great-Lakes-Bank.com

Annual Meeting
GLB Bancorp's Annual Meeting of Shareholders is scheduled for 10:30am (Eastern
Time) on Tuesday, April 24, 2001 at Holiday Inn Express Hotel & Suites LaMalfa Centre.

Stock Listing
The common shares of GLB Bancorp, Inc. trade on the Nasdaq Small Cap Market under the symbol "GLBK."

At December 31, 2000 there were 2,133,906 shares of common stock issued and outstanding which were held of record by approximately 172 shareholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers. Additionally, cash dividends have not been paid in the past nor is it anticipated that cash dividends will be paid to the shareholders in the near future.

Investor Relations and Form 10KSB
GLB Bancorp, Inc.'s form 10KSB (to be filed with the Securities and Exchange Commission before March 31, 2001) will be provided without charge to shareholders upon request. Shareholders, analysis or potential investors desiring additional information may make their request in writing to Great Lakes Bank, Christine Hartog, Assistant Vice President, 7001 Center St, Mentor, Ohio 44060.

Transfer Agent and Registrar
National City Bank
Dept. 5352 Corp Trust Operations
P.O. Box 92301
Cleveland, Ohio 44193-0900
1-800-622-6757

Market Makers
First Union Securities
Knights Securities
Raymond James

Independent Auditors
KPMG LLP
One Cleveland Center
1375 East Ninth Street, Suite # 2600
Cleveland, Ohio 44114-1796

GLB Bancorp Common Stock Price

2000                       High             Low
First Quarter              $9.00            $7.00
Second Quarter             $8.88            $7.06
Third Quarter              $11.00           $7.50
Fourth Quarter             $10.00           $7.06

1999                       High             Low
First Quarter              $12.25           $10.00
Second Quarter             $11.38           $9.50
Third Quarter              $10.50           $8.13
Fourth Quarter             $10.00           $8.06

                             GLB Bancorp, Inc. 2000

[PICTURE]

Message To Shareholders

Fiscal 2000 was an exceptional year for the Corporation. Net income increased 60% over the prior year and the Corporation's Return on Average Assets increased from .65% in 1999 to .93% in 2000.

The Corporation's performance in 2000 is the result of several factors including the successful implementation of our strategic initiatives. Our plans for the year 2000 included improving earnings by a focus on commercial lending and sustaining growth with the addition of an additional branch office. During the year our commercial loan portfolio grew by 20.7% and our branch network grew to a total of eleven offices.

Notable events in the past year included:

- The opening of a new office in Madison, located in the eastern portion of Lake County.
- Expanding our automated customer information system to accommodate rapidly increasing customer usage. o Introducing a new student loan program.
- Focused staff training in a number of areas including consumer lending which led to an increase in the number and amount of loans originated by the branch network.
- Completed a risk analysis plan resulting in improved controls and streamlined processes.
- Technological advances included system and software upgrades to promote more efficient and cost effective back-office processing.
- The successful completion of the Corporation's Y2K program.

Although the Corporation's Return on Average Equity improved in fiscal 2000 it remained low in relation to its peers because of the company's strong capital position. While dampening Return on Average Equity, this strong capital position puts the Corporation in an enviable position as we face the challenges of 2001.

The end of 2000 showed evidence of an economic slowdown that may continue in 2001. We believe that financial opportunities exist in every stage of the economic cycle. Our capital position allows us to be flexible in identifying and implementing actions to enhance shareholder value in these changing economic times. While remaining alert for such opportunities, we will be focused on certain goals in 2001.

Long term profitability and shareholder value is dependent on the quality of our loan portfolio. We adhere to a policy of using traditional underwriting criteria in providing secured lending to creditworthy customers in our primary market area. While a focus on loan quality represents a long-standing commitment of the Corporation, we understand that prudent loan growth is important to both our profitability and the economic strength of our community. With our strong financial position and personalized approach to lending we are well positioned to meet the borrowing needs of our customers.

Attention to interest rate margins is another primary objective for the coming year. We will continue efforts to increase our commercial and consumer loan portfolios. We continue to rely on relatively low cost retail deposits to profitably fund loan growth. Changing interest rates also provide opportunities for restructuring the balance sheet to improve profitability.

As noted above, attracting retail deposits is a core strategy of the Corporation. In 2001 we anticipate expanding our branch network to further serve our market area and attract deposits. Further training and an increased emphasis on local marketing, promotion and business development will enhance the efforts of our current branches to increase deposits and make loans.

Last, but not least, competition in the financial services industry remains heated. Improved technology has heightened customer expectations of service delivery and speed. The Corporation has a philosophy of not being a pioneer in technological innovation but implementing new systems as warranted by customer needs and system reliability. While the products available to consumers are similar among competitors, service is the factor that differentiates us. We believe that in the midst of bigger, aggressive and more impersonal competitors, customers still want to deal with real people that can answer their questions, solve their problems and brighten their day.

The coming year is one that will be filled with challenges and opportunities. As you can see, we believe that our financial strength and experience has put us in a position to continue increasing shareholder value.

The success of any organization is dependent upon its customers, employees and shareholders. One cannot succeed without the other. We have been blessed with appreciative customers, talented employees and supportive shareholders. With this solid base, we are confident we can meet the challenges that await us.


/s/Richard T. Flenner Jr.


Richard T. Flenner Jr.
President, CEO><


                             GLB Bancorp, Inc. 2000

Part of the Community

GLB Bancorp, Inc., through its subsidiary, Great Lakes Bank is an active member of the community it serves.

The Corporation's philosophy is to be a community bank; one that gathers deposits from and lends back to the areas it serves.

By being an active member of the community we are able to work with our customers. Participating with our neighbors, we get to know their families, their needs and their dreams. By knowing our customers, we are better able to make sound judgements about the products and services we offer and respond quickly when they have a problem or need help.

The efforts of Branch Administrator Donna Lexa are helping to bring together leaders of all ages with the goal of providing needed supplies to school age children in Lake County.

Leadership Lake County is a structured learning experience for current and future community leaders. There is a program that is designed for adult leaders and one that is tailored for younger leaders who are recruited from local high schools. Each year, these two groups of leaders spend a day each month learning about the different aspects of the County as well as organizational and teamwork skills.

As an alumni of Leadership Lake County Donna has been coordinating a service project that, for the first time, combines the talents of the Adult and Youth programs. The pairing of aspiring young leaders with established leaders gives students an opportunity to learn how to conduct a county wide community service project and reminds adults of the energy and enthusiasm that can be brought to a project.

[PICTURE]

The efforts of the combined Leadership groups have created a project called S.S. Kids (School Supplies for Kids), which is designed to obtain and distribute basic school supplies to less fortunate students in all forty four elementary schools in Lake County. The leadership students have gained experience in advertising, marketing, grant writing, fundraising, web development and inventory control and, most importantly, will be delivering supplies to be used in the 2001-2002 school year

By being part of the community, our customers get to know us. They have a name, a face, and a friend to go to when they need financial services. People like to do business with people they know and through our community involvement more people have the chance to become familiar with us.

Cora Fatica, Community Development Officer in the Wickliffe Office has become an active member of WICCI, the Wickliffe Civic Center, Inc.

WICCI is a private, non-profit organization with a mission of providing arts, education and service to the citizens of Wickliffe. Founded in 1983 and in partnership with the Wickliffe Public Schools, the City of Wickliffe and the Wickliffe Area Chamber of Commerce, WICCI is a self-supporting organization run with the help of over five hundred volunteers.

Cora joined the WICCI Board five years ago as the representative from the Chamber of Commerce and has since been elected to two consecutive terms as a Director. For the past four years Cora has served as Treasurer for the organization in addition to her duties as a Director.


                             GLB Bancorp, Inc. 2000

[PICTURE]
Community Development Officer ????????.

[PICTURE]
The Great Lakes Bank team of Christmas in April volunteers.

[PICTURE]
Elbow grease is applied at the Christmas in April project.

Currently, WICCI offers live performing arts programs including Adult and Youth Theater, indoor sport recreation activities, community meeting rooms and a broad range of educational programs. The organization does most of its programming at a refurbished elementary school that has been converted to a community center.

As a citizen of the community, we feel a responsibility to give something back to the people that help support us. Our customers, employees and many of our shareholders live in the communities we serve. Our success depends on their well being and our community involvement helps improve the overall quality of life.

Under the leadership of Tom Flenner, Business Banker, and Kelly Baca, Loan Servicing Representative, Great Lakes Bank employees helped improve the property of a local homeowner as part of the Christmas in April program.

Christmas in April * Northcoast is the local affiliate of Christmas in April * USA. The organization is committed to renovating homes and non-profit facilities using the time and talent of volunteers. The homes that are selected are owned by people who are unable to keep up with needed repairs and maintenance because of financial circumstances or physical limitations.

In April 2000, a group of Great Lakes Bank employees and their family members volunteered to take on a house project. The GLB team spent the day at the property doing yard work, painting and carrying out necessary repairs. Through their efforts, the living conditions of the homeowners were improved, the neighborhood was benefited and the community as a whole was strengthened. For the volunteers, the opportunity to work together on a tangible common goal helped build teamwork and gave them a source of satisfaction.

A community bank, a community citizen. Through its philosophy and its actions, Great Lakes Bank is committed to the concept that community involvement is good business.

                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Consolidated Financial Statements
December 31, 2000 and 1999








Table of Contents
Selected Consolidated Financial & Other Data                  9
Management's Discussion and Analysis                          10
Independent Auditors' Report                                  18
Consolidated Statements of Financial Condition                19
Consolidated Statements of Income                             20
Consolidated Statements of Changes
         in Shareholders' Equity                              21
Consolidated Statements of Cash Flows                         22
Notes to Consolidated Financial Statements                    23

Selected Consolidated Financial & Other Data

The following table summarizes consolidated financial information concerning GLB Bancorp at the dates and for the periods indicated. Incorporated in 1997, GLB Bancorp became the holding company for the Bank in September 1997. The selected financial information for each of the years ended December 31, is derived from audited consolidated financial statements or the accounting records of GLB Bancorp. The information should be read in conjunction with the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                      At or for the years ended December 31,
(Dollars in thousands, except per
  share data)                                   2000               1999                1998               1997                1996
Operating Data
Interest income                            $    9,121              7,560               5,844              4,382               3,234
Interest expense                                3,353              2,939               2,439              1,938               1,325
                                           -----------------------------------------------------------------------------------------
Net interest income                             5,768              4,621               3,405              2,444               1,909

Provision for loan losses                         367                151                 120                 97                  77
                                           -----------------------------------------------------------------------------------------

Net interest income after
   Provision for loan losses                    5,401              4,470               3,285              2,347               1,832

Non-interest income                               864                681                 707                552                 294
Non-interest expense                            4,507              3,994               2,947              2,345               1,904
                                           -----------------------------------------------------------------------------------------
Income before income taxes                      1,758              1,157               1,045                554                 222

Income tax expense (benefit)
Federal current                                   624                395                 233                214                  16
Federal deferred                                 (58)                 15                 110                (4)                 (6)
State                                              53                 36                  30                  0                   0
                                           -----------------------------------------------------------------------------------------

Net income                                 $    1,139                711                 672                344                 212
                                           =========================================================================================
Financial Condition
Total assets                               $  130,516            119,074             103,868             66,631              54,037
Cash and cash equivalents                      13,173             20,479              34,142              7,827              10,329
Securities                                      5,780              5,732               4,810              1,619               1,142
Loans - net                                   105,955             87,413              60,330             53,097              38,634
Deposits                                       90,304             82,145              68,655             52,012              42,253
Federal Home Loan Bank advances                12,544             10,500               9,000              7,500               5,000
Shareholders' equity                           26,791             25,629              25,432              6,428               6,039

Share Information (1)
Earnings per share, basic & diluted        $     0.53               0.33                0.44               0.58                0.39
Book value per share                       $    12.55              12.01               11.92              10.77               10.18
Weighted average shares outstanding
Basic                                       2,133,906          2,133,906           1,536,821            595,942             548,089
Diluted                                     2,133,906          2,133,906           1,536,835            595,942             548,089

Selected Ratios
Return on average assets                        0.93%              0.65%               0.79%              0.58%               0.46%
Return on average equity                        4.34%              2.78%               3.76%              5.52%               3.88%
Net interest margin                             5.07%              4.54%               4.37%              4.62%               4.72%
Net interest spread                             3.81%              3.25%               3.06%              3.92%               4.07%
Allowance for loan losses to total loans        0.84%              0.72%               0.80%              0.75%               0.81%
Nonperforming assets to total assets            0.29%              0.05%               0.05%              0.17%               0.13%
Shareholders' equity to average assets         21.77%             23.24%              29.95%             10.87%              13.12%

(1) Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998.


                             GLB Bancorp, Inc. 2000

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

GLB Bancorp's profitability is also affected by such factors as the level of non-interest income and expense, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of service charges, other fees, other loan fees and income from the sale of loans. Non-interest expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

GLB Bancorp's management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of GLB Bancorp for the fiscal years ended December 31, 2000, 1999, and 1998. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented in this annual report.

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

RESULTS OF OPERATIONS
From the time of Great Lakes Bank's succession to the business of Great Lakes Commerce Bank in July 1994, management has laid the foundation for continued growth in earnings and assets, doing so on a conservative basis intended to improve financial performance over time. During the process of building Great Lakes Bank into a profitable institution, Great Lakes Bank has incurred considerable short-term expense. All but one of Great Lakes Bank's original four offices have been relocated since July 1994 with one office opened this year bringing the total to eleven offices including the main office. Although branch relocation and expansion has promoted asset and earnings growth, it has also represented substantial near-term costs, most notably, facilities and equipment expense and compensation expense. These near-term costs will, in management's opinion, have a long-term benefit for GLB Bancorp and Great Lakes Bank. Branch reconfiguration and de novo branch expansion have been and will be part of Great Lakes Bank's strategy to solidify its position as a leading community bank, capitalizing upon Great Lakes Bank's status as the only commercial bank headquartered in Lake County.

Management's efforts to direct the Bank portfolio towards commercial lending and increases in federal funds rates during 2000 are significant factors in the increase in earnings with net income of $1,138,577 for 2000 ($.53 per

                             GLB Bancorp, Inc. 2000
share, basic and diluted), $711,241 for 1999 ($.33 per share, basic and diluted), and $672,264 for 1998 ($.44 per share, basic and diluted).

The consistent growth of earnings was affected in 1999 by the one-time charge for merger related expenses of $168,354, pretax. Also, affecting net income was an effective tax rate of 35.2% in 2000, 38.6% in 1999 and 35.7% in 1998.

Earnings per share was computed in accordance with Statement of Financial Accounting Standards SFAS No. 128. This calculation was based on 2,133,906, 2,133,906 and 1,536,821weighted average shares outstanding for the years ended December 31, 2000, 1999 and 1998, respectively. Diluted earnings per share was based on 2,133,906, 2,133,906 and 1,536,835 weighted average shares outstanding for the years ended December 31, 2000, 1999 and 1998, respectively.

NET INTEREST INCOME
2000 Compared to 1999. Net interest income was $5,767,974 in 2000, compared to $4,621,039 in 1999, an increase of $1,146,935, or 24.8%. This increase was caused largely by federal funds and new savings account dollars being used to fund new loan volumes; particularly commercial loans. Overall, average loan volumes showed an increase of 28.3% while average federal funds decreased 49.5% and average savings increased 12.9%. The average yield on federal funds for 2000 was 6.08% while average loans yielded 8.45% with commercial loans being the highest portion of the Bank's loan portfolio with an average yield of 9.44%. The Bank's net interest margin rose to 5.07% for the year ended December 31, 2000 from 4.54% for the year ended December 31, 1999. Additionally, the Federal Reserve Bank Board continued to raise the federal funds rate in 2000, which allowed the Bank to raise rates on those loans tied to prime, while maintaining its savings rates at yields similar to the prior year with average savings yields in 2000 being 3.85% and in 1999 being 3.80%.

In the first quarter of 2001, the Federal Reserve Bank Board reduced the federal funds rate by 100 basis points beginning on January 3, 2001 with a 50 basis point decrease and again on January 31, 2001 with another 50 basis point decrease. These actions were taken because the Board is concerned that the U. S. economy may slip into a recession and hopes to shore up consumer confidence and increase spending. Analysts feel further reductions may be on the horizon. Loan income may be effected by these actions since 65.6% of the Bank's portfolio is composed of adjustable rate loans with 15.2% of the loan portfolio tied to the index, prime. The Bank hopes to maintain a competitive spread in 2001 by focusing on lower cost retail deposits.

1999 Compared to 1998. Net interest income was $4,621,039 in 1999, compared to $3,405,182 in 1998, an increase of $1,215,857, or 35.7%. This increase was caused primarily by an increase in average earning assets of $24.0 million during the year, while average interest bearing liabilities grew by $15.0 million. The Bank's interest rate spread increased to 3.25% in 1999 from 3.06% in 1998 and the net interest margin increased to 4.54% in 1999 from 4.37% in 1998.

The Federal Reserve Bank Board increased the federal funds rate twice in the fall of 1999. This allowed banks to raise their rates on those loans that were tied to prime; in turn increasing loan interest income at the end of the fourth quarter. This was a positive move for the Bank, as it is asset sensitive.

The follow table sets forth certain information relating to GLB Bancorp's consolidated average interest-earning assets and interest-bearing liabilities and reflects the yield on assets and cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans, if any, are included in the net loan category. The yields and costs include fees, premiums, and discounts which are considered adjustments to yields.

                             GLB Bancorp, Inc. 2000

Average Balances and Interest Rates
For the Years Ended December 31,

INTEREST-EARNING ASSETS:

                                                          2000                           1999                          1998
                                                        Interest                       Interest                      Interest
                                            Average     Income/   Yield/   Average     Income/   Yield/  Average     Income/   Yield
                                            Balance     Expense   Cost     Balance     Expense   Cost    Balance     Expense   Cost
                                          ------------------------------------------------------------------------------------------
Loans Receivable:
Real estate mortgage                     $ 44,080,328 $3,233,021  7.33%  $36,196,671 $2,680,822  7.41% $31,091,390 $2,358,880  7.59%
Commercial and other                       46,347,277  4,376,728  9.44%   34,713,688  3,232,917  9.31%  20,830,653  2,015,503  9.68%
Consumer                                    6,432,020    574,822  8.93%    4,589,098    388,808  8.47%   3,727,614    329,488  8.83%
Total Loans Receivable                     96,859,625  8,184,571  8.45%   75,499,457  6,302,547  8.35%  55,649,657  4,703,871  8.45%
                                         -------------------------------------------------------------------------------------------
Cash Interest earning                         196,205     11,845  6.04%       58,266      2,622  4.50%      23,089      1,302  5.64%

SECURITIES:
FHLB stock                                    569,521     41,866  7.35%      506,214     35,784  7.07%     439,386     31,570  7.19%
Securities held to maturity                 2,010,742    109,627  5.45%    2,009,772    108,066  5.38%   1,319,574     74,085  5.61%
Securities available for sale               3,752,699    147,300  3.93%    3,438,081    108,820  3.17%     817,873     26,625  3.26%
                                         -------------------------------------------------------------------------------------------
Total Securities                            6,332,962    298,793  4.72%    5,954,067    252,670  4.24%   2,576,833    132,280  5.13%

Federal funds                              10,295,431    625,913  6.08%   20,378,769  1,002,537  4.92%  19,728,901  1,006,676  5.10%
                                         -------------------------------------------------------------------------------------------

Total Interest-Earning Assets             113,684,223  9,121,122  8.02%  101,890,559  7,560,376  7.42%  77,978,480  5,844,129  7.49%
                                         -------------------------------------------------------------------------------------------

Non-Interest Earning Assets                 9,350,435                      8,372,665                     6,946,846

Total  Assets                            $123,034,658                   $110,263,224                   $84,925,326
                                         -------------------------------------------------------------------------------------------

Interest-Bearing Liabilities:

Deposits:
DDA interest-bearing                       $9,377,567   $137,071  1.46%   $7,570,619   $109,160  1.44%  $5,246,101   $117,190  2.23%
Savings accounts                           44,190,765  1,651,873  3.74%   38,928,240  1,436,035  3.69%  30,261,219  1,137,749  3.76%
Certificates of deposit                    15,480,230    872,483  5.63%   14,669,888    780,507  5.32%  12,011,136    674,832  5.62%
                                         -------------------------------------------------------------------------------------------
Total Deposits                             69,048,562  2,661,427  3.85%   61,168,747  2,325,702  3.80%  47,518,456  1,929,771  4.06%
Borrowings                                 10,631,258    691,721  6.51%    9,294,355    613,635  6.60%   7,512,097    509,176  6.78%
                                         -------------------------------------------------------------------------------------------

Total Interest-Bearing Liabilities         79,679,820  3,353,148  4.21%   70,463,102  2,939,337  4.17%  55,030,553  2,438,947  4.43%
                                         -------------------------------------------------------------------------------------------
Non-Interest Bearing Liabilities           17,122,983                     14,205,583                    12,001,073

Shareholders' Equity                       26,231,855                     25,594,539                    17,893,700
                                         -------------------------------------------------------------------------------------------

Total Liabilities &
    Shareholders' Equity                 $123,034,658                   $110,263,224                   $84,925,326
                                         ===========================================================================================

Net Interest Income and
    Net Interest Rate Spread(1)                       $5,767,974  3.81%              $4,621,039  3.25%             $3,405,182  3.06%
                                         ===========================================================================================

Net Interest Margin(2)                                            5.07%                          4.54%                         4.37%
                                         ===========================================================================================

Ratio of Average Interest-Earning Assets
    to Interest-Bearing Liabilities                              92.40%                         92.41%                        91.82%
                                         ===========================================================================================

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

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

                             GLB Bancorp, Inc. 2000

Rate/Volume Analysis                                  2000 vs. 1999                    1999 vs. 1998
For the Years Ended December 31,             INCREASE (DECREASED) DUE TO       INCREASE (DECREASED) DUE TO

                                             Volume       Rate      Total      Volume      Rate      Total
                                          ------------------------------------------------------------------
Interest Income attributable to:
Loans Receivable                          $ 1,804,015    78,009   1,882,024  1,656,273   (57,597)  1,598,676
Securities                                     16,731    29,392      46,123    138,738   (18,348)    120,390
Federal funds                               (719,507)   342,883   (376,624)     46,532   (50,671)    (4,139)
Cash Interest earning                           8,060     1,163       9,223      1,522      (202)      1,320
                                          ------------------------------------------------------------------

Total Interest Income                       1,109,299   451,447   1,560,746  1,843,065  (126,818)  1,716,247

Interest Expense attributable to:
Deposits                                      303,324    32,401     335,725    508,911  (112,980)    395,931
Borrowings                                     86,842   (8,756)      78,086    117,284   (12,825)    104,459
                                          ------------------------------------------------------------------
Total Interest Expense                        390,166    23,645     413,811    626,195  (125,805)    500,390
                                          ------------------------------------------------------------------
Increase (decrease) in
   Net Interest Income                    $   719,133   427,802   1,146,935  1,216,870    (1,013)  1,215,857
                                          ==================================================================

PROVISION FOR LOAN LOSSES
2000 Compared to 1999. The provision for loan losses was $367,500 in 2000, compared to $151,000 in 1999, an increase of $216,500, or 143.4%. The increase in the provision for loan losses was primarily the result of the Bank's efforts to increase its allowance for loan losses to total loans ratio, while maintaining enough of a reserve to handle any delinquent activity and allow for the steady growth in our loan portfolio. During 2000, the loan portfolio grew by 21.2%. The allowance for loan losses to total loans ratio increased from 0.72% in 1999 to 0.84% in 2000. Adjustments in our provision expense reflected an increase in nonperforming loans to total loans, net of 0.29% from 1999 to 2000 and the increase in net charge offs to average loans increasing 0.09% from 1999 to 2000. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

1999 Compared to 1998. The provision for loan losses was $151,000 in 1999, compared to $120,000 in 1998, an increase of $31,000, or 25.8%. The increase in the provision for loan losses was principally a result of increased loan volume. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

NON-INTEREST INCOME
2000 Compared to 1999. Total non-interest income was $864,510 in 2000, compared to $680,988 in 1999, an increase of $183,522, or 27.0%. The increase is largely due to a 51.2% increase in service charges on demand deposits. The growth in the number of new deposit accounts, coupled with the effect the increase in the federal funds rate had on the economy in 2000, more fees were collected on overdrawn accounts. Also, loan fees increased 18.1% from 1999 to 2000 with the collection of more late charges and fees generated by new loan volume.

Great Lakes Bank generally does not impose service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks which might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, Great Lakes Bank has not adopted an aggressive fee structure. Deposit growth has steadily increased with the Bank developing strong customer relationships, cross-selling relationships to loan customers and obtaining increased growth from branch offices in recent years. The increase in service charges on demand deposits during both years was primarily due to demand deposit growth. Management intends to continue promoting Great Lakes Bank's demand deposit products, particularly non-interest bearing deposit products in order to obtain additional interest-free, lendable funds.

Great Lakes Bank realized a total gain on sale of loans held for sale during 2000 of $35,372 and in 1999 of $41,851. Fewer loans were available to sell with the shift from mortgage to commercial loan growth. In the past, the Bank selectively retained fixed-rate loans in order to increase its loan-to-deposit ratio. Although Great Lakes Bank has retained fixed-rate mortgage loans in its portfolio, current production of fixed-rate loans may be sold in the secondary market to the Federal Home Loan Mortgage Corporation (FHLMC), with 0.25% servicing retained, or on a servicing-released basis to other financial institutions. The proceeds of such sales can be reinvested in additional lending.

                             GLB Bancorp, Inc. 2000

1999 Compared to 1998. Total non-interest income was $680,988 in 1999, compared to $707,327 in 1998, a decrease of $26,339, or 3.7%. The gain on the sale of loans held for sale was significantly lower than the prior year, decreasing 81.2% from 1998 to 1999. The steady increase in federal funds rates by the Federal Reserve Bank Board during the fall of 1999 decreased the borrowing desires of prospective loan customers; particularly since the prior year had shown a reduction of rates and most customers desiring a rate change had refinanced by the end of 1998.

Conversely, the remaining non-interest income categories increased by 31.8% in the aggregate. Service charges on demand deposits increased 32.3% from 1998 to 1999 with other loan fees increasing 47.0% between years. As the Bank continues to grow in size by increasing its lending and deposit base, its collected fees will continue to increase.

Great Lakes Bank realized a total gain on sale of loans held for sale during 1999 of $41,851 and $222,417 in 1998, representing the sale of loans to the Federal Home Loan Mortgage Corporation (FHLMC). At that time, the Bank was aggressively focusing its efforts to sell fixed rate loans generated within its mortgage portfolio while so much refinancing activity was occurring in the marketplace.

NON-INTEREST EXPENSE
2000 Compared to 1999. Total non-interest expense was $4,507,391 in 2000, compared to $3,993,492 in 1999, an increase of $513,899, or 12.9%. The
Corporation continuously monitors expenses for greater profitability. Most increases are due to the growth of our branch system. Compensation and related benefits increased $356,150, or 19.5% due to additional staff for the new office which was opened this year, a full year of salary expense for offices opened in 1999 and normal annual merit and benefit increases. Office occupancy and equipment expense increased $176,192, or 21.8%, marketing increased $17,968, or 17.6%, and data processing increased $59,151, or 31.1% largely due to the new office being opened during the year. Data processing was also affected by increased customer usage of the new automated telephone information system that was installed in 1999 and increasing costs associated with an expanding customer account base.

1999 Compared to 1998. Total non-interest expense was $3,993,492 in 1999, compared to $2,947,045 in 1998, an increase of $1,046,447, or 35.5%. The largest components of non-interest expenses were compensation and related benefits which increased $416,925, or 29.6% and office occupancy and equipment expense which increased $290,920, or 56.3%. The increase in both areas is directly related to the Bank opening three new offices in 1999, with additional staff and furniture, equipment, drive-thrus, and ATM equipment related to new premises. Additionally the Corporation spent $168,354 relating to a terminated merger.

In both years and prior years, the " deposit base intangible" and goodwill assets that arose out of the July 1994 succession of Great Lakes Bank to the business of Great Lakes Commerce Bank are being amortized over a period of ten years. Refer to Note 5 of Notes to Consolidated Financial Statements for additional information.

FEDERAL INCOME TAXES
2000 Compared to 1999. Federal income tax expense was $619,016 in 2000, compared to $446,294 in 1999. This change was due to the increase in income before income taxes as the bank continues to grow. Refer to Note 12 of Notes to Consolidated Financial Statements for additional information.

1999 Compared to 1998. Federal income tax expense was $446,294 in 1999, compared to $373,200 in 1998. This change was due to the increase in income before income taxes as the bank continues to grow. Refer to Note 12 of Notes to Consolidated Financial Statements for additional information.

FINANCIAL CONDITION
GLB Bancorp's total assets were $130,515,853 at December 31, 2000, compared to $119,073,676 at December 31, 1999, an increase of $11,442,177, or 9.6%. During
2000, the Corporation decided to use some of its federal funds to fund new loan volume and operations. This approach decreased federal funds by 53.0%. Short-term adjustable advances were also used to increase cash reserves, since they may be readily paid down at any time.

Loan growth continued at a healthy pace in 2000, but was down substantially from 1999. The total loan portfolio grew by 21.2% in 2000 compared to 44.9% in 1999. This drop off was the result of decreased demand combined with a conscious decision by the Bank to maintain underwriting standards and pricing objectives in the midst of a competitive market. Great Lakes Bank's deposit growth was typical for the industry in 2000 with growth of 9.9% for 2000, compared to 19.6% for 1999. Certificates of deposit increased the most during 2000, changing by $5.2 million, or 35.7%. Securities held to maturity remained constant with maturing securities being replaced with similar investment instruments. No additional securities available for sale were purchased during the year.

                             GLB Bancorp, Inc. 2000

CAPITAL
Shareholders' equity was $26,790,436 at December 31, 2000 and $25,628,805 at December 31, 1999, an increase of $1,161,631, or 4.5%. Shareholders' equity is impacted not only by net income of $1,138,577, but also by changes in net unrealized losses in applying fair values to securities available for sale which totaled ($483,842) at December 31, 2000. Under applicable accounting guidance, the unrealized loss on securities available for sale, net of tax, is recorded as a separate component of shareholders' equity. The fair value of shares of stock that GLB Bancorp had previously purchased in other banking entities showed a slight increase of $23,054 comparing net unrealized losses of ($483,842) at December 31, 2000 to ($506,896) at December 31, 1999. The market remained low for most financial sector stocks during 2000 largely due to the federal funds rate increases by the Federal Reserve Bank Board. Management believes the fair values of these stocks is due to market rate fluctuations and not impairment of the securities.

As of December 31, 2000, Great Lakes Bank was in compliance with applicable regulatory capital requirements, as shown in Note 15 of Notes to Consolidated Financial Statements. Based on capital levels at December 31, 2000, Great Lakes Bank qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions. It is GLB Bancorp's intention to operate Great Lakes Bank as a well-capitalized institution within the meaning of applicable regulatory definitions.

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

At December 31, 2000, certificates of deposit represented 21.9% of total deposits, while DDA (checking accounts) represented 30.8% and savings accounts 47.3%. Of the total $19.8 million certificates of deposits at December 31, 2000, certificates totaling $15.2 million will mature in 2001, approximately 77.2% of the certificate portfolio. Management believes that, consistent with experience, the majority of maturing certificates of deposits will be renewed at market rates of interest. Golden Passbook accounts, which provide for a higher return than a regular passbook account, accounted for $37.1 million, or approximately 41.1%, of deposits at December 31, 2000.

Great Lakes Bank has used advances from the FHLB of Cincinnati as a source of funds for its lending activity. The amount that may be obtained in the form of advances from the FHLB is determined by a formula on a quarterly basis. The formula is based upon the total amount of single-family mortgages in Great Lakes Bank's portfolio, as reported in Great Lakes Bank's quarterly call report, the percentage of Great Lakes Bank's total loan portfolio represented by single-family mortgages and the amount of FHLB stock held by Great Lakes Bank. At December 31, 2000, Great Lakes Bank had $12.5 million of outstanding FHLB advances.

FHLB advances are secured by a portion of the mortgage portfolio and certain other assets. Likewise, most of Great Lakes Bank's short-term investments are subject to pledge and therefore provide limited liquidity. In addition to advances, Great Lakes Bank may obtain funds from the FHLB of Cincinnati through a $5.0 million overnight line of credit. Great Lakes Bank also has an agreement with a major regional bank for $400,000 of short-term borrowings and relationships with other institutions for the purpose of obtaining funds, or federal funds.

Great Lakes Bank had fixed and variable rate commitments of $2,148,146 and $12,364,085, respectively, at December 31, 2000 and $3,189,707 and $13,591,038,
respectively, at December 31, 1999. Included within these commitments are standby letters of credit of $457,889 and $340,000 at December 31, 2000 and 1999, respectively. Management believes Great Lakes Bank has adequate resources to meet its normal funding requirements.

RISK MANAGEMENT
Risk management within the financial industry is a key area of analysis, review and discussion by bank management and their regulatory agencies. Risk is seen as the compound estimate of the probability of, and the severity of, an adverse event that could severely impact the Bank's profitability or capital position. The Bank has put in place a Risk Management system which will identify and assess the Bank's risks and the controls to mitigate them. All areas have been reviewed by a team representing various departments of the Bank. Risks resulting in a high risk probability factor are given immediate attention. On an ongoing basis, monthly meetings address follow-up checklists and any new risks that have been identified. Annual updates to the process are also part of this program.

ASSET/LIABILITY MANAGEMENT
One aspect of risk management is asset/liability management. Like other financial institutions, Great Lakes Bank is subject to interest rate risk. Great Lakes Bank's interest-earning assets could mature or reprice more rapidly than, or on a

                             GLB Bancorp, Inc. 2000
different basis from, its interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates.

Great Lakes Bank monitors its interest rate sensitivity position and attempts to limit exposure to interest rate risk. The Bank's policy is that the one-year cumulative interest rate sensitivity gap should generally be within a range of 35% plus or minus at the one year point. As the following table illustrates, the one-year gap was within this range as of December 31, 2000, with a positive one-year gap of 30.79%. This is due largely to the volume of commercial loans in the portfolio that reprice when prime changes and the method management uses to allocate its deposits other than time deposits to longer time periods.

The following table illustrates the maturities or repricing of GLB Bancorp's consolidated assets and liabilities at December 31, 2000, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, a proposed policy statement issued previously by the FFIEC in a joint regulatory release.

Maturity or Repricing Periods at December 31, 2000

                                                     WITHIN 5        4-12           3-5          OVER 5
                                                      MONTHS        MONTHS         YEARS         YEARS           TOTAL
Interest-Earning Assets:
Real estate mortgage loans (1)(2)                $   5,239,060    10,579,771     18,169,937    13,784,233     47,773,001
Commercial loans (1)(2)                             19,644,812    13,273,027     18,518,203       549,233     51,985,275
Consumer loans (1)(2)                                4,664,884       477,894      1,506,259       434,714      7,083,751
Securities available for sale                        3,785,897             -              -         5,000      3,790,897
Securities held to maturity, at par (2)              1,000,000             -      1,000,000       638,300      2,638,300
Cash interest-earning                                   64,847             -              -             -         64,847
Federal funds                                        6,818,970             -              -             -      6,818,970
                                                 -----------------------------------------------------------------------
Total Interest-Earning Assets                    $  41,218,470    24,330,692     39,194,399    15,411,480    120,155,041
                                                 =======================================================================
Interest-Bearing Liabilities:
Certificates of deposit                          $   3,682,815    11,558,988      3,794,403       717,562     19,753,768
Money market                                             7,473        67,257         74,730             -        149,460
DDA interest-bearing                                         -             -      6,438,174     4,292,116     10,730,290
Savings accounts                                             -             -     25,618,346    17,078,898     42,697,244
Borrowings                                           2,043,900     8,000,000      2,500,000             -     12,543,900
                                                 -----------------------------------------------------------------------
Total Interest-Bearing Liabilities               $   5,734,188    19,626,245     38,425,653    22,088,576     85,874,662
                                                 =======================================================================
Interest Rate Sensitivity Gap                    $  35,484,282     4,704,447        768,746   (6,677,096)     34,280,379
Cumulative Interest Rate Sensitivity Gap            35,484,282    40,188,729     40,957,475    34,280,379
Cumulative Interest Rate Sensitivity
   Gap as a Percent of Total Assets                     27.19%        30.79%         31.38%        26.27%

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

                             GLB Bancorp, Inc. 2000

Selected Quarterly Financial Data

The following is a summary of actual unaudited quarterly results:

                                                   FIRST              SECOND             THIRD            FOURTH         YEAR TO
                                                  QUARTER             QUARTER           QUARTER           QUARTER          DATE
2000
Interest income                                $ 2,130,202          2,237,419          2,355,401         2,398,100      9,121,122
Interest expense                                   797,153            805,202            847,908           902,885      3,353,148
Net interest income                              1,333,049          1,432,217          1,507,493         1,495,215      5,767,974
Provision for loan losses                           45,000             60,000            150,000           112,500        367,500
Non-interest income                                188,899            225,694            219,430           230,487        864,510
Non-interest expense                             1,072,335          1,104,432          1,167,226         1,163,398      4,507,391
Net income                                         262,370            320,643            265,449           290,115      1,138,577
Earnings per share (basic and diluted)                0.12               0.15               0.12              0.14           0.53
-----------------------------------------------------------------------------------------------------------------------------------
1999
Interest income                                $ 1,678,956          1,814,296          1,974,617         2,092,507      7,560,376
Interest expense                                   671,044            715,750            764,109           788,434      2,939,337
Net interest income                              1,007,912          1,098,546          1,210,508         1,304,073      4,621,039
Provision for loan losses                           30,000             39,000             39,000            43,000        151,000
Non-interest income                                136,074            173,416            178,472           193,026        680,988
Non-interest expense net of merger costs           869,017            948,633            987,506         1,019,982      3,825,138
Merger costs                                             -            158,894              9,460                 -        168,354
Net income                                         149,626             71,425            219,084           271,106        711,241
Earnings per share (basic and diluted)                0.07               0.03               0.10              0.13           0.33


ACCOUNTING AND REPORTING DEVELOPMENTS
See caption "New Accounting Pronouncements" in Note 1 of the Notes to Consolidated Financial Statements for a discussion of accounting and reporting developments which may affect GLB Bancorp.

                             GLB Bancorp, Inc. 2000

Independent Auditor's Report


The Board of Directors
GLB Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of GLB Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLB Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/KPMG LLP

January 26, 2001


                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
December 31, 2000 and 1999

                                                                         2000                    1999
Assets
Cash and due from banks                                            $   6,354,122               5,972,557
Federal funds sold                                                     6,818,970              14,506,895
                                                                   -------------------------------------
Total cash and cash equivalents                                       13,173,092              20,479,452

Securities available for sale, at fair value (note 2)                  3,790,897               3,732,250
Securities held to maturity (fair value of
$1,988,828 and $1,984,688) (note 2)                                    1,988,971               2,000,233
Loans, net (notes 3, 11 and 14)                                      105,954,789              87,412,502
Stock in Federal Home Loan Bank of Cincinnati, at cost                   638,300                 552,700
Premises and equipment, net (note 4)                                   3,103,020               3,233,718
Intangibles, net (note 5)                                                666,246                 699,565
Other assets (note 12)                                                 1,200,538                 963,256
                                                                   -------------------------------------
Total assets                                                       $ 130,515,853             119,073,676
                                                                   =====================================

Liabilities and Shareholders' Equity
Liabilities:
Deposits (notes 6 and 11):
Non-interest bearing demand deposits                               $  16,973,088              16,526,276
Interest bearing demand deposits                                      10,879,750               9,116,668
Savings accounts                                                      42,697,244              41,940,268
Certificate of deposit accounts                                       19,753,768              14,561,451
                                                                   -------------------------------------
Total deposits                                                        90,303,850              82,144,663

Advances from the Federal Home Loan Bank (note 7)                     12,543,900              10,500,000
Accrued expenses and other liabilities                                   877,667                 800,208
                                                                   -------------------------------------
Total liabilities                                                    103,725,417              93,444,871
                                                                   -------------------------------------
Commitments and contingencies (notes 10 and 13)
Shareholders' equity (note 15):
stock, no par value; 10,000,000 shares
  authorized; 2,133,906 shares issued and outstanding,
  at stated value of $2.50                                             5,334,765               5,334,765
Additional paid-in capital                                            19,152,715              19,152,715
Retained earnings                                                      2,786,798               1,648,221
Accumulated other comprehensive loss                                   (483,842)               (506,896)

Total shareholders' equity                                            26,790,436              25,628,805
                                                                   -------------------------------------
Total liabilities and shareholders' equity                         $ 130,515,853             119,073,676
                                                                   =====================================


See accompanying notes to consolidated financial statements.

                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
Years ended December 31, 2000, 1999, and 1998


                                                                    2000             1999             1998
                                                                 -----------       ---------       ---------

INTEREST INCOME:
Loans                                                            $ 8,184,571       6,302,547       4,703,869
Federal funds sold                                                   625,913       1,002,537       1,006,677
Securities                                                           310,638         255,292         133,583
                                                                 -------------------------------------------
Total interest income                                              9,121,122       7,560,376       5,844,129
                                                                 -------------------------------------------

INTEREST EXPENSE:
Deposits (note 6)                                                  2,661,427       2,325,702       1,929,771
FHLB advances                                                        691,721         613,635         509,176
                                                                 -------------------------------------------
Total interest expense                                             3,353,148       2,939,337       2,438,947
                                                                 -------------------------------------------
Net interest income                                                5,767,974       4,621,039       3,405,182
Provision for loan losses (note 3)                                   367,500         151,000         120,000
                                                                 -------------------------------------------
Net interest income after
provision for loan losses                                          5,400,474       4,470,039       3,285,182
                                                                 -------------------------------------------

OTHER INCOME:
Service charges on demand deposits                                   340,261         225,001         170,040
Other loan fees                                                      281,182         238,075         161,934
Other service charges and fees                                       207,695         176,061         152,936
Gain on sale of loans held for sale                                   35,372          41,851         222,417
                                                                 -------------------------------------------
Total other income                                                   864,510         680,988         707,327
                                                                 -------------------------------------------

OTHER EXPENSES:
Compensation and related benefits (note 8)                         2,179,747       1,823,597       1,406,672
Office occupancy and equipment, net (note 10)                        984,202         808,010         517,090
Professional fees                                                    123,043         148,377         229,299
Advertising                                                          120,235         102,267          75,368
Amortization of intangibles (note 5)                                  97,421         105,478         105,023
Ohio franchise tax                                                   128,000         117,454          93,070
Data processing                                                      249,562         190,411         142,902
Office supplies and printing                                         137,805         130,801          98,145
FDIC deposit insurance                                                16,543           7,854           6,349
Credit card processing                                               106,729          77,627          48,892
Year 2000 expense                                                      7,223          25,486              --
Merger expense                                                            --         168,354              --
Other operating expense                                              356,881         287,776         224,235
                                                                 -------------------------------------------
Total other expenses                                               4,507,391       3,993,492       2,947,045
                                                                 -------------------------------------------
Income before income taxes                                         1,757,593       1,157,535       1,045,464

INCOME TAX EXPENSE (NOTE 12):
Federal - Current                                                    624,522         395,218         232,974
Federal - Deferred                                                  (58,134)          15,076         110,226
State                                                                 52,628          36,000          30,000
                                                                 -------------------------------------------
Total income tax expense                                             619,016         446,294         373,200
                                                                 -------------------------------------------
Net income                                                       $ 1,138,577         711,241         672,264
                                                                 ===========================================
Earnings per share basic and diluted                             $      0.53            0.33            0.44
                                                                 ===========================================


See accompanying notes to consolidated financial statements.



                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years ended December 31, 2000, 1999, and 1998



                                                                                                Accumulated
                                                                     Additional                   Other
                                                         Common       Paid-in     Retained    Comprehensive
                                                         Stock        Capital     Earnings    Income (Loss)     Total
                                                      ------------   ----------   --------    --------------  ----------

BALANCE AT DECEMBER 31, 1997                          $  1,491,855   4,671,642      264,716           --      6,428,213
Comprehensive income:
Change in unrealized gain on
securities available for sale, net of tax                       --          --           --        7,192          7,192

       Net income                                               --          --      672,264           --        672,264
                                                                                                             ----------
Total comprehensive income                                                                                      679,456
                                                                                                             ----------

Proceeds from issuance of 1,495,000 shares
of common stock in connection with the
initial public offering, net of issuance costs
of $1,591,017 (note 1)                                   3,737,500  14,106,483           --           --     17,843,983

Issuance of 42,164 shares of common stock                  105,410     374,590           --           --        480,000
                                                      -----------------------------------------------------------------

BALANCE AT DECEMBER 31, 1998                             5,334,765  19,152,715      936,980        7,192     25,431,652
Comprehensive income:
Change in unrealized loss on
securities available for sale, net of tax                       --          --           --     (514,088)      (514,088)

       Net income                                               --          --      711,241           --        711,241
                                                                                                             ----------

Total comprehensive income                                                                                      197,153
                                                      -----------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                             5,334,765  19,152,715    1,648,221     (506,896)    25,628,805
Comprehensive income:
Change in unrealized loss on
securities available for sale, net of tax                       --          --           --       23,054         23,054

       Net income                                               --          --    1,138,577           --      1,138,577
                                                                                                             ----------
Total comprehensive income                                                                                    1,161,631
                                                      -----------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                          $  5,334,765  19,152,715    2,786,798     (483,842)    26,790,436
                                                      =================================================================




                                                                            Years End December 31,

                                                              2000                1999                 1998
                                                            --------            ---------              -----

Disclosure of reclassification amount:
Unrealized holding gains (losses) arising
during the period, net of tax effect of $12,413,
($276,649), $3,705 for the years ended
December 31, 2000, 1999 and 1998, respectively              $ 23,054            (514,088)              7,192

Less reclassification adjustment for gains and
losses included in net income                                     --                  --                  --
                                                            ------------------------------------------------
Change in unrealized gain (loss) on securities
available for sale, net of tax                              $ 23,054            (514,088)              7,192
                                                            ================================================


See accompanying notes to consolidated financial statements.



                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years ended December 31, 2000, 1999,and 1998



                                                                            2000                 1999               1998
                                                                        ------------         -----------         -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                              $  1,138,577             711,241             672,264
Adjustments required to reconcile net income
to net cash provided by operating activities:
   Amortization of intangibles                                                97,421             105,478             105,023
   Depreciation                                                              306,439             272,029             198,747
   Premium amortization and discount accretion, net                          (25,596)              6,572               5,665
   Net deferred loan origination fees and costs                              (13,922)             10,433              64,694
   Origination of loans held for sale                                     (4,776,168)         (6,334,068)        (16,988,949)
   Proceeds from sale of loans held for sale                               4,763,318           6,304,064          16,956,314
   Gain on sale of loans held for sale                                       (35,372)            (41,851)           (222,417)
   Provision for loans losses                                                367,500             151,000             120,000
   Origination of mortgage servicing rights                                  (64,102)           (113,019)           (265,124)
   Decrease (increase) in other assets                                      (214,741)             32,090            (248,202)
   Increase (decrease) in accrued expenses
     and other liabilities                                                    77,459              15,509             (23,574)
   Deferred federal income taxes                                             (58,134)             15,076             110,226
                                                                        ----------------------------------------------------
Net cash provided by operating activities                                  1,562,679           1,134,554             484,667
                                                                        ----------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities held to maturity                               (1,463,142)           (499,063)         (2,999,107)
   Purchases of securities available for sale                                     --          (1,720,277)         (2,786,814)
   Maturities and payments of securities
     held to maturity                                                      1,500,000             500,000           2,600,000
   Purchase of FHLB stock                                                    (85,600)            (93,700)            (31,300)
   Origination of loans, net of principal collected                      (18,847,643)        (27,171,619)         (7,281,456)
   Purchases of premises and equipment                                      (204,195)           (808,690)           (380,810)
   Disposals of premises and equipment                                        28,454               7,198             492,542
                                                                        ----------------------------------------------------
Net cash used in investing activities                                    (19,072,126)        (29,786,151)        (10,386,945)
                                                                        ----------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock                                     --                  --          18,073,983
   Net increase in deposits                                                8,159,187          13,489,537          16,643,210
   Cash proceeds from FHLB advances                                        3,768,900           3,000,000           1,500,000
   Cash repayments from FHLB advances                                     (1,725,000)         (1,500,000)                 --
                                                                        ----------------------------------------------------
Net cash provided by financing activities                                 10,203,087          14,989,537          36,217,193
                                                                        ----------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      (7,306,360)        (13,662,060)         26,314,915

Cash and cash equivalents at beginning of year                            20,479,452          34,141,512           7,826,597
                                                                        ----------------------------------------------------
Cash and cash equivalents at end of year                                $ 13,173,092          20,479,452          34,141,512
                                                                        ====================================================
Supplemental disclosure of cash flow information
   Interest paid                                                        $  3,312,200           2,933,050           2,428,220
   Income taxes paid                                                         697,887             346,000             380,604
                                                                        ====================================================
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
   Issuance of common stock in exchange for property                              --                  --             250,000
                                                                        ====================================================


See accompanying notes to consolidated financial statements.



                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

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

     The Corporation's activities are considered to be a single industry segment for financial reporting purposes. GLB Bancorp, Inc. is a one-bank holding company engaged primarily in providing deposit and lending services to individuals and small to medium-sized businesses within Lake County, Ohio. The Bank offers its banking services through its main office and branches located in Mentor, Mentor on the Lake, Painesville, Wickliffe, Eastlake, Madison, Willoughby, and Willoughby Hills, Ohio. The deposit products offered by the Bank include checking and savings accounts and certificates of deposit. The Bank's lending services focus primarily on secured lending both for commercial real estate and single-family lending. The majority of the Bank's income is derived from commercial, mortgage, and retail lending activities. The Bank is subject to competition from other financial institutions and is regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

(b)  Securities
     The Corporation classifies its securities as either held to maturity or available for sale as the Corporation does not hold any securities considered to be trading. Securities which are classified as being held to maturity are carried at amortized cost, as adjusted for the amortization of premiums and accretion of discounts using a level yield method. The Corporation has the ability and positive intent to hold these securities to maturity. Securities available for sale are carried at fair value with unrealized gains and losses included as a component of accumulated other comprehensive income. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security.

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

                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

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

(g)  Intangible Assets
     Intangible assets include goodwill and deposit based intangibles. Goodwill is the excess of the purchase price over the fair value of net assets. Goodwill is amortized using the straight-line method over ten years, the estimated period to be benefited. The deposit base intangible is being amortized over 10 years, the estimated period to be benefited, based on the present value of cash flows. On a periodic basis, the Corporation reviews its intangible assets and estimated useful lives for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

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

                             GLB Bancorp, Inc. 2000

          GLB Bancorp, Inc. and Subsidiary
          Notes to Consolidated Financial Statements
          December 31, 2000, 1999, and 1998

(j)       Earnings Per Share
          The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                                                       Year ended December 31,
                                                                                2000             1999               1998
          Weighted average number of common shares
            outstanding used in basic earnings
            per common share calculation                                     2,133,906         2,133,906         1,536,821
          Dilutive effect of stock options                                        --                --                  14
                                                                             ---------------------------------------------
          Weighted average number of shares outstanding
            adjusted for effect of dilutive securities
            used in diluted EPS calculation                                  2,133,906         2,133,906         1,536,835
                                                                            ==============================================
          Net income                                                        $1,138,577           711,241           672,264
                                                                            ==============================================
          Basic earnings per common share                                   $      .53               .33               .44
                                                                            ==============================================
          Diluted earnings per common share                                 $      .53               .33               .44
                                                                            ==============================================

(k)       New Accounting Pronouncements
          The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" with an effective date for all fiscal quarters of fiscal years beginning after June 15, 1999, which was amended by (SFAS) No. 138 which changed the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize derivatives as either assets or liabilities at fair value with gains or losses determined depending on the intended use of the derivative and its resulting designation. This Statement was not to be applied retroactively to prior period financial statements. The Corporation adopted SFAS No. 133 as amended by SFAS No. 138 on
          January 1, 2001 and the effect was immaterial, as the Corporation does not currently engage in derivative activities.

                             GLB Bancorp, Inc. 2000

          GLB Bancorp,Inc. and Subsidiary
          Notes to Consolidated Financial Statements
          December 31, 2000, 1999, and 1998

(2)       SECURITIES

          A summary of securities at December 31, 2000 and 1999, follows:

                                                            Gross          Gross
                                          Amortized      Unrealized      Unrealized        Fair
                                             Cost           Gains          Losses         Value

2000
Securities held to maturity:
United States government
and agency obligations               $       1,988,971          93           (236)       1,988,828
                                     ==============================================================
Securities available for sale:
Equity securities                    $       4,535,270       2,500       (746,873)       3,790,897
                                     ==============================================================

1999
Securities held to maturity:
United States government
and agency obligations               $       2,000,233          --        (15,545)       1,984,688
                                     ==============================================================

Securities available for sale:
Equity securities                    $       4,512,090       1,245       (781,085)       3,732,250
                                     ==============================================================

There were no sales of securities for the years ended December 31, 2000 and 1999.

The scheduled maturities of debt securities at December 31, 2000 are as follows:

                                            Amortized
                                              Cost           Fair Value
Due in one year or less
Due from one year to five years       $         997,502         997,266
                                                991,469         991,562
                                      ---------------------------------
                                      $       1,988,971       1,988,828
                                      =================================

The carrying value of securities pledged to secure public deposits and for other purposes required by law amounted to approximately $1,190,000 and $900,000 at December 31, 2000 and 1999, respectively.


                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2000, 1999, and 1998

(3)       LOANS AND ALLOWANCE FOR LOAN LOSSES
                                                                       2000                     1999
          Residential real estate                        $         44,954,193               37,053,118
          Residential construction                                  4,342,188                5,250,015
          Commercial real estate and other                         43,136,917               34,904,601
          Commercial construction                                  11,267,258               10,182,301
          Consumer                                                  7,104,179                5,658,611
                                                         ---------------------------------------------

                                                                  110,804,735               93,048,646

          Undisbursed loans in progress                            (3,846,120)              (4,885,876)
          Unamortized loan origination fees,net                      (110,975)                (124,897)
          Allowance for loan losses                                  (892,851)                (625,371)
                                                         ---------------------------------------------
          Loans,net                                      $        105,954,789               87,412,502
                                                         =============================================

          An analysis of the change in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998, follows:

                                                                  2000                      1999                   1998

          Balance at beginning of year                   $      625,371                    482,418               402,534
          Provision for loan losses                             367,500                    151,000               120,000
          Charge-offs                                          (104,712)                   (26,469)              (42,884)
          Recoveries                                              4,692                     18,422                 2,768
                                                         ---------------------------------------------------------------

          Balance at end of year                         $      892,851                    625,371               482,418
                                                         ================================================================

          There was one loan totaling $66,427 on nonaccrual status at December 31,2000 and no loans on nonaccrual status at December 31, 1999.

          There were no impaired loans at December 31, 2000 and 1999.

          No loans were held for sale at December 31, 2000 and 1999.


                             GLB Bancorp, Inc. 2000

    GLB Bancorp, Inc. and Subsidiary
    Notes to Consolidated Financial Statements
    December 31, 2000, 1999, and 1998

(4) PREMISES AND EQUIPMENT
    A summary of premises and equipment, less accumulated depreciation and amortization, at December 31, 2000 and 1999, follows:

                                                         2000           1999
                                                     ------------    ---------

    Land                                             $  1,089,272    1,090,346
    Buildings                                           1,240,920    1,244,542
    Leasehold improvements                                113,034       91,288
    Furniture, fixtures, and equipment                  1,758,389    1,628,153
                                                     -------------------------
                                                        4,201,615    4,054,329
    Less accumulated depreciation and amortization     (1,098,595)    (820,611)
                                                     -------------------------
                                                     $  3,103,020    3,233,718
                                                     =========================

(5) INTANGIBLES
    Intangible assets at December 31, 2000 and 1999, consist of the following:


                                                         2000           1999
                                                     ------------    ---------
    Goodwill                                         $    440,801      440,801
    Deposit base intangible                               395,416      395,416
    Mortgage servicing rights                             482,291      418,189
                                                     -------------------------
                                                        1,318,508    1,254,406
    Less accumulated amortization                        (652,262)    (554,841)
                                                     -------------------------
                                                     $    666,246      699,565
                                                     =========================


Amortization expense for goodwill amounted to $44,080 for each of the years ended December 31, 2000, 1999, and 1998. Amortization expense for deposit base intangibles amounted to $30,719, $30,719 and $35,394 for the years ended December 31, 2000, 1999, and 1998, respectively. Amortization for mortgage servicing rights amounted to $22,622, $30,679 and $25,549 for the years ended December 31, 2000, 1999 and 1998, respectively. Capitalized mortgage servicing rights for loans sold during the year amounted to $64,102, $113,019 and $265,124 for the years ended December 31, 2000, 1999 and 1998, respectively. The balance of capitalized mortgage servicing rights included in other assets was $403,312 at December 31, 2000. The fair market value of these rights was $403,133 at December 31, 2000.


                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2000, 1999, and 1998

(6) DEPOSITS
    The following table summarizes types of deposit accounts by interest rate:


                                                        2000                                     1999
                                        ---------------------------------         -------------------------------
    Type of account                                    Average                                  Average
    and stated deposit rates              Amount        Yield        %              Amount       Yield       %
------------------------------------------------------------------------          -------------------------------

    Non-interest bearing
      demand deposits                   $16,973,088     0.00%       18.8%         16,526,276     0.00%      20.1%
    Interest bearing
      demand deposits                    10,879,750     1.46%       12.0%          9,116,668     1.44%      11.1%
    Savings accounts                     42,697,244     3.74%       47.3%         41,940,268     3.69%      51.1%
                                        -------------------------------------------------------------------------
    Total transaction accounts           70,550,082                 78.1%         67,583,212                82.3%

    Certificates of deposit:
    4.00% and less                               --                  0.0%             92,061                 0.1%
    4.01% to 5.00%                        2,693,253                  3.0%          6,957,454                 8.5%
    5.01% to 6.00%                        6,408,086                  7.1%          4,275,620                 5.2%
    6.01% to 7.00%                       10,034,286                 11.1%          2,243,348                 2.7%
    7.01% to 8.00%                          618,143                  0.7%            992,968                 1.2%
                                        -------------------------------------------------------------------------
    Total certificates of deposit        19,753,768     5.63%       21.9%         14,561,451     5.32%      17.7%
                                        -------------------------------------------------------------------------
    Total deposits                      $90,303,850     3.85%      100.0%         82,144,663     3.80%     100.0%
                                        =========================================================================


    The remaining term to maturity of certificates of deposits are as follows:

                                                 2000                         1999
                                         --------------------       ---------------------
                                           Amount        %           Amount          %
                                         --------------------       ---------------------

    12 months or less                    $15,241,807    77.2%       12,501,584      85.9%
    13 to 24 months                        2,358,465    11.9%        1,309,248       9.0%
    25 to 36 months                        1,435,940     7.3%          340,209       2.3%
    over 36 months                           717,556     3.6%          410,410       2.8%
                                         ------------------------------------------------
    Total                                $19,753,768   100.0%       14,561,451     100.0%
                                         ================================================


    Interest expense on deposits is summarized as follows:

    Interest bearing demand deposits     $   137,071          109,161          117,189
    Savings accounts                       1,651,874        1,436,033        1,137,749
    Certificates of deposit                  872,482          780,508          674,833
                                         ---------------------------------------------
    Total                                $ 2,661,427        2,325,702        1,929,771
                                         =============================================



                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

     The following table discloses the time deposits that are $100,000 or more, by time remaining until maturity at December 31, 2000:

     3 months or less         $  1,389,346
     4 through 6 months            675,623
     7 through 12 months         2,844,876
     over 12 months              1,131,414
                                 ---------

     Total                    $  6,041,259
                                 =========

(7)  ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

     A summary of FHLB advances at December 31, 2000 and 1999, follows:

                                                   AMOUNT
                                        ------------------------------
        MATURITY      INTEREST RATE         2000                1999

     2001           5.8%                $ 3,000,000           3,000,000
     2001           6.8%                  5,000,000           5,000,000
     2002           6.75%                 2,500,000           2,500,000
     Variable       Variable (6.75% at
                    December 31,2000)     2,043,900                   -
                                        -------------------------------
                                        $12,543,900          10,500,000
                                        ===============================

     FHLB advances are secured by a blanket lien on first mortgage loans with balances totaling 135 percent of such advances at December 31, 2000. The FHLB stock also serves as collateral for the advances.

(8)  EMPLOYEE BENEFIT PLANS

     The Corporation sponsors a 401(k) defined contribution plan covering substantially all of its employees. Employees can contribute up to 15% of their annual salaries. The Bank has the option of making matching contributions of up to 6% of the participants' total annual compensation. Beginning in January 2000, the Bank elected to make matching contributions. For the year ended December 31, 2000, the amount expensed for matching contributions was $27,929.

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

                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

     The actuarially determined net periodic pension cost for the year ended December 31, 1998 includes the following components:

                                                                  1998

     Service cost - benefit earned during the period        $    85,760
     Interest cost on projected benefit obligation               31,715
     Actual return on plan assets                               (11,173)
     Amortization of unrecognized loss                            5,762
     Recognized deferred gain                                    (4,572)
                                                            -------------
     Net periodic pension cost                              $   107,492
                                                            =============

     Assumptions used in determining the net periodic pension cost for 1998 are as follows:

                                                                   1998

     Discount rate                                                5.50%
     Weighted average rate of compensation increase               4.00%
     Long-term rate of return                                     7.75%
                                                            =============


                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

(9)  STOCK OPTION AND INCENTIVE PLAN
     On February 17, 1998, the shareholders adopted a Stock Option and Incentive Plan (the "Plan") for officers, employees and non-employee directors. Twenty-eight thousand shares of common stock have been reserved for issuance under the Plan. The options vest and become exercisable in five equal annual installments from date of grant.

                                                                       2000        1999      1998
     Options outstanding, beginning of year                           22,975      12,300         -
     Exercised                                                             -           -         -
     Forfeited                                                             -           -         -
     Granted                                                               -      10,675    12,300
                                                                    ------------------------------
     Options outstanding, end of year                                 22,975      22,975    12,300
                                                                    ==============================

     Exercisable at $13.00 per share: expiring February 17, 2008       2,000       2,000     2,000
     Exercisable at $13.50 per share: expiring November 17, 2008      10,300      10,300    10,300
     Exercisable at $ 9.63 per share: expiring November 16, 2009         200         200         -
     Exercisable at $ 8.625 per share: expiring December 15, 2009     10,475      10,475         -

     Options available for grant, end of year                          5,025       5,025    15,700

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation. Accordingly, no compensation cost has been recognized. Had compensation cost for the Corporation's plan been determined consistent with SFAS No. 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                           2000           1999           1998
     NET INCOME
     As reported                     $    1,138,577      711,241        672,264
     Pro forma                            1,112,637      686,714        657,445

     EARNINGS PER COMMON SHARE
     Basic
     As reported                     $           53          .33            .44
     Pro forma                                   52          .32            .43

     Diluted
     As reported                     $           53          .33            .44
     Pro forma                                   52          .32            .43


                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

     The fair value for each option grant used in the foregoing pro forma amounts is estimated on the date of grant using the Black-Scholes option-pricing model. The model incorporates the following weighted-average assumptions; for grants in 2000, 1999 and 1998: expected dividend yield of 0%, and expected volatility of 64%, 57% and 52%, and average risk free interest rates of 6.23% in 1999 and 4.57% and 5.41% in 1998. No options were granted in 2000. The expected lives range from five to ten years for all options granted.

(10) COMMITMENTS AND CONTINGENCIES

     The Corporation has entered into seven lease agreements which expire between 2003 and 2010, covering the rental of buildings and equipment. For two of the leases, the lessors are directors or significant shareholders of the Corporation. The following is a schedule by years of approximate future minimum rental payments, exclusive of any maintenance, utilities, or real estate taxes, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year.


                     YEAR ENDING DECEMBER 31:

                    2001           $    209,685
                    2002                209,685
                    2003                207,485
                    2004                183,285
                    2005                175,167
                    Thereafter          348,008
                                      ---------

     Total minimum lease payments  $  1,333,315
                                      =========


     Rental expense for all operating leases was $201,022, $161,822 and $75,800 for the years ended December 31, 2000, 1999 and 1998, respectively.

     While the Corporation currently is not involved in any claims or legal actions, they may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, any liabilities that may result would not be expected to have a material adverse effect on the consolidated financial statements of the Corporation.

                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

(11) RELATED PARTIES
     The Bank has entered into transactions with its directors, significant shareholders, and executive officers of the Corporation and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those which have been made or would be made for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The following is a schedule of the aggregate amount of outstanding loans to such related parties at December 31, 2000 and 1999:

                                                          2000            1999

     Aggregate amount of loans at beginning of year  $    658,163       641,063
     Loans originated during the year                     672,397       482,208
     Repayments made during the year                     (316,187)     (464,108)
                                                     ---------------------------
     Aggregate amount of loans at end of year        $  1,014,373       658,163
                                                     ===========================

     The Bank had $7,434,056 and $8,254,803 in deposits of such related parties at December 31, 2000 and 1999, respectively.

     The Corporation is currently involved in two leases for which the lessors are directors or significant shareholders of the Corporation.

(12) INCOME TAXES
     The accompanying financial statements reflect income taxes at amounts different from those computed by applying the U.S. federal income tax statutory rates to income before income taxes. The reasons for these differences are as follows:



                                                       Percent                   Percent                     Percent
                                            Amount    of pretax    Amount       of pretax    Amount         of pretax
                                                       income                    income                       income
                                         ----------------------------------------------------------------------------
     Computed expected tax expense       $  615,158     35.00%     405,137        35.00%     365,912        35.00%

     Increase (decrease) in taxes
     resulting from:
     Benefit of lower tax bracket rate     (17,576)     (1.00)    (11,575)        (1.00)    (10,455)        (1.00)
     State income tax, net of
          federal benefit                    34,734       1.98      23,760          2.05      19,800          1.89
     Goodwill amortization
     Other                                 (28,287)     (1.61)      13,985          1.21    (17,044)        (1.62)
                                         ----------------------------------------------------------------------------
     Actual tax expense                  $  619,016     35.22%     446,294        38.56%     373,200        35.70%
                                         ============================================================================

                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

     The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, are:

                                                  2000            1999

     Deferred tax assets
     Deferred loan fees                      $    26,113         23,058
     Noncompete agreement                         19,266         21,533
     Excess book over tax bad debt reserve       285,864        194,921
     Unrealized losses on securities             260,531        272,944
     Other                                        51,225         49,591
                                             --------------------------
      Total gross deferred tax assets             642,999        562,047

     Deferred tax liabilities
     Deposit base intangible                      36,942         47,386
     Depreciation                                129,965        119,388
     Deferred loan costs                          73,582         65,977
     FHLB stock dividend                          49,776         35,598
     Mortgage servicing rights                   137,126        123,023
     Other                                        12,238         13,026
                                             --------------------------

     Total gross deferred tax liabilities        439,629        404,398
                                             --------------------------

     Net deferred tax asset                  $   203,370        157,649
                                             ==========================

     A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefit will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of December 31, 2000 or 1999.

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


                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

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

     The Bank's maximum potential obligation to extend credit at December 31, 2000 and 1999, was:

                                                2000            1999

     Commitments to extend credit       $    14,512,231     16,440,745
     Standby letters of credit                  457,889        340,000
                                        ------------------------------

                                        $    14,970,120     16,780,745
                                        ==============================

     The above commitments are at fixed and variable rates totaling $2,148,146 and $12,364,085, respectively, at December 31, 2000 and $3,189,707 and $13,591,038, respectively, at December 31, 1999. In management's opinion these commitments will be funded through normal operations.


(14) CONCENTRATIONS OF CREDIT
     Most of the Bank's business activity is with customers located within the Northeast Ohio market area and, as such, is impacted by economic conditions in the region. As a result of its loan underwriting and collateral requirements, the Bank believes it has no significant concentrations of credit risk in its loan portfolio as of December 31, 2000 and 1999. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.


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

                             GLB Bancorp, Inc. 2000

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2000, 1999, and 1998

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

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are also presented in the following table in actual dollars.


                             GLB Bancorp, Inc. 2000

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2000, 1999, and 1998

                                                                                                    Minimum to be Well
                                                                                                     Capitalized Under
                                                                        Minimum Capital             Prompt Corrective
                                                 Actual                   Requirement                Action Provisions

                                           Amount       Ratio           Amount       Ratio          Amount       Ratio
                               ----------------------------------  --------------------------  --------------------------
December 31,2000

Total Capital
to Risk Weighted Assets:

Consolidated                   $       27,863,864        29.1%       7,666,560        8.0%             N/A         N/A
Great Lakes Bank                       12,156,574        13.4%       7,254,480        8.0%       9,068,100       10.0%

Tier 1 Capital
to Risk Weighted Assets:

Consolidated                           26,971,013        28.1%       3,833,280        4.0%             N/A         N/A
Great Lakes Bank                       11,263,723        12.4%       3,627,240        4.0%       5,440,860        6.0%

Tier 1 Capital
to Average Assets:

Consolidated                           26,971,013        22.0%       4,909,256        4.0%             N/A         N/A
Great Lakes Bank                       11,263,723        10.2%       4,407,018        4.0%       5,508,772        5.0%

December 31,1999

Total Capital
to Risk Weighted Assets:

Consolidated                   $       26,387,156        31.9%       6,625,760        8.0%             N/A         N/A
Great Lakes Bank                       10,216,883        13.4%       6,116,320        8.0%       7,645,400       10.0%

Tier 1 Capital
to Risk Weighted Assets:

Consolidated                           25,761,785        31.1%       3,312,880        4.0%             N/A         N/A
Great Lakes Bank                        9,591,512        12.6%       3,058,160        4.0%       4,587,240        6.0%

Tier 1 Capital
to Average Assets:

Consolidated                           25,761,785        23.4%       4,395,572        4.0%             N/A         N/A
Great Lakes Bank                        9,591,512        10.2%       3,756,928        4.0%       4,696,159        5.0%

                             GLB Bancorp, Inc. 2000

          GLB Bancorp, Inc. and Subsidiary
          Notes to Consolidated Financial Statements
          December 31, 2000, 1999, and 1998

(16)      Fair Value of Financial Instruments
          The following estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies; however,considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

          Certain financial instruments and all nonfinancial instruments are excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.

          As of December 31, 2000 and 1999, the carrying amount and estimated fair values of the Corporation's financial instruments were as follows:

                                                                    2000                            1999

                                                          Carrying          Fair          Carrying          Fair
                                                           Amount           Value           Amount          Value
                                                       ----------------------------     ---------------------------
           Financial assets:
           Cash and due from banks                     $  6,354,122       6,354,122       5,972,557       5,972,557
           Federal funds sold                             6,818,970       6,818,970      14,506,895      14,506,895
           Securities                                     5,779,868       5,779,725       5,732,483       5,716,938
           Loans                                        105,954,789     105,195,820      87,412,502      86,091,980
           Accrued interest receivable                      751,107         751,107         575,992         575,992

           Financial liabilities:
           Demand deposits and savings accounts          70,550,082      70,550,082      67,583,212      67,583,212
           Certificates of deposit                       19,753,768      19,753,768      14,561,451      14,623,162
           Advances from the Federal
             Home Loan Bank                              12,543,900      12,543,900      10,500,000      10,500,000
           Accrued interest payable                         137,413         137,413          96,724          96,724

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

                             GLB Bancorp, Inc. 2000

          GLB Bancorp, Inc. and Subsidiary
          Notes to Consolidated Financial Statements
          December 31, 2000, 1999, and 1998

          Advances from the Federal Home Loan Bank. The carrying amount is a reasonable approximation of fair value.

          Accrued interest receivable and payable. The carrying amount of accrued interest receivable and payable approximates its fair value.

          Off-balance sheet instruments. The fair value of commitments to extend credit approximates the fees charged to make these commitments since rates and fees of the contracts approximates those currently charged to originate similar commitments. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 2000 and 1999.

(17)      Parent Company Financial Information
          The following are condensed parent company financial information of the Corporation as of December 31, 2000 and 1999.

                                                                                          2000                   1999
           Assets:
           Cash and cash equivalents                                                $  5,103,232              11,699,361
           Investment in Bank                                                         11,566,988               9,965,428
           Loan to Bank                                                                6,003,000                    --
           Securities available for sale                                               3,785,897               3,727,250
           Other assets                                                                  387,590                 311,570
                                                                                    ------------------------------------

           Total assets                                                             $ 26,846,707              25,703,609
                                                                                    ====================================

           Liabilities:
           Accrued expenses and other liabilities                                   $     56,271                  74,804

           Shareholders' equity:
           Common stock                                                                5,334,765               5,334,765
           Additional paid-in capital                                                 19,152,715              19,152,715
           Retained earnings                                                           2,786,798               1,648,221
           Accumulated other comprehensive loss                                         (483,842)               (506,896)
                                                                                    ------------------------------------

           Total shareholders' equity                                                 26,790,436              25,628,805
                                                                                    ------------------------------------

           Total liabilities and shareholders' equity                               $ 26,846,707              25,703,609
                                                                                    ====================================

                             GLB Bancorp, Inc. 2000

           GLB Bancorp, Inc. and Subsidiary
           Notes to Consolidated Financial Statements
           December 31, 2000, 1999, and 1998

           Condensed Statement of Earnings                                     2000             1999              1998
           Investment income                                            $    147,299           110,006            27,072
           Interest income                                                   723,005           616,016           518,752
           Other income                                                          317              --                --
           Operating expenses                                                (68,084)         (291,435)         (107,922)
                                                                        ------------------------------------------------

                                                                             802,537           434,587           437,902
           Income tax expense                                               (265,520)         (151,554)         (148,887)
                                                                        ------------------------------------------------

           Income before equity in
             undistributed earnings of Bank                                  537,017           283,033           289,015

           Equity in undistributed earnings of Bank                          601,560           428,208           383,249
                                                                        ------------------------------------------------

           Net income                                                   $  1,138,577           711,241           672,264
                                                                        ================================================

           Condensed Statement of Earnings                                     2000             1999              1998

           Net cash flows from operating activities:
           Net income                                                   $  1,138,577           711,241           672,264

           Adjustments to reconcile net income to
           net cash provided (used) by operating
           activities:

           Equity in undistributed earnings of Bank                         (601,560)         (428,208)         (383,249)
           Increase in other assets                                          (76,020)         (277,671)          (30,058)
           Increase (decrease) in accrued expenses
             and other liabilities                                           (54,126)          (69,551)          140,650
                                                                        ------------------------------------------------
           Net cash provided (used) by operating activities                  406,871           (64,189)          399,607
                                                                        ------------------------------------------------

           Cash flows from investing activities:

           Purchases of securities available for sale                           --          (1,443,627)       (2,786,814)
           Loan to Bank                                                   (6,003,000)             --                --
           Additional investment in Bank                                  (1,000,000)       (1,000,000)       (1,500,000)
                                                                        ------------------------------------------------
           Net cash used in operating activities                          (7,003,000)       (2,443,627)       (4,286,814)
                                                                        ------------------------------------------------

           Cash flows from financing activities:

           Net proceeds from issuance of common stock                           --                --          18,073,983
                                                                        ------------------------------------------------
           Net increase (decrease) in cash
             and cash equivalents                                         (6,596,129)       (2,507,816)       14,186,776
           Cash and cash equivalents at beginning of year                 11,699,361        14,207,177            20,401
                                                                        ------------------------------------------------
           Cash and cash equivalents at end of year                     $  5,103,232        11,699,361        14,207,177
                                                                        ================================================

                             GLB Bancorp, Inc. 2000