Form 10KSB40, Exhibit 13
period 2001-12-31
GLB BANCORP INC
filed 2002-03-20
CIK 1054538

[unity Logo]
--------------------------------------------------------------------------------

GLB Bancorp, Inc.


                                                                   Annual Report
                                                               2001

Board of Directors
of GLB Bancorp, Inc. and Subsidiary

Jerome T. Osborne (1994)         Edward R. Pike Jr., (1994)
Chairman of the Board            President of Ed Pike Lincoln-Mercury
President of Osborne, Inc.
                                 Thomas J. Smith (1994)
Richard M. Osborne (1994)        President of Liberty Self-Stor, Inc.
Vice Chairman of the Board
President of Osair, Inc.         Joseph T. Svete (1994)
                                 Attorney in private practice and principal of
Richard T. Flenner, Jr. (1994)   the law firm Svete, McGee and Carrabine Co. LPA
President and CEO
                                 Thomas E. Wheeler (1994)
James V. Fryan (1995)            President of Component Repair
Owner and Operator of Goodtime   Technologies, Inc.
III cruise ship

George C. Lott (1994)            Marian Rose Nathan (Emeritus)
Retired former Executive Vice    Attorney in private practice
President of Great Lakes Bank

George X. Mechir (1994)          Umberto P. Fedeli (2001)
Attorney and Retired             President and CEO of the Fedeli Group
President CEO
of Great Lakes Commerce Bank


--------------------------------------------------------------------------------


Officers of Great Lakes Bank

Jerome T. Osborne, Chairman            Barbara Bennett, Assistant Vice President

Richard M. Osborne, Vice Chairman      Patricia E. Campbell, Assistant Treasurer

Richard T. Flenner Jr., President      Patricia DeLaney, Assistant Vice
and CEO                                President

Cheryl Jean Mihitsch, Treasurer        John Katronick, Assistant Vice President

Charles D. Seymour, Senior             Debra Noble, Assistant Secretary
Commercial Loan Officer

Christine Hartog, Vice President       Deline Rohrbaugh, Assistant Vice
                                       President

Donna Lexa, Vice President             Randy Shandle, Assistant Vice President

Randy Shandle, Vice President          Margaret Sterle, Assistant Secretary

James Stevens, Vice President

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

For 45 years, Great Lakes Bank has taken pride in the service it offers customers, meeting the financial needs of individuals and businesses. With assets of $19 million in 1994 to over $166 million today, our growth is a testament to the support of our customers, employees and shareholders.

Great Lakes Bank now serves Lake County with twelve branches. Each branch, and every employee is dedicated to providing the kind of personal, face to face service that is so often forgotten today. Whether it's convenient business checking, automatic deposits or competitive loan rates, Great Lakes Bank is there with consistent performance and extraordinary results.

As a community-based financial institution, the Corporation is positioned for continued growth and success.
                                                [photo of Jerome T. Osborne, Sr.
                                                         and Richard M. Osborne]
                             GLB Bancorp, Inc. 2001

Financial Highlights
--------------------------------------------------------------------------------

Financial Highlights
(Dollars in thousands, except per share data)

                                                          December 31,
                                                 2001        2000       1999

For the Years Ended
Net interest income                          $   5,795       5,768      4,621
Provision for loan losses                          320         367        151
Non-interest expenses                            6,012       4,485      3,963
Net income (loss)                                  (75)      1,139        711

At Year End
Total assets                                 $ 165,871     130,516    119,074
Loans                                          111,150     105,955     87,413
Deposits                                       127,221      90,304     82,145
Borrowings                                      10,644      12,544     10,500
Shareholders' equity                            27,210      26,791     25,629

Selected Ratios
Return on average assets                         (0.05%)      0.93%      0.65%
Return on average equity                         (0.28%)      4.34%      2.78%

Asset Quality
Allowance for loan losses to net loans            1.08%       0.84%      0.72%
Nonperforming assets to total assets              0.06%       0.29%      0.05%

Per Share Data (1)
Earnings (loss) per share basic, diluted     $   (0.04)       0.53       0.33
Book value per share                             12.75       12.55      12.01

(1) Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998

--------------------------------------------------------------------------------

Book Value Per Share

1997            $10.77
1998            $11.92
1999            $12.01
2000            $12.55
2001            $12.75

Total Assets (in thousands)

1997             66,631
1998            103,868
1999            119,074
2000            130,516
2001            165,871


                             GLB Bancorp, Inc. 2001

Financial Highlights
--------------------------------------------------------------------------------

DEPOSITS

Savings

  1999                  41,940,268
  2000                  42,697,244
  2001                  66,744,275

Certificates of Deposits
  1999                  14,561,451
  2000                  19,753,768
  2001                  30,992,176

Non-Interest Bearing DDA

  1999                  16,526,276
  2000                  16,973,088
  2001                  18,990,170

Interest Bearing DDA
  1999                   9,116,668
  2000                  10,879,750
  2001                  10,494,030

LOANS
Residential Real Estate
  1999                  37,053,118
  2000                  44,954,193
  2001                  41,843,093

Residential Construction
  1999                   5,250,015
  2000                   4,342,188
  2001                   4,629,479

Commercial Real Estate
  1999                  34,904,601
  2000                  43,136,917
  2001                  52,131,171

Commercial Construction
  1999                  10,182,301
  2000                  11,267,258
  2001                  10,218,998

Consumer
  1999                   5,658,611
  2000                   7,104,179
  2001                   8,150,945

Shareholders Information
--------------------------------------------------------------------------------

Shareholders Information

Corporate Headquarters
GLB Bancorp, Inc.
7001 Center Street
Mentor, Ohio 44060
Telephone (440) 974-0000
Facsimile (440) 974-3012
www.GLBonline.com

Annual Meeting
GLB Bancorp's Annual Meeting of Shareholders is scheduled for 10:30am (Eastern
Time) on Tuesday, April 16, 2002 at Holiday Inn Express Hotel & Suites LaMalfa Centre.

Stock Listing
The common shares of GLB Bancorp, Inc. trade on the Nasdaq Small Cap Market under the symbol "GLBK."

At December 31, 2001 there were 2,134,506 shares of common stock issued and outstanding which were held of record by approximately 187 shareholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers. Additionally, cash dividends have not been paid in the past nor is it anticipated that cash dividends will be paid to the shareholders in the near future.

Investor Relations and Form 10KSB
GLB Bancorp, Inc.'s form 10KSB (to be filed with the Securities and Exchange Commission before March 31, 2002) will be provided without charge to shareholders upon request. Shareholders, analysis or potential investors desiring additional information may make their request in writing to Great Lakes Bank, Christine Hartog, Vice President, 7001 Center St, Mentor, Ohio 44060.

Transfer Agent and Registrar
National City Bank
Dept. 5352 Corp Trust Operations
P.O. Box 92301
Cleveland, Ohio 44193-0900
1-800-622-6757

Market Makers
First Union Securities
Knights Securities
Raymond James

Independent Auditors
KPMG LLP
One Cleveland Center
1375 East Ninth Street, Suite # 2600
Cleveland, Ohio 44114-1796

GLB Bancorp Common Stock Price

2001                       High             Low
First Quarter              $9.75            $7.50
Second Quarter             $10.00           $7.00
Third Quarter              $10.75           $9.20
Fourth Quarter             $10.00           $9.15

2000                       High             Low
First Quarter              $9.00            $7.00
Second Quarter             $8.88            $7.06
Third Quarter              $11.00           $7.50
Fourth Quarter             $10.00           $7.06


                             GLB Bancorp, Inc. 2001

Message To Shareholders
--------------------------------------------------------------------------------

Message To Shareholders

[photo Richard T. Flenner Jr.]

Over the past months the very fibers of our nation have been tested. During this time there has been much loss and heartache felt throughout all corners of the world. In this time of turmoil Americans throughout the nation have once again begun to realize the importance of family and friends. Having a comforting feeling of safety and reliability is now placed at a premium. The genuine sense of dedication and loyalty to all customers shown here at Great Lakes Bank remains unmatched. We will, and have, for 45 years faithfully served the public as a community bank that is here to provide a feeling of security.

Over the years, the Corporation has developed an understanding of the needs of the citizens of Lake County. We are devoted to meeting the expectations of the public. This bank was founded upon the ideals that the customer comes first. The principles of convenience, community involvement and a complete dedication to customer satisfaction are stressed and practiced by our employees each day. The success of any institution is reliant upon solid and dependable employees from top to bottom. Here at Great Lakes Bank we have assembled a staff that is both knowledgeable and approachable. With 12 branches spread throughout the community there is always a GLB around the corner.

Fiscal 2001 was a challenging year for the staff of GLB Bancorp, Inc. Although core earnings were consistent with prior years, the Corporation ended the year with earnings less then previously anticipated. Income was adversely impacted by several factors many of which were beyond the Corporation's control. The Federal Reserve reduced the discount rate, which affected the Corporation's prime rate charged on commercial and equity loans. In addition, largely due to the rapid drop of mortgage interest rates in the fourth quarter the value of mortgage servicing was negatively impacted. The Corporation also recorded an impairment loss deemed to be other than temporary on its securities available for sale.

In this time of uncertainty in the marketplace, the Corporation has been experiencing consistent growth. Notable events during the year were our growth in deposits by approximately 40.9% and our branch network grew to a total of twelve offices. Our newest branch opened in Concord, which is located in the southern part of Lake County. Other notable events in the past year included the conversion of our existing MAC ATM and Debit card batch processing system to the Fiserv EFT on-line processing system. GLB Bancorp, Inc. is very proud of its current on-line real-time system, which allows our staff to apply customer deposits and loan payments to accounts immediately. This enhancement to the ATM system is a natural and timely upgrade, providing customers with current balances, as well as limiting the Corporation's risk.

Having the distinction of being the only commercial bank headquartered in Lake County we are committed to improving the quality of the communities we serve. The bank has implemented a plan of expansion that has placed branches throughout the county to best serve the public. The framework has been set to achieve growth in profits and capital which will benefit shareholders and depositors, as well as the community. Equipped with localized management, an accessible and friendly staff and convenient locations, the Corporation has positioned itself as the bank of choice. We stand united in the pursuit of providing our customers with the absolute best service and products available.

Finally, the Corporation would like to extend its sincerest sympathies to those who have been personally affected by the acts of the September 11th tragedies. We understand the vital role we play in the lives of our customers. Ensuring a safe, reliable and efficient banking environment is our primary concern. In life there are many different areas that demand your complete devotion. If we, as a bank can assist our customers to spend a little less time worrying about their finances and a little more time coming together as a nation our job is complete.

Thanks to our customers, staff and committed Board of Directors, GLB Bancorp, Inc. will continue to protect and enhance our long-term profitability and capital appreciation.


/s/ Richard T. Flenner Jr.

Richard T. Flenner Jr.
President, CEO

GLB Bancorp, Inc. and Subsidiary
Consolidated Financial Statements
December 31, 2001 and 2000


















                             Table of Contents

                             Selected Consolidated Financial & Other Data     6
                             Management's Discussion and Analysis             7
                             Independent Auditors' Report                     15
                             Consolidated Statements of Financial Condition   16
                             Consolidated Statements of Operations            17
                             Consolidated Statements of Changes
                                      in Shareholders' Equity                 18
                             Consolidated Statements of Cash Flows            19
                             Notes to Consolidated Financial Statements       20

Selected Consolidated Financial & Other Data

The following table summarizes consolidated financial information concerning GLB Bancorp at the dates and for the periods indicated. Incorporated in 1997, GLB Bancorp became the holding company for the Bank in September 1997. The selected financial information for each of the years ended December 31, is derived from audited consolidated financial statements or the accounting records of GLB Bancorp. The information should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                              AT OR FOR THE YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)   2001            2000            1999           1998           1997
Operating Data
Interest income                           $   10,168           9,121           7,560          5,844          4,382
Interest expense                               4,373           3,353           2,939          2,439          1,938
                                          ------------------------------------------------------------------------
Net interest income                            5,795           5,768           4,621          3,405          2,444

Provision for loan losses                        320             367             151            120             97
                                          ------------------------------------------------------------------------

Net interest income after
  Provision for loan losses                    5,475           5,401           4,470          3,285          2,347

Non-interest income                              897             842             650            682            552
Non-interest expense                           6,012           4,485           3,963          2,922          2,345
                                          ------------------------------------------------------------------------
Income before income taxes                       360           1,758           1,157          1,045            554

Income tax expense (benefit)
Federal current                                  438             624             395            233            214
Federal deferred                                 (35)            (58)             15            110             (4)
State                                             32              53              36             30              0
                                          ------------------------------------------------------------------------

Net income (loss)                         $      (75)          1,139             711            672            344
                                          ========================================================================

Financial Condition
Total assets                              $  165,871         130,516         119,074        103,868         66,631
Cash and cash equivalents                     43,414          13,173          20,479         34,142          7,827
Securities                                     5,636           5,780           5,732          4,810          1,619
Loans - net                                  111,150         105,955          87,413         60,330         53,097
Deposits                                     127,221          90,304          82,145         68,655         52,012
Federal Home Loan Bank advances               10,644          12,544          10,500          9,000          7,500
Shareholders' equity                          27,210          26,791          25,629         25,432          6,428

Share Information (1)
Earnings (loss) per share basic, diluted  $    (0.04)           0.53            0.33           0.44           0.58
Book value per share                      $    12.75           12.55           12.01          11.92          10.77
Weighted average shares outstanding
Basic                                      2,133,950       2,133,906       2,133,906      1,536,821        595,942
Diluted                                    2,135,764       2,133,906       2,134,320      1,536,835        595,942

Selected Ratios
Return on average assets                       (0.05%)          0.93%           0.65%          0.79%          0.58%
Return on average equity                       (0.28%)          4.34%           2.78%          3.76%          5.52%
Net interest margin                             4.10%           5.07%           4.54%          4.37%          4.62%
Net interest spread                             3.07%           3.81%           3.25%          3.06%          3.92%
Allowance for loan losses to net loans          1.08%           0.84%           0.72%          0.80%          0.75%
Nonperforming assets to total assets             .06%           0.29%           0.05%          0.05%          0.17%
Shareholders' equity to average assets         18.12%          21.77%          23.24%         29.95%         10.87%

(1) Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998.


                             GLB Bancorp, Inc. 2001

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

GLB Bancorp's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

GLB Bancorp's profitability is also affected by such factors as the level of non-interest income and expense, the provision for loan losses, and income taxes. Non-interest income consists primarily of service charges, other fees, other loan fees and income from the sale of loans. Non-interest expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

GLB Bancorp's management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of GLB Bancorp for the fiscal years ended December 31, 2001, 2000 and 1999. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented in this annual report.

FORWARD-LOOKING STATEMENTS

This report may contain certain "forward-looking statements." GLB Bancorp desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to all forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions are intended to identify forward-looking statements. GLB Bancorp's ability to predict the results or effect of future plans is inherently uncertain. Factors which could affect actual results include interest rate trends, the economic climate in GLB Bancorp's market area and the country, loan delinquency rates, and changes in federal and state regulations. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

RESULTS OF OPERATIONS

From the time of Great Lakes Bank's succession to the business of Great Lakes Commerce Bank in July 1994, management has laid the foundation for continued growth in earnings and assets, doing so on a conservative basis intended to improve financial performance over time. During the process of building Great Lakes Bank into a profitable institution, Great Lakes Bank has incurred considerable short-term expense. All but one of Great Lakes Bank's original four offices have been relocated since July 1994 with one office opened this year bringing the total to twelve offices including the main office. Although branch relocation and expansion has promoted asset and earnings growth, it has also represented substantial near-term costs, most notably, facilities and equipment expense and compensation expense. These near-term costs will, in management's opinion, have a long-term benefit for GLB Bancorp and Great Lakes Bank. Branch reconfiguration and de novo branch expansion have been and will be part of Great Lakes Bank's strategy to solidify its position as a leading community bank, capitalizing upon Great Lakes Bank's status as the only commercial bank headquartered in Lake County.


                             GLB Bancorp, Inc. 2001

GLB Bancorp reported net income (loss) of ($75,001), or ($0.04) per share, in 2001, compared with $1,138,577, or $0.53 per share, in 2000 and $711,241, or
$0.33 per share in 1999. The calculation of earnings per share was based on 2,133,950, 2,133,906 and 2,133,906 weighted average shares outstanding for the years ended December 31, 2001, 2000 and 1999, respectively. Diluted earnings per share was based on 2,135,764, 2,133,906 and 2,134,320 weighted average shares outstanding for the years ended December 31, 2001, 2000 and 1999, respectively. The growth of earnings was negatively affected in 2001 by recognizing charges for impairment of the value of the mortgage servicing in the amount of $189,538 and securities available for sale in the amount of $907,411. The growth of earnings was affected in 1999 by the merger related expenses of $168,354, pretax. Also, affecting net income (loss) was an effective tax rate of 120.9% in 2001, 35.2% in 2000 and 38.6% in 1999.

Core earnings during 2001 were consistent with prior years and would have been approximately $961,000 without the two impairment charges. The decline in the mortgage servicing asset was partially due to market interest rate decreases in 2001 and partially due to accelerated amortization over the estimated life of the sold loans. The write-down of the securities available for sale portfolio was recorded in accordance with FASB SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 specifies that "an enterprise shall determine whether a decline in fair value below the amortized cost basis is other than temporary." "If the decline in fair value is judged to be other than temporary, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings (that is, accounted for as a realized loss)." Although securities held by GLB Bancorp are deemed to be well-managed banking entities with consistent earnings and it is the intent of GLB Bancorp to hold these securities until a realized gain could be earned, their value in the marketplace has shown continued decreases. Most community bank stocks have been down over the last two years. The Corporation has always held its available for sale securities at fair market value with the offset affecting accumulated other comprehensive income in shareholders' equity. The fair market value adjustment now becomes a write-down as a realized loss.

NET INTEREST INCOME

2001 Compared to 2000. Net interest income was $5,794,663 in 2001, compared to $5,767,974 in 2000, an increase of $26,689, or 0.5%. During 2001, the Federal
Reserve Bank Board reduced the federal funds rate eleven times. Community banks, such as Great Lakes Bank, were severely impacted by this rate reduction since net interest income is the largest component of income generation for small to medium sized banks. Management carefully monitored the interest rates of its balance sheet during 2001, holding level its net interest income to that of the prior year. Although yields on federal funds invested at correspondent banks dropped from 6.08% at December 31, 2000 to 3.53% at December 31, 2001, the Bank was able to end the year with a spread of 3.07%. Overall, loan yields dropped from 8.45% at December 31, 2000 to 8.22% at December 31, 2001 with 62.1% of the Bank's portfolio being composed of adjustable rate loans and 15.2% of the loan portfolio tied to the index, prime. Cost of funds on deposits dropped from 3.85% to 3.81%. This downward adjustment was due in part to 12 and 13 month certificates with higher rates maturing and repricing at lower rates and in part due to the reduction of passbook rates by 94 basis points. This was the first decrease in golden passbook rates since the fall of 1995, necessitated by the current rate environment and prudent management of the balance sheet.

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


                             GLB Bancorp, Inc. 2001

Average Balances and Interest Rates
For the Years Ended December 31,

                                                      2001                           2000                                     1999
INTEREST-EARNING ASSETS:                            Interest                        Interest                                Interest
                                       Average       Income/  Yield/    Average     Income/   Yield/    Average     Income/  Yield/
                                       Balance       Expense   Cost     Balance     Expense    Cost     Balance     Expense   Cost
                                   -------------------------------------------------------------------------------------------------
Loans Receivable:
Real estate mortgage               $ 45,943,342  $ 3,332,980  7.25% $ 44,080,328 $ 3,233,021  7.33% $ 36,196,671  $2,680,822  7.41%
Commercial and other                 54,765,618    4,958,329  9.05%   46,347,277   4,376,728  9.44%   34,713,688   3,232,917  9.31%
Consumer                              7,661,677      616,149  8.04%    6,432,020     574,822  8.93%    4,589,098     388,808  8.47%
                                   -------------------------------------------------------------------------------------------------
Total Loans Receivable              108,370,637    8,907,458  8.22%   96,859,625   8,184,571  8.45%   75,499,457   6,302,547  8.35%

Cash-interest earning                    50,101        1,695  3.38%      196,205      11,845  6.04%       58,266       2,622  4.50%

Securities:
FHLB stock                              932,600       62,583  6.71%      569,521      41,866  7.35%      506,214      35,784  7.07%
Securities held to maturity           1,983,616      106,454  5.37%    2,010,742     109,627  5.45%    2,009,772     108,066  5.38%
Securities available for sale         3,614,922      157,855  4.37%    3,752,699     147,300  3.93%    3,438,081     108,820  3.17%
                                   -------------------------------------------------------------------------------------------------
Total Securities                      6,531,138      326,892  5.01%    6,332,962     298,793  4.72%    5,954,067     252,670  4.24%

Federal funds                        26,376,798      931,807  3.53%   10,295,431     625,913  6.08%   20,378,769   1,002,537  4.92%
                                   -------------------------------------------------------------------------------------------------

Total Interest-Earning Assets       141,328,674  $10,167,852  7.19%  113,684,223 $ 9,121,122  8.02%  101,890,559 $ 7,560,376  7.42%
                                   -------------------------------------------------------------------------------------------------

Non-Interest Earning Assets          10,548,204                        9,350,435                       8,372,665
                                   -------------------------------------------------------------------------------------------------

Total Assets                       $151,876,878                     $123,034,658                    $110,263,224
                                   =================================================================================================
INTEREST-BEARING LIABILITIES:

Deposits:
DDA interest-bearing               $ 10,436,123  $   128,499  1.23% $  9,377,567 $   137,071  1.46% $  7,570,619  $  109,160  1.44%
Savings accounts                     53,269,447    1,801,513  3.38%   44,190,765   1,651,873  3.74%   38,928,240   1,436,035  3.69%
Certificates of deposit              27,939,329    1,564,927  5.60%   15,480,230     872,483  5.63%   14,669,888     780,507  5.32%
                                   -------------------------------------------------------------------------------------------------
Total Deposits                       91,644,899    3,494,939  3.81%   69,048,562   2,661,427  3.85%   61,168,747   2,325,702  3.80%
Borrowings                           14,567,831      878,250  6.03%   10,631,258     691,721  6.51%    9,294,355     613,635  6.60%
                                   -------------------------------------------------------------------------------------------------

Total Interest-Bearing Liabilities  106,212,730  $ 4,373,189  4.12%   79,679,820 $ 3,353,148  4.21%   70,463,102  $2,939,337  4.17%
                                   -------------------------------------------------------------------------------------------------

Non-Interest Bearing Liabilities     18,852,215                       17,122,983                      14,205,583

Shareholders' Equity                 26,811,933                       26,231,855                      25,594,539
                                   -------------------------------------------------------------------------------------------------
Total Liabilities &
  Shareholders' Equity             $151,876,878                     $123,034,658                    $110,263,224
                                   =================================================================================================

Net Interest Income and
  Net Interest Rate Spread(1)                    $ 5,794,663 3.07%               $ 5,767,974 3.81%                $4,621,039  3.25%
                                   =================================================================================================

Net Interest Margin(2)                                       4.10%                           5.07%                            4.54%
                                   =================================================================================================


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


                             GLB Bancorp, Inc. 2001

Rate/Volume Analysis                             2001 vs 2000                             2000 vs 1999
For the Years Ended December 31,          Increase (decrease) due to               Increase (decrease) due to

                                        Volume       Rate         Total         Volume        Rate       Total
                                    ----------------------------------------------------------------------------
Interest Income attributable to:
Loans Receivable                    $   938,237    (215,350)     722,887      1,804,015      78,009    1,882,024
Cash-interest earning                    (6,382)     (3,768)     (10,150)         8,060       1,163        9,223
Securities                                9,543      18,556       28,099         16,731      29,392       46,123
Federal funds                           418,001    (112,107)     305,894       (719,507)    342,883     (376,624)
                                    ----------------------------------------------------------------------------
Total Interest Income                 1,359,399    (312,669)   1,046,730      1,109,299     451,447    1,560,746

Interest Expense attributable to:
Deposits                                861,417     (27,905)     833,512        303,324      32,401      335,725
Borrowings                              232,671     (46,142)     186,529         86,842      (8,756)      78,086
                                    ----------------------------------------------------------------------------
Total Interest Expense                1,094,088     (74,047)   1,020,041        390,166      23,645      413,811
                                    ----------------------------------------------------------------------------
Increase (decrease) in
  Net Interest Income               $   265,311    (238,622)      26,689        719,133     427,802    1,146,935
                                    ============================================================================

PROVISION FOR LOAN LOSSES

2001 Compared to 2000. The provision for loan losses was $320,000 in 2001, compared to $367,500 in 2000, a decrease of $47,500, or 12.9%. The ratio of allowance for loan losses to net loans increased from 0.84% in 2000 to 1.08% in 2001. Adjustments in our provision reflected a decrease in non-performing loans to total assets to 0.06% from 2000 to 2001 and net charge offs to average loans decreasing to 0.01% from 2000 to 2001. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

2000 Compared to 1999. The provision for loan losses was $367,500 in 2000, compared to $151,000 in 1999, an increase of $216,500, or 143.4%. The allowance for loan losses to net loans ratio increased from 0.72% in 1999 to 0.84% in 2000. Adjustments in our provision reflected an increase in non-performing loans to total assets of 0.29% from 1999 to 2000 and the increase in net charge offs to average loans increasing 0.09% from 1999 to 2000. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

The allowance for loan losses reflects management's judgement as to the level considered adequate to absorb inherent losses in the loan portfolio. The allowance is reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

NON-INTEREST INCOME

2001 Compared to 2000. Total non-interest income was $897,126 in 2001, compared to $841,888 in 2000, an increase of 55,238, or 6.6%. The increase is largely due to the 355.4% gain on the sale of loans in the secondary market to the Federal Home Loan Mortgage Corporation. The decrease in the federal funds rate during the year spurned loan customers to seek lower rates on their home loans or engage in new home purchases. Secondly, other service charges and fees increased 46.9% with the Bank's receipt of $43,142 of de-mutualization funds from the Principal Life Insurance Company. These increases were offset by the decrease in mortgage banking activities, net which included an impairment charge related to the decrease in the fair market value of mortgage servicing rights of $189,538. This impairment was partially due to interest rate decreases during 2001. Additionally, mortgage servicing rights are currently being amortized on an accelerated basis over the estimated life of the loan through an effective yield calculation.

2000 Compared to 1999. Total non-interest income was $841,888 in 2000, compared to $650,309 in 1999, an increase of 191,579, or 29.5%. The increase is largely due to a 51.2% increase in service charges on demand deposits. The growth in the number of new deposit accounts generated more service charges, particularly fees from overdrawn accounts. Also, loan fees increased 19.8% from 1999 to 2000 with the collection of more late charges and fees generated by new loan volume.

Great Lakes Bank generally does not impose service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income


                             GLB Bancorp, Inc. 2001
for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, Great Lakes Bank has not adopted an aggressive fee structure. Core deposit growth has steadily increased with the Bank developing strong customer relationships, cross-selling relationships to loan customers and obtaining increased growth from branch offices in recent years. The increase in service charges on demand deposits during both years was primarily due to demand deposit growth. Management intends to continue promoting Great Lakes Bank's demand deposit products, particularly non-interest bearing deposit products in order to obtain additional interest-free, lendable funds.

NON-INTEREST EXPENSE

2001 Compared to 2000. Total non-interest expense was $6,012,347 in 2001, compared to $4,484,769 in 2000, an increase of $1,527,578, or 34.1%. The largest increase in non-interest expense during 2001 was the impairment loss recorded on securities available for sale of $907,411 which was discussed in the summary of operations. Another large increase in 2001 was a 59.3% increase in Ohio Franchise tax. Although Ohio Franchise tax expense increased in 2001 due to a net-worth and net income tax imposed on inter-company loans at December 31, 2000, the Corporation anticipates a significant decrease in taxes in 2002. The Corporation showed an increase in fed funds of 401.6% from December 31, 2000 to December 31, 2001, decreasing the necessity for inter-company transactions. Additionally professional fees increased 45.0%, partially due to the Corporation engaging Crowe-Chizek to do internal audit reviews and partially due to the Corporation engaging professionals in the human resource and computer consulting areas.

2000 Compared to 1999. Total non-interest expense was $4,484,769 in 2000, compared to $3,962,813 in 1999, an increase of $521,956, or 13.2%. The
Corporation continuously monitors expenses for greater profitability. Most increases are due to the growth of our branch system. Compensation and related benefits increased $356,150, or 19.5% due to additional staff for the new office which was opened this year, a full year of salary expense for offices opened in 1999 and normal annual merit and benefit increases. Office occupancy and equipment expense increased $176,192, or 21.8%, marketing increased 17,968, or 17.6%, and data processing increased 59,151, or 31.1% largely due to the new office being opened during the year. Data processing was also effected by increased customer usage of the new automated telephone information system that was installed in 1999 and increasing costs associated with an expanding customer account base.

In both years and prior years, the deposit base intangible and goodwill assets that arose out of the July 1994 succession of Great Lakes Bank to the business of Great Lakes Commerce Bank are being amortized over a period of ten years. Refer to Note 5 of Notes to Consolidated Financial Statements for additional information.

FEDERAL INCOME TAXES

2001 Compared to 2000. Federal income tax expense was $434,443 in 2001, compared to $619,016 in 2000. This change was largely due to the decrease in income before income taxes from the impairment of securities loss during the year. Refer to Note 12 of Notes to Consolidated Financial Statements for additional information.

2000 Compared to 1999. Federal income tax expense was $619,016 in 2000, compared to $446,294 in 1999. This change was due to the increase in income before income taxes as the bank continues to grow. Refer to Note 12 of Notes to Consolidated Financial Statements for additional information.

FINANCIAL CONDITION

GLB Bancorp's total assets were $165,871,324 at December 31, 2001, compared to $130,515,853 at December 31, 2000, an increase of $35,355,471, or 27.1%.

The total loan portfolio grew by 4.9% in 2001 compared to 21.2% in 2000. The volume of new commercial and consumer loans in 2001 was less than 2000, although the dollar amounts were similar. The volume of new mortgage loans increased over 50% from 2000 to 2001 with sales of $17.6 million of fixed rate loans to the Federal Home Loan Mortgage Corporation compared to $4.8 million of sales in 2000. The decrease in rates during the year coupled with national events spurned many customers to chase rates, refinancing and paying off current loans.

National terrorist events coupled with investors' movements of funds out of the stock market caused the Bank to experience excess liquidity. Great Lakes Bank's deposit growth soared with growth of 40.9% for 2001, compared to 9.9% for 2000. Certificates of deposit increased the most during 2001, increasing $11.2 million, or 56.9%; closely followed by saving accounts which increased $24.0 million or 56.3% during 2001.

Federal Funds sold increased from $6.8 million at December 31, 2000 to $34.2 million at December 31, 2001. With investors in the stock market looking for a secure haven for their funds and the Corporation selling most


                             GLB Bancorp, Inc. 2001
fixed rate mortgage loans, the Corporation experienced increased liquidity at year end. Conservatively, the Corporation has elected to hold these funds in short term instruments as the economic environment settles.

Securities held to maturity remained constant with maturing securities being replaced with similar investment instruments. No additional securities available for sale were purchased during the year.

CAPITAL

Shareholders' equity was $27,209,989 at December 31, 2001 and $26,790,436 at December 31, 2000, an increase of $419,553, or 1.6%. Shareholders' equity is impacted not only by a net loss of ($75,001), but also by changes in net unrealized gains in applying fair values to securities available for sale which totaled $489,239 at December 31, 2001. Under applicable accounting guidance, the Corporation recognized the impairment of its securities available for sale as a loss to net income and accordingly recorded the unrealized gain, net of tax, as a separate component of shareholders' equity.

As of December 31, 2001, Great Lakes Bank was in compliance with applicable regulatory capital requirements, as shown in Note 15 of Notes to Consolidated Financial Statements. Based on capital levels at December 31, 2001, Great Lakes Bank qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions. It is GLB Bancorp's intention to operate Great Lakes Bank as a well-capitalized institution within the meaning of applicable regulatory definitions.

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

The Liquidity ratio at December 31, 2001 was 34.1% compared to 14.6% at December 31, 2000. At December 31, 2001, certificates of deposit represented 24.4% of total deposits, while DDA (checking accounts) represented 23.1% and savings accounts 52.5%. Of the total $31.0 million certificates of deposits at December 31, 2001, certificates totaling $24.9 million will mature in 2002, approximately 80.3% of the certificate portfolio. Management believes that, consistent with experience, the majority of maturing certificates of deposits will be renewed at market rates of interest. Golden Passbook accounts, which provide for a higher return than a regular passbook account, accounted for $60.2 million, or approximately 47.4%, of deposits at December 31, 2001.

Great Lakes Bank has used advances from the FHLB of Cincinnati as a source of funds for its lending activity. The amount that may be obtained in the form of advances from the FHLB is determined by a formula on a quarterly basis. The formula is based upon the total amount of single-family mortgages in Great Lakes Bank's portfolio, as reported in Great Lakes Bank's quarterly call report, the percentage of Great Lakes Bank's total loan portfolio represented by single-family mortgages and the amount of FHLB stock held by Great Lakes Bank. At December 31, 2001, Great Lakes Bank had $10.6 million of outstanding FHLB advances with an additional $31.4 million available to borrow from the FHLB.

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

Great Lakes Bank had fixed and variable rate loan commitments of $6,045,671 and $15,695,418, respectively, at December 31, 2001 and $2,148,146 and $12,364,085,
respectively, at December 31, 2000. Included within these commitments are standby letters of credit of $660,949 and $457,889 at December 31, 2001 and 2000, respectively. Management believes Great Lakes Bank has adequate resources to meet its normal funding requirements.

RISK MANAGEMENT

Risk management within the financial industry is a key area of analysis, review and discussion by bank management and their regulatory agencies. Risk is seen as the compound estimate of the probability of, and the severity of, an adverse event that could severely impact the Bank's profitability or capital position. The Bank has had a Risk Management system which will identify and assess the Bank's risks and the controls to mitigate them. All areas have been reviewed by a team representing various departments of the Bank. Risks resulting in a high risk probability factor are given immediate attention. Monthly meetings address follow-up checklists and any new risks that have been identified. Annual updates to the process are also part of this program.


                             GLB Bancorp, Inc. 2001

ASSET/LIABILITY MANAGEMENT

One aspect of risk management is asset/liability management. Like other financial institutions, Great Lakes Bank is subject to interest rate risk. Great Lakes Bank's interest-earning assets could mature or reprice more rapidly than, or on a different basis from, its interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates.

Great Lakes Bank monitors its interest rate sensitivity position and attempts to limit exposure to interest rate risk. The Bank uses various techniques to identify and manage its interest rate risk. These include the gap analysis and use of an earnings simulation model to analyze net interest income sensitivity and the net present value of equity under rate changes.

The Bank's policy is that the one-year cumulative gap should generally be within a range of 35% plus or minus at the one year point. As the following table illustrates, the one-year gap was within this range as of December 31, 2001, with a positive one-year gap of 27.81%.

The following table illustrates the maturities or repricing of GLB Bancorp's consolidated assets and liabilities at December 31, 2001, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, a proposed policy statement issued previously by the FFIEC in a joint regulatory release.

Maturity or Repricing Periods at December 31, 2001

                                               Within 3          4-12            1-5           Over 5
                                                Months          Months          Years           Years          Total
Interest-Earning Assets:
Real estate mortgage loans (1)(2)            $ 1,795,073      5,114,721      24,752,431      13,578,789     45,241,014
Commercial loans (1)(2)                       13,899,945      9,860,044      27,440,947       7,760,843     58,961,779
Consumer loans (1)(2)                          2,118,750        763,181       2,190,443       3,068,370      8,140,744
Securities available for sale                  3,631,037              -               -           5,000      3,636,037
Securities held to maturity, at par (2)        2,000,000              -               -         994,700      2,994,700
Cash-interest earning                            240,434              -               -               -        240,434
Federal funds                                 34,206,530              -               -               -     34,206,530
                                             -------------------------------------------------------------------------
Total Interest-Earning Assets                $57,891,769     15,737,946      54,383,821      25,407,702    153,421,238
                                             =========================================================================
Interest-Bearing Liabilities:
Certificates of deposit                      $ 8,957,221     15,927,062       6,107,893               -     30,992,176
Money market                                       3,599         32,393          35,993               -         71,985
DDA interest-bearing                                   -              -       8,337,636       2,084,409     10,422,045
Savings accounts                                       -              -      53,395,419      13,348,856     66,744,275
Borrowings                                             -      2,500,000       8,143,900               -     10,643,900
                                             -------------------------------------------------------------------------
Total Interest-Bearing Liabilities           $ 8,960,820     18,459,455      76,020,841      15,433,265    118,874,381
                                             =========================================================================
Interest Rate Sensitivity Gap                $48,930,949     (2,721,509)    (21,637,020)      9,974,437     34,546,857
Cumulative Interest Rate Sensitivity Gap     $48,930,949     46,209,440      24,572,420      34,546,857
Cumulative Interest Rate Sensitivity
  Gap as a Percent of Total Assets                 29.45%         27.81%          14.79%          20.79%

(1) For purposes of the GAP analysis, mortgage and other loans are not reduced by the allowance for loan losses and non-performing loans.
(2) For purposes of the GAP analysis, premiums, unearned discounts, and deferred loan fees are excluded.

This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based on assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual pre-


                             GLB Bancorp, Inc. 2001
payments and withdrawals experienced by Great Lakes Bank in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish in the event of an interest rate increase. Therefore, the gap table above does not and can not necessarily indicate the actual future impact of general interest movements on net interest income.

Selected Quarterly Financial Data

THE FOLLOWING IS A SUMMARY OF ACTUAL UNAUDITED QUARTERLY RESULTS:

                                              First         Second         Third         Fourth       Year to
2001                                         Quarter        Quarter       Quarter       Quarter         Date
Interest income                            $ 2,531,253     2,565,051     2,594,202     2,477,346     10,167,852
Interest expense                             1,043,610     1,142,301     1,194,092       993,186      4,373,189
Net interest income                          1,487,643     1,422,750     1,400,110     1,484,160      5,794,663
Provision for loan losses                       97,500        97,500        75,000        50,000        320,000
Non-interest income                            225,608       269,504       251,144       150,870        897,126
Non-interest expense                         1,213,385     1,271,902     1,312,123     2,214,937      6,012,347
Net income (loss)                              262,412       212,451       173,595      (723,459)       (75,001)
Earnings (loss) per share basic, diluted          0.12          0.10          0.08         (0.34)         (0.04)
----------------------------------------------------------------------------------------------------------------
2000
Interest income                            $ 2,130,202     2,237,419     2,355,401     2,398,100      9,121,122
Interest expense                               797,153       805,202       847,908       902,885      3,353,148
Net interest income                          1,333,049     1,432,217     1,507,493     1,495,215      5,767,974
Provision for loan losses                       45,000        60,000       150,000       112,500        367,500
Non-interest income                            185,080       218,319       212,980       225,509        841,888
Non-interest expense net of merger costs     1,068,516     1,097,057     1,160,776     1,158,420      4,484,769
Net income                                     262,370       320,643       265,449       290,115      1,138,577
Earnings per share basic, diluted                 0.12          0.15          0.12          0.14           0.53

ACCOUNTING AND REPORTING DEVELOPMENTS

See caption "New Accounting Pronouncements" in Note 1 of the Notes to Consolidated Financial Statements for a discussion of accounting and reporting developments which may affect GLB Bancorp.


                             GLB Bancorp, Inc. 2001

Independent Auditors' Report

The Board of Directors
GLB Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of GLB Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLB Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/KPMG LLP


February 1, 2002


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

December 31, 2001 and 2000

                                                                 2001           2000
ASSETS
Cash and due from banks                                     $  9,207,242      6,354,122
Federal funds sold                                            34,206,530      6,818,970
                                                            ---------------------------
Total cash and cash equivalents                               43,413,772     13,173,092

Securities available for sale,at fair value                    3,636,037      3,790,897
Securities held to maturity (fair value of $2,008,750 and
  $1,988,828 at December 31, 2001 and 2000, respectively)      1,999,592      1,988,971
Loans, net                                                   111,150,086    105,954,789
Stock in Federal Home Loan Bank of Cincinnati, at cost           994,700        638,300
Premises and equipment, net                                    3,196,769      3,103,020
Intangibles, net                                                 535,507        666,246
Other assets                                                     944,861      1,200,538
                                                            ---------------------------
Total assets                                                $165,871,324    130,515,853
                                                            ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing demand deposits                        $ 18,990,170     16,973,088
Interest bearing demand deposits                              10,494,030     10,879,750
Savings accounts                                              66,744,275     42,697,244
Certificate of deposit accounts                               30,992,176     19,753,768
                                                            ---------------------------
Total deposits                                               127,220,651     90,303,850

Advances from the Federal Home Loan Bank                      10,643,900     12,543,900
Accrued expenses and other liabilities                           796,784        877,667
                                                            ---------------------------
Total liabilities                                            138,661,335    103,725,417
                                                            ---------------------------
Commitments and contingencies

Shareholders' equity:
Common stock, no par value; 10,000,000 shares authorized;
 2,134,506 and 2,133,906 shares issued and
 outstanding at December 31, 2001 and 2000,
 respectively, at stated value of $2.50                        5,336,265      5,334,765
Additional paid-in capital                                    19,156,530     19,152,715
Retained earnings                                              2,711,797      2,786,798
Accumulated other comprehensive income (loss)                      5,397       (483,842)
                                                            ---------------------------
Total shareholders' equity                                    27,209,989     26,790,436
                                                            ---------------------------
Total liabilities and shareholders' equity                  $165,871,324    130,515,853
                                                            ===========================

See accompanying notes to consolidated financial statements.


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
Years ended December 31, 2001, 2000, and 1999

                                                         2001            2000           1999
INTEREST INCOME:
Loans                                              $  8,907,458       8,184,571       6,302,547
Federal funds sold                                      931,807         625,913       1,002,537
Securities                                              328,587         310,638         255,292
                                                   ---------------------------------------------
Total interest income                                10,167,852       9,121,122       7,560,376
                                                   ---------------------------------------------

INTEREST EXPENSE:
Deposits                                              3,494,939       2,661,427       2,325,702
FHLB advances                                           878,250         691,721         613,635
                                                   ---------------------------------------------
Total interest expense                                4,373,189       3,353,148       2,939,337
                                                   ---------------------------------------------
Net interest income                                   5,794,663       5,767,974       4,621,039
Provision for loan losses                               320,000         367,500         151,000
                                                   ---------------------------------------------
Net interest income after
provision for loan losses                             5,474,663       5,400,474       4,470,039
                                                   ---------------------------------------------

OTHER INCOME:
Service charges on demand deposits                      393,355         340,261         225,001
Other loan fees                                         252,959         230,653         192,496
Other service charges and fees                          305,182         207,695         176,061
Mortgage banking activities, net                       (215,470)         27,907          14,900
Gain on sale of loans held for sale                     161,100          35,372          41,851
                                                   ---------------------------------------------
Total other income                                      897,126         841,888         650,309
                                                   ---------------------------------------------

OTHER EXPENSES:
Impairment loss on securities available for sale        907,411               -               -
Compensation and related benefits                     2,431,681       2,179,747       1,823,597
Office occupancy and equipment, net                   1,103,630         968,214         808,010
Professional fees                                       201,555         139,031         148,377
Advertising                                             121,246         120,235         102,267
Amortization of intangibles                              74,799          74,799          74,799
Ohio franchise tax                                      203,959         128,000         117,454
Data processing                                         272,606         249,562         190,411
Office supplies and printing                            170,176         137,805         130,801
FDIC deposit insurance                                   17,740          16,543           7,854
Credit card processing                                  106,876         106,729          77,627
Year 2000 expense                                             -           7,223          25,486
Merger related expense                                        -               -         168,354
Other operating expense                                 400,668         356,881         287,776
                                                   ---------------------------------------------
Total other expenses                                  6,012,347       4,484,769       3,962,813
                                                   ---------------------------------------------
Income before income taxes                              359,442       1,757,593       1,157,535

INCOME TAX EXPENSE:
Federal - Current                                       437,683         624,522         395,218
Federal - Deferred                                      (34,967)        (58,134)         15,076
State                                                    31,727          52,628          36,000
                                                   ---------------------------------------------
Total income tax expense                                434,443         619,016         446,294
                                                   ---------------------------------------------
Net income (loss)                                  $    (75,001)      1,138,577         711,241
                                                   =============================================
Earnings (loss) per share basic, diluted           $      (0.04)           0.53            0.33
                                                   =============================================

See accompanying notes to consolidated financial statements.


                             GLB Bancorp, Inc. 2001

Bancorp, Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years ended December 31, 2001, 2000, and 1999

                                                                                                      Accumulated
                                                                        Additional                      Other
                                                           Common        Paid-in       Retained      Comprehensive
                                                            Stock         Capital       Earnings      Income (loss)     Total
BALANCE AT DECEMBER 31, 1998                            $ 5,334,765     19,152,715       936,980          7,192     25,431,652
Comprehensive income:
Change in unrealized loss on
securities available for sale, net of tax                         -              -             -       (514,088)      (514,088)

       Net income                                                 -              -       711,241              -        711,241
                                                                                                                      ---------
Total comprehensive income                                                                                             197,153
                                                        -----------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                              5,334,765     19,152,715     1,648,221       (506,896)    25,628,805
Comprehensive income:
Change in unrealized gain on
securities available for sale, net of tax                         -              -             -         23,054         23,054

       Net income                                                 -              -     1,138,577              -      1,138,577
                                                                                                                     ----------
Total comprehensive income                                                                                           1,161,631
                                                        -----------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                              5,334,765     19,152,715     2,786,798       (483,842)    26,790,436
Comprehensive income:
Change in unrealized loss on
securities available for sale, net of tax                         -              -             -        489,239        489,239

       Net income (loss)                                          -              -       (75,001)             -        (75,001)
                                                                                                                     ----------

Total comprehensive income                                                                                             414,238
                                                                                                                     ----------

Issuance of 600 shares of common stock
under stock option plans                                      1,500          3,815             -              -          5,315
                                                        -----------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2001                            $ 5,336,265     19,156,530     2,711,797          5,397     27,209,989
                                                        =======================================================================
                                                                                Years End December 31,
                                                          2001                          2000                       1999
DISCLOSURE OF RECLASSIFICATION AMOUNT:
Unrealized holding gains (losses) arising during
the period, net of tax effect of $(45,208)
$12,413, ($276,649), for the years ended
December 31, 2001, 2000 and 1999, respectively          $  (109,652)                    23,054                  (514,088)

Less reclassification adjustment for gains and losses
included in net income (loss)                               598,891                          -                         -
                                                        -----------------------------------------------------------------------
Change in unrealized gain (loss) on securities
available for sale, net of tax                          $   489,239                     23,054                  (514,088)
                                                        =======================================================================


See accompanying notes to consolidated financial statements.


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years ended December 31, 2001, 2000, and 1999

                                                              2001          2000              1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                      $    (75,001)      1,138,577         711,241
Adjustments required to reconcile net income
to net cash provided by operating activities:
   Amortization of intangibles                               74,799          74,799          74,799
   Valuation allowance/mortgage servicing rights            283,890          22,622          30,679
   Impairment loss on securities available for sale         907,411            --              --
   Depreciation                                             309,348         306,439         272,029
   Premium amortization and discount accretion, net         (11,321)        (25,596)          6,572
   Net deferred loan origination fees and costs              83,550         (13,922)         10,433
   Origination of loans held for sale                   (17,628,313)     (4,776,168)     (6,334,068)
   Proceeds from sale of loans held for sale             17,666,755       4,763,318       6,304,064
   Gain on sale of loans held for sale                     (161,100)        (35,372)        (41,851)
   Provision for loans losses                               320,000         367,500         151,000
   Origination of mortgage servicing rights                (227,950)        (64,102)       (113,019)
   Decrease (increase) in other assets                       (4,854)       (214,741)         32,090
   Increase (decrease) in accrued expenses
     and other liabilities                                  (48,697)         77,459          15,509
   Deferred federal income taxes                            (34,967)        (58,134)         15,076
                                                       --------------------------------------------
Net cash provided by operating activities                 1,453,550       1,562,679       1,134,554
                                                       --------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities held to maturity              (1,999,300)     (1,463,142)       (499,063)
   Purchases of securities available for sale                  --              --        (1,720,277)
   Maturities and payments of securities
     held to maturity                                     2,000,000       1,500,000         500,000
   Purchase of FHLB stock                                  (356,400)        (85,600)        (93,700)
   Origination of loans, net of principal collected      (5,476,189)    (18,847,643)    (27,171,619)
   Purchases of premises and equipment                     (403,097)       (204,195)       (808,690)
   Disposals of premises and equipment                         --            28,454           7,198
                                                       --------------------------------------------
Net cash used in investing activities                    (6,234,986)    (19,072,126)    (29,786,151)
                                                       --------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock                 5,315            --              --
   Net increase in deposits                              36,916,801       8,159,187      13,489,537
   Cash proceeds from FHLB advances                       8,143,900       3,768,900       3,000,000
   Cash repayments of FHLB advances                     (10,043,900)     (1,725,000)     (1,500,000)
                                                       --------------------------------------------
Net cash provided by financing activities                35,022,116      10,203,087      14,989,537
                                                       --------------------------------------------
Net increase (decrease) in cash and cash equivalents     30,240,680      (7,306,360)    (13,662,060)

Cash and cash equivalents at beginning of year           13,173,092      20,479,452      34,141,512
                                                       --------------------------------------------
Cash and cash equivalents at end of year               $ 43,413,772      13,173,092      20,479,452
                                                       ============================================

Supplemental disclosure of cash flow information
   Interest paid                                       $  4,313,584       3,312,200       2,933,050
   Income taxes paid                                        450,835         697,887         346,000
                                                       ============================================

See accompanying notes to consolidated financial statements.


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of GLB Bancorp, Inc. (the "Corporation") and its wholly-owned subsidiary, Great Lakes Bank, an Ohio-chartered bank (the "Bank"). All significant intercompany transactions and balances have been eliminated in consolidation.

     The Corporation's activities are considered to be a single industry segment for financial reporting purposes. GLB Bancorp, Inc. is a one-bank holding company engaged primarily in providing deposit and lending services to individuals and small to medium-sized businesses within Lake County, Ohio. The Bank offers its banking services through its main office and branches located in Mentor, Mentor on the Lake, Painesville, Wickliffe, Eastlake, Madison, Concord, Willoughby, and Willoughby Hills, Ohio. The deposit products offered by the Bank include checking and savings accounts and certificates of deposit. The Bank's lending services focus primarily on secured lending both for commercial real estate and single-family lending. The majority of the Bank's income is derived from commercial, mortgage, and retail lending activities. The Bank is subject to competition from other financial institutions and is regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

(a)  Basis of Presentation
     The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

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


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

     Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield using the effective yield method over the contractual life of the related loans.

     The Corporation originates some mortgage loans with the intent to sell. These loans are sold as soon as the application is taken. Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in intangibles assets in the statement of financial condition. The servicing rights capitalized are amortized over the estimated life of the individual loan. Management measures impairment of servicing rights based on predominant risk characteristics of the underlying serviced loans such as type, fixed and adjustable rate loans, original terms, and interest rates. Any impairment is recorded as a valuation allowance.

(d)  Allowance for Loan Losses
     The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon the review of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

(g)  Intangible Assets
     Intangible assets include goodwill, deposit based intangible and mortage servicing rights. Goodwill is the excess of the purchase price over the fair value of net assets. Goodwill is amortized using the straight-line method over ten years, the estimated period to be benefited. The deposit base intangible is being amortized over 10 years, the estimated period to be benefited, based on the present value of cash flows. Mortage servicing rights are included in the loan footnote (1) (c) above. On a periodic basis, the Corporation reviews its intangible assets and estimated useful lives for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

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


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(j)  Earnings (loss) Per Share
     The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings (loss) per share:

                                                                Year ended December 31,
                                                          2001          2000          1999
     Weighted average number of common shares
       outstanding used in basic earnings (loss)
       per common share calculation                    2,133,950      2,133,906     2,133,906
     Dilutive effect of stock options                      1,814           --             414
                                                     ----------------------------------------
     Weighted average number of shares outstanding
       adjusted for effect of dilutive securities
       used in diluted EPS calculation                 2,135,764      2,133,906     2,134,320
                                                     ========================================
     Net income (loss)                               $   (75,001)     1,138,577       711,241
                                                     ========================================
     Basic earnings (loss) per common share          $      (.04)           .53           .33
                                                     ========================================
     Diluted earnings (loss) per common share        $      (.04)           .53           .33
                                                     ========================================


(k)  New Accounting Pronouncements
     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" with an effective date for all fiscal quarters of fiscal years beginning after June 15, 1999, which was amended by SFAS No. 138 which changed the effective date to fiscal years beginning after June 15, 2000. These statements establish accounting and reporting standards for derivative instruments and for hedging activities. They require that an entity recognize derivatives as either assets or liabilities at fair value with gains or losses determined depending on the intended use of the derivative and its resulting designation. These statements were not to be applied retroactively to prior period financial statements. The Corporation adopted SFAS No. 133 as amended by SFAS No. 138 on January 1, 2001 and there was no effect, as the Corporation does not currently engage in derivative activities.

     On July 20, 2001, the FASB issued SFAS No. 141,"Business Combinations" and SFAS No. 142, " Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. SFAS No. 142 replaces the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. SFAS No. 142 also requires an evaluation of intangible assets and their useful lives and a transitional impairment test for goodwill and certain intangible assets. After transition, the impairment tests will be performed annually. A company must adopt SFAS No. 142 at the beginning of the fiscal year. GLB Bancorp adopted SFAS No. 141 as of July 1, 2001 and will adopt SFAS No. 142 as of January 1, 2002. The adoption of SFAS No. 141 did not have an effect on the corporation's financial position or results of operations. Management does not believe the adoption of SFAS No. 142 will have a material effect on the Corporation's financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. This statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Corporation has not yet assessed the impact of SFAS No. 144 on its financial statements.


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(2)  SECURITIES

     A summary of securities at December 31, 2001 and 2000, follows:


                                                                  Gross       Gross
                                               Amortized       Unrealized    Unrealized    Fair
                                                  Cost            Gains        Losses      Value
     2001
     Securities held to maturity:
     United States government
     and agency obligations                     $1,999,592        9,158         --       2,008,750
                                                ==================================================
     Securities available for sale:
     Equity securities                          $3,627,859        8,178         --       3,636,037
                                                ==================================================

     2000
     Securities held to maturity:
     United States government
     and agency obligations                     $1,988,971           93         (236)    1,988,828
                                                ==================================================
     Securities available for sale:
     Equity securities                          $4,535,270        2,500     (746,873)    3,790,897
                                                ==================================================

     There were no sales of securities for the years ended December 31,2001and
     2000

     The scheduled maturities of debt securities at December 31, 2001 are as follows:

                                                                          Amortized      Fair
                                                                            Cost         Value
     Due in one year or less                                             $1,999,592    2,008,750
                                                                         =======================

     The carrying value of securities pledged to secure public deposits and for other purposes required by law amounted to approximately $1,216,172 and $1,190,000 at December 31, 2001 and 2000, respectively.


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(3)  LOANS AND ALLOWANCE FOR LOAN LOSSES

                                                       2001             2000

     Residential real estate                    $  41,843,093       44,954,193
     Residential construction                       4,629,479        4,342,188
     Commercial real estate and other              52,131,171       43,136,917
     Commercial construction                       10,218,998       11,267,258
     Consumer                                       8,150,945        7,104,179
                                                ------------------------------
                                                  116,973,686      110,804,735

     Undisbursed loans in progress                 (4,432,050)      (3,846,120)
     Unamortized loan origination fees, net          (194,524)        (110,975)
     Allowance for loan losses                     (1,197,026)        (892,851)
                                                ------------------------------

     Loans,net                                  $ 111,150,086      105,954,789
                                                ==============================

     An analysis of the change in the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999, follows:

                                                 2001        2000         1999

     Balance at beginning of year         $     892,851     625,371     482,418
     Provision for loan losses                  320,000     367,500     151,000
     Charge-offs                                (23,624)   (104,712)    (26,469)
     Recoveries                                   7,799       4,692      18,422
                                          -------------------------------------
     Balance at end of year               $   1,197,026     892,851     625,371
                                          =====================================


     There was one loan totaling $66,427 on nonaccrual status at December 31, 2000 and no loans on nonaccrual status at December 31, 2001.

     There were no impaired loans and no loans held for sale at December 31, 2001 and 2000.

(4)  PREMISES AND EQUIPMENT

     A summary of premises and equipment, less accumulated depreciation and amortization, at December 31, 2001 and 2000, follows:

                                                         2001            2000
     Land                                            $ 1,089,272      1,089,272
     Buildings                                         1,240,920      1,240,920
     Leasehold improvements                              155,750        113,034
     Furniture, fixtures, and equipment                2,118,770      1,758,389
                                                     --------------------------
                                                       4,604,712      4,201,615
     Less accumulated depreciation and amortization   (1,407,943)    (1,098,595)
                                                     --------------------------

                                                     $ 3,196,769      3,103,020
                                                     ==========================

                             GLB Bancorp, Inc. 2001
                                       24

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(5)  INTANGIBLES

     Intangible assets at December 31, 2000 and 1999, consist of the following:

                                                          2001         2000

     Goodwill                                        $   440,801     440,801
     Deposit base intangible                             395,416     395,416
     Mortgage servicing rights                           710,241     482,291
                                                     ------------------------
                                                       1,546,458   1,318,508
     Less valuation allowance for mortgage
         servicing rights                               (189,538)       --
     Less accumulated amortization                      (821,413)   (652,262)
                                                     ------------------------
                                                     $   535,507     666,246
                                                     ========================

     Amortization expense for goodwill amounted to $44,080 for each of the years ended December 31, 2001, 2000, and 1999. Amortization expense for deposit base intangibles amounted to $30,719 for each of the years ended December 31, 2001, 2000, and 1999.

     Originated mortgage servicing rights capitalized and amortized during the years ended December 31, 2001 and 2000 consist of the following:

                                                      2001              2000

     Balance at beginning of year                 $ 403,312           361,832
     Amount capitalized                             227,950            64,102
     Amortization                                   (94,352)          (22,622)
     Valuation allowance                           (189,538)             --
                                                  ----------------------------

     Balance at end of year                       $ 347,372           403,312
                                                  ============================

     The fair market value of these rights was $347,372 and $403,312 at December 31, 2001 and 2000, respectively. The Corporation serviced $33.5 million and $22.0 million of residential mortgage loans for others at December 31, 2001 and 2000, respectively.

     Mortgage banking activities, net, including gains on sales of loans for each of the years ended December 31, 2001, 2000 and 1999 follows:

                                                   2001       2000      1999

     Mortgage loan servicing fees              $  68,420     50,529    45,579
     Amortization of mortgage servicing rights   (94,352)   (22,622)  (30,679)
     Gain on sale of loans held for sale         161,100     35,372    41,851
     Fair market value adjustment               (189,538)      --        --
                                               -------------------------------

                                               $ (54,370)    63,279    56,751
                                               ===============================


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(6)  DEPOSITS

     The following table summarizes types of deposit accounts by interest rate:

                                                             2001                                   2000

     Type of account                                        Average                                Average
     and stated deposit rates                Amount          Yield          %         Amount        Yield     %
     -------------------------------------------------------------------------------------------------------------------
     Non-interest bearing
       demand deposits                   $ 18,990,170        0.00%        14.9%     16,973,088      0.00%   18.8%
     Interest bearing
       demand deposits                     10,494,030        1.23%         8.2%     10,879,750      1.46%   12.0%
     Savings accounts                      66,744,275        3.38%        52.5%     42,697,244      3.74%   47.3%
                                         -------------------------------------------------------------------------------
     Total transaction accounts            96,228,475                     75.6%     70,550,082                78.1%

     Certificates of deposit:
     2.00% and less                           305,518                      0.3%           --                   --
     2.01% to 3.00%                           761,314                      0.6%           --                   --
     3.01% to 4.00%                         9,106,635                      7.2%           --                   --
     4.01% to 5.00%                        10,699,846                      8.4%      2,693,253               3.0%
     5.01% to 6.00%                         3,719,161                      2.9%      6,408,086               7.1%
     6.01% to 7.00%                         6,399,702                      5.0%     10,034,286              11.1%
     7.01% to 8.00%                              --                         --         618,143               0.7%
                                         -------------------------------------------------------------------------------
     Total certificates of deposit         30,992,176        5.60%        24.4%     19,753,768      5.63%   21.9%

     Total deposits                      $127,220,651        3.81%       100.0%     90,303,850      3.85%  100.0%
                                         ===============================================================================

     The remaining term to maturity of certificates of deposits are as follows:

                                         2001                    2000
                                 Amount          %       Amount          %
                            --------------------------------------------------
     12 months or less      $ 24,884,280       80.3%   15,241,807      77.2%
     13 to 24 months           3,110,924       10.0%    2,358,465      11.9%
     25 to 36 months             572,261        1.9%    1,435,940       7.3%
     over 36 months            2,424,711        7.8%      717,556       3.6%
                            --------------------------------------------------
     Total                  $ 30,992,176      100.0%   19,753,768     100.0%
                            ==================================================

     Interest expense on deposits is summarized as follows:

                                           2001           2000           1999

     Interest bearing demand deposits   $  128,499       137,071       109,161
     Savings accounts                    1,801,513     1,651,874     1,436,033
     Certificates of deposit             1,564,927       872,482       780,508
                                        ---------------------------------------
     Total                              $3,494,939     2,661,427     2,325,702
                                        =======================================


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

     The following table discloses the time deposits that are $100,000 or more, by time remaining until maturity at December 31, 2001:

     3 months or less                $   1,856,496
     4 through 6 months                  2,717,394
     7 through 12 months                 3,440,838
     over 12 months                      1,467,619
                                     --------------
          Total                      $   9,482,347
                                     ==============
(7)  ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

     A summary of FHLB advances at December 31, 2001 and 2000, follows:

                                                     Amount
     Maturity         Interest Rate             2001                2000

     2001             5.8%                $       --             3,000,000
     2001             6.8%                        --             5,000,000
     2002             6.75%                  2,500,000           2,500,000
     2003             5.19%                  3,000,000                --
     2004             5.60%                  5,143,900                --
     Variable         (6.75% at
                      December 31, 2000)          --             2,043,900
                                          --------------------------------
                                          $ 10,643,900          12,543,900
                                          ================================

     FHLB advances are secured by a blanket lien on first mortgage loans with balances totaling 135 percent of such advances at December 31, 2001. The FHLB stock also serves as collateral for the advances.

(8)  EMPLOYEE BENEFIT PLANS

     The Corporation sponsors a 401(k) defined contribution plan covering substantially all of its employees. Employees can contribute up to 15% of their annual salaries. The Bank has the option of making matching contributions of up to 6% of the participants' total annual compensation. Beginning in January 2000, the Bank elected to make matching contributions. For the years ended December 31, 2001 and 2000, the amount expensed for matching contributions was $40,400 and $27,929, respectively.

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


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(9)  STOCK OPTION AND INCENTIVE PLAN
     On February 17, 1998,the shareholders adopted a Stock Option and Incentive Plan (the "Plan") for officers, employees and non-employee directors. Under the 1998 Plan, 28,000 shares of common stock were reserved for issuance with options to be vested and exercisable in five equal annual installments from the date of grant. On April 24, 2001, the shareholders approved an increase in the number of shares available for issuance under the original "Plan" from 28,000 to 100,000 shares of common stock.

                                                                               Shares
                                                                   Options
                                                                  Available
                                                                     for               Outstanding
                                                                    Grant                Options
     December 31, 1998                                              15,700                 12,300
     Granted                                                       (10,675)                10,675
                                                                   --------------------------------
     December 31, 1999                                               5,025                 22,975
                                                                   --------------------------------
     Granted                                                          --                     --
                                                                   --------------------------------
     December 31, 2000                                               5,025                 22,975
                                                                   --------------------------------
     Options authorized                                             72,000                   --
     Exercised                                                        --                     (600)
     Forfeited                                                       8,900                 (8,900)
     Granted                                                       (10,725)                10,725
                                                                   --------------------------------
     December 31, 2001                                              75,200                 24,200
                                                                   ================================

                                                                     2001         2000       1999

     Exercisable at $13.00 per share: expiring February 17, 2008     2,000        2,000      2,000
     Exercisable at $13.50 per share: expiring November 17, 2008     7,200       10,300     10,300
     Exercisable at $ 9.63 per share: expiring November 16, 2009      --            200        200
     Exercisable at $ 8.625 per share: expiring December 15, 2009    7,375       10,475     10,475
     Exercisable at $8.00 per share: expiring January 16, 2011       7,425         --         --
     Exercisable at $8.00 per share: expiring April 24, 2011           200         --         --
                                                                    ------------------------------
     Outstanding options at year end                                24,200       22,975     22,975
                                                                    ==============================

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation. Accordingly, no compensation cost has been recognized. Had compensation cost for the Corporation's plan been determined consistent with SFAS No. 123, the Corporation's net income
     (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                            2001          2000          1999
     NET INCOME (LOSS)
     As reported                       $  (75,001)      1,138,577      711,241
     Pro forma                            (98,342)      1,112,637      686,714

     EARNINGS (LOSS) PER COMMON SHARE
     Basic
     As reported                             (.04)            .53          .33
     Pro forma                               (.05)            .52          .32

     Diluted
     As reported                             (.04)            .53          .33
     Pro forma                               (.05)            .52          .32


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

     The fair value for each option grant used in the foregoing pro forma amounts is estimated on the date of grant using the Black-Scholes option-pricing model. The model incorporates the following weighted-average assumptions; for grants in 2001 and 1999: expected dividend yield of 0%, and expected volatility of 72% and 65% in 2001 and 55% in 1999; average risk free interest rates of 4.96% in 2001 and 6.23% in 1999. No options were granted in 2000. The expected lives range from five to ten years for all options granted.

(10) COMMITMENTS AND CONTINGENCIES

     The Corporation has entered into nine lease agreements which expire between 2003 and 2012, covering the rental of buildings and equipment. For four of the leases, the lessors are directors or significant shareholders of the Corporation. The following is a schedule by years of approximate future minimum rental payments, exclusive of any maintenance, utilities, or real estate taxes, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year.

                             Year Ending December 31:
                       2002                  $    323,904
                       2003                       340,610
                       2004                       316,410
                       2005                       308,292
                       2006                       275,032
                       Thereafter                 946,289
                                             ------------
     Total minimum lease payments            $  2,510,537
                                             ============

     Rental expense for all operating leases was $232,357, $201,022 and $161,822 for the years ended December 31, 2001, 2000 and 1999, respectively.

     In the ordinary course of business, the Corporation is involved in pending legal proceedings. In the opinion of management, any liabilities that may result would not be expected to have a material adverse effect on the consolidated financial statements of the Corporation.


                             GLB Bancorp, Inc. 2001

     GLB Bancorp, Inc. and Subsidiary
     Notes to Consolidated Financial Statements
     December 31, 2001, 2000, and 1999

(11) RELATED PARTIES

     The Bank has entered into transactions with its directors, significant shareholders, and executive officers of the Corporation and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those which have been made or would be made for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The following is a schedule of the aggregate amount of outstanding loans to such related parties at December 31, 2001 and 2000:

                                                         2001            2000

     Aggregate amount of loans at beginning of year  $ 1,014,373        658,163
     Loans originated during the year                  1,011,012        672,397
     Repayments made during the year                    (182,867)      (316,187)
                                                     ---------------------------
     Aggregate amount of loans at end of year        $ 1,842,518      1,014,373
                                                     ===========================

     The Bank had $5,650,392 and $7,434,056 in deposits of such related parties at December 31, 2001 and 2000, respectively.

     The Corporation is currently involved in four leases for which the lessors are directors or significant shareholders of the Corporation.

(12) INCOME TAXES

     The accompanying financial statements reflect income taxes at amounts different from those computed by applying the U.S. federal income tax statutory rate to income before income taxes. The reasons for these differences are as follows:



                                                        2001                    2000                     1999
                                                               Percent                Percent                   Percent
                                                 Amount        of pretax  Amount      of pretax     Amount      of pretax
                                                               income                 income                    income
                                               ---------------------------------------------------------------------------
     Computed expected tax expense             $ 125,804        35.00%   615,158       35.00%      405,137       35.00%

     Increase (decrease) in taxes
     resulting from:
     Benefit of lower tax bracket                 (3,594)       (1.00)   (17,576)      (1.00)      (11,575)      (1.00)
     State income tax, net of federal benefit     20,940         5.82     34,734        1.98        23,760        2.05
     Change in valuation allowance for
      deferred tax assets                        308,520        85.84         --          --            --          --
     Goodwill amortization                        14,987         4.17     14,987         .85        14,987        1.30
     Other                                       (32,214)       (8.96)   (28,287)      (1.61)       13,985        1.21
                                               ---------------------------------------------------------------------------

     Actual tax expense                        $ 434,443       120.87%   619,016       35.22%      446,294       38.56%
                                               ========================================================================


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

THE NET TAX EFFECTS OF TEMPORARY DIFFERENCES THAT GIVE RISE TO SIGNIFICANT PORTIONS OF THE DEFERRED TAX ASSETS AND DEFERRED TAX LIABILITIES AT DECEMBER 31, 2001 AND 2000 ARE:

                                                     2001            2000

Deferred tax assets
Deferred loan fees                                $  52,117          26,113
Noncompete agreement                                 16,999          19,266
Excess book over tax bad debt reserve               389,284         285,864
Unrealized (gain) losses on securities               (2,781)        260,531
Unrealized loss-other than temporary                308,520            --
Other                                                46,523          51,225
                                                  -------------------------

Total gross deferred tax assets                     810,662         642,999

Less: valuation allowance                          (308,520)           --
                                                  -------------------------

Total net deferred tax assets                       502,142         642,999

Deferred tax liabilities
Deposit base intangible                              26,498          36,942
Depreciation                                        143,565         129,965
Deferred loan costs                                 152,666          73,582
FHLB stock dividend                                  71,026          49,776
Mortgage servicing rights                           118,106         137,126
Other                                                15,256          12,238
                                                  -------------------------

Total gross deferred tax liabilities                527,117         439,629
                                                  -------------------------

Net deferred tax asset (liability)                $ (24,975)        203,370
                                                  =========================


       A valuation allowance has been established to reflect the opinion of management that realization of the tax benefit associated with the impairment loss on equity investments is not more likely than not. In management's opinion, realization of tax benefits associated with the remaining deferred tax assets is more likely than not. The valuation allowance was zero at January 1, 2000 and 2001, respectively. The change in the valuation allowance for the year ended December 31, 2001 was an increase of $308,520.

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

                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

       The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.

       The Bank's lending is concentrated in Northeastern Ohio, and as a result, the economic conditions and market for real estate in Northeastern Ohio could have a significant impact on the Bank.

       The Bank's maximum potential obligation to extend credit at December 31, 2001 and 2000, was:

                                                  2001             2000
       Commitments to extend credit       $   21,741,089       14,512,231
       Standby letters of credit                 660,949          457,889
                                          -------------------------------
                                          $   22,402,038       14,970,120
                                          ===============================

       The above commitments are at fixed and variable rates totaling $6,045,671 and $15,695,418, respectively, at December 31, 2001 and $2,148,146 and $12,364,085, respectively, at December 31, 2000. In management's opinion these commitments will be funded through normal operations.

(14)   CONCENTRATIONS OF CREDIT

       Most of the Bank's business activity is with customers located within the Northeast Ohio market area and, as such, is impacted by economic conditions in the region. As a result of its loan underwriting and collateral requirements, the Bank believes it has no significant concentrations of credit risk in its loan portfolio as of December 31, 2001 and 2000. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

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


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are also presented in the following table in actual dollars.



                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

                                                                                                     Minimum to be Well
                                                                                                     Capitalized Under
                                                                          Minimum Capital            Prompt Corrective
                                                Actual                       Requirement             Action Provisions
                                       Amount           Ratio            Amount       Ratio       Amount           Ratio
DECEMBER 31, 2001                     ------------------------       -----------------------   ---------------------------
Total Capital
to Risk Weighted Assets:
Consolidated                       $   28,184,143         24.8%       9,085,360        8.0%      11,356,700       10.0%
Great Lakes Bank                       13,097,494         12.2%       8,607,280        8.0%      10,759,100       10.0%

Tier 1 Capital
to Risk Weighted Assets:
Consolidated                           26,987,117         23.8%       4,542,680        4.0%       6,814,020        6.0%
Great Lakes Bank                       11,900,468         11.1%       4,303,640        4.0%       6,455,460        6.0%

Tier 1 Capital
to Average Assets:
Consolidated                           26,987,117         17.8%       6,066,160        4.0%       7,582,700        5.0%
Great Lakes Bank                       11,900,468          8.7%       5,489,570        4.0%       6,861,962        5.0%



DECEMBER 31, 2000

Total Capital
to Risk Weighted Assets:
Consolidated                       $   27,380,022        28.6%        7,666,560        8.0%       9,583,200        10.0%
Great Lakes Bank                       12,156,574        13.4%        7,254,480        8.0%       9,068,100        10.0%

Tier 1 Capital
to Risk Weighted Assets:
Consolidated                           26,487,171        27.6%        3,833,280        4.0%       5,749,920         6.0%
Great Lakes Bank                       11,263,723        12.4%        3,627,240        4.0%       5,440,860         6.0%

Tier 1 Capital
to Average Assets:
Consolidated                           26,487,171        21.6%        4,909,256        4.0%       6,136,570         5.0%
Great Lakes Bank                       11,263,723        10.2%        4,407,018        4.0%       5,508,772         5.0%



                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

(16)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following estimated fair value amounts have been determined by the Corporation using available marker information and appropriate valuation methodologies; however, considerable judgment is necessarily required to interpret marker data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current marker exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

       Certain financial instruments and all nonfinancial instruments are excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.

       As of December 31, 2001 and 2000, the carrying amount and estimated fair values of the Corporation's financial instruments were as follows:


                                                           2001                           2000
                                                Carrying          Fair          Carrying          Fair
                                                 Amount           Value          Amount          Value
                                              ---------------------------    --------------------------
       Financial assets:
       Cash and due from banks                $  9,207,242      9,207,242      6,354,122      6,354,122
       Federal funds sold                       34,206,530     34,206,530      6,818,970      6,818,970
       Securities                                5,635,629      5,644,787      5,779,868      5,779,725
       Loans                                   111,150,086    114,137,135    105,954,789    105,195,820
       Accrued interest receivable                 755,831        755,831        751,107        751,107

       Financial liabilities:
       Demand deposits and savings accounts     96,228,475     96,228,475     70,550,082     70,550,082
       Certificates of deposit                  30,992,176     31,354,071     19,753,768     19,753,768
       Advances from the Federal
         Home Loan Bank                         10,643,900     10,975,982     12,543,900     12,554,049
       Accrued interest payable                    196,504        196,504        137,413        137,413


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


                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999

       Advances from the Federal Home Loan Bank. The fair value of advances is estimated using a discounted cash flow calculation using prevailing market rates for advances of similar terms.

       Accrued interest receivable and payable. The carrying amount of accrued interest receivable and payable approximates its fair value.

       Off-balance sheet instruments. The fair value of commitments to extend credit approximates the fees charged to make these commitments since rates and fees of the contracts approximates those currently charged to originate similar commitments. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 2001 and 2000.

(17)   PARENT COMPANY FINANCIAL INFORMATION

       The following are condensed parent company financial information of the Corporation as of December 31, 2001 and 2000.


Condensed Statement of Financial Condition              2001            2000

Assets:
Cash and cash equivalents                            $11,473,582      5,103,232
Investment in Bank                                    12,123,340     11,566,988
Loan to Bank                                                --        6,003,000
Securities available for sale                          3,631,037      3,785,897
Other assets                                              67,711        387,590
                                                     --------------------------
Total assets                                         $27,295,670     26,846,707
                                                     ==========================

Liabilities:
Accrued expenses and other liabilities               $    85,681         56,271

Shareholders' equity:
Common stock                                           5,336,265      5,334,765
Additional paid-in capital                            19,156,530     19,152,715
Retained earnings                                      2,711,797      2,786,798
Accumulated other comprehensive income (loss)              5,397       (483,842)
                                                     --------------------------

Total shareholders' equity                            27,209,989     26,790,436
                                                     --------------------------

Total liabilities and shareholders' equity           $27,295,670     26,846,707
                                                     ==========================



                             GLB Bancorp, Inc. 2001

GLB Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2001, 2000, and 1999



Condensed Statement of Operations                       2001         2000          1999
Investment income                                  $  188,834       147,299       110,006
Interest income                                       400,524       723,005       616,016
Other income                                               13           317          --
Impairment loss on securities available for sale     (907,411)         --            --
Operating expenses                                   (192,777)      (68,084)     (291,435)
                                                   ---------------------------------------
                                                     (510,817)      802,537       434,587
Income tax expense                                    120,536      (265,520)     (151,554)
                                                   ---------------------------------------

Income before equity in
  undistributed earnings of Bank                     (631,353)      537,017       283,033

Equity in undistributed earnings of Bank              556,352       601,560       428,208
                                                   ---------------------------------------
Net income (loss)                                  $  (75,001)    1,138,577       711,241
                                                   =======================================




Condensed Statement of Cash Flows                                   2001            2000             1999
Net cash flows from operating activities:
Net income (loss)                                               $   (75,001)     1,138,577          711,241

Adjustments to reconcile net income to
net cash provided (used) by operating
activities:
Equity in undistributed earnings of Bank                           (556,352)      (601,560)        (428,208)
Impairment loss on securities available for sale                    907,411           --               --
(Increase) decrease in other assets                                  56,567        (76,020)        (277,671)
Increase (decrease) in accrued expenses
  and other liabilities                                              29,410        (54,126)         (69,551)
                                                                ---------------------------------------------

Net cash provided (used) by operating activities                    362,035        406,871          (64,189)
                                                                ---------------------------------------------

Cash flows from investing activities:
Purchases of securities available for sale                           --              --          (1,443,627)
Loan to Bank                                                         --         (6,003,000)           --
Repayment to Bank                                                 6,003,000           --              --
Additional investment in Bank                                        --         (1,000,000)      (1,000,000)
                                                                ---------------------------------------------

Net cash provided (used) by investing activities                  6,003,000     (7,003,000)      (2,443,627)
                                                                ---------------------------------------------

Cash flows from financing activities:
Net proceeds from issuance of common stock                            5,315           --              --
Net increase (decrease) in cash
  and cash equivalents                                            6,370,350     (6,596,129)      (2,507,816)
Cash and cash equivalents at beginning of year                    5,103,232     11,699,361       14,207,177
                                                               ---------------------------------------------
Cash and cash equivalents at end of year                       $ 11,473,582      5,103,232       11,699,361
                                                               =============================================


                             GLB Bancorp, Inc. 2001

Mission Statement

As a community bank in Lake County, Great Lakes Bank is committed to providing financial services that benefit our customers and improve the quality of the communities we serve.



                                     [MAP]

Mentor                                                   Willoughby Hills
*Main Office: 7001 Center Street - 440-974-0000          *28500 Chardon Road - 440-516-1700
*9365 Mentor Avenue - 440-974-3000
*7742 Lakeshore Boulevard - 440-209-2012                 Madison
                                                         *6550 N. Ridge Road - 440-417-0065
Painesville
*1522 Mentor Avenue - 440-354-2175                       Wickliffe
*58 South Park Place - 440-354-7599                      *29933 Euclid Avenue - 440-585-1840

Willoughby                                               Eastlake
*38600 Lakeshore Boulevard - 440-269-2100                *34580 Lakeshore Boulevard - 440-602-5100
*4012 Erie Street - 440-602-3414
                                                         Concord
                                                         *7529 Crile Road - 440-392-3730

[GLBK LOGO]
Stock Listing Symbol

GLB Bancorp. Inc.
7001 Center Street
Mentor, Ohio 44060