Form 10KSB, Exhibit 13
period 2002-12-31
GLB BANCORP INC
filed 2003-03-18
CIK 1054538

                                                                      EXHIBIT 13

                                                        [GLB BANCORP, INC. LOGO]


                                                              2002 ANNUAL REPORT
                                                       your COMMUNITY, your BANK

Mission Statement

GLB Bancorp, Inc. is committed, through our subsidiary Great Lakes Bank, to provide financial services that benefit our customers and improve the quality of the communities we serve.

[MAP]

Mentor
Main Office: 7001 Center Street o 440.974.0000
9365 Mentor Avenue o 440.974.3000
7742 Lakeshore Boulevard o 440.209.2012

Painesville
1522 Mentor Avenue o 440.354.2175
58 South Park Place o 440.354.7599

Willoughby
38600 Lakeshore Boulevard o 440.269.2100
4012 Erie Street o 440.602.3414

Willoughby Hills
28500 Chardon Road o 440.516.1700

Madison
6550 N. Ridge Road o 440.417.0065

Wickliffe
29933 Euclid Avenue o 440.585.1840

Eastlake
34580 Lakeshore Boulevard o 440.602.5100

Concord
7529 Crile Road o 440.392.3730

Mayfield
1220 SOM Center Road o 440.442.7022

Corporate Profile

GLB Bancorp, Inc. "the Corporation," is a one bank holding company that owns all of the outstanding common stock of Great Lakes Bank. Great Lakes Bank is the successor by merger to Great Lakes Commerce Bank, which was chartered as an Ohio banking corporation in April 1957. On July18, 1994, an investment group led by Jerome T. Osborne, Sr. and his son, Richard M. Osborne acquired Great Lakes Bank.

The Corporation was incorporated on March 5, 1997 for the purpose of becoming the holding company for the Bank. In May 1998, the Corporation became a public company.

For 46 years, Great Lakes Bank has taken pride in the service it offers customers, meeting the financial needs of individuals and businesses. With assets of $19 million in 1994 to over $193 million today, our growth is a testament to the support of our customers, employees and shareholders.

Great Lakes Bank now serves Lake County with 13 branches. Each branch, and every employee is dedicated to providing the kind of personal, face to face service that is so often forgotten today. Whether it's convenient business checking, automatic deposits or competitive loan rates, Great Lakes Bank is there with consistent performance and extraordinary results.

As a community-based financial institution, the Corporation is positioned for continued growth and success.








                                [JEROME T. OSBORNE, SR. PHOTO]
                                Jerome T. Osborne, Sr.
                                Chairman of The Board

                                        [RICHARD M. OSBORNE PHOTO]
                                        Richard M. Osborne
                                        Vice Chairman of The Board





                             GLB Bancorp, Inc. 2002

Financial Highlights
(Dollars in thousands, except per share data)

                                                                              December 31,
                                                                  ----------------------------------
For the Years Ended                                                   2002       2001        2000
                                                                  ----------------------------------
Net interest income                                               $  6,651      5,795       5,768
Provision for loan losses                                              275        320         367
Non-interest expenses                                                5,791      6,007       4,485
Net income (loss)                                                    1,143        (75)      1,139

At Year End
Total Assets                                                      $193,217    165,871     130,516
Loans                                                              136,881    111,150     105,955
Deposits                                                           154,823    127,221      90,304
Borrowings                                                           8,144     10,644      12,544
Shareholders' equity                                                29,035     27,210      26,791

Selected Ratios
Return on average assets                                             0.65%    (0.05%)       0.93%
Return on average equity                                             4.15%    (0.28%)       4.34%

Asset Quality
Allowance for loan losses to net loans                               1.06%      1.08%       0.84%
Nonperforming assets to total assets                                 0.63%      0.06%       0.29%

Per Share Data (1)
Earnings (loss) per share basic, diluted                          $   0.49     (0.03)        0.49
Book value per share                                                 12.37      11.59       11.41

(1) Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998 and for the ten percent stock dividend in 2002.

================================================================================

Net Income
(in thousands)

1998     1999     2000     2001      2002
----     ----     ----     ----      ----
$672     $711   $1,139     ($75)    $1,143

Earnings Per Share

1998     1999     2000     2001     2002
----     ----     ----     ----     ----
$0.40    $0.30    $0.49   ($0.03)   $0.49

Book Value Per Share

1998     1999     2000     2001     2002
----     ----     ----     ----     ----
$10.83   $10.92   $11.41   $11.59   $12.37

Total Assets (in thousands)

1998       1999       2000       2001       2002
----       ----       ----       ----       ----
103,868    119,074    130,516    165,871    193,217


                             GLB Bancorp, Inc. 2002

Deposits (in actual dollars)
Savings

   2000            2001            2002
   ----            ----            ----
42,697,244      66,744,275      86,944,375

Certificates of Deposits

   2000            2001            2002
   ----            ----            ----
19,753,768      30,992,176      35,117,421

Non-Interest Bearing DDA

   2000            2001            2002
   ----            ----            ----
16,973,088      18,990,170      20,176,549

Interest Bearing DDA

   2000            2001            2002
   ----            ----            ----
10,879,750      10,494,030      12,584,295


Loans (in actual dollars)
Residential Real Estate

   2000            2001            2002
   ----            ----            ----
44,954,193      41,843,093      46,726,813

Residential Construction

   2000            2001            2002
   ----            ----            ----
4,342,188       4,629,479       6,106,131

Commercial Real Estate

   2000            2001            2002
   ----            ----            ----
43,136,917      52,131,171      68,246,222

Commercial Construction

   2000            2001            2002
   ----            ----            ----
11,267,258      10,218,998      13,791,501

Consumer

   2000            2001            2002
   ----            ----            ----
7,104,179       8,150,945       9,958,132


                             GLB Bancorp, Inc. 2002

================================================================================

Shareholders Information

Corporate Headquarters
GLB Bancorp, Inc.
7001 Center Street
Mentor, Ohio 44060
Telephone (440) 974-0000
Facsimile (440) 974-3012
www.GLBonline.com

Annual Meeting
GLB Bancorp's Annual Meeting of Shareholders is scheduled for 10:30am (Eastern
Time) on Tuesday, April 22, 2003 at Holiday Inn Express Hotel & Suites LaMalfa Centre, Mentor, Ohio.

Stock Listing
The common shares of GLB Bancorp, Inc. trade on the Nasdaq Small Cap Market under the symbol "GLBK."

At December 31, 2002 there were 2,347,925 shares of common stock issued and outstanding which were held of record by approximately 203 shareholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers. The Board of Directors of GLB Bancorp, Inc. declared a ten percent stock dividend, paid on September 17, 2002 to shareholders of record on September 3, 2002.

Investor Relations and Form 10KSB
GLB Bancorp, Inc.'s form 10KSB (to be filed with the Securities and Exchange Commission before March 31, 2003) will be provided without charge to shareholders upon request. Shareholders, analysts or potential investors desiring additional information may make their request in writing to Great Lakes Bank, Christine Hartog, Vice President, 7001 Center St. Mentor, Ohio 44060.

Transfer Agent and Registrar
National City Bank
Dept. 5352 Corp Trust Operations
P.O. Box 92301
Cleveland, Ohio 44193-0900
1-800-622-6757

Market Makers
Wachovia Securities
Knights Securities
Raymond James

Independent Auditors
KPMG LLP
One Cleveland Center
1375 East Ninth Street, Suite # 2600
Cleveland, Ohio 44114-1796

GLB Bancorp Common Stock Price

--------------------------------------------------
 2002                      High             Low
--------------------------------------------------
First Quarter             $ 9.16           $8.41
Second Quarter            $10.17           $8.81
Third Quarter             $11.00           $9.09
Fourth Quarter            $10.75           $9.40

--------------------------------------------------
 2001                      High             Low
--------------------------------------------------
First Quarter             $ 9.75           $7.50
Second Quarter            $10.00           $7.00
Third Quarter             $10.75           $9.20
Fourth Quarter            $10.00           $9.15


                             GLB Bancorp, Inc. 2002

================================================================================

        Message To Shareholders

[RICHARD T. FLENNER, JR. PHOTO]

At a time in corporate America when attributes such as loyalty, longevity and dedication have succumbed to impersonal and aloof service; Great Lakes Bank stands alone for its character. GLB has passed the test of time and has provided for your communities for over 46 years, with the kind of commitment to your needs that should be expected. The combination of a quality staff and a framework of 13 branches located throughout Lake and Cuyahoga counties has proven to be the formula for the sustainable and unparalleled excellence Great Lakes Bank is known for throughout the banking community.

Here at Great Lakes Bank we have grown up with you over the years. Stressing local involvement in youth athletics, community activities, and locally based charitable organizations, there has always been an understanding that community and family are what truly make the difference in today's very competitive market. This past year we recognized you the shareholder, and issued a ten percent stock dividend to acknowledge our appreciation for your continued support. The Corporation's assets have grown 16.5% to $193 million at December 31, 2002. Deposits increased 21.7% and loans grew 23.1% providing the Corporation with net income of $1,143,193, the highest in the history of the bank. The year 2002 has been a challenging year but we are proud of our increased profits and assets.

Since our inception in 1957, we have always been the bank around that corner. Providing our customers with a sense of comfort and stability remains our focus. We offer convenience and efficiency in today's modern business world and do it in a fashion that maintains our dedication to complete personal customer satisfaction. Servicing you and your family for over 46 years, we thank you for your support and look forward to being part of your financial family for years to come.


/s/ Richard T. Flenner, Jr.

Richard T. Flenner, Jr.
President, CEO



                             GLB Bancorp, Inc. 2002

================================================================================

                           Your community, Your bank
                                   since 1957
In 1957...

- The first $2 million day in department store history recorded by Macy's in New York.

-   Jackie Robinson announces his retirement from baseball.

-   Russians launch Sputnik.

-   Average yearly income per capita was $4,594.00.

-   The first nuclear power plant begins operation in Shippingport, PA.

-   Dr. Suess publishes The Cat in the Hat.

-   The Danny Thomas Show (CBS) was a national favorite.

-   The average new car was $2,157.00.

-   Fresh baked bread was $0.19 per loaf.

-   Gasoline was $0.24 per gal.

-   Elvis Presley's "Jailhouse Rock" was a chart topper.

-   The Bridge on the River Kwai won an Academy Award.

-   A ticket to the show was only $1.00.

In 1957, America was experiencing positive economic growth. Times were good...the Great Depression was now something of the past. More Americans had jobs; nearly 87% of the women of working age were employed; and our nation's income had nearly doubled when compared to earlier that decade.

Since jobs had become more abundant and the average income per capita was increasing, people were looking for ways to invest or save money. Creating a stable financial future was now a family priority. Deciding on a financial institution was an important factor. In 1913, the federal government created the Federal Reserve Bank System (FRB), providing our nation with a safer and more stable financial system. Since the times were rebounding, citizens wanted to invest their income. The FRB gave the customer more freedom; helped regulate money; and enforced fair treatment when dealing with personal finances.

The FRB opened the door for improved federal agencies that would oversee safe and sound banking practices. The Glass-Steagall Act of 1933 established the Federal Deposit Insurance Corporation (FDIC). The FDIC required all members of the FRB to insure their deposits. This Act helped to maintain sound conditions in our banking system and to protect our nation's currency. Today, the FDIC insures deposits that are backed by the full faith and credit of the United States Government. Their logo is seen as a symbol of confidence. Great Lakes Bank (formerly Great Lakes Commerce) has the distinct pleasure of being a member of the FDIC since our beginning in 1957. This is one of the many areas in which Great Lakes Bank provides the confidence and assurance that customers look for in a financial institution.

The 1980's were challenging times for many businesses. Great Lakes Commerce refused to be underestimated. Withstanding the test of time, Great Lakes Commerce was sought out by a private group of investors. These investors had the vision of making Great Lakes Commerce into the premier community bank in Lake County. Their determination to grow made the newly named bank (Great Lakes Bank) into a strong, local community bank.

[GEORGE X. MECHIR PHOTO]
George X. Mechir was President and Chief Executive Officer of Great Lakes Commerce Bank from 1984 to 1994.

[TIMOTHY SCHULTZ PHOTO]
Timothy Schultz, Commercial Loan Officer, taking a customer step by step through the loan process, providing superb customer service.


                             GLB Bancorp, Inc. 2002

================================================================================

Great Lakes Bank has grown from four branches on July 18, 1994 to thirteen branches as of 2002.

Today, Great Lakes Bank is one of the largest community banks in the area, committed to providing financial services that benefit our customers and improve the quality of the communities we serve. For nearly half a century, we have been the bank next door. We understand that feeling safe and comfortable are important attributes when considering a financial institution. With our knowledgeable and caring employees, we strive to provide you with a comfort level that cannot be matched.

Great Lakes Bank focuses on product development, personal attention, and financial security. With 12 branches in Lake County, and our newest addition in Cuyahoga County, GLB now has 13 branches in our local communities with intentions of making banking more convenient for you. As your community grows, Great Lakes Bank is right there with you.

This past April 2002, GLB opened its thirteenth full-service branch in Mayfield Heights. This branch is the first to venture past the borders of Lake County, a direct result of our continued success and consistent growth as a community bank. Internal growth is just as important to us as external. We feel that sufficiently staffed branches are essential in continuing to provide exceptional, personalized service.

In 2002, Great Lakes Bank recorded its highest net income since our establishment in 1957, totaling $1.1 million. Although we are still operating in a challenging economy, GLB is still able to show growth and keep focus on our mission.

When looking at Great Lakes Bank today as compared to yesterday, you can see that our basic philosophy has not changed. Creating a quality financial institution that the community can trust and feel secure about has been our goal from the beginning.

[GROUP PHOTO]
From Right: Richard T. Flenner Jr. President and CEO; Charles Warfield, Mayfield Branch Manager; Margaret A. Egensperger, Mayor/Safety Director of Mayfield Hts., and Mr. Egensperger: Join in the Mayfield Hts. Branch Grand Opening in April 2002.

[MARGARET STERLE PHOTO]
Margaret Sterle, Assistant Secretary and Branch Manager, offers a customer a variety of choices, features, benefits and valuable services.

In 2002...

-   Median household income was $42,148.00.

-   Jimmy Carter wins Nobel Peace Prize.

-   Lance Armstrong becomes first American to win 4 Tours de France.

-   Halle Berry is the first black woman to win the Oscar for Best Actress.

- Kelly Clarkson is named America's newest idol on FOX's talent search show, American Idol.

-   A ticket to the show was $7.75.

- In March, The Sims, involving a simulated community of people, became best-selling computer game.

-   Top-selling passenger car was the Honda Accord.

- American Sarah Hughes, 16, wins Olympic Gold in women's figure skating, after doing two triple-triple leaps, February 21.

-   87% of U.S. eligible population has an upper secondary education.

-   Top rated TV show was Friends.


                             GLB Bancorp, Inc. 2002

================================================================================

        GLB Bancorp, Inc. and Subsidiary
        Consolidated Financial Statements
        December 31, 2002 and 2001


Table of Contents
Selected Consolidated Financial & Other Data                   9
Management's Discussion and Analysis                           10
Independent Auditor's Report                                   19
Consolidated Statements of Financial Condition                 20
Consolidated Statements of Operations                          21
Consolidated Statements of Changes
in Shareholders' Equity                                        22
Consolidated Statements of Cash Flows                          23
Notes to Consolidated Financial Statements                     24

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

(Dollars in thousands, except per share data)                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------
                                                    2002          2001           2000           1999           1998
                                                ------------------------------------------------------------------------
OPERATING DATA
Interest income                                 $   10,165      10,168           9,121          7,560          5,844
Interest expense                                     3,514       4,373           3,353          2,939          2,439
                                                ------------------------------------------------------------------------
Net interest income                                  6,651       5,795           5,768          4,621          3,405

Provision for loan losses                              275         320             367            151            120
                                                ------------------------------------------------------------------------

Net interest income after
provision for loan losses                            6,376       5,475           5,401          4,470          3,285

Non-interest income                                  1,103         892             842            650            682
Non-interest expense                                 5,791       6,007           4,485          3,963          2,922
                                                ------------------------------------------------------------------------
Income before income taxes                           1,688         360           1,758          1,157          1,045

Income tax expense (benefit)
Federa-current                                         612         438             624            395            233
Federal-deferred                                      (76)        (35)            (58)             15            110
State                                                    9          32              53             36             30
                                                ------------------------------------------------------------------------

Net income (loss)                               $    1,143        (75)           1,139            711            672
                                                ========================================================================

FINANCIAL CONDITION
Total assets                                    $  193,217     165,871         130,516        119,074        103,868
Cash and cash equivalents                           43,384      43,414          13,173         20,479         34,142
Securities                                           7,200       5,636           5,780          5,732          4,810
Loans - net                                        136,881     111,150         105,955         87,413         60,330
Deposits                                           154,823     127,221          90,304         82,145         68,655
Federal Home Loan Bank advances                      8,144      10,644          12,544         10,500          9,000
Shareholders' equity                                29,035      27,210          26,791         25,629         25,432

SHARE INFORMATION(1)
Earnings(loss)per share basic, diluted          $     0.49      (0.03)            0.49           0.30           0.40
Book value per share                            $    12.37       11.59           11.41          10.92          10.83
Weighted average shares outstanding
Basic                                            2,347,925   2,347,343       2,347,297      2,347,297      1,690,503
Diluted                                          2,353,559   2,349,978       2,348,127      2,348,741      1,690,717

SELECTED RATIOS
Return on average assets                             0.65%     (0.05%)           0.93%          0.65%          0.79%
Return on average equity                             4.15%     (0.28%)           4.34%          2.78%          3.76%
Net interest margin                                  4.03%       4.10%           5.07%          4.54%          4.37%
Net interest spread                                  3.38%       3.07%           3.81%          3.25%          3.06%
Allowance for loan losses to net loans               1.06%       1.08%           0.84%          0.72%          0.80%
Nonperforming assets to total assets                 0.63%       0.06%           0.29%          0.05%          0.05%
Shareholders' equity to average assets              16.42%      17.92%          21.77%         23.24%         29.95%

(1) Per share information gives effect for each period to the 2-for-1 stock split that occurred on March 17, 1998 and for the ten percent stock dividend in 2002.

                             GLB Bancorp, Inc. 2002

GLB Bancorp, Inc.'s Management's Discussion and Analysis of Financial Condition and Results of Operations

GLB Bancorp, Inc.'s (GLB Bancorp) principal asset is Great Lakes Bank common stock. Accordingly, GLB Bancorp's results of operations are primarily dependent upon the results of operations of Great Lakes Bank. Great Lakes Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes.

From the time of Great Lakes Bank's succession to the business of Great Lakes Commerce Bank in July 1994, management has laid the foundation for continued growth in earnings and assets, doing so on a conservative basis intended to improve financial performance over time. During the process of building Great Lakes Bank into a profitable institution, Great Lakes Bank has incurred considerable short-term expense. All but one of Great Lakes Bank's original four offices have been relocated since July 1994 with one office opened this year bringing the total to thirteen offices including the main office. Although branch relocation and expansion has promoted asset and earnings growth, it has also represented increases to non-interest expense, most notably, facilities and equipment expense and compensation expense. The long-term benefit of branch reconfiguration and de novo branch expansion have been and will be part of GLB Bancorp Inc.'s strategy. Thereby solidifying its position as a leading community bank, capitalizing upon Great Lakes Bank's status as the only commercial bank headquartered in Lake County.

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

GLB Bancorp's management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of GLB Bancorp for the fiscal years ended December 31, 2002, 2001 and 2000. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented in this annual report.

FORWARD-LOOKING STATEMENTS
This "Management's Discussion and Analysis of Financial Condition and Results of Operations section may contain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) about GLB Bancorp and subsidiaries. Factors discussed in this section and elsewhere in this document could cause actual results to differ materially from those indicated by the forward-looking statements. See "BUSINESS - Forward-looking Statements" of the 10 KSB for a discussion of some of the important risks and uncertainties to which those forward-looking statements are subject. Forward-looking statements are based on our beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions as of the date the statements are made. Investors should exercise caution because GLB Bancorp cannot give any assurance that its beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions will be realized. GLB Bancorp disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise."


                             GLB Bancorp, Inc. 2002

RESULTS OF OPERATIONS

SUMMARY
GLB Bancorp reported net income of $1,143,193, or $0.49 per share, basic and diluted in 2002, compared with a net loss of $75,001, or $0.03 per share, basic and diluted in 2001 and net income of $1,138,577, or $0.49 per share, basic and diluted in 2000. The calculation of earnings/loss per share was based on 2,347,925, 2,347,343 and 2,347,297 weighted average shares outstanding for the years ended December 31, 2002, 2001 and 2000, respectively. Diluted earnings per share was based on 2,353,559, 2,349,978 and 2,348,127 weighted average shares outstanding for the years ended December 31, 2002, 2001 and 2000, respectively. Prior period per share information has been restated to reflect the 10% stock dividend of September 17, 2002. The growth of earnings was negatively affected in 2001 by recognizing charges for impairment of the value of mortgage servicing assets in the amount of $189,538 and securities available for sale in the amount of $907,411. Also affecting net income was an effective tax rate of 32.3% in 2002, 120.9% in 2001 and 35.2% in 2000.

NET INTEREST INCOME
2002 COMPARED TO 2001. Net interest income was $6,651,103 in 2002, compared to $5,794,663 in 2001, an increase of $856,440, or 14.8%. Net interest income increased largely due to decreased interest expense from rate reductions on deposits. Less significant decreases occurred in interest income on loans. Interest expense on deposits decreased 14.3% with borrowing expense decreasing 41.0%, compared to interest income on loans increasing 4.8%. 2002 ended with an average cost of funds of 2.78% compared to 4.12% in 2001, down 134 basis points, while the yield on average interest earning assets decreased to 6.16% from 7.19%, a 103 basis point change. Management lowered deposit rates through out the year as it became evident that the rate adjustments by the Federal Reserve Bank Board in 2001 were not temporary. In fact, the average rate earned on federal funds invested at correspondent banks declined to 1.62% in 2002 from 3.53% in 2001, a 191 basis point change.

2001 COMPARED TO 2000. Net interest income was $5,794,663 in 2001, compared to $5,767,974 in 2000, an increase of $26,689, or 0.5%. During 2001, the Federal
Reserve Bank Board reduced the federal funds rate eleven times. Community banks, such as Great Lakes Bank, were severely impacted by this rate reduction since net interest income is the largest component of income generation for small to medium sized banks. Management carefully monitored the interest rates of its balance sheet during 2001, holding level its net interest income to that of the prior year. Although yields on federal funds invested at correspondent banks dropped to 3.53% at December 31, 2001 from 6.08% at December 31, 2000, the Bank was able to end the year with a spread of 3.07%. Overall, loan yields dropped to 8.22% at December 31, 2001 from 8.45% at December 31, 2000 with 62.1% of the Bank's portfolio being composed of adjustable rate loans and 15.2% of the loan portfolio tied to the index, prime. Cost of funds on deposits dropped to 3.81% from 3.85%. This downward adjustment was due in part to 12 and 13 month certificates with higher rates maturing and repricing at lower rates and in part due to the reduction of passbook rates by 94 basis points. This was the first decrease in golden passbook rates since the fall of 1995, necessitated by the current rate environment and prudent management of the balance sheet.


                             GLB Bancorp, Inc. 2002

Average Balances and Interest Rates
For the Years Ended December 31,

                                     ----------------------------------------------------------------------------------
                                                        2002                                    2001
                                     ----------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:                                Interest                                Interest
                                        Average         Income/     Yield/      Average         Income/      Yield/
                                        Balance         Expense     Cost        Balance         Expense      Cost
LOANS RECEIVABLE:                    ----------------------------------------------------------------------------------
Real estate mortgage                  $48,778,515     $3,299,031     6.76%     $45,943,342     $3,332,980     7.25%
Commercial and other                   65,932,151      5,443,898     8.26%      54,765,618      4,958,329     9.05%
Consumer                                9,035,008        592,203     6.55%       7,661,677        616,149     8.04%
                                     ----------------------------------------------------------------------------------
Total Loans Receivable                123,745,674      9,335,132     7.54%     108,370,637      8,907,458     8.22%

Cash-interest earning                   2,360,988         48,261     2.04%          50,101          1,695     3.38%

SECURITIES:
FHLB stock                              1,012,115         46,809     4.62%         932,600         62,583     6.71%
Securities held to maturity             2,527,111         63,522     2.51%       1,983,616        106,454     5.37%
Securities available for sale           4,078,202        163,192     4.00%       3,614,922        157,855     4.37%
                                     ----------------------------------------------------------------------------------
Total Securities                        7,617,428        273,523     3.59%       6,531,138        326,892     5.01%

Federal funds                          31,331,050        508,389     1.62%      26,376,798        931,807     3.53%
                                     ----------------------------------------------------------------------------------

Total Interest-Earning Assets         165,055,140    $10,165,305     6.16%     141,328,674    $10,167,852     7.19%
                                     ----------------------------------------------------------------------------------

Non-Interest Earning Assets            11,772,422                               10,548,204
                                     ----------------------------------------------------------------------------------

TOTAL ASSETS                         $176,827,562                             $151,876,878
                                     ==================================================================================

INTEREST-BEARING LIABILITIES:

DEPOSITS:
DDA interest-bearing                  $11,472,794       $107,011     0.93%     $10,436,123       $128,499     1.23%
Savings accounts                       74,113,326      1,730,726     2.34%      53,269,447      1,801,513     3.38%
Certificates of deposit                31,501,547      1,158,272     3.68%      27,939,329      1,564,927     5.60%
                                     ----------------------------------------------------------------------------------
Total Deposits                        117,087,667      2,996,009     2.56%      91,644,899      3,494,939     3.81%
Borrowings                              9,248,067        518,193     5.60%      14,567,831        878,250     6.03%
                                     ----------------------------------------------------------------------------------

Total Interest-Bearing Liabilities    126,335,734     $3,514,202     2.78%     106,212,730     $4,373,189     4.12%
                                     ----------------------------------------------------------------------------------

Non-Interest Bearing Liabilities       22,928,967                               18,852,215

Shareholders' Equity                   27,562,861                               26,811,933
                                     ----------------------------------------------------------------------------------
TOTAL LIABILITIES &
  SHAREHOLDERS' EQUITY               $176,827,562                             $151,876,878
                                     ==================================================================================

Net Interest Income and
Net Interest Rate Spread(1)                           $6,651,103     3.38%                     $5,794,663     3.07%
                                     ==================================================================================

Net Interest Margin(2)                                               4.03%                                    4.10%
                                     ==================================================================================

                                     --------------------------------------
                                                      2000
                                     --------------------------------------
INTEREST-EARNING ASSETS:                              Interest
                                       Average        Income/      Yield/
                                       Balance        Expense      Cost
LOANS RECEIVABLE:                    --------------------------------------
Real estate mortgage                  $44,080,328    $3,233,021    7.33%
Commercial and other                   46,347,277     4,376,728    9.44%
Consumer                                6,432,020       574,822    8.93%
                                     --------------------------------------
Total Loans Receivable                 96,859,625     8,184,571    8.45%

Cash-interest earning                     196,205        11,845    6.04%

SECURITIES:
FHLB stock                                569,521        41,866    7.35%
Securities held to maturity             2,010,742       109,627    5.45%
Securities available for sale           3,752,699       147,300    3.93%
                                     --------------------------------------
Total Securities                        6,332,962       298,793    4.72%

Federal funds                          10,295,431       625,913    6.08%
                                     --------------------------------------

Total Interest-Earning Assets         113,684,223    $9,121,122    8.02%
                                     --------------------------------------

Non-Interest Earning Assets             9,350,435
                                     --------------------------------------

TOTAL ASSETS                         $123,034,658
                                     ======================================

INTEREST-BEARING LIABILITIES:

DEPOSITS:
DDA interest-bearing                   $9,377,567      $137,071    1.46%
Savings accounts                       44,190,765     1,651,873    3.74%
Certificates of deposit                15,480,230       872,483    5.63%
                                     --------------------------------------
Total Deposits                         69,048,562     2,661,427    3.85%
Borrowings                             10,631,258       691,721    6.51%
                                     --------------------------------------

Total Interest-Bearing Liabilities     79,679,820    $3,353,148    4.21%
                                     --------------------------------------

Non-Interest Bearing Liabilities       17,122,983

Shareholders' Equity                   26,231,855
                                     --------------------------------------
TOTAL LIABILITIES &
  SHAREHOLDERS' EQUITY               $123,034,658
                                     ======================================

Net Interest Income and
Net Interest Rate Spread(1)                          $5,767,974    3.81%
                                     ======================================

Net Interest Margin(2)                                             5.07%
                                     ======================================

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


                             GLB Bancorp, Inc. 2002

Rate/Volume Analysis
For the Years Ended December 31,

                                         -------------------------------------------------------------------------
                                                      2002 vs 2001                        2001 vs 2002
                                               Increase (decrease) due to          Increase (decrease) due to
                                         -------------------------------------------------------------------------
                                             Volume        Rate        Total     Volume      Rate       Total
INTEREST INCOME ATTRIBUTABLE TO:         -------------------------------------------------------------------------
Loans Receivable                         $   1,016,774    (589,100)    427,674    938,237  (215,350)    722,887
Cash-interest earning                           46,969        (403)     46,566    (6,382)    (3,768)   (10,150)
Securities                                      76,351    (129,720)   (53,369)      9,543     18,556     28,099
Federal funds                                  225,389    (648,807)  (423,418)    418,001  (112,107)    305,894
                                         -------------------------------------------------------------------------

Total Interest Income                        1,365,483  (1,368,030)    (2,547)  1,359,399  (312,669)  1,046,730

INTEREST EXPENSE ATTRIBUTABLE TO:
Deposits                                     2,694,293  (3,193,223)  (498,930)    861,417   (27,905)    833,512
Borrowings                                   (301,745)     (58,312)  (360,057)    232,671   (46,142)    186,529
                                         -------------------------------------------------------------------------
Total Interest Expense                       2,392,548  (3,251,535)  (858,987)  1,094,088   (74,047)  1,020,041
Increase (decrease) in
Net Interest Income                      $ (1,027,065)    1,883,505    856,440    265,311  (238,622)     26,689
                                         =========================================================================

PROVISION FOR LOAN LOSSES
2002 COMPARED TO 2001. The provision for loan losses was $275,000 in 2002, compared to $320,000 in 2001, a decrease of $45,000, or 14.1%. The ratio of allowance for loan losses to net loans decreased to 1.06% in 2002 from 1.08% in 2001. Although non-performing loans to total assets showed a slight increase to 0.63% in 2002 from 0.06% in 2001, management felt that additional provision expense was not necessary. This was supported by net charge-offs to average loans remaining at 0.01% in 2002 and 2001. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

2001 COMPARED TO 2000. The provision for loan losses was $320,000 in 2001, compared to $367,500 in 2000, a decrease of $47,500, or 12.9%. The ratio of allowance for loan losses to net loans increased to 1.08% in 2001 from 0.84% in 2000. Adjustments in our provision reflected a decrease in non-performing loans to total assets to 0.06% in 2001 from 0.29% in 2000 and net charge-offs to average loans decreasing to 0.01% in 2001 from 0.10% in 2000. Refer to Note 3 of Notes to Consolidated Financial Statements for additional information.

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

NON-INTEREST INCOME
2002 COMPARED TO 2001. Total non-interest income was $1,102,971 in 2002, compared to $891,614 in 2001, an increase of $211,357, or 23.7%. All categories of non-interest income increased largely due to economic conditions straining customer's budgets which contributed to an increase in loan late charges and DDA overdrafts. Mortgage banking activities, net in 2001 decreased largely due to an impairment charge related to the decrease in fair market value of mortgage servicing rights of $189,538. Conversely, the net fair market value adjustment for 2002 was $2,043. The fair market value of the servicing may possess a great deal of volatility, which can present large fluctuations to the income statement of the Corporation at any time.

2001 COMPARED TO 2000. Total non-interest income was $891,614 in 2001, compared to $841,888 in 2000, an increase of $49,726, or 5.9%. The increase is largely due to the 355.4% gain on the sale of loans in the secondary market to the Federal Home Loan Mortgage Corporation. The decrease in the federal funds rate during the year spurned loan customers to seek lower rates on their home loans or engage in new home purchases. Secondly, other service charges and fees increased 46.9% with the Bank's receipt of $43,142 of de-mutualization funds from the Principal Life Insurance Company. These increases were offset by the decrease in mortgage banking activities, net which included an impairment charge related to the decrease in the fair market value of mortgage servicing rights of $189,538. This

                             GLB Bancorp, Inc. 2002
impairment was partially due to interest rate decreases during 2001. Additionally, mortgage servicing rights are currently being amortized on an accelerated basis over the estimated life of the loan through an effective yield calculation.

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

NON-INTEREST EXPENSE
2002 COMPARED TO 2001. Total non-interest expense was $5,791,018 in 2002, compared to $6,006,835 in 2001, a decrease of $215,817, or 3.6%. The largest increase in 2001 was the impairment loss recorded on securities available for sale of $907,411. Comparing the two years without this large expense shows that non-interest expenses have increased $691,594 or 13.6%. Larger components of non-interest expenses were salaries which increased 17.9%, office occupancy which increased 16.8% and credit card processing which increased by 25.4%. These expenses were partially offset by Ohio franchise tax decreasing 23.0% and the ceasing of goodwill amortization in 2002. Expansion of the branch system with one office opening April 4, 2002 at 1220 SOM Center Rd in Mayfield Heights, Ohio has increased salaries and office occupancy. Ohio franchise tax was lower due to the decrease in interest income and lack of inter-company loans this year. Previously, the Corporation had paid a net income tax due to intercompany loans. Additionally other operating expenses increased 20.7% partially due to postage increasing 27.4% due to the volume of new accounts and increased activity.

Prior to 2002, the deposit base intangible and goodwill assets that arose out of the July 1994 succession of Great Lakes Bank to the business of Great Lakes Commerce Bank were being amortized over a period of ten years. During 2002, the amortization of goodwill ceased, although amortization of the deposit base intangible continues. Refer to Note 5 of Notes to Consolidated Financial Statements for additional information.

2001 COMPARED TO 2000. Total non-interest expense was $6,006,835 in 2001, compared to $4,484,769 in 2000, an increase of $1,522,066, or 33.9%. The largest increase in non-interest expense during 2001 was the impairment loss recorded on securities available for sale of $907,411 which was discussed in the summary of operations. Another large increase in 2001 was a 59.3% increase in Ohio franchise tax. Although Ohio franchise tax expense increased in 2001 due to a net-worth and net income tax imposed on inter-company loans at December 31, 2000, the Corporation anticipated a significant decrease in taxes in 2002. The Corporation showed an increase in federal funds of 401.6% to December 31, 2001 from December 31, 2000, decreasing the necessity for inter-company transactions. Additionally professional fees increased 45.0%, partially due to the Corporation engaging Crowe Chizek to do internal audit reviews and partially due to the Corporation engaging professionals in the human resource and computer consulting areas.

FEDERAL INCOME TAXES
2002 COMPARED TO 2001. Federal income tax expense was $544,863 in 2002, compared to $434,443 in 2001. The effective tax rate increased to 32.3% in 2002 from 120.9% in 2001 due to the impairment loss on securities available for sale in 2001. Refer to Note 11 of Notes to Consolidated Financial Statements for additional information.

2001 COMPARED TO 2000. Federal income tax expense was $434,443 in 2001, compared to $619,016 in 2000. The effective tax rate decreased to 120.9% in 2001 from 35.2% in 2000 due to the impairment loss on securities available for sale in 2001. Refer to Note 11 of Notes to Consolidated Financial Statements for additional information.

FINANCIAL CONDITION
GLB Bancorp's total assets were $193,216,974 at December 31, 2002, compared to $165,871,324 at December 31, 2001, an increase of $27,345,650, or 16.5%.

The total loan portfolio grew by 23.1% in 2002 compared to 4.9% in 2001. The volume and dollars of new commercial and mortgage loans in 2002 was significantly higher than 2001. Originations of commercial loans totaled $37.5

                             GLB Bancorp, Inc. 2002
million and originations of mortgage loans totaled $36.7 million. Fixed rate mortgage loans totaling $16.9 million were sold to the Federal Home Loan Mortgage Corporation in 2002 compared to $17.6 million of sales in 2001. The decrease in rates during the two years coupled with national events spurred many customers to chase rates, refinancing and paying off current loans.

Federal funds sold decreased to $29.5 million at December 31, 2002 from $34.2 million at December 31, 2001. With investors in the stock market looking for a secure haven for their funds and the Corporation selling most fixed rate mortgage loans, the Corporation's liquidity continued to be high. The Corporation continues to elect to hold these funds in short term instruments while the economy strives to regain some of its prior strength.

Investors continued to move funds out of the stock market causing the Bank to continue to experience excess liquidity. Great Lakes Bank's deposit growth in 2002 was not as high as 2001 but still higher than many of the Bank's peers. It increased 21.7% in 2002 compared to growth of 40.9% for 2001. Savings accounts increased $20.2 million or 30.3% in 2002 and $24.0 million or 56.3% during 2001.

Borrowings decreased $2.5 million with the maturity of a five year advance at 6.75% in the second quarter of 2002. Due to the amount of excess liquidity of the Bank, the advance was paid down and not replaced.

Securities available for sale increased by 28.7% due to an increase in the fair market value of the securities during the year.

Securities held to maturity increased by 26.1% largely due to additional purchases of securities to cover all public fund pledge agreements. The Board of Directors of GLB Bancorp, Inc. declared a ten percent stock dividend, paid on September 17, 2002 to shareholders of record on September 3, 2002. The stock dividend increased GLB Bancorp, Inc.'s common stock outstanding by 213,419 shares. Cash was issued in lieu of fractional shares.

CAPITAL
Shareholders' equity was $29,034,584 at December 31, 2002 and $27,209,989 at December 31, 2001, an increase of $1,824,595, or 6.7%. Shareholders' equity is impacted not only by net income of $1,143,193, but also by changes in net unrealized gains in applying fair values to securities available for sale which totaled $681,740 at December 31, 2002.

Under applicable accounting guidance, the Corporation had recognized the impairment of its securities available for sale as a loss to net income in 2001 and accordingly recorded the unrealized gain, net of tax, as a separate component of shareholders' equity. During 2002, those same securities regained their previous value. Unfortunately, under accounting guidelines, the prior year's impairment loss may only be booked as a gain when the securities are sold. The Corporation's current intent is to hold the available for sale securities.

At December 31, 2002, Great Lakes Bank was in compliance with applicable regulatory capital requirements, as shown in Note 13 of Notes to Consolidated Financial Statements. Based on capital levels at December 31, 2002, Great Lakes Bank qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions. It is GLB Bancorp's intention to operate Great Lakes Bank as a well-capitalized institution within the meaning of applicable regulatory definitions.

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

The liquidity ratio at December 31, 2002 was 28.0% compared to 34.1% at December 31, 2001. At December 31, 2002, certificates of deposit represented 22.7% of total deposits, while DDA (checking accounts) represented 21.1% and savings accounts 56.2%. Of the total $35.1 million certificates of deposits at December 31, 2002, certificates totaling $27.1 million will mature in 2003, approximately 77.3% of the certificate portfolio. Management believes that, consistent with experience, the majority of maturing certificates of deposits will be renewed at market rates of interest.

Great Lakes Bank has used advances from the FHLB of Cincinnati as a source of funds for its lending activity. The amount that may be obtained in the form of advances from the FHLB is determined by a formula on a quarterly basis. The formula is based upon the total amount of single-family mortgages in Great Lakes Bank's portfolio, as reported in

                             GLB Bancorp, Inc. 2002

Great Lakes Bank's quarterly call report, the percentage of Great Lakes Bank's total loan portfolio represented by single-family mortgages and the amount of FHLB stock held by Great Lakes Bank. At December 31, 2002, Great Lakes Bank had $8.1 million of outstanding FHLB advances with an additional $59.5 million available to borrow from the FHLB.

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

Great Lakes Bank had fixed and variable rate loan commitments of $10,805,454 and $20,646,598, respectively, at December 31, 2002 and $6,045,671 and $15,695,418,
respectively, at December 31, 2001. Included within these commitments are standby letters of credit of $1,014,150 and $660,949 at December 31, 2002 and 2001, respectively. Management believes Great Lakes Bank has adequate resources to meet its normal funding requirements.

RISK MANAGEMENT
Risk management within the financial industry is a key area of analysis, review and discussion by bank management and their regulatory agencies. Risk is seen as the compound estimate of the probability of, and the severity of, an adverse event that could severely impact the Bank's profitability or capital position. The Bank has had a Risk Management system which will identify and assess the Bank's risks and the controls to mitigate them. All areas have been reviewed by a team representing various departments of the Bank. Risks resulting in a high risk probability factor are given immediate attention. Regularly scheduled meetings address follow-up checklists and any new risks that have been identified. Annual updates to the process are also part of this program.

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

The Bank's policy is that the one-year cumulative gap should generally be within a range of plus or minus 35% at the one year point. As the following table illustrates, the one-year gap was within this range as of December 31, 2002, with a positive one-year gap of 21.15%.

The following table illustrates the maturities or repricing of GLB Bancorp's consolidated assets and liabilities at December 31, 2002, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, a proposed policy statement issued previously by the FFIEC in a joint regulatory release.


                             GLB Bancorp, Inc. 2002

Maturity or Repricing Periods at December 31, 2002

                                              -------------------------------------------------------------------------
INTEREST-EARNING ASSETS:                        Within 3          4 - 12          1 - 5         Over 5
                                                 Months           Months          Years         Years          Total
                                              -------------------------------------------------------------------------
Real estate mortgage loans (1)(2)             $   4,421,654     10,385,837     26,196,197     10,054,652     51,058,340
Commercial loans (1)(2)                          18,873,780     20,044,843     33,535,666      4,864,606     77,318,895
Consumer loans (1)(2)                             4,874,151        621,234      1,700,805      2,750,062      9,946,252
Securities available for sale                     4,674,075             --             --          5,000      4,679,075
Securities held to maturity, at par (2)           1,000,000      1,500,000             --      1,041,300      3,541,300
Cash-interest earning                             2,998,740             --             --             --      2,998,740
Federal funds                                    29,509,654             --             --             --     29,509,654
                                              -------------------------------------------------------------------------

Total Interest-Earning Assets                 $  66,352,054     32,551,914     61,432,668     18,715,620    179,052,256
                                              =========================================================================

INTEREST-BEARING LIABILITIES:
Certificates of deposit                       $   6,663,240     20,478,723      7,975,458             --     35,117,421
Money market                                         22,151         26,001         28,907             --         77,059
DDA interest-bearing                              3,126,812             --      7,504,344      1,876,080     12,507,236
Savings accounts                                 24,727,826             --     49,773,209     12,443,340     86,944,375
Borrowings                                        3,000,000             --      5,143,900             --      8,143,900
                                              -------------------------------------------------------------------------

Total Interest-Bearing Liabilities            $  37,540,029     20,504,724     70,425,818     14,319,420    142,789,991
                                              =========================================================================

Interest Rate Sensitivity Gap                 $  28,812,025     12,047,190    (8,993,150)      4,396,200     36,262,265
Cumulative Interest Rate Sensitivity Gap      $  28,812,025     40,859,215     31,866,065     36,262,265
Cumulative Interest Rate Sensitivity
Gap as a Percent of Total Assets                     14.91%         21.15%         16.49%         18.77%

(1) For purposes of the GAP analysis, mortgage and other loans are not reduced by the allowance for loan losses and non-performing loans.
(2) For purposes of the GAP analysis, premiums, unearned discounts, and deferred loan fees are excluded.

This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based on assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals experienced by Great Lakes Bank in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish in the event of an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.


                             GLB Bancorp, Inc. 2002

Selected Quarterly Financial Data

THE FOLLOWING IS A SUMMARY OF ACTUAL UNAUDITED QUARTERLY RESULTS:

                                            --------------------------------------------------------------------------
                                                First        Second          Third         Fourth          Year to
2002                                           Quarter       Quarter        Quarter        Quarter           Date
                                            --------------------------------------------------------------------------
Interest income                             $    2,452,712    2,544,008     2,572,414      2,596,171      10,165,305
Interest expense                                   879,333      868,729       888,838        877,302       3,514,202
                                            --------------------------------------------------------------------------
Net interest income                              1,573,379    1,675,279     1,683,576      1,718,869       6,651,103
Provision for loan losses                           75,000       75,000        75,000         50,000         275,000
Non-interest income                                311,850      199,169       272,823        319,129       1,102,971
Non-interest expense                             1,317,992    1,446,888     1,493,548      1,532,590       5,791,018
Income tax expense                                 160,458      112,386       124,551        147,468         544,863
                                            --------------------------------------------------------------------------

Net income                                  $      331,779      240,174       263,300        307,940       1,143,193
                                            ==========================================================================

Earnings per share basic, diluted           $         0.14         0.10          0.11           0.14            0.49
                                            ==========================================================================

2001
Interest income                             $    2,531,253    2,565,051     2,594,202      2,477,346      10,167,852
Interest expense                                 1,043,610    1,142,301     1,194,092        993,186       4,373,189
                                            --------------------------------------------------------------------------
Net interest income                              1,487,643    1,422,750     1,400,110      1,484,160       5,794,663
Provision for loan losses                           97,500       97,500        75,000         50,000         320,000
Non-interest income                                222,411      268,630       249,864        150,709         891,614
Non-interest expense                             1,210,188    1,271,028     1,310,843      2,214,776       6,006,835
Income tax expense                                 139,954      110,401        90,536         93,552         434,443
                                            --------------------------------------------------------------------------

Net income (loss)                           $      262,412      212,451       173,595      (723,459)        (75,001)
                                            ==========================================================================

Earnings (loss) per share basic, diluted    $         0.11         0.09          0.07         (0.30)          (0.03)
                                            ==========================================================================

ACCOUNTING AND REPORTING DEVELOPMENTS
See caption "New Accounting Pronouncements" in Note 1 of the Notes to Consolidated Financial Statements for a discussion of accounting and reporting developments which may affect GLB Bancorp.


                             GLB Bancorp, Inc. 2002

Independent Auditors' Report


The Board of Directors
GLB Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of GLB Bancorp, Inc. and subsidiary (the "Corporation") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLB Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


[KPMG LLP SIG]
January 31, 2003


                             GLB Bancorp, Inc. 2002

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
December 31, 2002 and 2001

                                                                 --------------------------------------------
ASSETS                                                                      2002                  2001
                                                                 --------------------------------------------
Cash and due from banks                                          $    13,873,900             9,207,242
Federal funds sold                                                    29,509,654            34,206,530
                                                                 --------------------------------------------

Total cash and cash equivalents                                       43,383,554            43,413,772

Securities available for sale, at fair value                           4,679,075             3,636,037
Securities held to maturity (fair value of $2,532,188 and
$2,008,750 at December 31, 2002 and 2001, respectively)                2,521,063             1,999,592
Loans, net                                                           136,880,993           111,150,086
Federal Home Loan Bank stock, at cost                                  1,041,300               994,700
Premises and equipment, net                                            3,151,128             3,196,769
Intangibles, net                                                         466,202               535,507
Other assets                                                           1,093,659               944,861
                                                                 --------------------------------------------

Total assets                                                     $   193,216,974           165,871,324
                                                                 ============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing demand deposits                             $    20,176,549            18,990,170
Interest bearing demand deposits                                      12,584,295            10,494,030
Savings accounts                                                      86,944,375            66,744,275
Certificate of deposit accounts                                       35,117,421            30,992,176
                                                                 --------------------------------------------

Total deposits                                                       154,822,640           127,220,651

Federal Home Loan Bank advances                                        8,143,900            10,643,900
Accrued expenses and other liabilities                                 1,215,850               796,784
                                                                 --------------------------------------------

Total liabilities                                                    164,182,390           138,661,335
                                                                 --------------------------------------------

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; 10,000,000 shares
 authorized; 2,347,925 and 2,134,506 shares issued and
 outstanding at December 31, 2002 and 2001, respectively,
 at a stated value of $2.50                                            5,869,813             5,336,265
Additional paid-in capital                                            20,908,699            19,156,530
Retained earnings                                                      1,568,935             2,711,797
Accumulated other comprehensive income                                   687,137                 5,397
                                                                 --------------------------------------------

Total shareholders' equity                                            29,034,584            27,209,989
                                                                 --------------------------------------------

Total liabilities and shareholders' equity                       $   193,216,974           165,871,324
                                                                 ============================================

See accompanying notes to consolidated financial statements.


                             GLB Bancorp, Inc. 2002

GLB Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
Years ended December 31, 2002, 2001 and 2000

                                                          -------------------------------------------
INTEREST INCOME:                                                2002            2001            2000
                                                          -------------------------------------------
Loans                                                     $ 9,335,132       8,907,458       8,184,571
Federal funds sold                                            508,389         931,807         625,913
Securities                                                    321,784         328,587         310,638
                                                          -------------------------------------------
Total interest income                                      10,165,305      10,167,852       9,121,122
                                                          -------------------------------------------

INTEREST EXPENSE:
Deposits                                                    2,996,009       3,494,939       2,661,427
FHLB advances                                                 518,193         878,250         691,721
                                                          -------------------------------------------
Total interest expense                                      3,514,202       4,373,189       3,353,148
                                                          -------------------------------------------
Net interest income                                         6,651,103       5,794,663       5,767,974
Provision for loan losses                                     275,000         320,000         367,500
                                                          -------------------------------------------
Net interest income after
 provision for loan losses                                  6,376,103       5,474,663       5,400,474
                                                          -------------------------------------------

NON-INTEREST INCOME:
Service charges on demand deposits                            426,761         387,843         340,261
Other loan fees                                               296,800         252,959         230,653
Other service charges and fees                                309,714         305,182         207,695
Mortgage banking activities, net                               69,696        (54,370)          63,279
                                                          -------------------------------------------
Total non-interest income                                   1,102,971         891,614         841,888
                                                          -------------------------------------------

NON-INTEREST EXPENSES:
Compensation and related benefits                           2,867,947       2,431,681       2,179,747
Office occupancy and equipment, net                         1,289,105       1,103,630         968,214
Professional fees                                             210,785         201,555         139,031
Advertising                                                   137,194         121,246         120,235
Amortization of goodwill                                           --          44,080          44,080
Amortization of deposit base intangible                        30,719          30,719          30,719
Ohio franchise tax                                            157,011         203,959         128,000
Data processing                                               291,300         272,606         249,562
Office supplies and printing                                  173,906         170,176         137,805
FDIC deposit insurance                                         21,893          17,740          16,543
Credit card processing                                        134,019         106,876         106,729
Impairment loss on securities available for sale                   --         907,411              --
Other operating expense                                       477,139         395,156         364,104
                                                          -------------------------------------------

Total non-interest expenses                                 5,791,018       6,006,835       4,484,769
                                                          -------------------------------------------

Income before income tax expense                            1,688,056         359,442       1,757,593

Income Tax Expense:
Federal - Current                                             611,849         437,683         624,522
Federal - Deferred                                           (76,333)        (34,967)        (58,134)
State                                                           9,347          31,727          52,628
                                                          -------------------------------------------
Total income tax expense                                      544,863         434,443         619,016
                                                          -------------------------------------------

Net income (loss)                                         $ 1,143,193        (75,001)       1,138,577
                                                          ===========================================

Earnings (loss) per share basic, diluted                  $      0.49          (0.03)            0.49
                                                          ===========================================

See accompanying notes to consolidated financial statements.
Prior periods have been restated due to the ten percent stock dividend in 2002.


                             GLB Bancorp, Inc. 2002
                                       21

       GLB Bancorp, Inc. and Subsidiary
       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
       Years ended December 31, 2002, 2001 and 2000

                                                                                                 Accumulated
                                                                      Additional                   Other
                                                         Common        Paid-in      Retained    Comprehensive
                                                         Stock         Capital      Earnings    Income (Loss)      Total

BALANCE AT DECEMBER 31, 1999                        $   5,334,765     19,152,715    1,648,221     (506,896)      25,628,805
Comprehensive income:
Change in unrealized loss on
securities available for sale, net of tax                      --             --           --        23,054          23,054

Net income                                                     --             --    1,138,577            --       1,138,577
                                                                                                                -------------

Total comprehensive income                                                                                        1,161,631
                                                    -------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                            5,334,765     19,152,715    2,786,798     (483,842)      26,790,436
Comprehensive income:
Change in unrealized gain on
securities available for sale, net of tax                      --             --           --       489,239         489,239

Net loss                                                       --             --     (75,001)            --        (75,001)
                                                                                                                -------------

Total comprehensive income                                                                                          414,238
                                                                                                                -------------
Issuance of 600 shares of common
stock under stock option plans                              1,500          3,815           --            --           5,315
                                                    -------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2001                            5,336,265     19,156,530    2,711,797         5,397      27,209,989
Comprehensive income:
Change in unrealized gain on
securities available for sale, net of tax                      --             --           --       681,740         681,740

Net income                                                     --             --    1,143,193            --       1,143,193
                                                                                                                -------------

Total comprehensive income                                                                                        1,824,933
                                                                                                                -------------
Stock dividend issued, 213,419 shares                     533,548      1,752,169  (2,285,717)            --              --
Cash paid in lieu of fractional shares                         --             --        (338)            --           (338)
                                                    -------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                        $   5,869,813     20,908,699    1,568,935       687,137      29,034,584
                                                    =========================================================================

                                                                              For the Years Ended December 31,
                                                                          2002                      2001              2000
DISCLOSURE OF RECLASSIFICATION AMOUNT:
Unrealized holding gains (losses) arising during
the period, net of tax effect of $351,198,
($45,208) and $12,413, for the years ended
December 31, 2002, 2001 and 2000, respectively                  $        681,740                  (109,652)          23,054

Less reclassification adjustment for gains and losses
included in net income (loss)                                                 --                    598,891              --
                                                                -------------------------------------------------------------

Change in unrealized gain on securities
available for sale, net of tax                                  $        681,740                    489,239          23,054
                                                                =============================================================

See accompanying notes to consolidated financial statements.


                             GLB Bancorp, Inc. 2002
                                       22

       GLB Bancorp, Inc. and Subsidiary
       CONSOLIDATED STATEMENTS OF CASH FLOWS
       Years ended December 31, 2002, 2001 and 2000

                                                                        2002                    2001                  2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                         $           1,143,193               (75,001)             1,138,577
Adjustments required to reconcile net income
  to net cash provided by operating activities:
    Amortization of goodwill                                                 --                 44,080                44,080
    Amortization of deposit base intangible                              30,719                 30,719                30,719
    Valuation allowance/amortization of
      mortgage servicing rights                                         189,913                283,890                22,622
    Impairment loss on securities available for sale                         --                907,411                    --
    Depreciation                                                        322,716                309,348               306,439
    Premium amortization and discount accretion, net                     32,697               (11,321)              (25,596)
    Net deferred loan origination fees and costs                         63,966                 83,550              (13,922)
    Origination of loans held for sale                             (16,818,177)           (17,628,313)           (4,776,168)
    Proceeds from sale of loans held for sale                        16,914,428             17,666,755             4,763,318
    Gain on sale of loans held for sale                               (173,906)              (161,100)              (35,372)
    Provision for loan losses                                           275,000                320,000               367,500
    Origination of mortgage servicing rights                          (151,327)              (227,950)              (64,102)
    Increase in other assets                                          (148,798)                (4,854)             (214,741)
    Increase (decrease) in accrued expenses
      and other liabilities                                             144,201               (48,697)                77,459
    Deferred federal income taxes                                      (76,333)               (34,967)              (58,134)
                                                          --------------------------------------------------------------------

Net cash provided by operating activities                             1,748,292              1,453,550             1,562,679
                                                          --------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of securities held to maturity                        (3,054,168)            (1,999,300)           (1,463,142)
    Purchases of securities available for sale                         (10,100)                     --                    --
    Maturities and payments of securities
      held to maturity                                                2,500,000              2,000,000             1,500,000
    Purchase of FHLB stock                                             (46,600)              (356,400)              (85,600)
    Origination of loans, net of principal collected               (25,992,218)            (5,476,189)          (18,847,643)
    Purchases of premises and equipment                               (313,565)              (403,097)             (204,195)
    Disposals of premises and equipment                                  36,490                     --                28,454
                                                          --------------------------------------------------------------------

Net cash used in investing activities                              (26,880,161)            (6,234,986)          (19,072,126)
                                                          --------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from issuance of common stock                               --                  5,315                    --
    Cash fractional share payment on 10% stock dividend                   (338)                     --                    --
    Net increase in deposits                                         27,601,989             36,916,801             8,159,187
    Cash proceeds from FHLB advances                                         --              8,143,900             3,768,900
    Cash repayments of FHLB advances                                (2,500,000)           (10,043,900)           (1,725,000)
                                                          --------------------------------------------------------------------

Net cash provided by financing activities                            25,101,651             35,022,116            10,203,087
                                                          --------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                   (30,218)             30,240,680           (7,306,360)

Cash and cash equivalents at beginning of year                       43,413,772             13,173,092            20,479,452
                                                          --------------------------------------------------------------------

Cash and cash equivalents at end of year                  $          43,383,554             43,413,772            13,173,092
                                                          ====================================================================

Supplemental disclosure of cash flow information
    Interest paid on Deposits and Borrowings              $           3,556,001              4,313,584             3,312,200
    Federal Income taxes paid                             $             695,000                450,835               697,887
                                                          ====================================================================

See accompanying notes to consolidated financial statements.

                             GLB Bancorp, Inc. 2002
                                       23

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

(1)    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements include the accounts of GLB Bancorp, Inc. (the "Corporation") and its wholly-owned subsidiary, Great Lakes Bank, an Ohio-chartered bank (the "Bank"). All significant intercompany transactions and balances have been eliminated in consolidation.

       The Corporation's activities are considered to be a single industry segment for financial reporting purposes. GLB Bancorp, Inc. is a one-bank holding company engaged primarily in providing deposit and lending services to individuals and small to medium-sized businesses within Lake County, Ohio. The Bank offers its banking services through its main office and branches located in Mentor, Mentor on the Lake, Painesville, Wickliffe, Eastlake, Madison, Concord, Willoughby, Willoughby Hills and Mayfield Heights, Ohio. The deposit products offered by the Bank include checking and savings accounts and certificates of deposit. The Bank's lending services focus primarily on secured lending both for commercial real estate and single-family lending. The majority of the Bank's income is derived from commercial, mortgage, and retail lending activities. The Bank is subject to competition from other financial institutions and is regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

 (a)   BASIS OF PRESENTATION
       The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of securities available for sale and the fair value of the mortgage servicing rights.

 (b)   CASH AND CASH EQUIVALENTS
       The Corporation considers all highly liquid debt instruments with purchased maturities of three months or less to be cash equivalents. For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition captions "Cash and due from banks" and "Federal funds sold."

 (c)   SECURITIES
       The Corporation classifies its securities as either held to maturity or available for sale as the Corporation does not hold any securities considered to be trading. Securities which are classified as being held to maturity are carried at amortized cost, as adjusted for the amortization of premiums and accretion of discounts using a level yield method. The Corporation has the ability and positive intent to hold these securities to maturity. Securities available for sale are carried at fair value with unrealized gains and losses included as a component of accumulated other comprehensive income. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security.

 (d)   LOANS
       Loans receivable are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is credited to income as earned. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

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



                             GLB Bancorp, Inc. 2002
                                       24

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield using the effective yield method over the contractual life of the related loans.

       The Corporation originates some mortgage loans with the intent to sell. These loans are sold as soon as the application is taken. Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in intangibles assets in the statement of financial condition. The servicing rights capitalized are amortized over the estimated life of the individual loan. Management measures impairment of servicing rights based on predominant risk characteristics of the underlying serviced loans such as type, fixed and adjustable rate loans, original terms, and interest rates. Any impairment is recorded as a valuation allowance to mortgage banking activities, net.

 (e)   ALLOWANCE FOR LOAN LOSSES
       The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon the review of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

 (f)   FHLB STOCK
       Federal law requires a member institution of the Federal Home Loan Bank system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

 (g)   PREMISES AND EQUIPMENT
       Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets.

 (h)   INTANGIBLE ASSETS
       Intangible assets include goodwill, deposit based intangible and mortgage servicing rights. Goodwill is the excess of the purchase price over the fair value of net assets. Management ceased amortization of its goodwill (see footnote 5) as of December 31, 2001. Annual reviews are being performed to determine if any impairment has occurred. The deposit base intangible is being amortized over 10 years, the estimated period to be benefited, based on the present value of cash flows. Mortgage servicing rights are included in the loan footnote (1) (d) above. On a periodic basis, the Corporation reviews its intangible assets and estimated useful lives for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

 (i)   FEDERAL INCOME TAXES
       The Corporation and the Bank file consolidated tax returns.

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

 (j)   STOCK-BASED COMPENSATION
       The Corporation's stock-based compensation plan is accounted for based on the intrinsic value method for measurement and recognition set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized.



                             GLB Bancorp, Inc. 2002
                                       25

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

 (k)   EARNINGS (LOSS) PER SHARE
       The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings (loss) per share with the prior year's numbers being adjusted for the ten percent stock dividend in 2002:

                                                                                    Year ended December 31,
                                                                         2002                   2001                  2000
Weighted average number of common shares
  outstanding used in basic earnings (loss)
  per common share                                                     2,347,925              2,347,343            2,347,297
Dilutive effect of stock options                                           5,634                  2,635                  830
                                                             -----------------------------------------------------------------

Weighted average number of shares outstanding
  adjusted for effect of dilutive securities
  used in diluted EPS calculation                                      2,353,559              2,349,978            2,348,127
                                                             =================================================================

Net income (loss)                                            $         1,143,193               (75,001)            1,138,577
                                                             =================================================================

Earnings (loss) per share basic, diluted                     $              0.49                 (0.03)                 0.49
                                                             =================================================================

(l)    NEW ACCOUNTING PRONOUNCEMENTS
       In August 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143, "Accounting for Asset Retirement Obligations." Statement 143 addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. Statement 143 was effective for fiscal years beginning after June 14, 2001. The Corporation adopted Statement 143 on January 1, 2002 and it did not have an impact on its financial position, results of operations or cash flows.

       In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 addresses financial accounting and reporting, creating a single accounting model for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB Opinion No. 30. Statement 144 was effective for fiscal years beginning after December 15, 2001. The Corporation adopted Statement 144 on January 1, 2002 and it did not have an impact on its financial position, results of operations or cash flows.

       In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends FASB Statement No. 13, "Accounting for Leases" which was written to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections. The provisions of this statement related to the recession of Statement No. 4 shall be for fiscal years beginning after May 15, 2002 and as it relates to Statement No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of FASB No. 145 shall be effective for financial statements issued on or after May 15, 2002. The Corporation has reviewed the provisions of Statement No. 145 and believes that it will not have a material impact on its financial position, results of operations or cash flows.

       In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) issue No. 94-3, "Liability Recognition for Certain Employee Termination




                             GLB Bancorp, Inc. 2002
                                       26

Benefits and Other Cost to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Corporation has reviewed the provisions of Statement No. 146 and believes that it will not have a material impact on its financial position, results of operations or cash flows.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." These prior FASB Statements provided guidance on the application of the purchase method in acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9, and requires that those transactions be accounted for in accordance with FASB Statements No. 141 and 142. Therefore long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets are subject to the same measurement and testing for impairment that Statement 144 requires for other long-lived assets that are held and used. This Statement clarifies that a branch acquisition that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. The provisions of this Statement were effective on October 1, 2002. This Statement did not have a material impact on the Corporation's financial position, results of operations or cash flows.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Statement 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123. The provisions of this statement are effective for fiscal years ending after December 15, 2002 and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Corporation adopted Statement No. 148 for the year ended December 31, 2002, and it did not have a material impact on its financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies the requirements of SFAS 5, "Accounting for Contingencies," relating to guarantees. The interpretation expands the disclosures to be made by a guarantor in its financial statements and requires the guarantor to recognize a liability for the fair balue of an obligation assumed under a guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 32, 2002. The Corporation does not expect the requirements of FIN 45 to have a material impact on its financial position, results of operations or cash flows.










                             GLB Bancorp, Inc. 2002
                                       27

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

(2)    SECURITIES

       A SUMMARY OF SECURITIES AT DECEMBER 31, 2002 AND 2001, FOLLOWS:

                                                                                 Gross           Gross
                                                              Amortized       Unrealized      Unrealized
                                                                 Cost            Gains          Losses          Fair Value
2002
Securities held to maturity:
United States government
and agency obligations                                     $    2,521,063         11,125               --         2,532,188
                                                           ==================================================================

Securities available for sale:
Equity securities                                          $    3,637,959      1,041,116               --         4,679,075
                                                           ==================================================================

2001
Securities held to maturity:
United States government
and agency obligations                                     $    1,999,592          9,158               --         2,008,750
                                                           ==================================================================

Securities available for sale:
Equity securities                                          $    3,627,859          8,178               --         3,636,037
                                                           ==================================================================


       At December 31, 2001, the securities available for sale were deemed to be impaired. Therefore a write-down of the securities available for sale portfolio was recorded in accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." During 2002, the securities available for sale regained their value, as seen in the table above for 2002.

       There were no sales of securities for the years ended December 31, 2002 and 2001.

       At December 31, 2002, all debt securities are scheduled to mature in one year or less.

       The carrying value of securities pledged to secure public deposits and for other purposes required by law amounted to approximately $1,719,829, $1,216,172 and $1,190,000 at December 31, 2002, 2001 and 2000,
       respectively.

(3)    LOANS AND ALLOWANCE FOR LOAN LOSSES
       Loans, net at December 31, 2002 and 2001, consist of the following:


                                                                                       2002                    2001

Residential real estate                                              $              46,726,813             41,843,093
Residential construction                                                             6,106,131              4,629,479
Commercial real estate and other                                                    68,246,222             52,131,171
Commercial construction                                                             13,791,501             10,218,998
Consumer                                                                             9,958,132              8,150,945
                                                                     --------------------------------------------------

                                                                                   144,828,799            116,973,686

Undisbursed loans in progress                                                      (6,234,934)            (4,432,050)
Unamortized loan origination fees, net                                               (258,490)              (194,524)
Allowance for loan losses                                                          (1,454,382)            (1,197,026)
                                                                     --------------------------------------------------

Loans, net                                                           $             136,880,993            111,150,086
                                                                     ==================================================


                             GLB Bancorp, Inc. 2002
                                       28

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       AN ANALYSIS OF THE CHANGE IN THE ALLOWANCE FOR LOAN LOSSES FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000, FOLLOWS:

                                                               2002              2001                   2000

Balance at beginning of year                   $            1,197,026           892,851                625,371
Provision for loan losses                                     275,000           320,000                367,500
Charge-offs                                                  (28,059)          (23,624)              (104,712)
Recoveries                                                     10,415             7,799                  4,692
                                               -----------------------------------------------------------------

Balance at end of year                         $            1,454,382         1,197,026                892,851
                                               =================================================================

       Loans totaling $932,370 were on nonaccrual status at December 31, 2002 compared to no loans on nonaccrual status at December 31, 2001.

       There were two impaired loans totaling $524,828 at December 31, 2002 and no impaired loans at December 31, 2001. One impaired loan totaling $99,970 at December 31, 2002 had an allowance specifically allocated of $75,000, while the other loan totaling $424,858 had no allowance allocated. The average of impaired loans for 2002 was $240,622. Interest income that would have been recognized at December 31, 2002 if the impaired loans were current totaled $18,190.

       No loans were held for sale at December 31, 2002 and 2001.

(4)    PREMISES AND EQUIPMENT
       A SUMMARY OF PREMISES AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION AND AMORTIZATION, AT DECEMBER 31, 2002 AND 2001, FOLLOWS:


                                                                                        2002                   2001
Land                                                                  $               1,089,272             1,089,272
Buildings                                                                             1,240,920             1,240,920
Leasehold improvements                                                                  179,040               155,750
Furniture, fixtures, and equipment                                                    2,372,555             2,118,770
                                                                      -------------------------------------------------

                                                                                      4,881,787             4,604,712
Less accumulated depreciation and amortization                                      (1,730,659)           (1,407,943)
                                                                      -------------------------------------------------

Premise and equipment, net                                            $               3,151,128             3,196,769
                                                                      =================================================


       The Corporation has entered into nine lease agreements which expire between 2003 and 2012, covering the rental of buildings and equipment. For four of the leases, the lessors are directors or significant shareholders of the Corporation. The following is a schedule by years of approximate future minimum rental payments, exclusive of any maintenance, utilities, or real estate taxes, required under operating leases that have initial or remaining noncancellable lease terms in excess of one year.




                             GLB Bancorp, Inc. 2002
                                       29

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

Year ending December 31:
2003                                                          $             340,610
2004                                                                        316,410
2005                                                                        308,292
2006                                                                        275,032
2007                                                                        244,634
Thereafter                                                                  728,811
                                                              -----------------------

Total minimum lease payments                                  $           2,213,789
                                                              =======================



       Rental expense for all operating leases was$320,077, $232,357 and $201,022 for the years ended December 31, 2002, 2001 and 2000, respectively.


(5)    INTANGIBLE ASSETS
       INTANGIBLE ASSETS AT DECEMBER 31, 2002 AND 2001, CONSIST OF THE
       FOLLOWING:

                                                                                         2002                  2001
Goodwill                                                              $                 440,801               440,801
Deposit base intangible                                                                 395,416               395,416
Mortgage servicing rights                                                               861,568               710,241
                                                                      -------------------------------------------------

                                                                                      1,697,785             1,546,458
Less valuation allowance for mortgage servicing rights                                (187,495)             (189,538)
Less accumulated amortization                                                       (1,044,088)             (821,413)
                                                                      -------------------------------------------------

Net Intangibles                                                       $                 466,202               535,507
                                                                      =================================================

       Upon adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002, the Corporation ceased amortizing its goodwill. Management has reviewed goodwill for impairment and no impairment was noted. The following table summarizes the effects of applying SFAS No. 142 to the 2001 and 2000 periods:

                                                                            2002                 2001              2000
Net income (loss)                                              $         1,143,193             (75,001)          1,138,577
Add back: goodwill amortization                                                 --               44,080             44,080
                                                               -------------------------------------------------------------

Adjusted net income (loss)                                     $         1,143,193             (30,921)          1,182,657
                                                               =============================================================

As reported basic, diluted earnings (loss) per share           $              0.49               (0.03)               0.49
Added back: goodwill amortization                                               --                 0.02               0.01
                                                               -------------------------------------------------------------

Adjusted basic, diluted earnings (loss) per share              $              0.49               (0.01)               0.50
                                                               =============================================================

       The Corporation has a finite-lived deposit base intangible asset capitalized on its balance sheet. This intangible asset continues to be amortized over its estimated useful life of ten years in accordance with SFAS No. 142. There were no adjustments to its useful life as a result of the adoption of SFAS No. 142. The net deposit base intangible asset of $47,215 will continue to amortize through 2004. The following represents the deposit base intangible expense details:

Accumulated amortization expense                                 $                             348,201
 at December 31, 2002
Amortization expense for 2003                                            30,719
Amortization expense for 2004                                            16,496
                                                                 ----------------
 Total future amortization expense                                                              47,215
                                                                                         ---------------
 Original deposit base intangible asset balance                  $                             395,416
                                                                                         ===============


                             GLB Bancorp, Inc. 2002
                                       30

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       Originated mortgage servicing rights capitalized and amortized during the years ended December 31, 2002 and 2001 consist of the following:

                                                                                          2002                   2001
Balance at beginning of year                                           $                 347,372               403,312
Amount capitalized                                                                       151,327               227,950
Amortization of mortgage servicing rights                                              (191,956)              (94,352)
Valuation allowance adjustment                                                             2,043             (189,538)
                                                                       -------------------------------------------------

Balance at end of year                                                 $                 308,786               347,372
                                                                       =================================================


       The fair market value of these rights was $308,786 and $347,372 at December 31, 2002 and 2001, respectively. The Corporation serviced approximately $38.9 million and $33.5 million of residential mortgage loans for others at December 31, 2002 and 2001, respectively.

       Mortgage banking activities, net, including gains on sales of loans for each of the years ended December 31, 2002, 2001 and 2000 follows:

                                                                            2002                 2001               2000
Mortgage loan servicing fees                                    $           85,703               68,420             50,529
Amortization of mortgage servicing rights                                (191,956)             (94,352)           (22,622)
Valuation allowance adjustment                                               2,043            (189,538)                 --
Gain on sale of loans held for sale                                        173,906              161,100             35,372
                                                                ------------------------------------------------------------

Mortgage banking activities, net                                $           69,696             (54,370)             63,279
                                                                ============================================================

(6)    DEPOSITS
       THE FOLLOWING TABLE SUMMARIZES TYPES OF DEPOSIT ACCOUNTS BY INTEREST
       RATE:

                                                                 2002                                 2001
Type of account                                                Average                               Average
and stated deposit rates                       Amount           Yield        %         Amount         Yield            %
------------------------------------------------------------------------------------------------- --------------------------
Non-interest bearing
 demand deposits                           $  20,176,549         0.00%     13.0%     18,990,170        0.00%         14.9%
Interest bearing
 demand deposits                              12,584,295         0.93%      8.1%     10,494,030        1.23%          8.2%
Savings accounts                              86,944,375         2.34%     56.2%     66,744,275        3.38%         52.5%
                                           ---------------------------------------------------------------------------------

Total transaction accounts                   119,705,219                   77.3%     96,228,475                      75.6%

Certificates of deposit:
2.00% and less                                 3,310,813                    2.1%        305,518                       0.3%
2.01% to 3.00%                                19,765,656                   12.8%        761,314                       0.6%
3.01% to 4.00%                                 6,773,247                    4.4%      9,106,635                       7.2%
4.01% to 5.00%                                 2,041,629                    1.3%     10,699,846                       8.4%
5.01% to 6.00%                                 1,017,722                    0.7%      3,719,161                       2.9%
6.01% to 7.00%                                 2,208,354                    1.4%      6,399,702                       5.0%
                                           ---------------------------------------------------------------------------------

Total certificates of deposit                 35,117,421         3.67%     22.7%     30,992,176        5.60%         24.4%
                                           ---------------------------------------------------------------------------------

Total deposits                             $ 154,822,640         2.56%    100.0%    127,220,651        3.81%        100.0%
                                           =================================================================================


                             GLB Bancorp, Inc. 2002
                                       31

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       THE REMAINING MATURITIES OF CERTIFICATES OF DEPOSITS ARE AS FOLLOWS:

                                                                2002                                   2001
                                                 Amount                       %          Amount                      %
                                             --------------------------------------  -------------------------------------
12 months or less                            $  27,141,962                  77.3%      24,884,280                  80.3%
13 to 24 months                                  3,626,064                  10.3%       3,110,924                  10.0%
25 to 36 months                                  1,869,465                   5.3%         572,261                   1.9%
over 36 months                                   2,479,930                   7.1%       2,424,711                   7.8%
                                             -----------------------------------------------------------------------------

Total certificates of deposit                $  35,117,421                 100.0%      30,992,176                 100.0%
                                             =============================================================================

       INTEREST EXPENSE ON DEPOSITS IS SUMMARIZED AS FOLLOWS:

                                                                            2002                 2001               2000
Interest bearing demand deposits                               $           107,011              128,499            137,071
Savings accounts                                                         1,730,726            1,801,513          1,651,874
Certificates of deposit                                                  1,158,272            1,564,927            872,482
                                                               -------------------------------------------------------------

Total deposit interest expense                                 $         2,996,009            3,494,939          2,661,427
                                                               =============================================================

       THE FOLLOWING TABLE DISCLOSES THE TIME DEPOSITS THAT ARE $100,000 OR MORE, BY TIME REMAINING UNTIL MATURITY AT DECEMBER 31, 2002:

3 months or less                              $      1,404,334
4 through 6 months                                   2,875,001
7 through 12 months                                  3,697,720
over 12 months                                       2,236,077
                                              ----------------

Total                                         $     10,213,132
                                              ================

(7)    FEDERAL HOME LOAN BANK (FHLB) ADVANCES

       A SUMMARY OF FHLB ADVANCES AT DECEMBER 31, 2002 AND 2001, FOLLOWS:

                                                                                                      AMOUNT
        Maturity                                          Interest Rate                            2002             2001
2002                                              6.75%                              $                  --       2,500,000
2003                                              5.19%                                          3,000,000       3,000,000
2004                                              5.60%                                          5,143,900       5,143,900
                                                                                     ---------------------------------------

                                                                                     $           8,143,900      10,643,900
                                                                                     =======================================


       FHLB advances are secured by a blanket lien on first mortgage loans with balances totaling 135 percent of such advances at December 31, 2002. The FHLB stock also serves as collateral for the advances.




                             GLB Bancorp, Inc. 2002
                                       32

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

(8)    EMPLOYEE BENEFIT PLANS
       The Corporation sponsors a 401(k) defined contribution plan covering substantially all of its employees. Employees can contribute up to 15% of their annual salaries. The Bank has the option of making matching contributions of up to 6% of the participants' total annual compensation. Beginning in January 2000, the Bank elected to make matching contributions. For the years ended December 31, 2002, 2001 and 2000 the amount expensed for matching contributions was $43,739, $40,400 and $27,929, respectively.

(9)    STOCK OPTION AND INCENTIVE PLAN
       On February 17, 1998, the shareholders adopted a Stock Option and Incentive Plan (the "Plan") for officers, employees and non-employee directors. Under the Plan, 28,000 shares of common stock were reserved for issuance with options to be vested and exercisable in five equal annual installments from the date of grant. The options will expire ten years from the date of grant. On April 24, 2001, the shareholders approved an increase in the number of shares available for issuance under the original Plan from 28,000 to 100,000 shares of common stock.

       Information about stock options outstanding at December 31 follows:

                                                                  2002                  2001                 2000
                                                            Shares   Weighted    Shares   Weighted    Shares     Weighted
                                                                      Average              Average               Average
                                                                       Price                Price                 Price
                                                            ------------------ -------------------- -----------------------
Outstanding at beginning of year                            24,000   $  10.22    22,775   $  11.19    22,775  $      11.19
Granted                                                     15,650       9.95    10,725       8.00         -
Excercised                                                       -          -     (600)       8.63         -
Forfeited                                                        -          -   (8,900)      10.13         -
Stock dividend                                               3,965       9.19         -          -         -
                                                          -------------------- -------------------- ------------------------

Outstanding at end of year                                  43,615       9.19    24,000      10.22    22,775         11.19
                                                          ==================== ==================== ========================

Options available for grant                                 65,725               75,400                5,225
                                                          =========            =========            =========

Exercisable at end of year                                  15,005   $  10.14     9,441   $  11.69     6,735  $      11.95
                                                          ==================================================================

       The following table illustrates the Corporation's compensation cost had SFAS No. 123, "Accounting for Stock Based Compensation," a fair-value-based accounting method for employee stock-based compensation, been applied to the Coporation's net income (loss) and earnings (loss) per share:


                                                                          2002                  2001              2000
NET INCOME (LOSS):
As reported                                                   $         1,143,193             (75,001)          1,138,577
Pro forma                                                               1,109,056             (98,102)          1,113,125

EARNINGS (LOSS) PER COMMON SHARE:
As reported, basic and diluted                                $              0.49                (.03)                .49
Pro forma, basic and diluted                                                 0.47                (.04)                .47


                             GLB Bancorp, Inc. 2002
                                       33

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       The fair value for each option grant used in the foregoing pro forma amounts is estimated on the date of grant using the Black-Scholes option-pricing model. The model incorporates the following weighted average assumptions; for grants in 2002 and 2001: expected dividend yield of 0%, and expected volatility of 36.00% and 24.35% in 2002 and 65.13% and 71.94% in 2001; and risk free interest rates of 4.14% and 3.82% in 2002 and 4.96% and 4.78% in 2001. No options were granted in 2000. The expected lives range from five to ten years for all options granted.

(10)   RELATED PARTIES

       The Bank has entered into transactions with its directors, significant shareholders, and executive officers of the Corporation and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those which have been made or would be made for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The following is a schedule of the aggregate amount of outstanding loans to such related parties at December 31, 2002 and 2001:

                                                                                         2002                  2001
Aggregate amount of loans at beginning of year                          $              2,563,098            1,315,864
Loans originated during the year                                                       1,044,694            1,415,812
Repayments made during the year                                                        (551,638)            (168,578)
                                                                        -----------------------------------------------

Aggregate amount of loans at end of year                                $              3,056,154            2,563,098
                                                                        ===============================================


       The Bank had $6,585,116 and $5,650,392 in deposits of such related parties at December 31, 2002 and 2001, respectively.

       The Corporation is currently involved in four leases for which the lessors are directors or significant shareholders of the Corporation.

(11)   INCOME TAXES
       The accompanying financial statements reflect income taxes at amounts different from those computed by applying the U.S. federal income tax statutory rate of 35% to income before income taxes.


       The reasons for these differences are as follows:

                                                                            2002                 2001               2000
Computed expected tax expense                                   $          590,820              125,804            615,158

INCREASE (DECREASE) IN TAXES
RESULTING FROM:
Benefit of lower tax bracket                                              (16,881)              (3,594)           (17,576)
State income tax, net of federal benefit                                     6,076               20,940             34,734
Change in valuation allowance for
 deferred tax assets                                                            --              308,520                 --
Goodwill amortization                                                           --               14,987             14,987
Other                                                                     (35,152)             (32,214)           (28,287)
                                                                ------------------------------------------------------------

Actual tax expense                                              $          544,863              434,443            619,016
                                                                ============================================================


                             GLB Bancorp, Inc. 2002
                                       34

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       THE NET TAX EFFECTS OF TEMPORARY DIFFERENCES THAT GIVE RISE TO SIGNIFICANT PORTIONS OF THE DEFERRED TAX ASSETS AND DEFERRED TAX LIABILITIES AT DECEMBER 31, 2002 AND 2001 ARE:

                                                                                        2002                   2001
DEFERRED TAX ASSETS
Deferred loan fees                                                   $                  61,627                 52,117
Noncompete agreement                                                                    14,733                 16,999
Excess book over tax bad debt reserve                                                  469,731                389,284
Unrealized (gain) losses on securities                                               (353,979)                (2,781)
Unrealized loss-other than temporary                                                   308,520                308,520
Other                                                                                   37,625                 46,523
                                                                     --------------------------------------------------

Total gross deferred tax assets                                                        538,257                810,662

Less: valuation allowance                                                            (308,520)              (308,520)
                                                                     --------------------------------------------------

Total net deferred tax assets                                                          229,737                502,142

DEFERRED TAX LIABILITIES
Deposit base intangible                                                                 16,053                 26,498
Depreciation                                                                           157,165                143,565
Deferred loan costs                                                                    151,741                152,666
FHLB stock dividend                                                                     86,870                 71,026
Mortgage servicing rights                                                              104,988                118,106
Other                                                                                   12,760                 15,256
                                                                     --------------------------------------------------

Total gross deferred tax liabilities                                                   529,577                527,117
                                                                     --------------------------------------------------

Net deferred tax asset (liability)                                   $               (299,840)               (24,975)
                                                                     ==================================================


       A valuation allowance has been established to reflect the opinion of management that realization of the tax benefit associated with the impairment loss on equity investments is not more likely than not. In management's opinion, realization of tax benefits associated with the remaining deferred tax assets is more likely than not. The valuation allowance was $308,520 at January 1, 2002 and 2001, respectively. There was no change in the valuation allowance for the year ended December 31, 2002.

(12)   COMMITMENTS, CREDIT RISK AND CONTINGENCIES
       In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

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



                             GLB Bancorp, Inc. 2002
                                       35

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

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

       The Bank's maximum potential obligation to extend credit at December 31, 2002 and 2001, was:

                                                                                        2002                   2001

Commitments to extend credit                                          $              31,452,052            21,741,089
Standby letters of credit                                                             1,014,150               660,949
                                                                      -------------------------------------------------

                                                                      $              32,466,202            22,402,038
                                                                      =================================================

       The above commitments are at fixed and variable rates totaling $10,805,454 and $20,646,598, respectively, at December 31, 2002 and
       $6,045,671 and $15,695,418, respectively, at December 31, 2001. In management's opinion these commitments will be funded through normal operations.

       Most of the Bank's business activity is with customers located within the Northeast Ohio market area and, as such, is impacted by economic conditions in the region. As a result of its loan underwriting and collateral requirements, the Bank believes it has no significant concentrations of credit risk in its loan portfolio as of December 31, 2002 and 2001. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

       In the ordinary course of business, the Corporation is involved in pending legal proceedings. In the opinion of management, any liabilities that may result would not be expected to have a material adverse effect on the consolidated financial statements of the Corporation.
















                             GLB Bancorp, Inc. 2002
                                       36

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001, and 2000

(13)   REGULATORY CAPITAL
       The Bank, as a state chartered bank, is subject to the dividend restrictions set forth by the State Division of Banks. Under such restrictions, the Bank may not, without the prior approval of the State Division of Banks, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

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

       Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

       As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the following table in actual dollars.
















                             GLB Bancorp, Inc. 2002
                                       37

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000


                                                                                                     Minimum to be Well
                                                                                                     Capitalized Under
                                                                            Minimum Capital          Prompt Corrective
                                                         Actual               Requirement            Action Provisions

DECEMBER 31, 2002                                 Amount        Ratio      Amount       Ratio       Amount          Ratio
                                            --------------------------- ----------------------- ----------------------------

TOTAL CAPITAL
TO RISK WEIGHTED ASSETS:
Consolidated                                $    30,082,037     21.8%    11,028,000      8.0%     13,785,000        10.0%
Great Lakes Bank                                 14,388,688     11.0%    10,505,040      8.0%     13,131,300        10.0%

TIER 1 CAPITAL
TO RISK WEIGHTED ASSETS:
Consolidated                                     28,159,152     20.4%     5,514,000      4.0%      8,271,000         6.0%
Great Lakes Bank                                 12,934,306      9.9%     5,252,520      4.0%      7,878,780         6.0%

TIER 1 CAPITAL
TO AVERAGE ASSETS:
Consolidated                                     28,159,152     14.9%     7,565,009      4.0%      9,456,261         5.0%
Great Lakes Bank                                 12,934,306      7.5%     6,923,149      4.0%      8,653,937         5.0%


DECEMBER 31, 2001

TOTAL CAPITAL
TO RISK WEIGHTED ASSETS:
Consolidated                                $    28,184,143     24.8%     9,085,360      8.0%     11,356,700        10.0%
Great Lakes Bank                                 13,097,494     12.2%     8,607,280      8.0%     10,759,100        10.0%

TIER 1 CAPITAL
TO RISK WEIGHTED ASSETS:
Consolidated                                     26,987,117     23.8%     4,542,680      4.0%      6,814,020         6.0%
Great Lakes Bank                                 11,900,468     11.1%     4,303,640      4.0%      6,455,460         6.0%

TIER 1 CAPITAL
TO AVERAGE ASSETS:
Consolidated                                     26,987,117     17.8%     6,066,160      4.0%      7,582,700         5.0%
Great Lakes Bank                                 11,900,468      8.7%     5,489,570      4.0%      6,861,962         5.0%




                             GLB Bancorp, Inc. 2002
                                       38

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000


(14)   FAIR VALUE OF FINANCIAL INSTRUMENTS
       The following estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies; however, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

       Certain financial instruments and all nonfinancial instruments are excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.

       As of December 31, 2002 and 2001, the carrying amount and estimated fair values of the Corporation's financial instruments were as follows:

                                                            2002                                  2001
                                                  Carrying                Fair          Carrying                 Fair
                                                   Amount                Value           Amount                 Value
                                             -------------------------------------  --------------------------------------
FINANCIAL ASSETS:
Cash and due from banks                      $   13,873,900            13,873,900       9,207,242              9,207,242
Federal funds sold                               29,509,654            29,509,654      34,206,530             34,206,530
Securities                                        7,200,138             7,211,263       5,635,629              5,644,787
Loans                                           136,880,993           140,321,161     111,150,086            114,137,135
Accrued interest receivable                         734,752               734,752         755,831                755,831

FINANCIAL LIABILITIES:
Demand deposits and savings accounts            119,705,219           119,705,219      96,228,475             96,228,475
Certificates of deposit                          35,117,421            35,657,913      30,992,176             31,354,071
Federal Home Loan Bank Advances                   8,143,900             8,370,038      10,643,900             10,975,982
Accrued interest payable                            153,876               153,876         196,504                196,504


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






                             GLB Bancorp, Inc. 2002
                                       39

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

       FEDERAL HOME LOAN BANK ADVANCES. The fair value of advances is estimated using a discounted cash flow calculation using prevailing market rates for advances of similar terms.

       ACCRUED INTEREST RECEIVABLE AND PAYABLE. The carrying amount of accrued interest receivable and payable approximates its fair value.

       OFF-BALANCE SHEET INSTRUMENTS. The fair value of commitments to extend credit approximates the fees charged to make these commitments since rates and fees of the contracts approximates those currently charged to originate similar commitments. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 2002 and 2001.

(15)   PARENT COMPANY FINANCIAL INFORMATION
       The following are condensed parent company financial information of the Corporation as of December 31, 2002 and 2001.

Condensed Statement of Financial Condition                                               2002                   2001

ASSETS:
Cash and cash equivalents                                             $               11,430,373            11,473,582
Investment in Bank                                                                    13,122,601            12,123,340
Securities available for sale                                                          4,674,075             3,631,037
Other assets                                                                             232,824                67,711
                                                                      --------------------------------------------------

Total assets                                                          $               29,459,873            27,295,670
                                                                      ==================================================

LIABILITIES:
Accrued expenses and other liabilities                                $                  425,289                85,681

SHAREHOLDERS' EQUITY:
Common stock                                                                           5,869,813             5,336,265
Additional paid-in capital                                                            20,908,699            19,156,530
Retained earnings                                                                      1,568,935             2,711,797
Accumulated other comprehensive income                                                   687,137                 5,397
                                                                      --------------------------------------------------

Total shareholders' equity                                                            29,034,584            27,209,989
                                                                      --------------------------------------------------

Total liabilities and shareholders' equity                            $               29,459,873            27,295,670
                                                                      ==================================================


                             GLB Bancorp, Inc. 2002
                                       40

       GLB Bancorp, Inc. and Subsidiary
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       December 31, 2002, 2001 and 2000

Condensed Statement of Operations                                           2002                 2001               2000

Investment income                                              $           165,300              188,834            147,299
Interest income                                                            183,635              400,524            723,005
Other income                                                                    95                   13                317
Impairment loss on securities available for sale                                --            (907,411)                 --
Operating expenses                                                       (182,437)            (192,777)           (68,084)
                                                               -------------------------------------------------------------

                                                                           166,593            (510,817)            802,537
Income tax expense                                                          22,661              120,536            265,520
                                                               -------------------------------------------------------------

Income before equity in
 undistributed earnings of Bank                                            143,932            (631,353)            537,017

Equity in undistributed earnings of Bank                                   999,261              556,352            601,560
                                                               -------------------------------------------------------------

Net income (loss)                                              $         1,143,193             (75,001)          1,138,577
                                                               =============================================================


Condensed Statement of Cash Flows                                         2002                 2001                 2000

NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                              $        1,143,193             (75,001)           1,138,577

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
Equity in undistributed earnings of Bank                                (999,261)            (556,352)           (601,560)
Impairment loss on securities available for sale                               --              907,411                  --
(Increase) decrease in other assets                                     (165,113)               56,567            (76,020)
Increase (decrease) in accrued expenses
 and other liabilities                                                   (11,590)               29,410            (54,126)
                                                               -------------------------------------------------------------

Net cash provided (used) by operating activities                         (32,771)              362,035             406,871
                                                               -------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale                               (10,100)                   --                  --
Loan to Bank                                                                   --                   --         (6,003,000)
Repayment to Bank                                                              --            6,003,000                  --
Additional investment in Bank                                                  --                   --         (1,000,000)
                                                               -------------------------------------------------------------
Net cash provided (used) by investing activities                         (10,100)            6,003,000         (7,003,000)
                                                               -------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Cach paid in lieu of fractional shares                                      (338)                   --                  --
Net proceeds from issuance of common stock                                     --                5,315                  --
                                                               -------------------------------------------------------------
Net increase (decrease) in cash
 and cash equivalents                                                    (43,209)            6,370,350         (6,596,129)

Cash and cash equivalents at beginning of year                         11,473,582            5,103,232          11,699,361
                                                               -------------------------------------------------------------

Cash and cash equivalents at end of year                       $       11,430,373           11,473,582           5,103,232
                                                               =============================================================


                             GLB Bancorp, Inc. 2002
                                       41

BOARD OF DIRECTORS OF
GLB BANCORP, INC. AND SUBSIDIARY

Jerome T. Osborne (1994)
Chairman of the Board President
of Osborne, Inc.

Richard M. Osborne (1994)
Vice Chairman of the Board
President of Osair, Inc.

Richard T. Flenner, Jr. (1994)
President and CEO

Umberto P. Fedeli (2001)
President and CEO of The Fedeli Group

James V. Fryan (1995)
Owner and Operator of Goodtime III Cruise Ship

George C. Lott (1994)
Retired former Executive Vice President
of Great Lakes Bank

George X. Mechir (1994)
Attorney and Retired President and CEO
of Great Lakes Commerce Bank

Edward R. Pike, Jr. (1994)
President of Ed Pike Lincoln-Mercury

Thomas J. Smith (1994)
President of Liberty Self-Stor, Inc.

Joseph T. Svete (1994)
Attorney in private practice and principal of the law firm Svete, McGee and Carrabine Co. LPA

Thomas E. Wheeler (1994)
President of Component Repair Technologies,Inc.

Marian Rose Nathan (Emeritus)
Attorney in private practice



================================================================================

OFFICERS OF GREAT LAKES BANK

Jerome T. Osborne, Chairman
Richard M. Osborne, Vice Chairman
Richard T. Flenner, Jr., President and CEO
Cheryl Jean Mihitsch, Treasurer
Anthony L. Coniglio, Senior Vice President
Charles D. Seymour, Senior Commercial Loan Officer
Christine Hartog, Vice President
Donna Lexa, Vice President
Randy Shandle, Vice President
James Stevens, Vice President
Phyllis Armstrong, Assistant Secretary
Barbara Bennett, Assistant Vice President
Patricia E. Campbell, Assistant Treasurer
Patricia DeLaney, Assistant Vice President
John Katronick, Assistant Vice President
Linda Nicholson, Assistant Secretary
Debra Noble, Assistant Secretary
Deline Rohrbaugh, Assistant Vice President
Margaret L. Sterle, Assistant Secretary

                                   [GLBK LOGO]
                              STOCK LISTING SYMBOL




              GLB BANCORP, INC. 7001 CENTER STREET MENTOR, OH 44060
               440.974.0000 P . 440.974.3012 F . WWW.GLBONLINE.COM